UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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EQT Corporation

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June [  ], 2019

Fellow Shareholders,

On behalf of the Board of Directors (the “Board”) and senior management team of EQT Corporation (the “Company” or “EQT”), I am pleased to invite you to participate in our 2019 annual meeting of shareholders, which will be held at [    ] on Wednesday, July 10, 2019, at [    ].

EQT continues to undertake critical, transformational steps to deliver value to our shareholders.  During 2018, to address our sum-of-the-parts discount and complex corporate structure, we executed a series of midstream simplification transactions and completed the spin-off of our midstream business, transforming EQT into a free cash flow-focused, pure play Appalachian upstream company with a simplified structure and strong balance sheet.   EQT also revamped its leadership team, as I became Chief Executive Officer and we appointed a new Chief Financial Officer, Head of Investor Relations and General Counsel.  We also began our search for a new Chief Operating Officer with a proven track record of enhancing well productivity, driving down costs, and increasing efficiencies.  This search culminated with our hire of industry veteran Gary Gould, who joined our company in April 2019.  We are a new company with a new team that is laser-focused on driving operating efficiencies.  And importantly, as we have shifted from focusing on production growth to delivering free cash flow, we are continuing to adhere to the highest standards of safety and environmental sustainability.

In early 2019, we completed a thorough and comprehensive plan to realize our vision of accelerating free cash flow growth and delivering meaningful shareholder value.  We are executing on this plan, as evidenced by our strong financial and operational performance in the fourth quarter of 2018 and the first quarter of 2019.  EQT has already improved volumes, delivered operational efficiencies and significantly reduced costs, demonstrating our ability to deliver strong free cash flow growth and manage capital expenditures at levels that achieve or exceed expectations.  And, with our full team now in place, there is much more to come, including from our “Target 10%” initiative – our commitment to improving operations and reducing annual cash costs by an incremental 10% by 2020 – to further drive down costs.

The Board has been instrumental in spearheading our new corporate strategy.  The decision to separate our midstream business was made following extensive shareholder engagement and a detailed review by a committee of the Board formed to determine how to best address the Company’s sum-of-the-parts discount.  In 2018, the Board initiated a refreshment that resulted in the addition of four new, highly qualified and independent directors, and will continue with the nomination of three new director candidates with extensive upstream, operating and executive experience for election at the 2019 annual meeting.  In support of this refreshment, three of our longest-serving directors, including our Chairman of the Board, Chair of our Corporate Governance Committee and Chair of our Management Development and Compensation Committee, have each determined not to stand for reelection at the 2019 annual meeting.  We thank Messrs. Rohr and Cary and Dr. Todd for their service and dedication to our company.  If the nominees recommended by the Board are elected, a majority of the Board will consist of new independent directors who joined in 2018 and 2019.  The Board has also determined to nominate incumbent director Daniel J. Rice IV for reelection at the 2019 annual meeting.  The Board believes that Mr. Rice brings relevant experience with regard to Rice Energy’s legacy assets and unique perspectives to the EQT boardroom.  The Board believes his continued service on the Board is appropriate in light of the Rice family’s 3.1% ownership in EQT.

Your vote is especially important this year.  Toby Z. Rice (together with Derek A. Rice and other participants, the “Rice Group”) has notified the Company of his intention to nominate a slate of nine individuals for election to the Board at the 2019 annual meeting in opposition to the highly qualified nominees recommended by the Board.  The Rice Group’s platform is to elect a Board that will appoint Toby Z. Rice as Chief Executive Officer and replace up to 15 of the Company’s department heads with individuals from the former Rice Energy.  The Rice Group is effectively asking you to just turn over control of your Company and immediately jeopardize the value of your investment by installing their friends in a highly de-stabilizing transition for our shareholders and employees, just as our new management team and employees are successfully executing on a proven and comprehensive plan to accelerate free cash flow growth and reduce costs.

To ensure that shareholders are provided with the greatest flexibility when selecting directors at the 2019 annual meeting, the Board has adopted a universal proxy card.  Universal proxy cards have been advocated for by the Securities and Exchange Commission (the “SEC”), institutional investors, and proxy advisory firms, as a way to ensure a fairer, less cumbersome voting process.  The EQT Board’s decision to use a universal proxy card further demonstrates its commitment to best-in-class governance practices.  A universal proxy card provides for all nominees put forth by the Board and the Rice Group to be listed on the same proxy card, allowing shareholders to elect any combination of director nominees they choose without attending the shareholder meeting in person.

Enclosed with your proxy materials is a GOLD universal proxy card, which is being solicited on behalf of our Board.  I strongly urge you to read the accompanying Notice of Annual Meeting and Proxy Statement carefully and vote FOR the Board’s nominees and in accordance with the Board’s recommendations on the other proposals by using the enclosed GOLD universal proxy card.  You may also vote via the Internet or by telephone as instructed on the GOLD universal proxy card.  IMPORTANTLY, IF YOU MARK “FOR” FOR MORE THAN 12 INDIVIDUALS FOR THE ELECTION OF DIRECTORS, ALL OF YOUR VOTES FOR THE ELECTION OF DIRECTORS WILL BE DEEMED INVALID.  Please vote by whichever method is most convenient for you to ensure that your shares are represented at the 2019 annual meeting.  If you have previously voted using a white proxy card sent to you by the Rice Group in connection with the 2019 annual meeting, you can revoke it at any time prior to the annual meeting by voting on the enclosed GOLD universal proxy card.  Only your latest dated proxy card will count.

Whether you plan to attend the 2019 annual meeting or not, we urge you to return the enclosed GOLD universal proxy card as soon as possible.  This will ensure representation of your shares at the 2019 annual meeting.

Thank you for your continued support as a valued shareholder and for being a part of our great company.

Robert J. McNally

President and Chief Executive Officer

EQT Corporation   I  625 Liberty Avenue Suite 1700   I  Pittsburgh, PA   15222-3111

PRELIMINARY PROXY STATEMENT

SUBJECT TO COMPLETION DATED MAY 8, 2019

625 Liberty Avenue, Suite 1700 Pittsburgh, PA 15222

Notice of Annual Meeting of Shareholders

To Be Held July 10, 2019

The 2019 annual meeting of shareholders (the “2019 annual meeting”) of EQT Corporation (the “Company” or “EQT”) will be held on Wednesday, July 10, at [    ] at [    ].  If you owned common stock of EQT at the close of business on May 14, 2019, the record date, you may vote at this meeting.

At the meeting, we plan to ask you to:

(1)                                         Elect the 12 directors nominated by the Board of Directors and named in the accompanying proxy statement to serve for a one-year term;

(2)                                         Approve a non-binding resolution regarding the compensation of the Company’s named executive officers for 2018 (say-on-pay);

(3)                                         Approve the EQT Corporation 2019 Long-Term Incentive Plan; and

(4)                                         Ratify the appointment of Ernst & Young LLP as EQT’s independent registered public accounting firm for 2019.

In addition to the foregoing, the meeting will include the transaction of such other business as may properly be presented at the meeting or any adjournment, postponement, rescheduling, or continuation of the meeting.

Please consider the issues presented in the attached proxy statement and vote your shares as promptly as possible by following the voting instructions included in the proxy statement.

Please note that Toby Z. Rice (together with Derek A Rice and other participants, the “Rice Group”) has provided notice to the Company of his intent to nominate a slate of nine nominees (each, a “Rice nominee” and, collectively, the “Rice nominees”) for election as directors at the 2019 annual meeting in opposition to the nominees proposed by our Board of Directors. You may receive solicitation materials from the Rice Group, including proxy statements and white proxy cards. We are not responsible for the accuracy of any information provided by or relating to the Rice Group or the Rice nominees contained in solicitation materials filed or disseminated by or on behalf of the Rice Group or any other statements the Rice Group or its representatives may make.

The Board of Directors does NOT endorse the Rice nominee slate and the independent members of our Board unanimously recommend that you vote FOR the election of each of the nominees proposed by the Board.  Our Board of Directors strongly urges you not to sign or return any white proxy card sent to you by Toby Z. Rice or the Rice Group.  If you have previously submitted a white proxy card sent to you by the Rice Group, you can revoke that proxy and vote for our Board’s nominees and on the other matters to be voted on at the 2019 annual meeting by using the enclosed GOLD universal proxy card.  IMPORTANTLY, IF YOU MARK “FOR” FOR MORE THAN 12 INDIVIDUALS FOR THE ELECTION OF DIRECTORS, ALL OF YOUR VOTES FOR THE ELECTION OF DIRECTORS WILL BE DEEMED INVALID.

If you plan to attend the 2019 annual meeting, please follow the advance registration instructions under “Questions and Answers About the Annual Meeting – Who can attend the annual meeting, and how do I obtain an admission ticket?” on page 14 of the proxy statement and watch for an admission ticket in the mail.  You will need an admission ticket to enter the 2019 annual meeting.

On behalf of the Board of Directors,

Nicole King Yohe

Corporate Secretary

Important Notice Regarding the Availability of

Proxy Materials for the Annual Meeting of Shareholders to be held on [    ]

Our proxy statement is attached. Financial and other information concerning our company is contained in our annual report on Form 10-K for the fiscal year ended December 31, 2018 (the “2018 Annual Report”). This proxy statement, the 2018 Annual Report and a GOLD universal proxy card are available free of charge at [    ].

2019 PROXY STATEMENT TABLE OF CONTENTS

Page

Pension Benefits and Non-qualified Deferred Compensation	99
Potential Payments Upon Termination or Change of Control	99
Payments to be Made Pursuant to Written Agreements with the Named Executive Officers	100
Payments to be Made Pursuant to Company Plans	102
Payments Triggered Upon Hypothetical Termination of Employment or Change of Control on December 31, 2018	107
Pay Ratio Disclosure	114

Item No. 2 – Approval of a Non-Binding Resolution Regarding the Compensation of the Company’s Named Executive Officers for 2018 (Say-On-Pay)	115

Item No. 3. – Approval of the EQT Corporation 2019 Long-Term Incentive Plan	116

Report of the Audit Committee	131

Item No. 4 – Ratification of Appointment of Independent Registered Public Accounting Firm	133

Additional Information	135

Appendices
Appendix A – Director General Industry Compensation Peer Companies	A-1
Appendix B – 2017 Peer Group – Financial Metrics, 2018 Peer Group – Financial Metrics, and 2019 Peer Group – Financial Metrics	B-1
Appendix C – Non-GAAP Financial Information	C-1
Appendix D – Incentive Performance Share Unit Program Payout Matrix 2018 Program and Incentive Performance Share Unit Program Payout Matrix 2019 Program	D-1
Appendix E – EQT Corporation 2019 Long-Term Incentive Plan	E-1
Appendix F – Supplemental Information Regarding Participants	F-1

PRELIMINARY PROXY STATEMENT

SUBJECT TO COMPLETION DATED MAY [  ], 2019

EQT CORPORATION

2019 PROXY STATEMENT SUMMARY

This summary highlights information about EQT Corporation (the “Company” or “EQT”) and the upcoming 2019 annual meeting of shareholders (the “2019 annual meeting”).  As it is only a summary, please review the complete proxy statement and EQT’s annual report on Form 10-K for the fiscal year ended December 31, 2018 (the “2018 Annual Report”) before you vote.  The proxy statement and 2018 Annual Report will first be mailed or released to shareholders on or about [     ], 2019.

Annual Meeting of Shareholders

• Time and Date:	[ ] on Wednesday, July 10, 2019

• Place:	[ ]

• Record Date:	May 14, 2019

• Admission:

You are entitled to attend the 2019 annual meeting if you were an EQT shareholder as of the close of business on the record date.  If you plan to attend the meeting, you must obtain an admission ticket and abide by the agenda and procedures for the annual meeting (which will be distributed at the meeting).  If your shares are held by a broker, bank or other holder of record in “street name” (including shares held in certain EQT employee benefit plans), you must also provide proof of your ownership of the shares as of the record date in order to attend the meeting.  See “Questions and Answers About the Annual Meeting – Who can attend the annual meeting, and how do I obtain an admission ticket?” on page 14 of this proxy statement for additional information and instructions.

Voting Matters and Board Recommendations

	Board Voting Recommendation	Page Reference (for more detail)

Election of 12 directors, each for a one-year term expiring at the 2020 annual meeting of shareholders (Item No. 1)	FOR EACH EQT DIRECTOR NOMINEE	20

Management Proposals:

Approval of a non-binding resolution regarding the compensation of EQT’s named executive officers for 2018 (Item No. 2)	FOR	115

Approval of the EQT Corporation 2019 Long-Term Incentive Plan (Item No. 3)	FOR	116

Ratification of appointment of independent registered public accounting firm (Item No. 4)	FOR	133

EQT Corporation – 2019 Proxy Statement	1

You may receive solicitation materials from Toby Z. Rice (together with Derek A. Rice and other participants, the “Rice Group”), including a white proxy card. Our Board of Directors does not endorse the Rice Group nominee slate and the independent members of our Board unanimously recommend that you not sign or return any white proxy card sent to you by the Rice Group.  If you previously have signed a white proxy card sent to you by the Rice Group, you can revoke it by signing, dating and mailing the enclosed GOLD universal proxy card in the envelope provided. Only your last dated proxy will count. IMPORTANTLY, IF YOU MARK “FOR” FOR MORE THAN 12 INDIVIDUALS FOR THE ELECTION OF DIRECTORS, ALL OF YOUR VOTES FOR THE ELECTION OF DIRECTORS WILL BE DEEMED INVALID.

EQT Corporation – 2019 Proxy Statement	2

Director Nominees

The Board of Directors has nominated the director candidates below. All director nominees have stated that they are willing to serve if elected. Personal information about each director nominee is available beginning on page 21.

Name	Age	Director Since	Principal Occupation	Independent	Committee Memberships
Philip G. Behrman, Ph.D.	68	2008	Former Senior Vice President, Worldwide Exploration, Marathon Oil Corporation	X	AC, OCEC, PPC
Janet L. Carrig	61	-	Former Senior Vice President, Legal, General Counsel and Corporate Secretary, ConocoPhillips	X	-
Christina A. Cassotis	54	2018	Chief Executive Officer, Allegheny County Airport Authority	X	CGC, PPC
William M. Lambert	61	2018	Former Chairman, President and Chief Executive Officer, MSA Safety, Inc.	X	AC, MDCC
Gerald F. MacCleary	65	2018	Chief Executive Officer and Chairman, Covestro LLC (formerly Bayer Material Science)	X	AC
James T. McManus II	60	-	Former Chairman, Chief Executive Officer and President, Energen Corporation	X	-
Valerie A. Mitchell	47	-	Founding member and Chief Executive Officer, Corterra Energy	X	-
Robert J. McNally	48	2018	President and Chief Executive Officer, EQT Corporation		EC, PPC
Anita M. Powers	63	2018	Former Executive Vice President of Worldwide Exploration, Occidental Oil and Gas Corporation	X	OCEC (Chair), EC
Daniel J. Rice IV	38	2017	Former Chief Executive Officer, Rice Energy Inc.		PPC
Stephen A. Thorington	63	2010	Former Executive Vice President and Chief Financial Officer, Plains Exploration and Production Company	X	AC (Chair), EC, OCEC
Christine J. Toretti	62	2015	President, Palladio, LLC	X	CGC, EC, PPC (Chair), OCEC

AC	Audit Committee	MDCC	Management Development and Compensation Committee

CGC	Corporate Governance Committee	OCEC	Operating and Capital Efficiency Committee

EC	Executive Committee	PPC	Public Policy and Corporate Responsibility Committee

Snapshot of 2019 Director Nominees

We believe that all of our 2019 director nominees exhibit the following characteristics:

✓ High Degree of Integrity
✓ Innovative Thinking
✓ Proven Track Records of Success
✓ Knowledge of Corporate Governance Requirements and Best Practices

We also believe that our director nominees exhibit an effective and robust mix of skills, experiences, diversity, and perspectives:

EQT Corporation – 2019 Proxy Statement	3

✓ Average Tenure of 2.3 Years
✓ 75% have served one year or less

See the director nominee biographies beginning on page 21 for further detail.

Governance Highlights

We are committed to good corporate governance, which promotes the long-term interests of shareholders and strengthens Board and management accountability. The Corporate Governance section beginning on page 21 describes our governance framework, which includes the following highlights:

Board Practices

✓            10 out of 12 director nominees are independent

✓            Robust director nominee selection process

EQT Corporation – 2019 Proxy Statement	4

✓            Commitment to Board refreshment; added five new directors in 2018 (four of whom were independent) and recommended the addition of three new director nominees in 2019 (all of whom are independent)

✓            All members of the Audit, Management Development and Compensation Corporate Governance and Operating and Capital Efficiency Committees are independent

✓            Independent Chairman of the Board

✓            All directors stand for election annually

✓            Majority voting standard for uncontested director elections

✓            16 full Board meetings in 2018

✓            In 2018, overall attendance at all of the meetings of the Board and the Board committees was over 97%

✓            Frequent meetings of independent directors in executive session without any EQT officer present (six in 2018)

✓            Annual review by the Board of EQT’s major risks with certain oversight delegated to Board committees

Shareholder Matters

✓            Long-standing, significant shareholder engagement

✓            Proxy access right

✓            Annual “say on pay” vote

Other Best Practices

✓            Long-standing commitment to sustainability, with initiatives on sustainability, environmental matters and social responsibility

✓            Compensation recoupment (“clawback”) policy applicable to all current and former executive officers

✓            Hedging and pledging of EQT securities by executive officers and directors is prohibited

✓            “Double trigger” payout rights under long-term incentive awards

✓            Significant equity ownership guidelines for executive officers (value of eight times base salary for Chief Executive Officer; value of three times base salary for other executive officers)

✓            Significant equity ownership guidelines for non-employee directors requiring them to hold shares with a value equal to five times the annual retainer

Board Refreshment in 2018 and 2019

The Board believes that its members, as a group, should possess skills and qualifications that best enable it to formulate and oversee the implementation of the Company’s strategy.  The Company has evolved over the last 15 years from a retail utility to an integrated natural gas producer, and now, with the separation of the midstream business in 2018, EQT is a pure play E&P company and the largest natural gas producer in the United States.  As our business mix has evolved, the appropriate skill set for our leadership has evolved with it, and the Company’s Board has therefore also evolved over the years to best serve the needs of the Company and its shareholders.  In the course of pursuing the separation of the midstream business in 2018, the Board evaluated the expected needs the upstream business and appointed five new directors that it believed would complement the capabilities of EQT’s Board following the Spin-off (defined below).

Following the Spin-off, the Corporate Governance Committee conducted its annual review of the Board’s composition. In connection with its review and the desire to further refresh the Board’s membership, the Corporate Governance Committee determined that adding new directors that were independent of the Company and that had E&P industry experience, governance experience, operational leadership, and/or senior executive management experience to the Board would further enhance the Board’s collective skill set.  Working with a leading director search firm, the Corporate Governance Committee concluded that each of Mses. Carrig and Mitchell and Mr. McManus were best suited to join the Board and will help the Board steer the Company to create and deliver long-term shareholder value.

EQT Corporation – 2019 Proxy Statement	5

The Company is pleased to recommend new candidates for the Board with very distinguished careers and experience in the oil and gas industry and who also specifically address to the desired criteria that the Corporate Governance Committee identified. Of the 12 EQT director nominees:

•    Nine have direct oil and gas industry upstream experience;

•    Five have engineering or geology experience;

•    Nine have CEO or CFO experience, six of whom with energy companies;

•    Eight have joined the Board within the last year; and

•    Ten are independent.

The actions taken by the Corporate Governance Committee in connection with the 2019 annual meeting were taken jointly with the 2019 Annual Meeting Committee, a Board committee formed in April 2019 for the purposes of taking actions in connection with the 2019 annual meeting.

Universal Proxy Card

To ensure that shareholders are provided with the greatest flexibility when selecting directors at the 2019 annual meeting, the Board has adopted a universal proxy card.  Universal proxy cards have been advocated for by the SEC, institutional investors and proxy advisory firms as a way to ensure a fairer, less cumbersome voting process. A universal proxy card provides for all nominees put forth by the Board and the Rice Group to be listed on the same proxy card, allowing shareholders to elect any combination of director nominees they choose without attending the shareholder meeting in person.  The Board’s nominees will consent to being named on Rice’s universal card, subject to the Rice nominees consenting to be on the Company’s universal card as the Rice Group has committed.

Shareholder Engagement

We value feedback from our shareholders and are committed to maintaining an active dialogue with our shareholders year-round.  We maintain a robust investor relations program, through which senior executives held more than 660 meetings with investors or potential investors in EQT and/or former midstream affiliates, EQGP Holdings, LP (“EQGP”), EQM Midstream Partners, LP (“EQM”), and Rice Midstream Partners LP (“RMP”), in 2018 to discuss operations, strategy, and other critical items.  We believe that our proactive approach to engaging openly with investors on topics such as corporate governance, executive compensation and corporate social responsibility drives increased accountability, improves decision-making and, ultimately, will drive long-term value for our shareholders.

In addition, 2018 marked the ninth consecutive year of shareholder outreach efforts targeting the Company’s compensation and governance practices.  Feedback from these outreach meetings is provided to the Corporate Governance Committee and the Compensation Committee, as appropriate, for consideration.  In 2018, we requested governance and compensation targeted meetings with investors representing approximately 58% of our outstanding shares, met with holders of 16.5% of our outstanding shares, and were told by holders representing another 10% that meetings were unnecessary as they were content with our practices.  The Board values our investors’ feedback and, indeed, has implemented several changes as a result of feedback received from our shareholder engagement program. We modified certain performance metrics used in our 2018 long-term incentive awards in response to investor input and utilized these performance metrics again in our 2019 long-term incentive awards.  In November 2018, we began a refreshment of our Board by adding four new, independent directors to the Board. Finally, in early 2019, we commenced a review of our director tenure and considered whether to further refresh our Board.  The following table identifies what we heard from our investors, and how we responded to what we heard:

What We Heard…	What We Did…

✓            Certain investors and shareholder advisory firms were not supportive of our allowing our directors and executive officers to use EQT securities as collateral

✓            Certain investors expressed concern that we did not maintain a compensation recoupment policy

✓            Certain investors and shareholder advisory firms requested greater transparency and detail regarding our short-term incentive plan design

✓            Certain investors expressed concern regarding the impact the Rice Transaction (defined below) could have on incentive compensation payouts to our executive officers for 2017

✓            Certain investors have provided input regarding performance metrics to be used in our long-term incentive program

✓            Interest from our shareholders in our Board adopting a universal proxy card for the 2019 annual meeting

✓            Implemented a policy prohibiting the pledging of EQT securities by executive officers and directors

✓            Established a compensation recoupment policy

✓            Included enhanced disclosure regarding our short-term incentive plan, including performance metrics and target ranges

✓            Clarified that the Rice Transaction would not result in any increased payouts under our incentive compensation programs for 2017 as a result of the Rice Transaction

✓            We modified certain performance metrics used in our 2018 long-term incentive awards in response to investor input and utilized these performance metrics again in our 2019 long-term incentive awards

✓            In November 2018, we began a refreshment of our Board by adding four new, independent directors to the Board and continued the further refreshment of our Board through the nomination of three new highly qualified, independent board candidates, further enhancing the Board’s effectiveness

✓            Adopted best-in-class governance practice of a universal proxy card for the 2019 annual meeting

EQT Corporation – 2019 Proxy Statement	6

Sustainability and Corporate Responsibility

EQT’s corporate social responsibility commitments are to operate as a safe, responsible, and accountable corporate citizen.  EQT is committed to transparency, and helping our shareholders understand the origins, risks, costs, and benefits associated with natural gas development.  This also means raising awareness of the significant improvements that have taken place and continuing to ensure safe operations, protect our environment, create jobs, and boost our local and national economy.

Since 2012, EQT has provided fulsome and transparent sustainability and corporate responsibility disclosure in the form of Corporate Social Responsibility or “CSR” Reports.  In 2018, EQT received an Environmental, Social and Governance (“ESG”) score (which is a measure of a company’s disclosure of quantitative and policy-related ESG data) from Bloomberg Finance, L.P., that was over 60% higher than the average score for the members of our 2018 peer group.  To learn more about EQT’s sustainability efforts, please view our 2018 Corporate Social Responsibility Report on our website, by visiting csr.eqt.com.

EQT Business Highlights

2018 was a transformational year for our company, as we successfully integrated and executed several significant transactions, including:

•    The successful integration of the former Rice Energy Inc. (“Rice Energy”) business and operations that we acquired in late 2017;

•    A comprehensive review process to assess the sum-of-the-parts discount, which evaluated the shareholder value creation opportunity of splitting the production and midstream operations into two stand-alone, publicly traded companies, and the announcement of the Spin-off in February 2018;

•    The completion of a series of complex midstream streamlining transactions in July 2018;

•    Our Board of Directors conducted a fulsome and rigorous CEO search process that culminated in the selection of Robert J. McNally to serve as the Company’s President and Chief Executive Officer, effective upon the closing of the Spin-off; and

•    The successful completion of the separation of the production and midstream businesses, and related distribution to the Company’s shareholders of shares of Equitrans Midstream Corporation, which is now a stand-alone, publicly traded company (NYSE: ETRN), in November 2018 (the “Spin-off”).

The successful completion of the Spin-off transformed EQT into a premier pure-play upstream company with a simplified financial and operational structure.  The Company boasts a world-class asset base that is well positioned in the core of the prolific Appalachian Basin and is the largest natural gas producer in the United States.

Also in late 2018, management began building a rigorous, detailed plan to improve volumes, deliver operational efficiencies, and significantly reduce costs to accelerate free cash flow growth and shareholder value creation.  We unveiled this plan in early 2019 and we are successfully executing it, as evidenced by our strong financial performance in the fourth quarter of 2018 and the first quarter of 2019. For example, during the first quarter of 2019:

•    Sales volumes exceeded guidance and increased by over 10% compared to the first quarter of 2018 when adjusted for the impact of the Huron and Permian Divestitures (defined below);

•    Earnings per share increased by over 100% compared to the first quarter of 2018;

•    Income from continuing operations increased by over 100% from the first quarter of 2018;

•    Capital expenditures from continuing operations decreased 22% compared to the first quarter of 2018; and

•    We remained on-target to achieve $150 million of cost savings in 2019, including $50 million identified as part of the “Target 10%” initiative.

The above information is described more fully in the Company’s quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2019, which we filed with the SEC on April 25, 2019. We believe these results demonstrate our ability to deliver strong free cash flow growth and manage capital expenditures at levels that achieve or exceed expectations.

EQT Corporation – 2019 Proxy Statement	7

The Company achieved a number of other key financial and operational results in 2018, which are described in the Company’s 2018 Annual Report, including the following:

•    Achieved record annual production sales volumes, including a 68% increase in total sales volumes and a 60% increase in Marcellus sales volumes;

•    Completed sales of 2.5 million non-core, net acres in the Huron Play located in Southern Appalachia for net proceeds of approximately $523.6 million and certain non-core Permian Basin assets located in Texas for net proceeds of approximately $56.9 million (the “Huron and Permian Divestitures”), better positioning the Company to focus on core operations; and

•    Proved reserves increased 2% in 2018, or 11% when adjusted for the impact of the Huron and Permian Divestitures.

Executive Compensation Highlights

EQT firmly believes in pay for performance.  EQT’s compensation program is designed to reward its executive officers when the Company achieves strong financial and operational results.  For a discussion of the alignment of the named executive officers’ compensation with EQT performance, see “Pay for Performance Results” and “Compensation Philosophy” under the caption “Compensation Discussion and Analysis” beginning on page 48 of this proxy statement.

The charts below reflect the fixed versus at-risk performance components of 2018 compensation for Mr. McNally, who was serving as the Chief Executive Officer at the end of 2018, on the one hand, and the other named executive officers who were serving as such at the end of 2018, on the other hand.  The Company believes the 2018 compensation of its named executive officers is consistent with its commitment to link pay with performance.

For additional information regarding EQT’s compensation philosophy and the elements of EQT’s compensation programs for 2018 and 2019, see the “Compensation Discussion and Analysis” portion of this proxy statement.

Important Dates for 2020 Annual Meeting of Shareholders

•                             Shareholder proposals submitted for inclusion in EQT’s 2020 proxy statement under SEC rules must be submitted in writing and received by EQT’s Corporate Secretary on or before [     ].

•                             Under EQT’s bylaws, shareholder proposals to be presented in person at the 2020 annual meeting of shareholders (but not included in the 2020 proxy statement) must be submitted in writing and received by EQT’s Corporate Secretary not earlier than the close of business on March 12, 2020, and not later than the close of business on April 11, 2020.

•                             Under EQT’s bylaws, a shareholder, or group of 20 or fewer shareholders, owning continuously for at least three years shares of the Company representing an aggregate of at least 3% of the voting power entitled to vote in the election of directors, may nominate and include in EQT’s 2020 proxy statement director nominees constituting the greater of (i) two and (ii) 20% of the Board, provided that such nominations are submitted in writing and received by EQT’s Corporate Secretary not earlier than [     ], and not later than the close of business on [     ], and contain the required information set forth in EQT’s bylaws.

EQT Corporation – 2019 Proxy Statement	8

For additional information, see “Questions and Answers About the Annual Meeting – When are shareholder proposals due?” on page 16 of this proxy statement.

EQT Corporation – 2019 Proxy Statement	9

EQT CORPORATION

625 Liberty Avenue, Suite 1700

Pittsburgh, PA  15222

PROXY STATEMENT

On or about [     ], 2019, we will mail to our shareholders printed copies of the proxy statement and annual report.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

EQT Corporation is soliciting proxies for its 2019 annual meeting of shareholders.  Giving us your proxy means you authorize us to vote your shares at the meeting in the manner you direct.  This proxy statement and the accompanying materials contain information about the items you will vote on at the annual meeting and about the voting process.  We sometimes refer to EQT Corporation in this proxy statement as “EQT,” “EQT Corporation,” the “Company,” “we” or “us.”

What items will be voted on at the annual meeting?

Shareholders will vote on the following items if each is properly presented at the annual meeting:

		EQT Board’s Recommendation	More Information (Page No.)
ITEM 1	The election to the Company’s Board of Directors of the 12 directors nominated by the Board to serve for one-year terms	✓ FOR Each EQT Director Nominee	Page 20
ITEM 2	The approval of a non-binding resolution regarding the compensation of the Company’s named executive officers for 2018	✓ FOR	Page 115
ITEM 3	The approval of the EQT Corporation 2019 Long-Term Incentive Plan	✓ FOR	Page 116
ITEM 4	The ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2019	✓ FOR	Page 133

What are the Board’s voting recommendations on each item?

Your Board of Directors recommends that you vote FOR EQT’s director nominees listed in Item No.1, and FOR Items Nos. 2 through 4 using the enclosed GOLD universal proxy card or voting instruction form (the “VIF”). As the Company is using a universal proxy card, which includes the names of all identified director candidates, there is no need to use the white proxy card sent to you by the Rice Group. The Board of Directors urges you not to sign, return or vote any white proxy card that may be sent to you by the Rice Group, even as a protest vote, as only your latest dated proxy card will be counted. If you have previously voted using a white proxy card sent to you by the Rice Group, you can revoke it at any time prior to the annual meeting by voting on the enclosed GOLD universal proxy card.  The best way to support the Board’s nominees is to vote FOR the Board’s nominees on the GOLD universal proxy card and to disregard, and not return, any white proxy card that you may receive from the Rice Group.

Who is entitled to vote, and how many votes do I have?

You may vote if you held common stock of EQT Corporation at the close of business on May 14, 2019.  For each item presented for voting, you have one vote for each share you own.

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What is the difference between holding shares as a shareholder of record or as a beneficial owner?

If your shares are registered directly in your name with the Company’s transfer agent, Computershare, you are considered the “shareholder of record” of those shares.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in “street name.”  The notice of annual meeting, proxy statement and accompanying materials have been forwarded to you by your broker, bank or other holder of record that is considered the “shareholder of record” of those shares.  As the beneficial owner, you have the right to direct your broker, bank or other holder of record in voting your shares by using the VIF included in the mailing, or by following the instructions from the holder of record for voting by telephone or on the Internet. Given the contested nature of the election, your broker, bank or other holder of record may not be able to vote your shares with respect to any of the proposals at the annual meeting unless they receive your instructions. Your broker, bank or other holder of record has enclosed a VIF for you to use to direct the broker, bank or other holder of record regarding how to vote your shares. Please instruct your broker, bank or other holder of record how to vote your shares using the voting instruction form you received from them. Please return your completed GOLD universal proxy card or VIF to your broker, bank or other holder of record and contact the person responsible for your account so that your vote can be counted. If your broker, bank, or other nominee permits you to provide voting instructions via the Internet or by telephone, you may vote that way as well.

If you hold restricted shares through the 2014 Long-Term Incentive Plan (the “2014 LTIP”), the administrator of such plan has transferred its voting authority with respect to such restricted shares directly to you and you will be able to vote such shares as if they were registered directly in your name.

If your shares are held through the Employee Savings Plan, see “How do I vote shares held through the Employee Savings Plan?” below for instructions regarding how to vote your shares and the right of the trustee to vote your shares on matters for which it has not received voting instructions.

How do I vote if I am a shareholder of record?

If you are a shareholder of record, you may vote your shares:

•                            in person by attending the annual meeting;

•                            by signing, dating and returning the GOLD universal proxy card in the prepaid envelope provided;

•                            by following the instructions at the Internet site indicated on your GOLD universal proxy card; or

•                             by following the instructions for telephone voting after calling the number indicated on your GOLD universal proxy card.

Even if you plan to attend the meeting, we encourage you to vote by proxy as soon as possible.

If the name on the accounts is the same, the shares on your GOLD universal proxy card may represent: (i) shares for which you have a certificate; (ii) shares that you hold in book-entry form; (iii) shares that you have in a dividend reinvestment account of the 2009 Dividend Reinvestment and Stock Purchase Plan, and/or (iv) restricted shares you hold through the 2014 LTIP.

If you vote by submitting your GOLD universal proxy card, your shares will be voted as indicated on your properly completed unrevoked proxy card.  If you return your GOLD universal proxy card but do not indicate how your shares should be voted on an item, the shares represented by your properly completed unrevoked GOLD universal proxy card will be voted as recommended by the Board of Directors with respect to such items.  If you do not return a properly completed proxy card and do not vote in person, by telephone or on the Internet, your shares will not be voted.

How do I vote if I am a beneficial holder of shares held in “street name”?

If your shares are held by a broker, bank or other holder of record in “street name” (including shares purchased through the 2008 Employee Stock Purchase Plan and its predecessor), you should receive a GOLD universal VIF together with copies of the proxy statement and annual report.

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Your broker, bank or other holder of record (or designee thereof) will vote your shares in accordance with the instructions on your returned vote instruction form.  You may instruct the holder of record to vote your shares:

•                             by signing, dating and returning the GOLD universal VIF in the prepaid envelope provided;

•                             by following the instructions at the Internet site indicated on your GOLD universal VIF; or

•                             by following the instructions for telephone voting after calling the number indicated on your GOLD universal VIF.

See “Is my vote important and how are the votes counted?” below for the right of brokers, banks and other holders of record to vote on routine matters for which they have not received voting instructions.

Please review your GOLD universal VIF for the date by which your instructions must be received in order for your shares to be voted.  You may also vote in person at the meeting if you obtain a legal proxy from your broker, bank or other holder of record and present it to the inspectors of election with your ballot.

How do I vote shares held through the Employee Savings Plan?

If you hold shares through the Employee Savings Plan, you will receive a separate GOLD universal VIF, proxy statement and annual report.  The trustee of the Employee Savings Plan will vote your shares in accordance with the instructions on your returned VIF.  You may instruct the trustee to vote your shares:

•                             by completing, signing, dating and returning the GOLD universal VIF in the prepaid envelope provided;

•                             by following the instructions at the Internet site indicated on your GOLD universal VIF; or

•                             by following the instructions for telephone voting after calling the number indicated on your GOLD universal VIF.

If you do not return a VIF with respect to your Employee Savings Plan shares, the trustee will vote your shares in proportion to the way other plan participants voted their shares.  Please note that the VIFs representing your Employee Savings Plan shares indicate an earlier voting cut-off than the proxy cards and VIFs you may have received for your other share accounts.  Please review the GOLD universal VIF you receive with respect to your Employee Savings Plan shares for the date by which your instructions must be received in order for your shares to be voted.

Please also note that only the trustee of the Employee Savings Plan may vote your shares on your behalf—you may not vote your Employee Savings Plan shares in person at the annual meeting.

May I change my vote?

If you are a shareholder of record, you may revoke your proxy before polls are closed at the meeting by:

•                            voting again by submitting a revised proxy card or voting by Internet or telephone, as applicable, on a date later than the prior proxy;

•                            voting in person at the meeting; or

•                            notifying the Company’s Corporate Secretary in writing that you are revoking your proxy.

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Attendance at the annual meeting alone is not sufficient to revoke a prior properly submitted proxy.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker, bank or other holder of record.

If you have previously signed a white proxy card sent to you by the Rice Group or otherwise voted according to instructions provided by the Rice Group, you may change your vote by marking, signing, dating and returning the enclosed GOLD universal proxy card in the accompanying postage-paid envelope or by voting by telephone or via the Internet by following the instructions on the GOLD universal proxy card. Submitting a white proxy card sent to you by the Rice Group will revoke votes you have previously made by submitting or following the instructions on the Company’s GOLD universal proxy card. Your last validly submitted vote is the vote that will be counted.

What if I receive more than one GOLD universal proxy card and/or VIF?

This means that you have multiple accounts holding EQT shares. These may include: accounts with our transfer agent, shares held by the administrator of our employee stock purchase plan, and accounts with a broker, bank or other holder of record. In order to vote all of the shares held by you in multiple accounts, you will need to vote the shares held in each account separately. Please follow the voting instructions provided on each GOLD universal proxy card to ensure that all of your shares are voted.

What is a broker non-vote?

If you are a beneficial owner whose shares are held of record by a broker, bank or other holder of record, you have the right to direct your broker, bank or other holder of record in voting your shares.  If you do not provide voting instructions, your shares will not be voted on any proposal on which the broker, bank or other holder of record does not have discretionary authority to vote.  This is called a “broker non-vote.”  In these cases, the broker, bank or other holder of record can register your shares as being present at the annual meeting for purposes of determining the presence of a quorum but will not be able to vote on those matters for which specific authorization is required under New York Stock Exchange (the “NYSE”) rules.

The election of directors is not considered routine and accordingly, brokers will not have discretion with respect to Item 1. In addition, given the contested nature of the election, the NYSE rules governing brokers’ discretionary authority may limit the ability of such brokers to exercise discretionary authority regarding any of the other proposals to be voted on at the annual meeting, whether “routine” or not.

Because the Rice Group has submitted a notice of its intent to nominate directors, the 2019 annual meeting is expected to be the subject of a contested solicitation. If your broker, bank or other holder of record forwards the Rice Group’s proxy materials to you, it will only be able to vote your shares with respect to any proposals at the annual meeting if you have instructed them on how to vote. If you hold your shares in street name, it is critical that you cast your vote and instruct your bank, broker, or other nominee on how to vote if you want your vote to count at the annual meeting. If you do not provide voting instructions, your shares will be considered “broker non-votes” because the broker will not have discretionary authority to vote thereon. Broker non-votes will not be counted for purposes of determining the number of shares represented and voted with respect to an individual proposal, and therefore will have no effect on the outcome of the vote on an individual proposal. Therefore, it is very important for you to vote your shares for each proposal.

What is a Universal Proxy Card?

A universal proxy card lists on a single card all candidates nominated by the Board and all candidates nominated by a shareholder and allows shareholders to vote for candidates among all candidates nominated, regardless of who nominated them. Universal proxy cards are widely supported by independent proxy advisors, institutional investors and other independent parties because they enhance voting flexibility for shareholders who cannot or do not wish to attend a meeting or who cannot or do not wish to craft their own form of proxy or equivalent document.

In contrast, a traditional proxy card only lists candidates nominated by either the Board or a shareholder.  A shareholder that wants to vote for some directors on each of the Company’s and the shareholder’s proxy cards cannot do so using one proxy card. If both proxy cards were returned, the second proxy card would cancel out and replace the first. As a practical matter, a traditional proxy card essentially requires shareholders to choose between two slates of candidates.

What happens if I vote for more than 12 nominees for election as director?

You may vote “FOR” up to 12 individuals for election as director in total. If you vote “FOR” more than 12 nominees for election as director, your vote will be considered invalid and will not be counted and shall have no effect on the outcome of the vote on director election. Voting to WITHHOLD with respect to any of the Rice nominees is not the same as voting for the Board’s nominees. Please note that Daniel J. Rice IV is listed as a nominee by both your Board and the Rice Group; if you wish to vote FOR Daniel J. Rice IV, you should only do so once.

Is my vote important and how are the votes counted?

Your vote is very important.  Each share of EQT stock that you own as of the close of business on May 14, 2019, the record date for the annual meeting, represents one vote.  If you do not vote your shares, you will not have a say in the important issues to be voted on at the meeting.  Many of our shareholders do not vote, so the shareholders who do vote may influence the outcome of the proposals in greater proportion than their percentage ownership of the Company.

At the close of business on the record date for the meeting, EQT Corporation had [   ] shares of common stock outstanding.  The following are the voting requirements to elect the 12 nominees to the Board and approve the other proposals presented in this proxy statement and the discretionary authority of brokers, banks or other holders of record with respect to each proposal:

EQT Corporation – 2019 Proxy Statement	13

	PROPOSAL	VOTE REQUIRED	BROKER DISCRETIONARY VOTING ALLOWED*
Item No. 1	Election of Directors	The 12 nominees receiving the highest number of FOR votes will be elected.	No
Item No. 2	Approval of a non-binding resolution regarding the compensation of the Company’s named executive officers for 2018	Majority of votes cast.	No
Item No. 3	Approval of the EQT Corporation 2019 Long-Term Incentive Plan	Majority of votes cast.	No
Item No. 4	Ratification of Ernst & Young LLP	Majority of votes cast.	No

_____________

*     In light of the nomination notice provided by the Rice Group, we expect the annual meeting to have a contested director election, which means that our majority voting policy would not apply and that banks, brokers and other nominees will not have the discretion to vote for “routine matters,” such as the ratification of our independent auditor, with respect to any shares held in accounts to which they have forwarded the Rice Group’s proxy materials.

For purposes of the approval of all Items above, abstentions, broker non-votes, if any, and the failure to vote are not votes cast and, accordingly, have no effect on the outcome of such proposals.

If you sign and return a white proxy card sent by the Rice Group, it will cancel any previous vote you may have cast on the GOLD universal proxy card. The best way to support the Board’s nominees is to vote FOR the Board’s nominees on the GOLD universal proxy card and to disregard, and not return, any white proxy card that you may receive from the Rice Group.

What constitutes a “quorum” for the meeting?

A majority of the outstanding shares, present in person or represented by proxy, constitutes a quorum.  A quorum is necessary to conduct business at the annual meeting.  You are part of the quorum if you have returned a proxy.  Abstentions and broker non-votes, if any, also are counted in determining whether a quorum is present.

How will my shares be voted on other matters not included in this proxy statement that may be presented to the annual meeting?

Since no shareholder has indicated an intention to present any matter not included in this proxy statement to the annual meeting in accordance with the advance notice provision in the Company’s bylaws (other than Toby Z. Rice with respect to his notice of intention to nominate nine directors at the annual meeting), the Board is not aware of any other proposals for the meeting.  If another proposal is properly presented, the persons named as proxies will vote your returned proxy in their discretion.

Who can attend the annual meeting, and how do I obtain an admission ticket?

You may attend the annual meeting if you were a shareholder on May 14, 2019.  Seating is limited, will be offered on a “first come, first served” basis and requires an admission ticket.  You may also request an admission ticket by writing to the Company’s Corporate Secretary.  See “How do I contact EQT’s Corporate Secretary?” below.  If a broker, bank or other holder of record holds your shares, you must include proof of your ownership of EQT stock as of May 14, 2019, such as a copy of your brokerage account statement or a legal proxy, which you can obtain from your broker, bank or other holder of record, and we will send you an admission ticket.

Shareholders must present a form of photo identification, such as a driver’s license, in order to be admitted to the annual meeting.  No cameras, laptops, recording equipment, other similar electronic devices, signs, placards, briefcases, backpacks, large bags, or packages will be permitted in the annual

EQT Corporation – 2019 Proxy Statement	14

meeting.  The Company reserves the right to deny admittance to any shareholder who attempts to bring any such item into the annual meeting.  Small purses are permissible, but they and any bags or packages permitted in the meeting room will be subject to inspection.  All security procedures and instructions require strict adherence.  By attending the annual meeting, shareholders agree to abide by the agenda and procedures for the annual meeting, copies of which will be distributed to attendees at the meeting.

What happens if the meeting is postponed or adjourned?

If the meeting is postponed or adjourned, your proxy will still be good and may be voted at the postponed or adjourned meeting.  You will still be able to change or revoke your proxy until it is voted.  See “May I change my vote?” above.

Who pays for the solicitation of proxies by EQT?

We do.  We are soliciting proxies primarily by use of the mails.  However, we may also solicit proxies in person, by telephone, by facsimile, by courier or by electronic means.  To the extent that our directors, officers or other employees participate in this solicitation, they will not receive any compensation for their participation, other than their normal compensation.  Innisfree M&A Incorporated (“Innisfree”) assists us with the solicitation for a fee not to exceed [   ] plus reasonable out-of-pocket expenses.  Innisfree expects that approximately [   ] of its employees will assist in the solicitation of proxies. In addition, Innisfree and certain related persons will be indemnified against certain liabilities arising out of or in connection with the engagement.  We also reimburse brokerage firms and other custodians, nominees, and fiduciaries for their reasonable out-of-pocket expenses for sending proxy materials to shareholders and obtaining their proxies.

We estimate that our additional out-of-pocket expenses beyond those normally associated with soliciting proxies for the 2019 annual meeting and incurred in connection with preparing for a potential contested solicitation of proxies will be $[   ] in the aggregate, of which approximately $[   ] has been spent to date. Such additional solicitation costs are expected to include the fees incurred to retain Innisfree as the Company’s proxy solicitor, as discussed above, fees of outside legal and public relations advisors, investment bankers and other consultants to advise the Company in connection with a possible contested solicitation of proxies, increased mailing costs, such as the costs of additional mailings of solicitation materials to shareholders, including printing costs, mailing costs and the reimbursement of reasonable expenses of banks, brokerage houses and other agents incurred in forwarding solicitation materials to beneficial owners, as described above, and the costs of retaining an independent inspector of election.

Additional information about persons who are participants in this proxy solicitation is set forth in Appendix F.

May I nominate someone to be a director of EQT?

Shareholders may either nominate individuals to serve as directors at the annual meeting or recommend individuals as possible director-nominees to the Corporate Governance Committee of the Board of Directors to consider in its normal course.

If you are a shareholder entitled to vote at an annual meeting, you may present at the meeting the nomination of one or more persons for election as a director of EQT Corporation.  To do this, you must send advance written notice to the Company’s Corporate Secretary.  See “How do I contact EQT’s Corporate Secretary?” below.  According to our bylaws, we must receive notice of nominations for the 2020 annual meeting not earlier than the close of business on March 12, 2020 (i.e., the 120th day prior to July 10, 2020, the one-year anniversary of this year’s annual meeting), and not later than the close of business on April 11, 2020 (i.e., the 90th day prior to July 10, 2020).  For additional information, see

EQT Corporation – 2019 Proxy Statement	15

“Corporate Governance and Board Matters – Director Nominations” on page 21 of this proxy statement.

In addition, a shareholder, or group of 20 or fewer shareholders, owning continuously for at least three years shares of the Company representing an aggregate of at least 3% of the voting power entitled to vote in the election of directors, may nominate and include in EQT’s 2020 proxy statement director nominees constituting the greater of (i) two and (ii) 20% of the Board, provided that such nominations are submitted in writing and received by EQT’s Corporate Secretary not earlier than [      ] , and not later than the close of business on [     ]  and contain the required information set forth in EQT’s bylaws.  For additional information, see “Corporate Governance and Board Matters – Director Nominations” on page 33 of this proxy statement.

In addition, the Board’s Corporate Governance Committee will consider candidates recommended by the Company’s shareholders.  If the Corporate Governance Committee determines to nominate as a director an individual recommended by a shareholder, then the recommended individual will be included on the Company’s slate for the next annual meeting proxy statement.  Shareholders should send their recommendations to the Corporate Governance Committee Chair by addressing the recommendation to the Company’s Corporate Secretary.  The Corporate Secretary must receive any recommendations as far in advance of the annual meeting of shareholders as possible in order to provide sufficient time for the Corporate Governance Committee to consider the recommendation.

Any notice or recommendation provided by the nominating shareholder must include an original irrevocable conditional resignation signed by each proposed nominee, as well as certain information about the person or persons nominated and the nominating shareholder (see “Director Nominations” under the caption “Corporate Governance and Board Matters” below for details).  For additional information, contact the Corporate Secretary.

Has the Company received notice from any shareholders that they are intending to nominate director candidates at the 2019 annual meeting?

Yes. Toby Z. Rice has notified the Company of his intent to nominate a slate of nine nominees for election as directors at the 2019 annual meeting in opposition to the nominees recommended by our Board.  Our Board does not endorse the Rice nominee slate and the independent members of our Board unanimously recommend that you vote FOR the election of each of the nominees proposed by your Board by using the enclosed GOLD universal proxy card.  Voting to WITHHOLD with respect to any of the Rice nominees is not the same as voting for the Board’s nominees.  As the Company is using a “universal” proxy card containing all of the Company nominees as well as the Rice nominees, there is no need to use any other proxy card regardless of how you wish to vote.  The Board strongly urges you not to sign or return any white proxy card sent to you by the Rice Group.

When are shareholder proposals due?

Under SEC rules, eligible shareholders may submit proposals for inclusion in the proxy statement for our 2020 annual meeting.  Shareholder proposals must be submitted in writing and must be received by the Company’s Corporate Secretary on or before [      ] for them to be considered for inclusion in the 2020 proxy statement.  See “How do I contact EQT’s Corporate Secretary?” above.

Under our bylaws, you may present proposals in person at the 2020 annual meeting, in addition to proposals that will be included in our proxy statement, if you are a shareholder entitled to vote and comply with the following procedures.  The Corporate Secretary must receive such proposals to be presented not earlier than the close of business on March 12, 2020 (i.e., the 120th day prior to July 10, 2020, the one-year anniversary of this year’s annual meeting), and not later than the close of business on April 11, 2020 (i.e., the 90th day prior to July 10, 2020).  Proposals received outside that time period, including any proposal nominating a person as a director, may not be presented at the 2020 annual meeting.  All proposals must be accompanied by the information required by Section 1.09 of our bylaws (a copy of which will be provided to any shareholder upon written request to the Corporate Secretary).

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Shareholder proposals to recommend an individual to serve as a director of the Company are discussed in the section “Director Nominations” under the caption “Corporate Governance and Board Matters.”

In addition, pursuant to our bylaws, a shareholder, or group of 20 or fewer shareholders may nominate and include in EQT’s 2020 proxy statement director nominees, provided that such nominations are submitted in writing and received by EQT’s Corporate Secretary not earlier than [      ], and not later than the close of business on [      ].  For additional information, see “Corporate Governance and Board Matters – Director Nominations” on page 33 of this proxy statement.

How do I contact EQT’s Corporate Secretary?

You may contact the Company’s Corporate Secretary by sending correspondence to:  625 Liberty Avenue, Suite 1700, Pittsburgh, Pennsylvania 15222, Attn: Corporate Secretary.

Who do I contact if I have questions about the annual meeting or need help in voting my shares?

Please contact the firm assisting us with the solicitation of proxies, Innisfree M&A Incorporated, toll-free at 1(877) 687-1866.  Banks and brokers may call collect at 1(212) 750-5833.

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BACKGROUND OF THE SOLICITATION

Over the last two years, the Company has undergone a significant transformation.  In 2017, we completed the acquisition of Rice Energy.  In addition to creating the largest natural gas producer in North America, this transaction accelerated the maturation of both our upstream and midstream businesses, provided scale that significantly enhanced our optionality and facilitated the later Spin-off.  In the meanwhile, the Company also completed several midstream simplification transactions in 2018 that helped to facilitate the Spin-off.

On November 12, 2018, the Company announced that it had completed the Spin-off of Equitrans Midstream Corporation.  Upon completion of the Spin-off, new individuals were appointed as the Company’s Chief Executive Officer and Chief Financial Officer (in addition to new individuals having been appointed in October 2018 as the Company’s Head of Production, Head of Investor Relations and General Counsel).  In addition, five new directors were appointed to EQT’s Board of Directors upon completion of the Spin-off.

Between the completion of the Spin-off and early December 2018, Mr. Toby Z. Rice had several discussions with Mr. Robert J. McNally, the President and Chief Executive Officer of the Company, and Mr. James E. Rohr, the Chairman of the Board of Directors of the Company.  During this time, Mr. Rice stated that he desired to become the Chief Operating Officer of the Company, and Mr. McNally informed him that he would discuss this with the Board.

On December 4, 2018, the Board established the Operating and Capital Efficiency Committee of the Board, tasked with an ongoing review of the Company’s operations and capital deployment.

On December 10, 2018, while the Board was considering Mr. Toby Z. Rice’s request and before it had the opportunity to fully review the request and respond to the same, Mr. Toby Z. Rice and his brother, Derek A. Rice, sent a public letter to the Board stating that they had a plan to generate an incremental $400 to 600 million of pre-tax free cash flow per year above EQT’s then-current plans.  This letter also proposed to insert Mr. Toby Z. Rice into the EQT organization with proper authority and support to oversee operations.

On December 14, 2018, at Mr. McNally’s request, Mr. Toby Z. Rice met with Mr. McNally at the Duquesne Club in Pittsburgh.  Mr. McNally, following consultation with members of the Board and based on Mr. Rice’s previous indication that he wanted to work with Mr. McNally on improving operations at EQT, had sought to discuss Mr. Rice undertaking an operational role with respect to the Company either as an executive or a consultant.  However, the meeting was much shorter than anticipated – Mr. Rice was silent as Mr. McNally spoke about the opportunity at EQT; Mr. Rice declared that he wanted to be the CEO; and when Mr. McNally asked Mr. Rice about the previous suggestion that they could work together, Mr. Rice stated that on further reflection he had determined that he was only interested in replacing Mr. McNally as the CEO and no longer interested in any other role with respect to EQT.  Mr. Rice also indicated that he would no longer discuss the issue with Mr. McNally and instead only wanted to speak with Mr. Rohr.

On January 15, 2019, at the invitation of the Board, Mr. Toby Z. Rice made a presentation to the Board regarding his plans for the Company.  The Board invited Mr. Toby Z. Rice to present because the Company was in the process of preparing a revised operational plan.  Specifically, the Board was interested whether Mr. Rice had ideas that could improve upon the Company’s own plans.  Derek Rice and Kyle Derham also attended as guests, and Daniel J. Rice IV was present as a member of the EQT Board.  The Board found: (i) the presentation lacking in new thought, (ii) that certain of the assumptions underlying the numbers had insufficient foundation upon question, and (iii) that Mr. Toby Z. Rice was unable to answer several of the Board’s questions with respect to the presentation, either avoiding them and/or asking Derek, Kyle or Daniel to respond from their chairs in his stead.   The presentation both disappointed the Board and raised serious concerns as to whether Mr. Toby Z. Rice had the depth of knowledge necessary to be an operating

EQT Corporation – 2019 Proxy Statement	18

executive without the support of his brothers.  Furthermore, Mr. Rice’s demeanor during the presentation and otherwise in the course of engagement with the Company raised questions as to whether he had the maturity to lead a large, professional, non-family business.

On January 22, 2019, the Company disclosed its 2019 capital expenditure forecast and actions to enhance shareholder value, including a search for an external COO and the establishment of the Operating and Capital Efficiency Committee of the Board.  The Company also disclosed a five-year financial and operating plan providing for substantially increased adjusted free cash flow, as well as the “Target 10%” initiative to further increase adjusted free cash flow.  The Company also discussed why the Company believed that the Rices’ claims did not correspond to the facts, and would not result in incremental free cash flow relative to the EQT plan.

That same day, the independent members of the Board sent a letter to Toby and Derek Rice stating that there were a number of ideas that the Rices had presented that resonated with the directors, such as the discussion of free cash flow (which, frankly, were already reflected in the Company’s revised plan announced that day).  The letter also noted, however, that the presentation lacked what the Board believed constituted real plans and details. While noting that the Board had questions about Mr. Toby Z. Rice’s fitness for leadership as CEO and a member of the Board, the independent directors also invited Mr. Toby Z. Rice to participate as a candidate in the search for a COO.

On March 7, 2019, after an extended and thorough search, the Company announced the appointment of Gary Gould as Executive Vice President and Chief Operating Officer, effective upon the commencement of his employment with EQT in April 2019.  Mr. Gould has more than three decades of relevant industry experience, including direct experience in the Marcellus basin as an operating executive.  He most recently served as senior vice president, production and resource development at Continental Resources, Inc.  Earlier in his career, he held positions at Chesapeake Energy Corporation, Kinder Morgan, Inc., ConocoPhillips, Burlington Resources, Inc. and Exxon Corporation.

On March 21, 2019, Mr. Toby Z. Rice submitted a notice of nomination of nine director candidates to stand for election to the Board at the 2019 annual meeting of shareholders.

On March 25, 2019, the Company released an investor presentation further detailing its ongoing strategic plan to drive cost reductions across the business and generate sustainable free cash flow growth.  The Company stated that it had already implemented cost saving actions that reduced annual cash costs by approximately $150 million.  In addition, the Company stated that it anticipates generating adjusted free cash flow of approximately $300 to $400 million in 2019 and $2.9 billion over the next five years, up from the $2.7 billion announced in January, with the Target 10% initiative providing incremental upside.  The Target 10% initiative aims to reduce cash costs by 10%, with continued successful execution of this initiative expected to yield cost savings of $800 million over the next five years, $250 million of which has already been identified.

On April 25, 2019, the Company issued a press release and updated analyst presentation disclosing its first quarter earnings results, which included generating $171 million in adjusted free cash flow (a non-GAAP financial measure - see Appendix C for definition and reconciliation) and highlighting continued progress towards its business objectives laid out on January 22, 2019.

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ITEM NO. 1 – ELECTION OF DIRECTORS

(Item No. 1 on the proxy card)

The Board of Directors recommends a vote FOR each nominee proposed by the Board of Directors. The Board and the Corporate Governance Committee believe that EQT’s 12 director nominees possess the necessary qualifications and experiences to provide quality advice and counsel to the Company’s management and effectively oversee the business and the long-term interests of shareholders.

Directors are elected for one-year terms.  Notwithstanding the expiration date of his or her term, each director holds office until his or her successor is elected and qualified; provided, however, each director has agreed to resign the day following the annual meeting date immediately following his or her 74th birthday.

The Board of Directors consists of 12 members as of the date this proxy statement was filed with the SEC.  The terms of all 12 directors expire at the 2019 annual meeting.  Messrs. Cary, Rohr and Todd are not standing for reelection at the 2019 annual meeting.  Mses. Carrig and Mitchell and Mr. McManus have been nominated to serve, along with EQT’s other director nominees, for a term of one year to expire at the 2020 annual meeting.  All of EQT’s director nominees (other than Mr. McNally and Mr. Rice) are independent under NYSE corporate governance rules (please see “Independence and Related Person Transactions” below for more information).

The persons named as proxies will vote for each nominee proposed by the Company, unless you withhold authority to vote with respect to such nominee.  The 12 nominees for election proposed by EQT’s Board have agreed to serve if elected, and the Board has no reason to believe that such nominees will be unavailable to serve.  In the event that any of such nominees are unable or decline to serve as a director at the time of the annual meeting, then the persons named as proxies intend to vote for substitute nominees proposed by the Board, unless the Board decides to reduce the number of directors.  If any substitute nominees are so designated, we will file an amended proxy statement or additional soliciting material that, as applicable, identifies the substitute nominees, discloses that such nominees have consented to being named in the amended proxy statement or additional soliciting material and to serve as directors if elected, and includes certain biographical and other information about such nominees required by the applicable rules promulgated by the SEC.

The Rice Group has notified the Company of its intention to nominate a slate of nine nominees for election to the Board of Directors at the 2019 annual meeting.  As a result, the election of directors is considered a contested election as defined in our bylaws, and the 12 nominees receiving the highest number of FOR votes will be elected.  Votes may not be cumulated.

The Board does NOT endorse the Rice nominee slate and the independent members of our Board unanimously recommends that you vote FOR the election of each of the nominees proposed by the Board.  Our Board strongly urges you not to sign or return the white proxy card sent to you by the Rice Group. If you have previously submitted a proxy card sent to you by the Rice Group, you can revoke that proxy and vote for our Board’s nominees and on the other matters to be voted on at the 2019 annual meeting by using the enclosed GOLD universal proxy card.

In addition to the information set forth below, Appendix F sets forth information relating to the Company’s directors, the Board’s nominees for election as directors and certain of the Company’s officers who are considered “participants” in our solicitation under the rules of the SEC by reason of their position as directors, nominees or because they will be soliciting proxies on our behalf.

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The Board of Directors recommends a vote FOR each of the following nominees for the Board of Directors.

Nominees to Serve for a One-Year Term Expiring in 2020

CORPORATE GOVERNANCE AND BOARD MATTERS

Directors

Philip G. Behrman, Ph.D.	Age 68	Director since
July 2008

Former Senior Vice President, Worldwide Exploration, Marathon Oil Corporation (a publicly traded integrated energy company), October 2000 through July 2008.

Member of the Audit Committee, Operating and Capital Efficiency Committee and the Public Policy and Corporate Responsibility Committee.

Qualifications.  Through his more than 40 years of energy industry experience, including substantial  experience in the exploration and production business, Dr. Behrman brings valuable perspectives with respect to the Company’s health, environmental and safety activities, reserves estimation, strategic planning, and  operations.  In addition to his significant technical industry expertise, Dr. Behrman also brings extensive business and senior management experience to the Board, having served in various technical/management/executive positions with four major energy companies throughout his career.

Janet L. Carrig	Age 61

Former Senior Vice President, General Counsel and Corporate Secretary of ConocoPhillips (world’s largest independent E&P company) from 2007 through 2018, serving as Deputy General Counsel and Corporate Secretary from 2006 through 2007. From 2004 through 2006, she was a Partner at Zelle, Hofmann, Voelbel, Mason & Gette P.C. From 2003 through 2004, Ms. Carrig served as Senior Vice President, Chief Administrative Officer and Chief Compliance Officer of Kmart Corporation, and was Executive Vice President – Corporate Development, General Counsel and Secretary of Kellogg Company from 1999 through 2003. She has a long history of fiduciary responsibility to a wide range of institutional investors and has served as Trustee of Columbia Funds Series Trust I and Columbia Funds Variable Insurance Trust and predecessors since 1996.

Qualifications.  Ms. Carrig brings extensive legal and corporate governance experience, having served as general counsel to Fortune 100 and Fortune 300 companies for over 20 years.  Ms. Carrig brings to the Board extensive executive leadership experience, substantial legal, regulatory and governance expertise and a strong E&P industry background, having served for over a decade as general counsel of ConocoPhillips.  Ms. Carrig’s corporate and legal career, and her prior E&P industry experience, uniquely position her to provide leadership to the Board in legal affairs and corporate governance.

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Christina A. Cassotis	Age 54	Director since
November 2018

Chief Executive Officer, Allegheny County Airport Authority, since 2015. Managing Officer, ICF International, Inc., a global commercial aviation consulting firm, 2007 through 2014.  Ms. Cassotis has served as a director of S&T Bancorp, Inc. (S&T Bank) (a publicly traded financial services company) since 2017, a member of the board of directors for Visit Pittsburgh, and a member of the International Aviation Women’s Association.

Member of the Corporate Governance Committee and the Public Policy and Corporate Responsibility Committee.

Qualifications.  As the leader of a global commercial aviation consulting firm and Chief Executive Officer of the Allegheny County Airport Authority (manages the Allegheny County airport system, including Pittsburgh International Airport, one of the few airports in the U.S. where natural gas drilling is taking place), Ms. Cassotis brings to the Board significant experience in government affairs, public relations and safety and risk management. Ms. Cassotis has demonstrated that she is a strong, decisive, and strategic leader, bringing extensive experience in assessing the complex relationship between organizations and their competitive operating environments. As an innovative leader, she has experience directing necessary change through organizations, by driving growth and delivering value.  Ms. Cassotis is also able to draw on her experience serving as a director of another public company board.

William M. Lambert	Age 61	Director since
November 2018

Non-Executive Chairman of the Board, MSA Safety, Inc. (a publicly traded safety products manufacturer), since June 2018; Chairman of the Board, MSA Safety, Inc. (MSA), 2015 through May 2019; and President and Chief Executive Officer, MSA, from 2008 through June 2018. Mr. Lambert has served as a director of MSA since 2007 and as a director of Kennametal, Inc. (publicly-traded tooling and industrial materials manufacturer), serving as Chair on the board’s Audit Committee and a member of the Nominating and Corporate Governance Committees, since 2016.

Member of the Audit Committee and the Management Development and Compensation Committee.

Qualifications.  Mr. Lambert has extensive executive leadership experience, having served as President and Chief Executive Officer of MSA  for approximately 10 years.  Mr. Lambert’s experience running MSA, a global leader in the development, manufacture and supply of safety products, including safety products used by the natural gas industry, make him uniquely positioned to offer meaningful oversight of the Company’s safety culture and operations.  Mr. Lambert is a National Association of Corporate Directors Board Leadership Fellow. Additionally, Mr. Lambert brings extensive experience in business strategy, product development, marketing and finance.  Mr. Lambert is also able to draw on his governance and industrial experience serving as a director of two other major public companies, as well as public policy experience serving for more than a decade as a director and executive committee member on major industrial trade associations.

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Gerald F. MacCleary	Age 65	Director since
November 2018

Chief Executive Officer and Chairman, Covestro LLC (formerly Bayer Material Science), since 2018; President of Covestro LLC, 2012 through 2017; and Senior Vice President, Polyurethanes, North America, 2004 through 2017. Mr. MacCleary serves as Chairman of the American Chemistry Council’s Board of Directors, as well as a director on several industry boards, including the National Association of Manufacturers and on the Executive Committee for the Society of Chemical Industry.

Member of the Audit Committee.

Qualifications.  Mr. MacCleary has extensive executive leadership experience, most recently serving as the Chief Executive Officer and Chairman of Covestro, LLC.  In this role, he leads Covestro’s North American operations and has responsibility for the region’s corporate service functions, including communications, human resources, legal, accounting, information technology and supply chain.  Mr. MacCleary pushed for higher standards in sustainability, both at Covestro and in the broader chemical industry where health, safety and environmental performance is paramount.  Under his leadership, Covestro LLC received the industry’s Responsible Care Product Safety Award four consecutive years.  He is also a leader in the chemical industry, with expertise in sales, marketing, general management and strategic leadership.  Mr. MacCleary has a strong financial background, having worked as an accountant early in his career, and has experience navigating the complexities of a commodities business in a highly regulated industry.

James T. McManus II	Age 60

Former Chairman, Chief Executive Officer and President, Energen Corporation (a publicly traded E&P company focused on the Permian Basin that was acquired by Diamondback Energy, Inc. in 2018), 2008 through 2018; Chief Executive Officer and President, Energen Corporation (“Energen”), 2007; President and Chief Operating Officer, Energen, 2006 to 2007; President and Chief Operating Officer of Energen’s E&P subsidiary, Energen Resources, 1997 through 2006.  Beginning in 2014, Mr. McManus served as a director on the board of Questar Corporation (“Questar”), a natural gas focused energy company, until the acquisition of Questar by Dominion Resources, Inc. in 2016 for approximately $4.4 billion, plus assumed debt.

Qualifications.  Mr. McManus’ long career in the industry and experience as Chairman, President and Chief Executive Officer of Energen, a publicly traded E&P company focused on drilling and development of high-quality acreage in the Permian Basin, equips him with substantial executive leadership, operations and M&A experience.  Mr. McManus led Energen as Chairman, President and CEO for over a decade preceding the company’s successful merger with Diamondback Energy, Inc. in 2018, a transaction that valued Energen at approximately $9.2 billion.  Mr. McManus has prior experience serving on numerous industry boards, including the Independent Producers Association of America, the American Exploration Production Council, and the National Petroleum Council.  Mr. McManus also possesses public company board experience and strong financial and accounting experience, having been at PricewaterhouseCoopers early in his career. Mr. McManus’ strong industry, leadership, and operations experience will enable him to provide valuable insights to the Board.

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Robert J. McNally	Age 48	Director since
November 2018

President and Chief Executive Officer, EQT, since November 2018; Senior Vice President and Chief Financial Officer, EQT, March 2016 through November 2018; director and Senior Vice President and Chief Financial Officer of the general partners of EQM and EQGP, March 2016 through October 2018; director and Senior Vice President and Chief Financial Officer of the general partner of RMP from November 2017 to July 2018. Former Executive Vice President and Chief Financial Officer, Precision Drilling Corporation (a publicly traded Calgary-based oil and natural gas contract drilling, completions, and production services provider), July 2010 through March 2016.

Member of the Executive Committee and the Public Policy and Corporate Responsibility Committee.

Qualifications.  Mr. McNally brings extensive business, leadership, management and financial experience to the Board.  Mr. McNally has nearly 25 years of experience in the energy sector.  He also has a strong capital markets background, which includes oversight of investments in energy technology start-ups at Kenda Capital LLC, an initial public offering while with Warrior Energy Services Corp., and several years of investment banking and M&A advisory experience with Simmons & Company International.  Mr. McNally’s strong financial and industry experience, along with his deep understanding of the Company’s business operations and culture, enable him to provide unique and valuable perspectives on issues facing the Company.

Valerie A. Mitchell	Age 47

Founding member and Chief Executive Officer, Corterra Energy, since 2016. Vice President, Mid-Continent, Newfield Exploration Company (a publicly traded exploration and production company that was acquired by Encana Corporation in 2019), 2015 through 2016; Vice President, Corporate Development, Newfield Exploration Company (“Newfield”), 2014 through 2015; and  General Manager, Mid-Continent, Newfield, 2011 through 2014.

Qualifications.  Ms. Mitchell has a robust background in E&P, having spent the bulk of her career in the U.S. Mid-Continent, and has over 15 years of operational leadership experience.  Ms. Mitchell’s experience running the Mid-Continent region at Newfield, with over $1 billion in annual investments in SCOOP and STACK drilling, enables her to bring significant insight into efficient growth, development and production of resources plays.  Additionally, as a reservoir engineer with direct field experience, Ms. Mitchell brings valuable technical expertise to the Board with respect to operations and reserves.

Anita M. Powers	Age 63	Director since
November 2018

Former Executive Vice President of Worldwide Exploration, Occidental Oil and Gas Corporation, 2007 through January 2017; and Vice President, Occidental Petroleum Corporation, 2009 through January 2017.  Ms. Powers has served as a director of California Resources Corporation, a publicly traded producer of oil and natural gas, and as a member of its Health, Safety and Environmental Committee since 2017.

Chair of the Operating and Capital Efficiency Committee and a member of the Executive Committee.

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Qualifications.  Ms. Powers has more than 36 years of operational experience in the oil and gas industry, having served in various senior roles at Occidental Oil and Gas Corporation, including most recently as Executive Vice President of Worldwide Exploration.  Through her extensive industry experience, Ms. Powers brings significant expertise at optimizing the efficiency of operations to drive returns.   As a senior geologist, Ms. Powers also brings significant technical expertise to the Board.  Ms. Powers is also able to draw on her experience serving as a director of another public company board.

Daniel J. Rice IV	Age 38	Director since
November 2017

Former Chief Executive Officer and director of Rice Energy (oil and gas exploration company acquired by the Company in November 2017), October 2013 through November 2017; Vice President and Chief Financial Officer, October 2008 through September 2013; and Chief Operating Officer, October 2012 through September 2013. Mr. Rice also served as a director and the Chief Executive Officer of Rice Midstream Management LLC, the general partner of RMP from January 2014 to November 2017.

Member of the Public Policy and Corporate Responsibility Committee.

Qualifications. Mr. Rice has over a decade of experience in the natural gas industry, having most recently served as the Chief Executive Officer of Rice Energy.  Mr. Rice’s services at Rice Energy provide Mr. Rice with significant executive and operational insight into the Company’s production operations generally, and specifically with respect to the assets acquired in the Company’s acquisition of Rice Energy.  While on the Rice Energy board of directors, Mr. Rice served on its Health, Safety and Environmental Committee.  Prior to joining Rice Energy, he served as an investment banker for Tudor Pickering Holt & Co., LLC from February 2008 through October 2008 and as a senior analyst of corporate planning for Transocean Inc. (offshore drilling contractor) from March 2005 through February 2008.

Stephen A. Thorington	Age 63	Director since
September 2010

Former Executive Vice President and Chief Financial Officer, Plains Exploration & Production Company (energy company engaged in the upstream oil and gas business) (now part of Freeport-McMoRan Inc.), September 2002 through April 2006.  Mr. Thorington served as a director of the general partner of EQGP from April 2015 through November 2018 and a director of the general partner of EQM from February 2018 to November 2018. Mr. Thorington was a director of KMG Chemicals, Inc. (diversified chemical company), May 2007 through December 2014, at which time he retired from the board at the conclusion of his then current term.  Mr. Thorington also was a director of QRE GP, LLC, the general partner of QR Energy, LP (oil and natural gas production master limited partnership) (now part of Breitburn Energy Partners LP), January 2011 through November 2014.

Chair of the Audit Committee and member of the Executive Committee and the Operating and Capital Efficiency Committee.

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Qualifications.  Mr. Thorington has significant experience in energy company management, finance and corporate development, as well as natural gas exploration and production.  Mr. Thorington has served in a number of senior management positions with energy industry companies and, earlier in his career, held various senior positions within the investment banking industry.  Mr. Thorington also has extensive experience on other public company boards, including service as a member of audit, compensation, conflicts and nominating and corporate governance committees.  Mr. Thorington is able to draw upon these diverse experiences to provide guidance with respect to accounting matters, financial markets and financing transactions, exploration and production operations and investor relations.

Christine J. Toretti	Age 62	Director since
October 2015

President, Palladio, LLC (consulting company), since 2011.  President, The Jack Company (a natural gas production company), 1988 through 2015; and Chairman and Chief Executive Officer, S.W. Jack Drilling Company (privately held land-based drilling company), 1990 through 2010.  Ms. Toretti serves as Chairman of the board of directors of S&T Bank and has served as a director since 1984.

Chair of the Public Policy and Corporate Responsibility Committee and member of the Corporate Governance Committee, the Executive Committee and the Operating and Capital Efficiency Committee.

Qualifications.  Ms. Toretti has extensive experience in the natural gas industry having been the Chairman and Chief Executive Officer of a large, privately held, land-based drilling company.  Ms. Toretti previously served on the U.S. Secretary of Energy’s Advisory Board and as Pennsylvania’s representative on the Interstate Oil and Gas Compact Commission.  In addition to her significant executive leadership and industry experience, Ms. Toretti also brings experience as a public company director, currently serving as the Chairman of the board of directors of S&T Bank.  Ms. Toretti also serves on a number of non-profit boards.  Ms. Toretti’s leadership skills and industry experience enable her to provide valuable insights into issues facing the Company.

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CORPORATE GOVERNANCE MATTERS

Current Board Composition

Name	Age	Director Since	Principal Occupation	Independent	Committee Memberships
Philip G. Behrman, Ph.D.	68	2008	• Former Senior Vice President, Worldwide Exploration, Marathon Oil Corporation	X	AC, OCEC, PPC
A. Bray Cary, Jr.	70	2008	• President, Cary Communications, Inc. • Senior Advisor, West Virginia Office of the Governor	X	CGC (Chair), MDCC, EC
Christina A. Cassotis	54	2018	• Chief Executive Officer, Allegheny County Airport Authority	X	CGC, PPC
William M. Lambert	61	2018	• Former Chairman, President and Chief Executive Officer, MSA Safety, Inc.	X	AC, MDCC
Gerald F. MacCleary	65	2018	• Chief Executive Officer and Chairman, Covestro LLC (formerly Bayer Material Science)	X	AC
Robert J. McNally	48	2018	• President and Chief Executive Officer, EQT Corporation		EC, PPC
Anita M. Powers	63	2018	• Former Executive Vice President of Worldwide Exploration, Occidental Oil and Gas Corporation	X	EC, OCEC (Chair)
Daniel J. Rice IV	38	2017	• Former CEO, Rice Energy Inc.		PPC
James E. Rohr(Independent Chairman)	70	1996	• Former Chairman and CEO, The PNC Financial Services Group, Inc.	X	MDCC, EC (Chair)
Stephen A. Thorington	63	2010	• Former Executive Vice President and CFO, Plains Exploration and Production Company	X	AC (Chair), EC, OCEC
Lee T. Todd, Jr., Ph.D.	73	2003	• Former President and Retired Professor of Electrical Engineering, University of Kentucky	X	CGC, MDCC (Chair), EC
Christine J. Toretti	62	2015	• President, Palladio, LLC	X	CGC, EC, PPC (Chair), OCEC

AC	Audit Committee	MDCC	Management Development and Compensation Committee

CGC	Corporate Governance Committee	OCEC	Operating and Capital Efficiency Committee

EC	Executive Committee	PPC	Public Policy and Corporate Responsibility Committee

Board Meetings and Committees

In 2018, the Board of Directors held six regular meetings and 10 special meetings.  The independent directors met six times in executive session without any officer of the Company present.  In 2018, each director attended 75% or more of the total number of meetings of the Board and the committees on which the director served, and overall attendance at such meetings was over 97%.  The Company encourages its directors to attend the annual meeting of the shareholders, and it has been their practice to do so.  All directors then in office attended the 2018 annual meeting.

The Board has six standing Committees:

Audit Committee+
Management Development and Compensation Committee+
Corporate Governance Committee+
Operating and Capital Efficiency Committee+

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Public Policy and Corporate Responsibility Committee
Executive Committee

+ Committee composed entirely of independent directors

The Board may, from time to time, form new committees, disband an existing Committee and delegate additional responsibilities to a committee.  The responsibilities of the committees (other than the Executive Committee and the Operating and Capital Efficiency Committee) are set forth in written charters, which are reviewed periodically by the committees and, where appropriate, the Corporate Governance Committee and the Board.  All of the charters are available on the Company’s website at www.eqt.com by clicking on the “Investors” link on the main page and then on the “Corporate Governance” link followed by the “Charters and Documents” link.

Committees and Current Committee Composition

Below is an overview of our committees as of the date of this proxy statement and a description of their key oversight and focus areas.

Audit Committee

Stephen A. Thorington Committee Chair	Meetings Held in 2018: 10
Additional Committee Members: Philip G. Behrman, Ph.D.; William M. Lambert; and Gerald F. MacCleary

Primary Responsibilities:  The Audit Committee assists the Board by overseeing the accounting and financial reporting processes of the Company and related disclosure matters; the audits and integrity of the Company’s financial statements; the qualifications, independence, and performance of the Company’s registered public accountants; and the qualifications and performance of the Company’s internal audit function.  The Committee also oversees the Company’s compliance with legal and regulatory requirements, including the Company’s code of business conduct and ethics.  For additional information regarding the Committee’s responsibilities, see “Report of the Audit Committee” and “Board’s Role in Risk Oversight” below.

Independence:  Each member of the Audit Committee (i) is independent under the Company’s corporate governance guidelines and applicable NYSE listing standards and SEC rules and (ii) is financially literate under the applicable NYSE rules.  The Board has determined that each of Messrs. Lambert, MacCleary and Thorington qualifies as an “audit committee financial expert” (as defined under SEC rules).  The designation as an audit committee financial expert does not impose upon the members any duties, obligations, or liabilities that are greater than are generally imposed upon them as members of the Audit Committee and the Board.  As audit committee financial experts, Messrs. Lambert, MacCleary and Thorington also have accounting or related financial management experience under applicable NYSE listing standards.

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Management Development and Compensation Committee

Lee T. Todd, Jr., Ph.D. Committee Chair	Meetings Held in 2018: 12

Additional Committee Members:  A. Bray Cary, Jr., William M. Lambert and James E. Rohr

Primary Responsibilities:  The Management Development and Compensation Committee (the “Compensation Committee”) discharges the Board’s responsibilities relating to compensation of the Company’s executive officers, including determining and approving the Chief Executive Officer’s compensation level, based on input from the Corporate Governance Committee and the other independent directors regarding the Chief Executive Officer’s performance for the prior year and in light of the goals and objectives established by the Corporate Governance Committee for the upcoming year; reviewing and approving the performance of, and compensation structure for, the Company’s executive officers (other than the Chief Executive Officer); and reviewing and approving all compensation plans and employment and severance agreements for executive officers.  The Compensation Committee has the sole authority to retain and terminate one or more compensation consultants, independent legal counsel, or other advisors.  It may also obtain advice and assistance from internal legal, accounting, human resources, and other advisors.  The Compensation Committee oversees and, where required by law, administers the Company’s benefit plans, incentive-based compensation plans, and other equity-based plans.  The Compensation Committee also reviews the Company’s succession plan for all executive officers other than the Chief Executive Officer (whose succession plan is reviewed by the full Board).  Pursuant to its Charter, the Compensation Committee has the power to form and delegate authority to subcommittees and to delegate authority to one or more members of the Compensation Committee or to individuals and committees consisting of employees of the Company.

Independence:  Each member of the Compensation Committee is (i) independent under the Company’s corporate governance guidelines and applicable NYSE listing standards (including the enhanced independence standards for compensation committee members under the NYSE listing standards); and (ii) a “non-employee director” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Corporate Governance Committee

A. Bray Cary, Jr.	Meetings Held in 2018: 10

Committee Chair

Additional Committee Members:  Christina A. Cassotis, Lee T. Todd, Jr., Ph.D. and Christine J. Toretti.

Primary Responsibilities:  The Corporate Governance Committee is responsible for recommending director-nominees for each annual meeting of shareholders, Board Committee membership (including Committee Chairs), and nominees for the Board’s Chairman.  The Committee oversees the self-assessment process for the Board and its committees and makes recommendations regarding the Board’s compensation structure.  It also identifies and approves corporate goals and objectives relevant to the Chief Executive Officer’s compensation and annually reviews the Chief Executive Officer’s performance against such goals and objectives, after receiving input from the Chairman.  The Committee also recommends director independence determinations to the Board and reviews related person transactions under the Company’s related person transaction approval policy.

Independence:  Each member of the Committee is (i) independent under the Company’s corporate governance guidelines and applicable NYSE listing standards (including the enhanced independence standards for compensation committee members under the NYSE listing standards) and (ii) a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act.

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Operating and Capital Efficiency Committee

Anita M. Powers Committee Chair	Meetings Held in 2018: 2

Additional Committee Members:  Philip G. Behrman, Ph.D., Stephen A. Thorington and Christine J. Toretti.

Primary Responsibilities:  The Operating and Capital Efficiency Committee was formed by the Board as a new standing committee in December 2018.  The Operating and Capital Efficiency Committee consists of four independent directors with significant industry experience and is tasked with an ongoing review of the Company’s operations and capital deployment.

Public Policy and Corporate Responsibility Committee

Christine J. Toretti Committee Chair	Meetings Held in 2018: 5

Additional Committee Members:  Philip G. Behrman, Ph.D., Christina A. Cassotis, Robert J. McNally and Daniel J. Rice IV.

Primary Responsibilities:  The Public Policy and Corporate Responsibility Committee reviews and provides input and direction to the Company’s management and the Board regarding industry, legislative, and regulatory activities of significance to the Company relating to environmental, health, and safety matters; government affairs (including industry and other organizations that express views about legislative and regulatory affairs); and other matters likely to influence the Company’s reputation.

Executive Committee

James E. Rohr Committee Chair	Meetings Held in 2018: 0

Additional Committee Members:  A. Bray Cary, Jr., Robert J. McNally, Anita M. Powers, Stephen A. Thorington, Lee T. Todd, Jr., Ph.D., and Christine J. Toretti.

Primary Responsibilities:  The Executive Committee has the authority to act in all matters that the full Board may act upon when the Board is not in session, unless limited by a resolution of the Board and except to the extent limited by law.

Compensation Process

Establishing Target Total Direct Compensation

In discharging the Board’s responsibilities relating to compensation of the Company’s executive officers, the Compensation Committee establishes the target total direct compensation (base salary plus annual and long-term incentives) for executive officers by establishing base salaries and setting long-term and annual incentive targets.  When appropriate, the Compensation Committee also reviews and modifies perquisites.

Establishing and Administering Annual and Long-Term Incentive Programs

The Compensation Committee annually approves plan design, including performance measures and target payout, for annual and long-term incentive programs.  These deliberations, which usually start with recommendations from management and involve discussions among management, the Compensation Committee’s independent compensation consultant and the Compensation Committee, usually span several meetings before a design is approved.  After the end of the performance period for any

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performance award, the Compensation Committee certifies the levels at which the performance measures were satisfied and approves the amount of incentive award payable to each executive officer.

Delegation of Grant Authority

The Compensation Committee has delegated to Mr. McNally, in his capacity as a director of the Company, the authority to grant a limited number of restricted EQT shares and/or EQT restricted units to:

•                             newly hired or recently promoted employees on the condition that no award exceeds the 50th percentile of the market long-term incentive compensation target in value, except as may result from an award being rounded-up to the next highest number of shares evenly divisible by 10;

•                             other employees in recognition of exceptional performance on the condition that such no award exceeds 1,000 shares (provided that the recipient does not participate in the Company’s current long-term incentive award program); and

•                             employees who participate in the Company’s educational assistance program, on the condition that no individual award exceeds 500 shares (provided that the recipient does not participate in the Company’s current long-term incentive award program).

Mr. McNally may not grant any of these awards to an executive officer of the Company.  All such awards must be made on standard terms approved by the Compensation Committee and are reported to the Compensation Committee for informational purposes at the next meeting of the Compensation Committee.

The Compensation Committee has not delegated authority to award equity to any other executive officer.

Compensation Consultant

The Compensation Committee has the sole authority to hire, terminate, and approve fees for compensation consultants, independent legal counsel, and other advisors as it deems to be necessary to assist in the fulfillment of its responsibilities.  During 2018, the Compensation Committee utilized Pay Governance LLC (“Pay Governance”) as its independent compensation consultant, and Pay Governance reported directly to the Compensation Committee.

During 2018, Pay Governance provided market data and counsel regarding executive officer compensation programs and practices and also performed benchmarking services for the Corporate Governance Committee related to director compensation for the Company’s Board.

In addition to the executive and director compensation services provided for the Compensation Committee and the Corporate Governance Committee, respectively, during 2018, the representatives of Pay Governance also performed the following services during 2018:

•                             The Company’s management engaged Pay Governance to perform a competitive benchmarking analysis for non-executive officers of the Company (2018 fees totaled $25,973).

The Compensation Committee has considered the services provided by Pay Governance during 2018, as well as Pay Governance’s responses to a questionnaire regarding Pay Governance’s relationship with the Company and its management, and determined that such services do not compromise Pay Governance’s independence as the Compensation Committee’s independent compensation consultant.

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Role of Senior Management

The Company’s senior management has an ongoing dialogue with the Compensation Committee and its independent compensation consultant regarding compensation and plan design.  Most ideas originate with management due to its direct involvement in, and knowledge of, the business goals, strategies, experiences and performance of the Company.  Management’s ideas are reviewed with the independent compensation consultant and frequently modified by the Compensation Committee prior to ultimate adoption.  The Compensation Committee engages in active discussions with the Chief Executive Officer concerning:  (i) who should participate in programs and at what levels, (ii) which performance measures should be used, (iii) the determination of performance targets, and (iv) whether and to what extent performance measures for the previous year have been achieved.  The Chief Executive Officer is advised by the other executive officers of the Company.

We provide additional information regarding the Compensation Committee and our policies and procedures regarding executive compensation, including the role of executive officers in recommending executive compensation, below under the caption “Compensation Discussion and Analysis.”

Board Leadership Structure

Currently, the roles of Chairman of the Board and Chief Executive Officer are separate, with Mr. Rohr serving as Chairman of the Board and Mr. McNally serving as EQT’s Chief Executive Officer.  As described in the Company’s corporate governance guidelines, the Board of Directors believes that the functions of the Chairman of the Board are distinct from those of the Chief Executive Officer but that both functions may be effectively performed by the same individual.  From time to time, generally in connection with succession planning, the Board considers whether the Chairman of the Board and the Chief Executive Officer should be separate, and if separate, whether the Chairman of the Board should be an outside director or an inside director.

Pursuant to the Company’s corporate governance guidelines, when the Board does not have an independent Chairman, the Board must designate an independent director as the Lead Independent Director.  When a Lead Independent Director has been designated, the his or her exclusive duties are:

•                             convening, presiding over, and setting agendas for regularly scheduled and special executive sessions of non-management directors (which typically occur at each regularly scheduled meeting of the Board), including calling a meeting of the independent/non-management directors, if requested by any other director;

•                             presiding over any meeting at which the Chairman is not present;

•                             consulting with the Chairman to set the annual calendar of topics to be covered at Board meetings and reviewing meeting agendas;

•                             providing input to the Corporate Governance Committee in connection with the evaluation of the Chief Executive Officer’s performance;

•                             facilitating an assessment process with respect to the Board as a whole as well as for individual directors;

•                             serving as the designated director to speak with shareholders (when requested) and to receive communications from interested parties; and

•                             serving as the Chair of the Executive Committee.

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When in office, the independent Chairman’s or Lead Independent Director’s term is one year, but an individual may serve multiple consecutive terms upon recommendation of the Corporate Governance Committee and approval of the Board.

Board’s Role in Risk Oversight

The Company’s corporate governance guidelines provide that the Board of Directors is responsible for reviewing the process for assessing the major risks facing the Company and the options for their mitigation.  The Board executes on this oversight responsibility in a variety of ways, including:

THE BOARD

•                 Oversees our risk management policies and practices and reviews options for risk mitigation;

•                 Performs an annual review of the Company’s major risks;

•                 Addresses major risks with management via presentations (initiated by management or requested by the Board) throughout the year; and

•                 Delegates oversight for certain risks to the Board committees, as appropriate.

Audit Committee	Compensation Committee

•                 Responsible for reviewing and discussing with management the Company’s major financial risk exposures and the actions management has taken to monitor and control such exposures.

•                 Reviews the performance of our independent auditors (and their independence) and our internal audit department.

•                 Reviews and oversees the risk assessment related to EQT’s compensation programs, and reports the results to the Board.

•                 Periodically reviews and makes recommendations regarding such of the Company’s Tier 1 risks as may be delegated to the Compensation Committee by the Board.

Corporate Governance Committee	Public Policy and Corporate Responsibility Committee

•                 Reviews and advises the Board regarding material corporate governance-related risks.

•                 Ensures that our Board is composed of capable individuals who provide appropriate oversight and insight to our executive management.

•                 Oversees policies and practices relating to environmental, health and safety matters.

•                 Reviews procedures for identifying, assessing, monitoring and managing the principal risks associated with health, safety, environment, and reputational risk matters.

Enterprise Risk Committee

The Company primarily manages enterprise risk through an Enterprise Risk Committee, which is composed of certain executive officers, including our President and Chief Executive Officer, Senior Vice President and Chief Financial Officer, and General Counsel and Senior Vice President, Government Affairs, as well as business unit and functional leaders.  The Enterprise Risk Committee meets periodically throughout the year to review, prioritize and address the Company’s major risk exposures and to consider new or emerging risks.  The Director, Enterprise Risk and Compliance reports the results of the risk assessment annually to the Board of Directors.  The Board reviews and assesses the report of the Director, Enterprise Risk and Compliance and determines whether any further action is required.

Director Nominations

General Process for Director Nominations

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The responsibilities of the Corporate Governance Committee include identifying and recommending to the Board the requisite skills and characteristics to be found in individuals qualified to serve as members of the Board and recommending to the Board the director nominees for each annual meeting of shareholders.  The Corporate Governance Committee typically considers new nominees for the Board in the context of a vacancy on the Board resulting from resignation or retirement of a director or to fill a skill need identified by the Board.  The Corporate Governance Committee has historically used third-party search firms to assist it in identifying potential director candidates.  Director candidates have also been identified by senior management and members of the Board considering individuals both within and external to their respective networks.  The Company agreed to nominate Daniel J. Rice IV at the 2018 annual meeting of shareholders as a director pursuant to the Agreement and Plan of Merger entered into in connection with the 2017 acquisition of Rice Energy Inc. (the “Rice Transaction”).

As set forth in the Corporate Governance Committee’s charter, it will consider submissions from shareholders in making its recommendation.  Any shareholder desiring to recommend an individual to serve as a director of the Company should submit the following information to the Corporate Governance Committee Chair, care of the Corporate Secretary, no earlier than the close of business on the 120th day and no later than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting:

•                            The information required by Sections 1.09 and 1.10 of the Company’s bylaws (a copy of which will be provided to any shareholder upon written request to the Corporate Secretary), including, but not limited to, (i) the proposing person’s notice, (ii) the nominee’s written questionnaire with respect to the background and qualifications of such nominee and the background of any other person or entity on whose behalf the nomination is being made, (iii) a written representation and agreement of the nominee in the form provided by the Corporate Secretary, and (iv) the nominee’s executed irrevocable conditional resignation letter.

•                             In addition, the Company may require the shareholder to provide such further information as it may reasonably request.

Additionally, as set forth in Section 1.11 of the Company’s bylaws, a shareholder, or group of 20 or fewer shareholders, in each case owning continuously for at least three years as of both the date the notice is received by the Company and the record date for the annual meeting, shares of the Company representing an aggregate of at least 3% of the voting power entitled to vote in the election of directors, may nominate and include in EQT’s proxy statement director nominees constituting the greater of (i) two and (ii) 20% of the Board, provided that such nominations are submitted in writing and received by EQT’s Corporate Secretary not earlier than the close of business on the 150th day and not later than the close of business on the 120th day prior to the first anniversary of the date that the Company mailed its proxy statement for the preceding year’s annual meeting of shareholders and include the following:

•                             The information required by Sections 1.09 and 1.10 of the Company’s bylaws (a copy of which will be provided to any shareholder upon written request to the Corporate Secretary), including, but not limited to, (i) the proposing person’s notice, (ii) the nominee’s written questionnaire with respect to the background and qualifications of such nominee and the background of any other person or entity on whose behalf the nomination is being made, (iii) a written representation and agreement of the nominee in the form provided by the Corporate Secretary that the nominee consents to being named in the Company’s proxy statement and form of proxy card as a nominee and to serving as a director of the Company if elected, and (iv) the nominee’s executed irrevocable conditional resignation letter.

•                             The information required by Section 1.11 of the Company’s bylaws, including, but not limited to, (i) all other questionnaires required of the Company’s directors; and (ii) such

EQT Corporation – 2019 Proxy Statement	34

additional information as is necessary to permit the Board to determine that the director nominee is independent and that his or her service as a member of the Board would not violate any applicable law, rule or regulation, or the NYSE listing standards.

Other than the nomination of directors by Toby Z. Rice described in this proxy statement, the Company did not receive any nominations from any shareholders for the 2019 annual meeting.

In evaluating individuals identified as possible director-nominees, whether the source of the possible nominee is another director, a member of management, a shareholder or otherwise, the Corporate Governance Committee assesses the experience and personal characteristics of the possible nominee against the guidelines identified below.  Possible nominees satisfying the guidelines are then further evaluated to identify, in the judgment of the Corporate Governance Committee, the best match for the Board.  The Corporate Governance Committee retains the right to modify the guidelines, including the criteria for evaluating the qualifications of potential nominees for election to the Board as set forth therein, from time to time.

Individual Qualifications

•            Possesses integrity, competence, insight, creativity, and dedication together with the ability to work with colleagues while challenging one another to achieve superior performance

•            Has attained prominent position in his or her field of endeavor

•            Possesses broad business experience

•            Has ability to exercise sound business judgment

•            Is able to draw on his or her past experience relative to significant issues facing the Company

•            Has experience in the Company’s industry or in another industry or endeavor with practical application to the Company’s needs

•            Has sufficient time and dedication for preparation as well as participation in Board and Committee deliberations

•            Has no conflict of interest

•            Meets such standards of independence and financial knowledge as may be required or desirable

•            Possesses attributes deemed to be appropriate given the then current needs of the Board

Composition of the Board as a Whole	• A diversity of background, perspective, and skills related to the Company’s business • A diversity of race, gender, and age

Consideration of Diversity

The Board does not have a specific diversity policy, but fully appreciates the value of Board diversity. Diversity is important because a variety of points of view improves the quality of dialogue, contributes to a more effective decision-making process and enhances overall culture in the boardroom.

In evaluating candidates for Board membership, the Board and the Corporate Governance Committee consider many factors based on the specific needs of the business and what is in the best interests of the Company’s shareholders. This includes diversity of professional experience, race, ethnicity, gender, age and cultural background. In addition, the Board and the Corporate Governance Committee focus on how

EQT Corporation – 2019 Proxy Statement	35

the experiences and skill sets of each director nominee complement those of fellow director nominees to create a balanced Board with diverse viewpoints and deep expertise.

The Board believes that its nominees possess individual qualifications consistent with the guidelines set forth above.  In addition to the specific individual director qualifications identified under the caption “Item No. 1 – Election of Directors” above, the Board believes that its nominees offer insightful and creative views and solutions with respect to issues facing the Company.  The Board also believes that its nominees will function well together as a group.  Finally, the Board believes that its nominees have appropriate diversity consistent with the guidelines set forth above.

The Rice Nominees

The Corporate Governance Committee, together with the Annual Meeting Committee, also evaluated the Rice nominees using the same criteria that they used to evaluate the Board’s nominees and concluded that the nominees recommended by the Board in this proxy statement collectively have a superior skill set in light of the needs of the Company.

Under EQT’s Second Amended and Restated Credit Agreement, dated as of July 31, 2017, among EQT, PNC Bank, National Association, as administrative agent, swing line lender and an L/C issuer and the other lenders (the “Credit Agreement”), a change of control would occur thereunder if seven of the Rice nominees (other than Daniel J. Rice IV) become members of the Board unless the current Board approved such nominees.  Citing this Credit Agreement provision, Toby Z. Rice requested that the Board approve the Rice nominees.  While the Board has approved the Rice nominees solely for purposes of the Credit Agreement, the Board opposes the election of the Rice nominees, believes their election is not in the best interest of the Company’s shareholders and recommends that shareholders support the Board’s director nominees.

Contacting the Board

You may communicate directly with our Board of Directors (and with independent directors, individually or as a group) by sending an email to presidingdirector@eqt.com.  You may also write to our independent Chairman, the entire Board, any Board Committee, or any individual director by addressing such communication to the applicable director or directors, care of the Corporate Secretary, at EQT Corporation, 625 Liberty Avenue, Suite 1700, Pittsburgh, Pennsylvania 15222.  The Corporate Secretary will open such communications and will promptly deliver such communications to the director or directors (as appropriate) designated therein, unless such communications are junk mail or mass mailings.

Governance Principles

The Company maintains a corporate governance page on its website that includes key information about its corporate governance practices, including its corporate governance guidelines, code of business conduct and ethics, and charters for the Audit Committee, the Management Development and Compensation Committee, the Corporate Governance Committee, and the Public Policy and Corporate Responsibility Committee.  The corporate governance page can be found at www.eqt.com, by clicking on the “Investors” link on the main page and then on the “Corporate Governance” link.  The Company will provide copies of its corporate governance guidelines, code of business conduct and ethics, and any of the Board Committee charters upon request by a shareholder to the Corporate Secretary.

EQT’s corporate governance policies and practices are compliant with applicable corporate governance requirements:

•                            The Board of Directors has adopted corporate governance guidelines.

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•                            10 of the 12 nominees for election to the Board are independent of the Company and its management.

•                            The Board’s non-management directors meet periodically in executive session, and the independent Chairman has been identified as the presiding director at all such executive sessions.

•                            All members of each of the key Board Committees – Audit, Management Development and Compensation, and Corporate Governance – are independent of the Company and its management.

•                            Each of the key committees has a charter that meets applicable legal requirements and reflects good corporate governance.

•                            The Board and each of the key committees engage in annual self-assessments, which involve, among other things, reviews of individual director performance.

•                            The Company’s directors are encouraged to participate in educational programs relating to corporate governance and business-related issues, and the Company provides funding for such activities.

•                            The Company has a code of business conduct and ethics applicable to all employees and directors of the Company.

•                             The Corporate Governance Committee reviews the Company’s governance policies and practices periodically and makes recommendations to the Board.

Independence and Related Person Transactions

Director Independence

In accordance with the Company’s corporate governance guidelines, a majority of directors at any time will be independent.  For a director to be considered an “independent director,” the Board must annually determine that he or she has no material relationship with the Company (either directly or as a partner, shareholder, or officer of an organization that has such a relationship with the Company), except as a director.  To assist it in determining director independence, the Board established guidelines, which are included in the Company’s corporate governance guidelines, that conform to the independence requirements under the NYSE listing standards.

The Board considers all relevant facts and circumstances in making an independence determination.  Any relationship involving a Company director that complies with the independence standards set forth in the Company’s corporate governance guidelines and is not otherwise a related person transaction (as defined under the caption “Review, Approval or Ratification of Transactions with Related Persons” below) under the Company’s related person transaction approval policy (the “related person transaction policy”) is deemed to be an immaterial relationship not requiring consideration by the Board in assessing independence.

Based on the independence standards set forth in the Company’s corporate governance guidelines, the Board has determined that all of the Company’s directors other than Mr. McNally (who is an executive officer of the Company) and Mr. Rice (who the board concluded did not meet the above standards as a result of having served as the chief executive officer of Rice Energy prior to the Rice Transaction and the level of ownership that he and his family have in the Company) have met the above standards and are independent of the Company and its management.

Director ownership of Company stock is encouraged and is not in itself a basis for determining that a director is not independent, provided that such ownership may preclude participation on the Audit

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Committee if its magnitude is sufficient to make the director an “affiliated person” of the Company as described in the Audit Committee charter.  See “Equity-Based Compensation” under the caption “Directors’ Compensation” below for a description of the equity ownership guidelines for directors.

During the preceding three fiscal years, the Company made no contributions to any tax-exempt organization in which any independent director of the Company is an executive officer.

Review, Approval or Ratification of Transactions with Related Persons

Under the Company’s written related person transaction policy, Company management, with the assistance of the Company’s legal department, is responsible for determining whether a transaction between the Company and a Related Person (as defined below) constitutes a Related Person Transaction (as defined below).  Such determination is based on a review of all facts and circumstances regarding the transaction, including information provided in annual director and executive officer questionnaires.  Upon determination that a transaction is a Related Person Transaction that has not been approved by the full Board of Directors, the material facts regarding the transaction are reported to the Corporate Governance Committee for its review.  The Corporate Governance Committee then determines whether to approve, ratify, revise, reject, or take other action with respect to the Related Person Transaction.

Under the related person transaction policy, a “Related Person Transaction” is generally a transaction in which the Company or a subsidiary is a participant, the amount involved exceeds $120,000, and a Related Person has a direct or indirect material interest.  A “Related Person” is generally any person who is a director or executive officer of the Company, any nominee for director, any shareholder known to the Company to be the beneficial owner of more than 5% of any class of the Company’s voting securities, and any immediate family member (as defined by the SEC) of any of the foregoing persons.

Under the policy, the following transactions are deemed to be automatically pre-approved and do not need to be brought to the Corporate Governance Committee for individual approval:  (i) transactions involving employment of an executive officer by the Company, as long as the executive officer is not an immediate family member of another executive officer or director of the Company and the compensation paid to the executive officer was approved by the Compensation Committee; (ii) transactions involving compensation and benefits paid to a director for service as a director of the Company; (iii) transactions on competitive business terms with another company in which the only relationship of a director or immediate family member of a director is as an employee or executive officer, a director or a beneficial owner of less than 10% of that company’s shares, provided that the amount involved does not exceed the greater of $1,000,000 or 2% of the other company’s consolidated gross revenue; (iv) transactions where the interest of the Related Person arises solely from the ownership of a class of equity securities of the company, and all holders of that class of equity securities receive the same benefit on a pro-rata basis; (v) transactions where the rates or charges involved are determined by competitive bids; (vi) transactions involving the rendering of services as a common or contract carrier or public utility at rates or charges fixed in conformity with law or governmental regulation; (vii) transactions involving services as a bank depositary of funds, transfer agent, registrar, trustee under a trust indenture, or similar services; and (viii) charitable contributions, grants or endowments by the Company or the Company’s charitable foundation to a charitable or non-profit organization, foundation or university in which a Related Person’s only relationship is as an employee or a director or trustee, if the aggregate amount involved does not exceed the greater of $1,000,000 or 2% of the recipient’s consolidated gross revenue.

The related person transaction policy does not limit or affect the application of the Company’s code of business conduct and ethics and related policies, which require directors and executive officers to avoid engaging in any activity or relationship that may interfere, or have the appearance of interfering, with the performance of the directors’ or executive officers’ duties to the Company.  Such policies require all directors and executive officers to report and fully disclose the

EQT Corporation – 2019 Proxy Statement	38

nature of any proposed conduct or transaction that involves, or could involve, a conflict of interest and to obtain approval before any action is undertaken.

Transactions with Related Persons

Based on information provided by the Company’s directors and executive officers and assessments by the Company’s management, the Corporate Governance Committee determined that there were no Related Person Transactions in 2018 requiring disclosure in this proxy statement.

Compensation Committee Interlocks and Insider Participation

During 2018, Dr. Todd and Messrs. Cary, Lambert and Rohr served as members of the Management Development and Compensation Committee.  None of the Management Development and Compensation Committee members is a current or former officer or employee of the Company or had any relationship with the Company requiring disclosure.  In addition, none of the Company’s executive officers served as a member of the board of directors or compensation committee (or similar committee) of another entity, one of whose executive officers served as a member of the Company’s Board of Directors or the Management Development and Compensation Committee.

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DIRECTORS’ COMPENSATION

Compensation of directors is annually reviewed by the Corporate Governance Committee and approved by the Board.  No compensation is paid to employee directors for their service as directors.

In 2018, the Corporate Governance Committee engaged Pay Governance to conduct an annual review of the total compensation for non-employee directors for 2019.  Specifically, retainer fees, meeting fees, chairperson premiums, stock-based long-term incentives, and director matching gift benefits were evaluated using, as the competitive benchmark, levels of total compensation paid to directors of:

•                            the 198 general industry companies that had 2017 revenues and market capitalization similar to that of the Company, which are identified on Appendix A to this “Directors’ Compensation” section; and

•                             the 14 energy industry companies that are identified on Appendix B to the Compensation Discussion and Analysis (“CD&A”) section of this proxy statement under the heading “2019 Peer Group – Financial Metrics.”

Set forth below is a description of the compensation of the Company’s non-employee directors:

Cash Compensation

The structure of the 2018 and 2019 fees is set forth below, and all fees are paid on a quarterly basis.

Compensation Feature	2018	2019
Annual cash retainer – Board member	$85,000	$80,000
Annual cash retainer – Committee Chair	Audit: $25,000 All other Committees: $15,000	Audit: $25,000 Operating and Capital Efficiency: $20,000 All other Committees: $15,000
Annual cash retainer – Committee member (excluding the chair)	Audit: $10,000 Corporate Governance, Compensation, Public	Audit: $10,000 Operating and Capital Efficiency: $7,500

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Compensation Feature	2018	2019
	Policy Committees: $5,000 Executive Committee: None	Corporate Governance, Compensation, Public Policy Committees: $5,000 Executive Committee: None
Meeting fees	None	None

The members of the special review committee convened to evaluate options for addressing the Company’s sum-of-the-parts discount did not receive a retainer for their service on the special review committee.

Equity-Based Compensation

•                             The Company grants to each non-employee director, on an annual basis, stock units that vest upon award and are payable on a deferred basis under the Company’s directors’ deferred compensation plans (“deferred stock units”).  The 2018 annual grant was 3,430 deferred stock units, which were awarded on January 1, 2018 to each non-employee director serving at that time.  Each non-employee director serving on the Board on January 1, 2019 received an award of 9,800 deferred stock units.  Each deferred stock unit is equal in value to one share of Company common stock but does not have voting rights.  Dividends are credited quarterly in the form of additional deferred stock units.  The value of the stock units granted in 2013 and subsequent years will be paid in shares of Company common stock upon termination of service as a director.  The value of the stock units granted prior to 2013 will be paid in cash upon termination of service as a director.

•                             Non-employee directors elected mid-year generally receive an equity grant upon joining the Board equal to the pro rata amount of the then applicable annual grant; as a consequence, on November 13, 2018, each of Mses. Cassotis and Powers and Messrs. Lambert and MacCleary received a grant of 1,420 deferred stock units.

•                             The non-employee directors are subject to equity ownership guidelines, which require them to hold shares (or share equivalents, including deferred stock units) with a value equal to five times the annual retainer.  Under the guidelines, directors have up to five years from joining the Board to acquire a sufficient number of shares (or share equivalents, including deferred stock units) to meet the ownership guidelines.  Each of the Company’s non-employee directors satisfies the equity ownership guidelines giving consideration to the five-year ramp-up period.

Deferred Compensation

•                             The Company has deferred compensation plans for non-employee directors.  In addition to the automatic deferral of stock units awarded, non-employee directors may elect to defer up to 100% of their annual retainers and fees into the 2005 Directors’ Deferred Compensation Plan and receive an investment return on the deferred funds as if the funds were invested in Company common stock or permitted mutual funds.  Prior to the deferral, plan participants must irrevocably elect to receive the deferred funds either in a lump sum or in equal annual installments.  Deferred funds for which directors have elected to receive an investment return as if the funds were invested in Company common stock are distributed in shares of common stock.  Distributions are made or, if applicable, commence following termination of service as a director.  The directors’

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deferred compensation accounts are unsecured obligations of the Company.  Messrs. Cary, MacCleary and Szydlowski deferred fees under the plan in 2018.  The 1999 Directors’ Deferred Compensation Plan continues to operate for the sole purpose of administering amounts vested under the plan on or prior to December 31, 2004.

Other

•                             All directors are eligible to participate in the Matching Gifts Program of the EQT Foundation on the same terms as Company employees.  Under this program, the EQT Foundation will match gifts of at least $100 made by a director to eligible charities, up to an aggregate total of $50,000 per director in any calendar year.

•                             Non-employee directors who joined the Board prior to May 25, 1999 may designate a civic, charitable or educational organization as beneficiary of a gift, payable in a lump sum following the death of the director, funded by a life insurance policy purchased by the Company.  The proceeds of the life insurance policy (and, therefore, the amount of the gift) approximate the present value of 10 equal annual installments of $50,000.  The directors do not receive any financial benefit from this program because the charitable deductions accrue solely to the Company.  Mr. Rohr is the only active director entitled to this benefit.

•                             The Company reimburses directors for their travel and related expenses in connection with attending Board and Committee meetings and related activities.  The Company also provides non-employee directors with $20,000 of life insurance and $250,000 of travel accident insurance while traveling on business for the Company.

The table below shows the total 2018 compensation of the Company’s non-employee directors:

2018 Directors’ Compensation Table

NAME (1)	FEES EARNED OR PAID IN CASH ($) (2)	STOCK AWARDS ($) (3)	ALL OTHER COMPENSATION ($) (4)	TOTAL ($)
Dr. Behrman	100,285	195,236	20,440	315,961
Mr. Cary	105,000	195,236	1,440	301,676
Ms. Cassotis	12,120	26,355	-	38,475
Mr. Lambert	12,405	26,355	50,000	88,760
Mr. MacCleary	12,677	26,355	-	39,032
Ms. Powers	12,405	26,355	-	38,760
Mr. Rice	90,000	195,236	44	285,280
Mr. Rohr	105,000	195,236	3,951	304,187
Mr. Thorington	110,285	195,236	313,653	619,174
Dr. Todd	105,000	195,236	52,791	353,027
Ms. Toretti	92,323	195,236	23,739	311,298
Ms. Bailey	86,685	195,236	15,065	296,986
Mr. Burke	86,685	195,236	48,657	330,578
Ms. Dorman	82,351	195,236	360	277,947
Mr. Karam	44,117	195,236	44	239,397

EQT Corporation – 2019 Proxy Statement	42

Mr. Szydlowski	73,682	195,236	19,071	287,989
Mr. Vagt	78,016	195,236	265,689	538,941

_____________

(1)             In connection with the Separation, Mses. Bailey and Dorman and Messrs. Porges, Karam, Burke, Szydlowski, and Vagt resigned from our Board and joined the Board of Directors of Equitrans Midstream Corporation.

(2)             Includes annual cash retainers and committee chair fees, some of which have been deferred at the election of the director.

(3)             This column reflects the aggregate grant date fair values determined in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (ASC) Topic 718 for the deferred stock units awarded to each director during 2018.  On January 1, 2018, the Company granted 3,430 deferred stock units to each non-employee director serving at that time.  On November 13, 2018, the Company granted 1,420 deferred stock units to Mses. Cassotis and Powers and Messrs. Lambert and MacCleary.  The grant date fair value is computed as the sum of the number of deferred stock units awarded on the grant date multiplied by the closing stock price of the Company’s common stock on the business day prior to the grant date, $56.92 for the January 1 grants and $18.56 for the November 13 grants.  The aggregate number of awarded deferred stock units, including accrued dividends thereon, outstanding and held at December 31, 2018 was:  Ms. Bailey – 37,462; Dr. Behrman – 28,063; Mr. Burke – 19,044; Mr. Cary – 28,063; Ms. Cassotis – 1,422; Ms. Dorman – 19,044; Mr. Karam – 3,823; Mr. Lambert – 1,422; Mr. MacCleary – 1,422; Ms. Powers – 1,422; Mr. Rice – 3,823; Mr. Rohr – 60,982; Mr. Szydlowski – 3,823; Mr. Thorington – 22,378; Dr. Todd – 39,348; Ms. Toretti – 10,145; and Mr. Vagt – 3,823.

(4)             This column reflects (i) dividends accrued on deferred stock units to be settled in cash, (ii) annual premiums of $43.88 per director ($21.94 for Mr. Vagt, $14.63 for Messrs. Burke and Thorington and $0 for Messrs. Lambert and MacCleary and for Mses. Cassotis and Powers) paid for life insurance and travel accident insurance policies, and (iii) the following matching gifts made to qualifying organizations under the EQT Foundation’s Matching Gifts Program:  $12,500 for Ms. Bailey; $19,000 for Dr. Behrman; $50,000 for each of Messrs. Lambert, Thorington and Vagt and for Dr. Todd; $19,027 for Mr. Szydlowski; and $23,695 for Ms. Toretti.  The non-employee directors may use a de minimis number of tickets purchased by the Company to attend sporting or other events when such tickets are not otherwise being used for business purposes.  The use of such tickets does not result in any incremental costs to the Company.

In addition to compensation earned for service on EQT’s Board, this column reflects compensation (i) Mr. Burke received for his service on the EQM and EQGP boards, consisting of $24,158 for his service on the EQM board, consisting of cash retainers and EQM’s share of the life insurance and travel accident insurance policies and an equity grant of EQM phantom units with a grant date fair value of $23,016, and $24,168 for his service on the EQGP board, consisting of cash retainers and EQGP’s share of the life insurance and travel accident insurance policies and an equity grant of EQGP phantom units with a grant date fair value of $23,026; (ii) Mr. Thorington received for his service on the EQM and EQGP boards, consisting of $114,154 for his service on the EQM board, consisting of cash retainers and EQM’s share of the life insurance and travel accident insurance policies and an equity grant of EQM phantom units with a grant date fair value of $72,528, and $148,769 for his service on the EQGP board, consisting of cash retainers and EQGP’s share of the life insurance and travel accident insurance policies and an equity grant of EQGP phantom units with a grant date fair value of $85,004; and (iii) Mr. Vagt received for his service on the RMP board, consisting of $215,667 in cash retainers and RMP’s share of the life insurance and travel accident insurance policies and an equity grant of RMP phantom units with a grant date fair value of $165,020.

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EQUITY OWNERSHIP

Stock Ownership of Significant Shareholders

The following shareholders reported to the SEC that they owned more than 5% of the Company’s outstanding common stock:

NAME AND ADDRESS	SHARES BENEFICIALLY OWNED	PERCENT OF COMMON STOCK OUTSTANDING
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	23,893,102(1)	9.4%
T. Rowe Price Associates, Inc. 100 East Pratt Street Baltimore, MD 21202	25,549,216(2)	10.0%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	23,686,983(3)	9.3%

_____________

(1)             Information based on Amendment No. 10 to Schedule 13G filed by BlackRock, Inc. with the SEC on February 4, 2019, reporting that BlackRock, Inc. has sole voting power over 22,582,126 shares and sole dispositive power over 23,893,102 shares, and shared voting and dispositive power with respect to zero shares.

(2)             Information based on Amendment No. 1 to Schedule 13G filed by T. Rowe Price Associates, Inc. with the SEC on February 11, 2019, reporting that T. Rowe Price Associates, Inc. has sole voting power over 8,521,336 shares and sole dispositive power over 25,514,095 shares, and shared voting and dispositive power with respect to zero shares; and T. Rowe Price Mid-Cap Value Fund, Inc. has sole voting power over 15,093,439 shares, sole dispositive power with respect to zero shares, and shared voting and dispositive power with respect to zero shares.

(3)             Information based on Amendment No. 8 to Schedule 13G filed by The Vanguard Group with the SEC on February 11, 2019, reporting that The Vanguard Group has sole voting power over 125,886 shares, sole dispositive power over 23,543,209 shares, shared voting power over 44,133 shares, and shared dispositive power over 143,774 shares.

Equity Ownership of Directors and Executive Officers

The table below sets forth the number of shares of EQT common stock beneficially owned by the Company’s directors and named executive officers (as determined under SEC rules) and all directors and executive officers as a group as of April 1, 2019 (which group includes all “named executive officers referenced” in the CD&A), including EQT shares they had the right to acquire within 60 days after April 1, 2019.

The amounts and percentages of EQT shares beneficially owned are reported below on the basis of regulations of the SEC governing the determination of beneficial ownership of securities.  Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security.  Except as indicated by footnote, the persons named below have sole voting and investment power with respect to all EQT shares shown as beneficially owned by them, subject to community property laws where applicable, and none of the EQT shares are subject to a pledge.

EQT Corporation – 2019 Proxy Statement	44

NAME	EXERCISABLE EQT STOCK OPTIONS (1)	NUMBER OF EQT SHARES BENEFICIALLY OWNED (2)	EQT DEFERRED STOCK UNITS PAYABLE IN CASH (3)	PERCENT OF CLASS (4)
P.G. Behrman Director	-	47,479	11,681	*
A.B. Cary, Jr. Director	-	59,937	11,681	*
C.A. Cassotis Director	-	11,240	-	*
W.M. Lambert Director	-	11,240	-	*
G.F. MacCleary Director	-	12,997	-	*
A.M. Powers Director	-	11,240	-	*
D.J. Rice IV Director	-	234,278	-	*
J.E. Rohr Chairman	-	47,162	22,435	*
S.A. Thorington Director	-	36,239	5,987	*
L.T. Todd, Jr. Director	-	27,939	22,983	*
C.J. Toretti Director	-	19,975	-	*
R.J. McNally President and Chief Executive Officer	39,489	198,246	-	*
J.S. Smith Senior Vice President and Chief Financial Officer	-	47,131	-	*
E.R. Centofanti(5) Executive Vice President, Production	-	87,602	-	*
D.M. Jenkins Executive Vice President, Commercial, Business Development, Information Technology and Safety	-	56,696	-	*
J.M. Lushko General Counsel and Senior Vice President, Government Affairs	-	37,578	-	*
D.L. Porges(6) Former Interim President & Chief Executive Officer	374,005	557,240	-	*
S.T. Schlotterbeck(7) Former President and Chief Executive Officer	278,609	170,647	-	*
D.E. Schlosser, Jr. Former Senior Vice President and President, Exploration and Production	115,019	70,239	-	*
J.J. Ashcroft Former Senior Vice	81,407	22,327	-	*

EQT Corporation – 2019 Proxy Statement	45

President and President, Midstream
Directors and executive officers as a group (22 individuals)(8)	888,529	1,840,573	74,767	*

_______________

*           Indicates ownership or aggregate voting percentage of less than 1%.

(1)       This column reflects the number of shares of Company common stock that the executive officers and directors had a right to acquire within 60 days after April 1, 2019 through the exercise of stock options.

(2)       This column reflects Company shares held of record and shares owned through a broker, bank or other nominee, including, executive officers’ shares owned through the Company’s 401(k) plan.  For non-employee directors, this column includes deferred stock units (as described in the “Equity-Based Compensation” discussion included under the caption “Directors’ Compensation” above), including accrued dividends, that will be settled in common stock, over which the directors have no voting or investment power prior to settlement (Dr. Behrman – 26,239 units; Mr. Cary – 26,239 units; Ms. Cassotis – 11,240 units; Mr. Lambert – 11,240 units; Mr. MacCleary – 11,240 units; Ms. Powers – 11,240 units; Mr. Rice – 13,644 units; Mr. Rohr – 29,526 units; Mr. Thorington – 26,239 units; Dr. Todd – 26,239 units; and Ms. Toretti – 19,975 units).  For Dr. Behrman and Messrs. Cary, MacCleary, Rice and Rohr, this column also includes deferred stock units, including accrued dividends, that will be settled in common stock in connection with the deferral of director fees, over which the directors have sole investment but no voting power prior to settlement (Dr. Behrman – 1,240 units; Mr. Cary – 6,121 units; Mr. MacCleary – 1,757 units; Mr. Rice – 1,025; and Mr. Rohr – 2,930 units).

(3)       This column reflects the number of deferred stock units granted prior to 2013 held by non-employee directors through the directors’ deferred compensation plans that will be settled in cash, including:

•                      deferred stock units (as described in the “Equity-Based Compensation” discussion included under the caption “Directors’ Compensation” above), including accrued dividends (Dr. Behrman – 11,681 units; Mr. Cary – 11,681 units; Mr. Rohr – 22,435 units; Mr. Thorington – 5,987 units; and Dr. Todd – 22,983 units); and

•                      deferred stock units, including accrued dividends, resulting from the curtailment in 1999 of the directors’ retirement plan (Mr. Rohr – 10,252 units).

(4)       This column reflects for each of the named executive officers and directors, as well as all executive officers and directors as a group, (i) the sum of the shares beneficially owned, the stock options exercisable within 60 days of April 1, 2019, and the deferred stock units that will be settled in common stock, as a percentage of (ii) the sum of the Company’s outstanding shares at April 1, 2019, all options exercisable by the executive officer and director group within 60 days of April 1, 2019, and all deferred stock units that will be settled in common stock upon termination of the directors’ service.  These calculations exclude all deferred stock units included in the column captioned “EQT Deferred Stock Units Payable in Cash.”

(5)       Shares beneficially owned include 10,576 shares held by Ms. Centofanti’s spouse.

(6)       Shares beneficially owned include 50,000 shares that are held in a trust of which Mr. Porges is a co-trustee and in which he shares voting and investment power.

(7)       Shares beneficially owned include 28,012 shares owned by Mr. Schlotterbeck’s wife.  Shares beneficially owned are based upon the most recently available ownership information provided to the Company from Mr. Schlotterbeck.

(8)   In addition to the Company’s directors and executive officers as of April 1, 2019, also includes the four named executive officers who are former employees in accordance with applicable SEC rules.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that the Company’s directors, executive officers and all persons who beneficially own more than 10% of the Company’s common stock file initial reports of ownership and reports of changes in ownership of the Company’s common stock with the SEC.  As a practical matter, the Company assists its directors and executive officers by monitoring transactions and

EQT Corporation – 2019 Proxy Statement	46

completing and filing Section 16 reports on their behalf.  Based solely upon the Company’s review of copies of filings or written representations from the reporting persons, the Company believes that all reports that were required to be filed under Section 16(a) of the Exchange Act were filed on a timely basis during 2018, with the exception of the following.  Due to an administrative error by the Company, the Forms 3 filed for Messrs. Lushko, Mitchell and Smith inadvertently omitted one time-based restricted stock unit award granted to each of them in early 2018.

EXECUTIVE COMPENSATION

The Compensation Discussion and Analysis (the “CD&A”) and “Narrative Disclosure to Summary Compensation Table and 2018 Grants of Plan-Based Awards Table” below contain references to the Company’s adjusted EBITDA and adjusted EBITDAX, financial measures that have not been calculated in accordance with generally accepted accounting principles (“GAAP”), which are also referred to as non-GAAP supplemental financial measures.  Attached as Appendix A to this CD&A is a reconciliation of each of the Company’s adjusted 2018 EBITDA and adjusted 2018 EBITDAX to net income, the most directly comparable GAAP financial measure, as well as other important disclosures regarding non-GAAP financial measures.

As shareholders, you are invited to express your view of the compensation paid to the Company’s named executive officers for 2018, as discussed and analyzed below.

This Executive Compensation portion of this proxy statement is organized into the following sections:

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Compensation Discussion and Analysis

Message from the Management Development and Compensation Committee

2018 was a pivotal year for our Company as we transformed into a free cash flow-focused, pure play Appalachian upstream company.

The Company that we are today is the result of significant work and many accomplishments over the past year.  These efforts included:

•                 the successful integration of the business and operations of the former Rice Energy;

•                 completion of the sum-of-the-parts discount analysis, which evaluated the shareholder value creation opportunity of splitting the production and midstream operations into two separate companies; and

•                 the successful spin-off to our shareholders of the Company’s midstream business into a stand-alone, publicly traded company.

Successfully executing these complex, transformative transactions marked a major achievement in 2018 and served to position the Company as a focused, premier pure-play upstream company with a vastly simplified financial and operational structure.

The Company transitioned to a new Chief Executive Officer, Robert McNally, who has announced his vision for the Company — to unlock the tremendous value in EQT’s world-class asset base by operating more efficiently and cost effectively to maximize free cash flow generation while continuing to adhere to the highest standards in safety and environmental sustainability.  The Committee has confidence in Mr. McNally’s leadership and strategic focus on achieving this vision.

At the same time, we as a Committee were mindful of the Company’s disappointing third quarter 2018 capital expenditures and operational performance relative to business plan.  Consistent with our performance-based compensation philosophy, our 2018 compensation decisions, which are explained more fully in the rest of this Compensation Discussion and Analysis, were informed in part by these events.

We, the Management Development and Compensation Committee, are committed to ensuring that our compensation programs align incentives for executive performance with the Company’s strategic priorities to drive increased shareholder value.  To align our 2019 compensation programs to this strategy, total shareholder return, operating efficiency, development efficiency and return on capital employed are significant performance measures under our 2019 long-term incentive program.  The short-term incentive plan focuses our employees on financial measures as well as safety and environmental metrics.  The Committee also leveraged the expertise of the recently formed Operating and Capital Efficiency Committee in setting appropriately robust performance metrics against which performance will be measured.

We remain committed to listening to shareholder feedback as we continue to evaluate and refine the Company’s compensation programs.

A. Bray Cary, Jr.	William M. Lambert	James E. Rohr	Dr. Lee T. Todd, Jr.

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Compensation Program Summary

Introduction

Excellence | Integrity | Accountability

EQT’s core values include a commitment to operational excellence, integrity, and accountability, and its executive compensation program is intended to promote achievement consistent with these values.  The Company believes that its executive compensation program:

•                             is designed to attract and retain the highest quality named executive officers;

•                             aligns the interests of the Company’s named executive officers with the interests of its shareholders by directly linking executive pay to Company performance;

•                             directly supports the Company’s strategic plan by focusing employee performance on specific value drivers; and

•                             is market-based and premised upon informed industry benchmarking.

The Company’s compensation program is designed to reward the named executive officers when the Company achieves strong financial and operational results.  Executive compensation is structured to require a commitment to performance, as evidenced by the large percentage of executive compensation that is “at-risk.”

The charts below reflect the fixed versus at-risk performance components of 2018 compensation for Mr. McNally, who was serving as the Chief Executive Officer at the end of 2018, on the one hand, and the other named executive officers who were serving as such at the end of 2018, on the other.  The Company believes that the 2018 compensation of its named executive officers is consistent with its commitment to link pay with performance.

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Named Executive Officers for 2018

This CD&A describes the Company’s compensation philosophy and the components of the Company’s compensation program for the following named executive officers in 2018.

Name	Title
Robert J. McNally	President and Chief Executive Officer(1)
Jimmi Sue Smith	Senior Vice President and Chief Financial Officer(2)
Erin R. Centofanti	Executive Vice President, Production(3)
Donald M. Jenkins	Executive Vice President, Commercial Business Development, Information Technology and Safety(4)
Jonathan M. Lushko	General Counsel and Senior Vice President, Government Affairs(5)
David L. Porges	Former Interim President and Chief Executive Officer(6)
Steven T. Schlotterbeck	Former President and Chief Executive Officer(7)
David E. Schlosser, Jr.	Former Senior Vice President and President, Exploration & Production(8)
Jeremiah J. Ashcroft III	Former Senior Vice President and President, Midstream(9)

(1)         Mr. McNally became the Company’s President and Chief Executive Officer in November 2018, effective as of the Spin-off date. Mr. McNally previously served as the Company’s Chief Financial Officer.

(2)         Ms. Smith assumed her role effective as of the Spin-off date. Ms. Smith previously served as the Company’s Chief Accounting Officer.

(3)         Ms. Centofanti assumed her role in October 2018. Ms. Centofanti previously served as the Senior Vice President of Asset Development for EQT Production.  Effective upon Gary E. Gould’s commencement of employment as the Company’s Executive Vice President and Chief Operating Officer on April 22, 2019, Ms. Centofanti ceased to serve in the role of Executive Vice President, Production and, on such date, Ms. Centofanti announced her intent to resign from the Company, effective May 3, 2019.

(4)         Mr. Jenkins assumed his role effective as of the Spin-off date. Mr. Jenkins previously served as the Company’s Chief Commercial Officer.

(5)         Mr. Lushko assumed his role in October 2018. Mr. Lushko previously served as Deputy General Counsel, Governance & Enterprise Risk.

(6)         Mr. Porges served as interim President and Chief Executive Officer of the Company from March 2018 until the Spin-off date.

(7)         Mr. Schlotterbeck served as the Company’s President and Chief Executive Officer and as a director of the Company until March 2018.

(8)         Mr. Schlosser served in his position until October 2018.

(9)         Mr. Ashcroft served in his position until October 2018.

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Significant Events and Performance Highlights for 2018

2018 was a transformative year for the Company.  After acquiring Rice Energy in November 2017, the Company successfully integrated the former Rice Energy business and operations.  At the same time, the Company and the Board conducted a comprehensive review process to assess the sum-of-the-parts discount, the undertaking of which was influenced to a significant degree by the Company’s robust dialogue with our shareholders.  This process culminated in the Board’s decision to separate the Company’s upstream and midstream businesses, which was announced in February 2018 and completed by November 2018.

In March 2018, David Porges was appointed as interim-President and Chief Executive Officer and served in that role until November 2018.

In April 2018, the Company announced a series of midstream streamlining transactions that included the acquisition by EQM of the Company’s retained midstream assets and Gulfport Energy’s 25% ownership in the Strike Force Gathering System for $1.69 billion, the merger of EQM and RMP and the purchase by EQGP of RMP’s Incentive Distribution Rights.  These midstream streamlining transactions were successfully completed in July 2018.

In August 2018, following a comprehensive and rigorous CEO search process, the Board selected Robert J. McNally to serve as the Company’s President and Chief Executive Officer, effective upon the completion of the separation of the Company’s upstream and midstream businesses in November 2018.

In November 2018, the Company successfully completed the separation through the Spin-off to the Company’s shareholders of the midstream business.  Upon the closing of the Spin-off, Mr. McNally assumed the role of President and Chief Executive Officer of the Company.  Additionally, in November 2018, we began a refreshment of our Board by adding four new, independent directors to the Board.

Through the execution of the Spin-off, the Company transformed into a premier pure-play upstream company that is the largest natural gas producer in the United States and boasts a world-class asset base in the core of the Appalachian Basin.  At the same time, the Company unlocked significant value to its shareholders through the Spin-off and distribution of 80.1% of the issued and outstanding equity of Equitrans Midstream Corporation (ETRN), a premier, stand-alone Appalachian midstream company that is the third-largest natural gas gatherer in the United States.  ETRN now trades on the New York Stock Exchange under the ticker symbol “ETRN.”

This transformative transaction, and the series of complex transactions required to facilitate its execution, positioned the Company as a free cash flow-focused, pure-play Appalachian upstream company, with a simplified corporate structure and strong balance sheet.  These decisions were informed in large part by our robust and continuous dialogue with our shareholders.

In December 2018, the Board established a new standing Board committee, the Operating and Capital Efficiency Committee.  The Operating and Capital Efficiency Committee consists of four independent directors with significant industry experience and is tasked with an ongoing review of the Company’s operations and capital deployment.  At this same time, the Company commenced a search process to identify and hire a Chief Operating Officer.  This comprehensive search process resulted in the hiring of Gary E. Gould, former Senior Vice President, Production and Resource Development at Continental Resources, Inc., as the Company’s Executive Vice President and Chief Operating Officer, effective April 2019.

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The following timeline illustrates these significant events:

At the same time, the Company achieved a number of other key financial and operational results in 2018, which are described in detail in our Form 10-K for the year ended December 31, 2018, including the following:

2018 Operational Highlights

•                 Achieved a record year for the Company, with annual sales volumes of 1,488 Bcfe(1) and average daily sales volumes of 4,076 MMcfe(2) per day.

•                 Completed sales of 2.5 million non-core net acres in the Huron Play located in Southern Appalachia for net proceeds of approximately $523.6 million and certain non-core Permian Basin assets located in Texas for net proceeds of approximately $56.9 million (“the Huron and Permian Divestitures”).  The successful completion of these divestitures positions the Company to focus on our core operations.

•                 Proved reserves increased 2% in 2018, or 11% when adjusted for the impact of the Huron and Permian Divestitures.

Looking forward, and consistent with its effort to drive an industry-leading cost structure, the Company has forecast a 2019 production sales volume of 1,480 to 1,520 Bcfe and anticipates that the 2019 drilling program will support a 5% increase in sales volume in 2020 over the Company’s 2019 expected volumes.

(1)             Bcfe = billion cubic feet of natural gas equivalents, with one barrel of natural gas liquids (NGLs) and crude oil being equivalent to 6,000 cubic feet of natural gas.

(2)             MMcfe = million cubic feet of natural gas equivalents, with one barrel of NGLs and crude oil being equivalent to 6,000 cubic feet of natural gas.

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Environmental, Safety and Community

In 2018, the Company also continued our focus on fulfilling our corporate social responsibility commitments to operate as a safe, responsible and accountable corporate citizen.

The Company launched numerous initiatives during 2018 focusing on safety, including our “Zero is Possible – Today” safety program, which focuses all employees and our contractors on eliminating workplace accidents and injuries each day.  By enhancing our safety-focused culture, the Company achieved an approximately 39% drop in our 2018 Occupational Safety and Health Administration (“OSHA”) recordable incident rate (a measure of the relative number of employees involved in a recordable injury or illness) as compared to 2017.

Consistent with our commitment to environmental stewardship, the Company is a founding partner of the Center for Responsible Shale Development and, in 2018, joined the ONE Future Coalition, a group of natural gas companies working together to use a science-based approach to reduce methane emissions across the industry’s supply chain.  The Company also published a robust 2018 Corporate Social Responsibility Report in accordance with Global Reporting Initiative 4.0 standards, which you can view on our website by visiting csr.eqt.com.

The Company also built upon our continuing efforts to support local communities through local giving, sponsorship and philanthropic efforts.

Pay for Performance Results

The Management Development and Compensation Committee (for purposes of this Executive Compensation disclosure, the Committee) aims to align the named executive officers’ compensation with the performance of the Company.  In 2018, the Committee’s independent compensation consultant, Pay Governance, assessed the alignment of the aggregate realizable compensation awarded to the Company’s Chief Executive Officer for the five-year period ending December 31, 2017 (the last year for which this information was publicly available at the time) with the performance of the Company on a relative basis, during the same five-year period, to the aggregate realizable compensation of chief executive officers of the 2018 peer group discussed below, which was calculated on the basis of peer group company summary compensation table disclosures and, in the case of estimated award payouts for unvested awards, peer group company outstanding equity awards table disclosures.  The analysis behind the selection of the 2018 peer group is described below under “Benchmarking.”

The chart below shows the results of this assessment and compares:

•                             the Company’s performance relative to the performance of the 2018 peer group over the five-year period ending December 31, 2017 based on total shareholder return (“TSR”), which the Company believes is an appropriate performance measure in evaluating shareholder value; and

•                             the total realizable compensation of the Company’s Chief Executive Officer relative to the total realizable compensation of the chief executive officers of the 2018 peer group companies over the same period.  Realizable compensation is defined as the sum of: (i) base salary earned during the five-year period, (ii) actual non-equity incentive compensation earned during the five-year period, (iii) aggregate current value of restricted share grants received during the five-year period, (iv) aggregate in-the-money value of stock option grants received during the five-year period, and (v) for performance-based compensation the actual payouts for awards beginning and ending during the five-year period and an estimated payout (based on values disclosed in

EQT Corporation – 2019 Proxy Statement	53

outstanding equity awards tables) for unvested awards received but not paid during the five-year period.

Pay-for-Performance Alignment

Source: Pay Governance LLC

As reflected in the chart above, the realizable compensation of the Company’s Chief Executive Officer positioned the Company at the 53rd percentile of the 2018 peer group, which is aligned with the Company’s composite performance over the same period at the 53rd percentile, showing the close link between the Chief Executive Officer’s compensation and Company performance.

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Management Development and Compensation Committee Highlights

The Committee evaluates and, when appropriate or desirable, takes action with respect to various aspects of the Company’s compensation programs.  The following highlights the Committee’s key actions in 2018:

•                 Managed senior executive leadership changes throughout the year.  With the announcement of the resignation of Mr. Schlotterbeck, the interim appointment of Mr. Porges as President and Chief Executive Officer, the appointment of Mr. McNally as President and Chief Executive Officer, the promotions of Ms. Smith, Ms. Centofanti and Mr. Lushko, and the departures of Mr. Schlosser and Mr. Ashcroft, the Committee, in consultation with Pay Governance, designed appropriate, market-based compensation packages that it deemed appropriately retentive for the interim and promoted executives.

•                 Supported a comprehensive and successful CEO search process.  Following Mr. Schlotterbeck’s voluntary departure, the Board formed a search committee that led a comprehensive search process to identify and evaluate potential executive candidates to become the Company’s new Chief Executive Officer.  The process was supported by a third-party search firm that identified several external candidates who were thoroughly vetted by the Board.  The Committee provided support throughout this process and, upon the Board’s selection of Mr. McNally to serve as the Company’s President and Chief Executive Officer, developed an appropriate compensation package, consistent with its compensation philosophy described below, to support Mr. McNally’s transition into his new role.

•                 Supported the successful completion of the Spin-off.  In connection with the Spin-off, the Committee supported development of a comprehensive approach to employee compensation and other employee-related matters.  Among other matters, the Committee applied what is commonly known as a “basket method” adjustment approach to existing long-term equity incentive awards in connection with the Spin-off, under which such awards were converted into equity incentive awards in respect of both the Company and ETRN, rather than replacing all such awards with awards denominated solely in Company or ETRN stock.  The Committee believed this approach would maximize overall value to the Company’s shareholders – who also became shareholders of ETRN through the Spin-off – by aligning the interests of all employees with the success of both companies (see “Treatment of Equity-Based Compensation in the Spin-off” below).

•                 Other compensation-related committee actions taken in 2018 –

▪           2018 incentive bonuses reduced when compared to 2017 bonuses, or otherwise forfeited.  In establishing the 2018 individual incentive bonuses for the Company’s named executive officers, in addition to considering overall 2018 Company performance and the individual performance of each named executive officer, the Committee also considered the Company’s third quarter 2018 capital expenditures and operational performance relative to its business plan.  Based on performance results, the Committee determined that no portion of any 2018 cash incentive bonuses would be awarded to the named executive officers who departed during 2018.  In addition, although the Executive STIP pool funded at $52.9 million, the Committee distributed less than $1.3 million, in the aggregate, to Messrs. McNally and Jenkins and Ms. Smith, the three named executive officers who participated in the Executive STIP for 2018.  The total 2018 incentive bonuses for the continuing executive officers totaled only approximately 41% of the incentive bonuses paid to the comparable group of the Company’s executives for 2017 (see Summary Compensation Table below for details).

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▪           No upward discretionary adjustments in calculating 2018 annual incentive performance measures.  In measuring performance for purposes of the Company’s annual incentive plans, the Committee has the discretion to adjust for items not contemplated in the original business plan in order to avoid undue negative effects on possible annual incentive payment amounts.  In light of the Company’s third quarter 2018 capital expenditures and operational performance relative to business plan, the Committee declined to exercise its discretion to make any upward discretionary adjustments for the 2018 annual incentive plan.

▪           Exercised downward discretion in determining long-term performance goal achievements.  The Committee exercised its downward discretion to exclude production from Rice Energy wells producing as of the closing of the Company’s acquisition of Rice Energy in late 2017 (the “Rice Transaction”) from the three long-term incentive performance programs that did not automatically exclude such production (i.e., the previously granted incentive performance share units).

▪           2018 long-term award values were set below the market median.  The Committee set the value of 2018 long-term incentive awards, which represent the largest element of target total direct compensation granted to the named executive officers who were senior executives at the time of grant, below the market median.

▪           2018 long-term awards depend on achieving synergy targets.  For those named executive officers who served as executive officers at the beginning of 2018, the performance metrics for a material portion of their 2018 long-term incentive awards are tied to achieving the one- and three-year synergy commitments made by the Company in connection with the Rice Transaction, with an automatic reduction if the Company does not achieve its one-year synergy commitments in connection with the Rice Transaction.

•                 The Committee designed the 2019 long-term incentive programs for the Company’s continuing named executive officers to reflect the Company’s strategic focus on operating and capital efficiency.  The Committee believes that the Company’s future successes will be driven by a focus on optimizing operations and generating returns.  For this reason, the Committee determined that a significant portion of the 2019 long-term incentive programs will relate to performance metrics measuring operating efficiency, development efficiency and return on capital employed.  The Committee sought input from the Company’s newly formed Operating and Capital Efficiency Committee to ensure that these performance goals were aligned with the Company’s objectives and established at a level that is appropriately rigorous.  In setting the metrics, the Committee considered both the Company’s historical performance on the specified measures and the Company’s 2019 business plan objectives.  Importantly, production sales volume growth is not a performance metric included in the 2019 long-term incentive programs.

Shareholder Outreach and Consideration of 2018 Say-on-Pay Vote and Feedback from Shareholder Engagement

In establishing and recommending the 2019 compensation program for the Company’s continuing named executive officers (Messrs. McNally, Jenkins and Lushko and Mses. Smith and Centofanti), the Committee carefully considered the shareholder feedback received in connection with the Company’s annual shareholder outreach program.  It also noted that approximately 96% of the votes cast at the 2018 annual meeting approved the compensation of the Company’s named executive officers for 2017.

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Additionally, in 2018, the Company continued its practice of engaging with its shareholders to solicit feedback and input regarding its executive compensation program, reaching out to, and offering to meet with, each of the Company’s 15 largest institutional shareholders and 10 largest index fund shareholders.  The Company engaged in a dialogue with those shareholders that elected to meet with the Company in 2018, which included discussion of the Company’s proposed 2019 executive compensation plan design and proposed performance measures for its 2019 executive compensation program.  Additionally, the Company agreed to meet with, and received feedback from, various smaller shareholders who requested meetings in 2018.

Based on the results of the 2018 say-on-pay vote and feedback received through the Company’s shareholder outreach efforts, the Committee concluded that the compensation paid to the named executive officers and the Company’s overall pay practices have strong shareholder support.  Nonetheless, the Committee undertook a thorough analysis of its compensation programs, especially in light of the Spin-off, and made certain modifications for 2019 as described above and below.

The Committee recognizes that both executive pay practices and the Company’s strategy continue to evolve.  Consequently, the Committee intends to continue to (i) pay close attention to the advice and counsel of its independent compensation advisors and (ii) engage in meaningful shareholder outreach.  The Committee also invites our shareholders to communicate any concerns or opinions on executive pay directly to it or the Board.  See the caption “Contacting the Board” under “Corporate Governance and Board Matters” above for information about communicating with the Committee and the Board.

The advisory vote on executive compensation will occur every year until the next vote on the frequency of shareholder votes on executive compensation, which will occur at the Company’s 2023 annual meeting.

Compensation Philosophy

Our executive compensation program supports EQT’s core values of operational excellence, integrity, and accountability, as evidenced by the key aspects of the Committee’s compensation philosophy:

ASPECT	ANALYSIS
Designed to Achieve the Company’s Objectives

The Company’s compensation programs are designed:

•                 to attract, motivate, and retain highly talented executives who can ensure that the Company is able to safely, efficiently, and profitably produce and gather natural gas; and

•                 to seek executives willing to trade guaranteed compensation for the opportunity presented by performance-based, at-risk compensation that depends upon achieving challenging performance objectives with an appropriate level of risk-taking.

Stated differently, our compensation programs are structured to require a commitment to performance goal achievement because a large percentage of executive compensation is not guaranteed.

Compensation is Performance-Driven and Aligned with the Company’s Strategic Plan

Compensation packages are weighted in favor of performance-based, at-risk compensation through annual and long-term performance-based incentive pay programs (see illustration on page 49).

The Committee aligns its executive compensation decisions with the Company’s strategic plan.  As the Company’s strategic plan evolves, the Committee reevaluates the financial and operational metrics used to measure performance under its

EQT Corporation – 2019 Proxy Statement	57

ASPECT	ANALYSIS

compensation plans and, where appropriate, makes corresponding changes to those metrics to drive group and individual performance most likely to achieve the business plan and generate strong returns to shareholders. Consistent with the Company’s strategic priorities, the Company intends to focus on cost and capital efficiency. To that end, the Committee selected operating efficiency, development efficiency, and return on capital employed as performance metrics for its 2019 long-term incentive compensation program, in addition to relative TSR, which remains an important metric aligning management incentives with increased shareholder value.

Compensation Should Be Competitive

The Committee benchmarks each element of total direct compensation and the mix of compensation (cash versus equity) of the named executive officers against a peer group established by the Committee, in consultation with Pay Governance. The Company has structured compensation packages for the named executive officers as a mix of base salary and annual and long-term incentives to be competitive in the marketplace.

Generally, in establishing total direct compensation for 2018, the Committee targeted 90% of the market median (based on the 2018 peer group) for named executive officers. See “Determining Target Total Direct Compensation” below.

Compensation-Related Risk Should Be Thoughtfully Managed and Subject to Clawback

Our compensation programs are designed to avoid excessive risk taking. See “Compensation Policies and Practices and Risk Management” below for a discussion regarding the evaluation of risks associated with the Company’s compensation programs.

The Company has a compensation recoupment (or “clawback”) policy applicable to current and former executive officers of the Company where the Company may, in certain circumstances, recoup certain annual and long-term incentive compensation paid to the covered individuals in the event of an accounting restatement due to material non-compliance with financial reporting requirements under U.S. securities laws.

Incentive Compensation Balances Annual and Long-Term Performance

Our compensation programs are designed to balance rewarding the achievement of strong annual results and ensuring the Company’s long-term growth and success.  To this end, a mix of both annual and longer-term incentives is provided and allocated in a manner generally consistent with the Company’s peer group.  Participation in both the annual and long-term incentive programs, which is largely based on comparative benchmarking, will increase at higher levels of responsibility, as the named executive officers have the greatest influence on the Company’s strategic direction and results over time.

Peer Groups Help Establish Compensation and Define Competitive Levels of Performance

The Committee uses an industry-specific peer group of companies:

•                 to help establish base salary and target annual and long-term incentives for the named executive officers;

•                 to ensure that the total direct compensation of the named executive officers is competitive; and

•                 in measuring relative company performance for some of our long-term incentive programs.

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ASPECT	ANALYSIS
Impact of Tax Laws Should Be Considered When Designing Compensation	The Committee continues to consider the impact of applicable tax laws with respect to compensation paid under the Company’s plans, arrangements and agreements. See “Tax Matters” below.
Executives are Required to Own Equity, Which May Not Be Pledged or Hedged

Share Ownership Guidelines. Consistent with the goal of driving long-term value creation for shareholders, the Company’s equity ownership guidelines require significant equity ownership by our named executive officers.  See “Equity Ownership Guidelines,” below.

No Pledging; No Hedging. An executive may not pledge EQT equity or the equity of any subsidiary for which the executive serves as a director or an executive officer. Similarly, an executive may not hedge or otherwise invest in derivatives involving EQT stock.

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Compensation Decisions for 2018

Making Executive Compensation Decisions

Key Elements of 2018 Compensation Program

Base salaries and annual and long-term incentive awards comprise total target direct compensation for our named executive officers.  When appropriate, the Committee also provides certain limited perquisites and makes other awards.

Element	Description	Form of Compensation
Base Salary	Provides base compensation for day-to-day performance of job responsibilities	Cash
Annual Incentives	Rewards performance during the year based on the achievement of annual performance goals	Cash*
Long-Term Incentives

Encourages improvement in the long-term performance of our Company and aligns the financial interests of our executives with the interests of our shareholders
50% of Long-Term Incentives to all NEOs are tied to achievement of pre-set performance objectives

• Stock options • Restricted share and unit awards • Performance share unit awards
Strategic Incentive	One-time award provided as an incentive for our executives to focus on the execution of the complex Spin-off transaction during 2018 and to reward efforts for completing the Spin-off	• Cash • Performance or restricted share and unit awards
Other Compensation	Provides a broad-based executive compensation program for employee retention, retirement and health	Retirement and savings programs, health and welfare programs, and employee benefit plans, programs and arrangements generally available to all employees; limited perquisites

*May be paid in equity in limited circumstances.

Determining Target Total Direct Compensation

When establishing target total direct compensation for each named executive officer, the Committee considers:

•                 The Committee’s overall compensation philosophy;

•                 The market median of target total direct compensation as reviewed with the Committee’s independent compensation consultant;

•                 The scope of the executive’s responsibility, internal pay equity, succession planning, and industry-specific technical skills and abilities that may be difficult to replace; and

•                 The Chief Executive Officer’s compensation recommendations for each named executive officer (other than himself or herself).

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The Committee also periodically seeks input from, or the approval of, the other independent directors of the Board as it deems appropriate.  For example, in deciding upon appropriate performance metrics for the operating efficiency and development efficiency performance measures under the 2019 Incentive PSU Program (which program is described below), the proposed performance metrics were formally reviewed with the Operating and Capital Efficiency Committee of the Board prior to the Committee approving the performance metrics.

In considering the amount and type of each component of compensation, the Committee evaluates the effect of each element on all other elements, as well as the allocation of target total direct compensation between (i) cash and equity and (ii) long- and short-term compensation. The Committee is committed to providing a significant portion of each named executive officer’s compensation in the form of performance-based awards.

Benchmarking

Each year, the Committee reviews executive compensation peer groups with its independent compensation consultant for continued appropriateness. Accordingly, these peer groups have changed over time, consistent with the evolution of both the Company and its industry.

This peer group review typically occurs in the fall prior to the relevant year and includes an analysis of the then-current peer group and other potential peers, including peers identified by the larger proxy advisory services.  The Committee considers industry, strategic focus, talent competitiveness, whether an entity is a peer of peers, geographic location, ownership structure, current and historical financial and stock performance, and scope.

•                 Financial performance metrics considered include net income, market capitalization, and revenue.

•                 Market performance over one-, three-, and five-year periods is typically considered.

•                 Based on information available at the time the Committee selects the peer group, the Company’s financial metrics generally approximate, on balance, the financial metrics of the median of the peer group.

The Committee also reviews the number of peer group companies, as consolidation and other changes in the industry over a three-year performance period could result in too small of a peer group. Peers are most frequently removed from the peer group when they or the Company complete a large acquisition or disposition, they are acquired, or they or the Company shift industry emphasis or they enter bankruptcy.  Peers are most frequently added as they become appropriately sized.

•                 Impact of Rice Transaction and Spin-off.  In assessing the market median for named executive officer compensation, the Committee noted that changes to the Company’s peer group for 2018, as a result of the closing of the Rice Transaction in late 2017, signaled a need for increases to each element of target total direct compensation for each named executive officer in order to keep the compensation market competitive.  In setting 2018 target total direct compensation opportunities, however, the Committee also desired to demonstrate its commitment to achieving Rice Transaction synergies.  Moreover, the Committee was cognizant that the conclusions reached in the review of the “sum-of-the-parts discount” in anticipation of the Spin-off could result in a significantly different company, with a different peer group, moving forward.

In considering the Company’s peer group for 2019, the Committee, based upon recommendations and advice from Pay Governance, also took into consideration the profile of the Company following the completion of the Spin-off in November 2018.  Specifically, in consultation with Pay Governance, the Committee refined the 2019 peer group to include only companies having greater than 30% of their production volume coming from natural gas in light of the Company’s transformation into a pure-play

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upstream company.  Finally, the Committee took into consideration the reduction in the Company’s market capitalization that resulted from the Spin-off, ultimately deciding to exclude from the 2019 peer group those companies that fell outside of a relative range of market capitalization size, when compared to the Company on a post-Spin-off basis.

See Appendix B to this CD&A for the 2017, 2018 and 2019 peer groups and a comparison of their financial metrics.

Tally Sheets

Annually, the Committee is provided with a tally sheet for each named executive officer, which is designed to provide the Committee with a full picture of both the executive’s compensation history and all compensation payable upon the executive’s termination of employment and in connection with a change of control.  Each tally sheet generally sets forth the following elements of compensation history:

•                             a history of five years of base salary, annual incentive targets and awards, and perquisites; and

•                             a history of five years of long-term incentive awards, including realized gains as well as potential gains on unexercised or unvested awards.

The tally sheets also reflect the value of compensation due to each named executive officer under certain termination scenarios, including:

•                             termination of the executive by the Company with and without cause, as defined in any applicable agreement or policy;

•                             termination by the executive for good reason, as defined in the applicable agreement;

•                             termination by the executive other than for good reason, including retirement;

•                             termination of the executive in connection with or following a change of control; and

•                             disability or death.

With regard to each scenario, the tally sheets include:

•                             the cash amounts payable to the executive, including outplacement and other payments;

•                             the cost of benefits continuation;

•                             the value of all equity awards, including the acceleration of unvested equity awards and the value of forfeited awards; and

•                             any other compensation payable to the executive upon termination.

The tally sheets are provided to Committee members in an electronic resource book for easy reference.  This resource book also contains base salary, annual and long-term incentive targets, all incentive plan documentation, and all employment-related agreements for each of the named executive officers.

Role of the Independent Compensation Consultant

The Committee has the sole authority to hire, terminate, and approve fees for compensation consultants, outside legal counsel, and other advisors as it deems to be necessary to assist in the fulfillment of its responsibilities.  During 2018, the Committee utilized Pay Governance as its independent compensation consultant, and Pay Governance reported directly to the Committee.  Representatives of Pay Governance

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provided the Committee with market data and counsel regarding executive officer compensation programs and practices, including specifically:

•                             competitive benchmarking;

•                             peer group identification and assessment;

•                             advice and market insight as to the form of and performance measures for annual and long-term incentives;

•                             marketplace compensation trends in the Company’s industry and generally; and

•                             advice regarding the performance of the Company’s annual review of compensation risk.

Representatives of Pay Governance do not make recommendations on, or approve, the amount of compensation for any executive officer.  The Committee may request information or advice directly from representatives of Pay Governance and may direct the Company to provide information to representatives of Pay Governance.  Representatives of Pay Governance regularly interact with members of the Committee (including at each Committee meeting), as well as with representatives of the Company’s human resources department and, periodically, with the Chief Executive Officer and representatives of the Company’s legal department.

Setting Target Total Direct Compensation

Based on the several factors described above, and after receiving the input of Pay Governance, in early 2018, the Committee set the 2018 target total direct compensation opportunity for each named executive officer who was an executive officer of the Company at such time, other than Mr. Schlotterbeck, at 90% of the market median with respect to the 2018 peer group target total direct compensation opportunity.  This was accomplished by providing each such named executive officer with:

•                 a 5% base salary increase;

•                 a market median annual incentive target award; and

•                 a long-term incentive target award that, when coupled with the executive’s 2018 base salary and annual incentive target, aggregated to 90% of the value of the market median total direct compensation.

Mr. Schlotterbeck’s 2018 target total direct compensation was set at 82% of the market median with respect to the 2018 peer group target total direct compensation, which the Committee believed was appropriate in light of Mr. Schlotterbeck having only recently assumed the role of chief executive officer at the time 2018 target total direct compensation decisions were determined.

In addition, the 2018 long-term incentive target awards granted to these named executive officers were subject to a 13.5% reduction in the event that the targeted Rice Transaction first-year operating or development synergies were not achieved. The Committee believed that this approach, which favored at-risk compensation that depended upon achieving results and was structured to avoid a “windfall” to executives solely by virtue of growth of the Company due to the Rice Transaction, would properly motivate these executives to meet their commitments, while providing appropriate incentives to them for their management of a larger Company, assuming the achievement of the performance metrics.

For 2019, the Committee established the total target direct compensation opportunity for its named executive officers, as a percentage of the market median for each executive’s comparable position among the Company’s 2019 peer group, at 90% of the market median for Mr. McNally and Ms. Centofanti, 95% of the market median for Mr. Jenkins, and 89% of the market median for Ms. Smith and Mr. Lushko.

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2018 Compensation Decisions

Overview of Compensation Components

The following elements comprised the Company’s 2018 executive compensation arrangements:  base salaries, annual incentives, long-term incentives, one-time strategic incentive awards, health and welfare benefits, retirement programs, perquisites, and non-compete agreements.

Base Salary

The base salary for each named executive officer was established taking into account the factors discussed under “Determining Target Total Direct Compensation” above.  Base salaries are ordinarily considered by the Committee and, where appropriate, adjusted towards the beginning of each calendar year.  For 2018, the Committee also reviewed and adjusted base salaries for promoted named executive officers to reflect their increased levels of executive responsibilities.  The following adjustments were made in 2018 to the base salary of each of our currently-serving named executive officers:

Named Executive Officer	2017 Base Salary	2018 Base Salary	Market Median for Peer Group(1)	Percentage of Market Median(1)
R.J. McNally	$475,000	$498,750(2)	$1,020,000	88%
		$900,000(3)
J.S. Smith	$242,250	$254,363(2)	$579,000	80%
		$463,200(3)
E.R. Centofanti	$300,000	$315,000(2)	$583,500	80%
		$466,800(4)
D.M. Jenkins	$336,600	$386,400(2)	$583,500	96%
		$558,075(3)
J.M. Lushko	$240,000	$252,000(2)	$575,000	80%
		$460,000(4)

(1)         The “market median for peer group” is the median base salary paid by companies within the Company’s 2018 peer group to their executive officers holding comparable positions to the position held by the named executive officer at the time of his or her most recent base pay increase.  For Mr. Lushko, the market median was determined by reference to broader industry data due to unavailability of comparable peer group data.

(2)         Represents base salary amount effective February 2018 for position held prior to promotion.

(3)         Represents base salary amount effective following promotion in November 2018.

(4)         Represents base salary amount effective following promotion in October 2018.

Consistent with the discussion above under “Setting Target Total Direct Compensation,” each of Messrs. Schlotterbeck, Schlosser and Ashcroft received a 5% base salary increase in February 2018.

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Annual Incentives

Overview

Annual cash incentive awards are designed to drive and reward performance and are based on financial objectives and individual functional or business group objectives established by the Committee.  For 2018, annual incentives for our named executive officers were determined under (i) the Executive Short-Term Incentive Plan (the “Executive STIP”) – under which plan named executive officers typically earn their annual incentives – and (ii) the Company’s Short-Term Incentive Plan (the “Regular STIP”) – under which plan certain promoted named executive officers earned their annual incentives in 2018 as participants in such plan prior to promotion.

•                 The Executive STIP is the annual bonus plan under which the named executive officers typically earn their annual incentives.  Messrs. McNally and Jenkins and Ms. Smith, who were executive officers in early 2018 when the Committee approved target annual incentive awards for 2018, each participated in the Executive STIP for 2018.  Although these executives were promoted during 2018, the Committee did not make a corresponding increase to their target annual incentive opportunities to the 2018 market median annual incentive target opportunities for their promoted positions.  The Committee also did not apply their target percentages to their base salaries as increased at the time of promotion.

•                 Ms. Centofanti and Mr. Lushko, who became executive officers in October 2018, each participated in the Regular STIP for 2018.  Although these executives were promoted during 2018, the Committee did not make a corresponding increase to their target annual incentive opportunities to the 2018 market median annual incentive target opportunities for the promoted positions.  The Committee also did not apply their target percentages to their base salaries as increased at the time of promotion.

Determination of 2018 Target Annual Incentive Awards

Typically, before or at the start of each year, the Committee approves the target annual incentive award for each named executive officer taking into account the factors discussed under “Determining Target Total Direct Compensation” above.

The target 2018 annual incentive award approved by the Committee for each of our currently serving named executive officers was established based upon the position held by the executive prior to his or her promotion in 2018.  For Mr. McNally, his target 2018 annual incentive award was set at an amount equal to the market median (based on the Company’s 2018 peer group) for his prior position as the Company’s Chief Financial Officer.  For each of our other named executive officers (none of whom were executive officers in early 2018), their target 2018 annual incentive award was established at a level equal to the median for their comparable position, based upon general industry compensation data provided by Pay Governance.  Consistent with the Company’s policy of not adjusting annual incentive targets for promotions occurring after October 1, the target 2018 annual incentive awards for the Company’s named executive officers were not adjusted as a result of their promotions, which led to lower target annual incentive amounts as compared to the market median for comparable positions to those held by the named executive officers at the end of 2018.

For illustrative purposes, the table below compares the target 2018 annual incentive award for each of the Company’s currently serving named executive officers to the median annual incentive target set by companies within the Company’s 2019 peer group for their executive officers holding positions comparable to those held by our named executive officers at the end of 2018:

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Named Executive Officer	2018 Annual Incentive Target	Peer Group Market Median(1)	Percentage of Market Median(1)
R.J. McNally	$477,000	$1,105,000	43%
J.S. Smith	$112,000	$473,000	24%
E.R. Centofanti	$138,600	$429,500	32%
D.M. Jenkins	$203,220	$429,500	47%
J.M. Lushko	$117,840	$294,000	40%

(1)         The peer group market median is the median annual incentive target set by companies within the Company’s 2019 peer group for their executive officers holding positions comparable to those of our named executive officers as of the end of 2018.  For Mr. Lushko, the market median was determined by reference to broader industry data due to unavailability of comparable peer group data.

2018 Annual Incentives – Executive STIP

The Committee established as the 2018 performance metric “adjusted 2018 EBITDA” compared to the Company’s 2018 business plan, which the Company has used as its annual performance metric since the 2009 plan year, as an objectively determinable performance measure for the 2018 plan year at the beginning of 2018 due to the following:

•                 Performance against this measure results in an objectively determinable bonus pool amount.

•                 The Committee believes this measure drives the named executive officers to implement and exceed the Company’s business plan, which embodies the strategic goals of the Company, and which the Committee believes ultimately will create long-term value for shareholders.

•                 Cash flow measures, such as EBITDA, are often utilized by capital intensive companies and their investors as an indicator of such companies’ performance, including their ability to fund their activities and service their debt.

Adjusted 2018 EBITDA (see Appendix A to this CD&A for the definition of, and additional information about, this non-GAAP measure) was calculated consistent with GAAP line items but used constant commodity prices and excluded certain charges.  Commodity prices are held constant to avoid the undue positive or negative effect of prices that are beyond the control of plan participants and may be volatile.  In order to hold commodity prices constant, the Committee adjusts actual results for, among other things, derivatives, basis and fixed price sales.   Under the plan, the Committee is required to adjust for certain extraordinary items, typically those that are unusual or strategic in nature (e.g., certain large acquisitions and dispositions, debt repurchases and certain impairments), to encourage the executives to make the best decision or recommendation for the Company without regard to the executive’s compensation when considering these types of extraordinary items.  In consideration of the Spin-off, which closed in November 2018, in measuring adjusted 2018 EBITDA for purposes of both the Executive STIP and the headquarters portion of the Regular STIP (and adjusted 2018 EBITDAX for purposes of the production business unit portion of the Regular STIP, as discussed below), the Committee determined to measure actual financial results of the Company through October 31, 2018, plus two months (November and December 2018) of forecasted financial results to afford a meaningful comparison to the Company’s 2018 business plan.  The Committee also has the discretion, but not the obligation, to adjust for items not contemplated in the original business plan, to avoid undue negative effects on possible bonus amounts.  The Committee did not exercise the discretion to make these adjustments, in light of the Company’s third quarter 2018 capital expenditures and operational performance relative to business plan.

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2018 Funding under the Executive STIP

Under the Executive STIP, a pool to pay bonuses to the Company’s eligible officers was funded based upon adjusted 2018 EBITDA relative to business plan, as follows:

ADJUSTED 2018 EBITDA COMPARED TO BUSINESS PLAN	PERCENTAGE OF ADJUSTED 2018 EBITDA AVAILABLE FOR ALL EXECUTIVE OFFICERS 2018 ANNUAL INCENTIVE AWARDS
At or above plan	2%
<5% below plan	1.5%
<25% below plan	1%
>25% below plan	No bonus

The Company’s adjusted 2018 EBITDA of $3,527.9 million was 98.9% of its 2018 business plan EBITDA of $3,566.0 million, which resulted in the total 2018 pool for all participants under the Executive STIP being capped at 1.5% of adjusted 2018 EBITDA.

After determining the pool available for distribution, the Committee determined the value of the award to each eligible named executive officer based upon consideration of the individual’s 2018 target annual incentive award and 2018 performance with respect to Company, business unit, and individual value drivers, which are discussed below.

Generally, the Committee aims to award between zero and three times the value of a named executive officer’s target award, but may award up to $5 million to each named executive officer, subject to the overall cap (which maximum amount the Committee has never awarded).  The Committee believes that this structure provides flexibility to reward superior individual performance in years of superior company performance and appropriately recognize exceptional efforts in the face of goals established at a challenging threshold.  Further, the Committee historically has not had, and for the 2018 plan year did not have, discretion to pay a higher amount under the Executive STIP than specified by the objective formula under the Executive STIP.

The Committee is permitted to exercise, and historically has exercised, downward discretion in determining the actual payout under Executive STIP.  The Committee exercised this discretion again in respect of the payouts that could otherwise have been made in respect of the 2018 plan year, distributing less than $1.3 million, in the aggregate, to the three named executive officers (Messrs. McNally and Jenkins and Ms. Smith) who participated in the Executive STIP for 2018, although the Executive STIP pool funded at $52.9 million.

The Committee also considered, but elected not to grant, “true up” grants that would otherwise have raised their target opportunities commensurate with their increased levels of executive responsibilities upon their promotions to their senior executive leadership positions.  See the Summary Compensation Table below for the amount awarded to each eligible named executive officer for 2018.

2018 Annual Incentives – Regular STIP

Ms. Centofanti and Mr. Lushko, who were not executive officers at the beginning of 2018, participated in the production business unit portion and the headquarters portion, respectively, of the Regular STIP in 2018.

2018 Funding under the Regular STIP

Under the production business unit portion of the Regular STIP (i.e., the portion in which Ms. Centofanti participated in 2018), the incentive pool was established by adjusting the target incentive pool that was approved by the Committee for the production business unit by a formula based on the production

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business unit’s adjusted 2018 business unit EBITDAX (a non-GAAP measure, calculated as set forth in Appendix A to this CD&A), compared to the Company’s business plan, as follows:

ADJUSTED 2018 BUSINESS UNIT EBITDAX COMPARED TO BUSINESS PLAN	PAYOUT MULTIPLE*
At or above plan	1.00
90% of Business Plan Adjusted EBITDAX	0.75
80% of Business Plan Adjusted EBITDAX	0.50

* Payout multiples are interpolated between levels depending upon performance.

The above result then is adjusted based on business unit value drivers (operational, strategic and financial goals), by adding to it the sum of the amounts, if greater than zero, determined by multiplying the applicable payout multiple for each value driver by the original target incentive pool amount, as follows:

BUSINESS UNIT VALUE DRIVER RESULTS	PAYOUT MULTIPLE*
Stretch	2.00 times the weighted value of the value driver
Exceeds	1.00 times the weighted value of the value driver
Successful	Zero times the weighted value of the value driver
Fails to meet expectations	Negative 1.00 times the weighted value of the value driver

* Individual business unit value drivers are weighted by the Committee based on their relative importance to achieving the Company’s operational, strategic and financial goals.

Under the headquarters portion of the Regular STIP (i.e., the portion in which Mr. Lushko participated in 2018), a formula based on the Company’s adjusted 2018 EBITDA compared to the Company’s business plan establishes 60% of the incentive pool, as follows:

ADJUSTED 2018 EBITDA COMPARED TO BUSINESS PLAN	PAYOUT MULTIPLE*
More than 10% above plan	Committee Discretion
10% above plan	2.00
5% above plan	1.25
5% below plan	0.50
More than 5% below plan	No payment

* Payout multiples are interpolated between levels depending upon performance.

Business unit value drivers (operational, strategic and financial goals) establish the remaining 40% of the headquarters portion of the Regular STIP incentive pool available for payouts, as follows:

BUSINESS UNIT VALUE DRIVER RESULTS	PAYOUT MULTIPLE
Stretch	3.00
Exceeds	2.00
Successful	1.00
Fails to meet expectations	No Payment

The Regular STIP provides that the annual awards are paid in cash, subject to the Committee’s discretion to pay in equity.  Additionally, the Company’s Chairman of the Board may elect to settle awards in equity rather than cash if a participant has not satisfied his or her applicable equity ownership guidelines.

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2018 funding of the production business unit and headquarters pools under the Regular STIP was determined based on the following:

•                  The Company’s production business unit’s adjusted 2018 business unit EBITDAX of $2,402.6 million represented 99.7% of the Company’s 2018 production business plan EBITDAX of $2,411.1 million.

•                  The Company’s adjusted 2018 EBITDA of $3,527.9 million represented 98.9% of the Company’s 2018 business plan EBITDA of $3,566.0 million.

2018 Annual Incentive Payouts under the Executive STIP and Regular STIP

Under the Executive STIP and Regular STIP, the Company also considers each executive officer’s achievement of individual value driver performance goals that are established at the beginning of each year.  The Committee reviewed the individual performance of each named executive officer who was serving at the end of 2018 based on the following:

•                  a review of Mr. McNally’s performance conducted by the Corporate Governance Committee and the Chair of the Committee and reviewed with the other directors (to support this review, Mr. McNally provides a self-assessment to the Corporate Governance Committee and the Chair of the Committee, and input is requested from the independent Chairman and other directors); and

•                  a report by Mr. McNally regarding the performance of each other named executive officer.

In assessing the value driver performance of each eligible named executive officer, the Committee considered, among other matters, the efforts on a number of important transactions, including the Spin-off, and performance against key operational and strategic goals, as described below.

The following are the highlights of 2018 performance for each named executive officer (executive officers who were no longer employed at year-end, and consequently did not receive a bonus for 2018, are not included in the table):

NAMED EXECUTIVE OFFICER	2018 PERFORMANCE HIGHLIGHTS
R.J. McNally

Mr. McNally became the Company’s President and Chief Executive Officer and a member of the Board of Directors in November 2018, effective upon the closing of the Spin-off.  Prior to becoming President and Chief Executive Officer, Mr. McNally also had responsibility for business development, facilities, information technology, innovation, and procurement in addition to his prior responsibilities for finance and related functions, accounting, tax, and internal audit functions.  Mr. McNally’s annual incentive award recognized his performance on Company, business unit, and individual value drivers in 2018, including:

•                  the successful transition from his role as Chief Financial Officer to President and Chief Executive Officer;

•                  achieving immediate cost savings across the organization in the fourth quarter through an effective human capital and operational process review and efficiency analysis;

•                  leading the “sum of the parts” analysis and discussions with the Board, ultimately resulting in the successful Spin-off of the midstream business, an

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NAMED EXECUTIVE OFFICER	2018 PERFORMANCE HIGHLIGHTS

extraordinarily complex transaction which EQT successfully executed on an expedited timeframe;

•                  completing a series of midstream streamlining transactions in anticipation of the Spin-off, including: the sale of midstream assets to EQM for approximately $1.5 billion in cash and common units; the acquisition by EQGP of RMP’s incentive distribution rights (IDRs) for EQGP units valued at approximately $940 million; EQM’s acquisition of RMP; and leading negotiations on the acquisition of Gulfport Midstream Holdings, LLC’s 25% interest in the Strike Force Gathering System for $175 million (“the Gulfport Transaction”);

•                  leading various significant financing transactions, including: arranging a $2.5 billion term loan for EQM and subsequent refinancing of the term loan through EQM’s issuance of $2.5 billion of long-term debt; arranging an upsizing of the EQM credit facility to $3 billion (from $1 billion); and arranging a $100 million credit facility for ETRN in anticipation of the Spin-off;

•                  leading the team responsible for structuring and creating a post-Spin-off EQT and ETRN;

•                  leading the analysis and execution of the sale of the Huron and Permian assets, resulting in $0.8 billion of proceeds and the transfer of significant plugging liabilities to the purchaser;

•                  continuing successful tax planning initiatives;

•                  leadership on achieving other EQT and business unit value drivers; and

•                  engaging in extensive shareholder outreach efforts.

Mr. McNally’s leadership was crucial to the successful completion of the Spin-off, especially in light of the changes at the level of Chief Executive Officer during the time the Spin-off was being implemented.  The Committee also took into account the Company’s third-quarter 2018 capital expenditures and operational performance relative to business plan.

J.S. Smith

Ms. Smith became the Company’s Senior Vice President and Chief Financial Officer in November 2018, effective upon the closing of the Spin-off.  Prior to assuming the role of Chief Financial Officer, Ms. Smith served as the Company’s Chief Accounting Officer.  Ms. Smith’s annual incentive award recognized her performance on Company, the business unit, and individual value drivers in 2018, including:

•                  successfully transitioning from her role as Chief Accounting Officer to Chief Financial Officer;

•                  providing financial reporting expertise to the complex transactions required to effect the midstream simplification, including: the sale of the Rice Energy retained midstream assets to EQM, the sale of the RMP’s IDRs to EQGP, the EQM-RMP merger, the Gulfport Transaction, and the recast of EQM’s financial statements to support the $2.5 billion EQM debt offering;

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NAMED EXECUTIVE OFFICER	2018 PERFORMANCE HIGHLIGHTS

•                  overseeing significant financial statement requirements necessary to complete the separation of the midstream business, including definition of the accounting predecessor and completion of historical Spin-off financial statements, acquisition financial statements for Rice Midstream Holdings LLC, completion of the Form 10 filing with the SEC, including minimizing comments from the SEC to expedite time to effectiveness, and completion of discontinued operations reporting for the remaining upstream business;

•                  splitting the EQT accounting and financial systems and processes to support the Spin-off;

•                  providing analysis and support for the sale of the Huron and Permian assets, resulting in $0.8 billion of proceeds and the transfer of significant plugging liabilities to the purchaser;

•                  completing the accounting and tax integration for the acquisitions of assets from Trans Energy, Inc., Stone Energy Corporation and Rice.

Ms. Smith’s expertise in financial reporting and leadership were critical in the successful completion of the Spin-off.   The Committee also took into account the Company’s third quarter 2018 capital expenditures and operational performance relative to business plan.

D.M. Jenkins

Mr. Jenkins became the Company’s Executive Vice President, Commercial, Business Development, Information Technology and Safety in November 2018.  Prior to assuming this executive leadership role, Mr. Jenkins served as the Company’s Chief Commercial Officer.  Mr. Jenkins’ annual incentive award recognized his performance with respect to the Company, the business unit, and individual value drivers in 2018, including:

•                  an improved employee safety performance;

•                  the successful transition from his role as Chief Commercial Officer to a newly created role which added Business Development, Information Technology and Safety to his management responsibilities;

•                  presenting and receiving approval for an updated hedge policy and strategy from the Company’s risk committee;

•                  expanding and executing successful trading transactions that allowed the Company to exceed net margin financial targets for the function;

•                  implementing process efficiencies in the trading function;

•                  coordinating and presenting underlying fundamentals of energy markets, including detailed analysis of North American natural gas supply and demand over the next ten years and its impact on demand and takeaway capacity in the Appalachian Basin;

•                  negotiating new contracts as needed and meeting financial targets established; and

•                  maintaining efficient cost structure while managing a significant increase in marketed volumes.

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NAMED EXECUTIVE OFFICER	2018 PERFORMANCE HIGHLIGHTS
Mr. Jenkins’ commercial management and risk management skills were critical in the successful completion of the Spin-off.
E.R. Centofanti

During the portion of 2018 prior to her promotion in October 2018 to Executive Vice President, Production, Ms. Centofanti served as Senior Vice President of Asset Development for EQT Production.  Her annual incentive award recognized her performance on various production business unit value drivers in 2018, including:

•                  the successful transition from Senior Vice President of Asset Development to Executive Vice President of Production;

•                  effective human capital and operational process review and efficiency analysis resulting in significant cost savings across the Production organization in the fourth quarter;

•                  providing support in driving strong operational results, including volume growth of 68% over 2017 and a 102% increase in adjusted operating cash flow;

•                  increasing proved reserves by 2% up to 21.8 Tcfe(1) and PV10(2) cash flow by 2.6 billion or 29%;

•                  her leadership on the implementation of key technology across the Asset Development team following the Rice Energy acquisition;

•                  the acquisition of approximately 30,000 acres through trades and leasing to support the 2018 drilling program and beyond; and

•                  her leadership on achieving other EQT and business unit value drivers.

Ms. Centofanti’s leadership on technical production matters was critical in supporting the development of the Company’s plans for increasing operating and capital efficiencies, key priorities for the Company in 2019.  The Committee also took into account the Company’s third quarter 2018 capital expenditures and operational performance relative to business plan.

J.M. Lushko

During the portion of 2018 prior to his promotion in October 2018 to General Counsel and Senior Vice President, Government Affairs, Mr. Lushko served as Deputy General Counsel, Governance & Enterprise Risk.  His annual incentive award recognized his performance of legal-related value drivers in 2018, including:

•                  successfully transitioning from his role as Deputy General Counsel, Governance & Enterprise Risk to Senior Vice President and General Counsel;

•                  managing the legal and governance aspects of the “sum of the parts” analysis and discussions with the Board;

•                  providing legal and governance expertise to the complex transactions required to effect the midstream simplification, including: the sale of the Rice Energy retained midstream assets to EQM; the sale of RMP’s IDRs to EQGP; the EQM-RMP merger; the Gulfport Transaction; and EQM’s $2.5 billion debt offering;

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NAMED EXECUTIVE OFFICER	2018 PERFORMANCE HIGHLIGHTS

•                  leading the legal and governance aspects of the Spin-off, including subsidiary restructuring, completion of the Form 10 filed with the SEC and negotiation of key transaction documents;

•                  completing integration work for acquisitions in 2017 and 2018; and

•                  conducting a bottom-up, corporate-wide risk refresh.

Mr. Lushko’s leadership on legal and governance matters was critical to the successful completion of the Spin-off.

(1)             Tcfe  =  trillion cubic feet of natural gas equivalents, with one barrel of NGLs and crude oil being equivalent to 6,000 cubic feet of natural gas.

(2)             PV10 = the present value of estimated future oil and gas revenues net of estimated direct expenses and discounted at an annual discount rate of 10%.

Following its review of overall Company financial performance, the Committee exercised downward discretion in determining the actual award payable to each eligible named executive officer for 2018, taking into consideration the named executive officer’s performance with respect to the Company, the business unit, and individual value drivers.  Although the Executive STIP pool funded at $52.9 million, the Committee distributed less than $1.3 million, in the aggregate, to Messrs. McNally and Jenkins and Ms. Smith, the three named executive officers who participated in the Executive STIP for 2018.

The Senior Vice President, HR, in consultation with the Company’s Chief Executive Officer, determined the annual incentive awards under the Regular STIP for Ms. Centofanti and Mr. Lushko, which, in the aggregate, totaled less than $0.5 million.

Finally, as described in the “Management Development and Compensation Committee Highlights” section above, the Committee determined to not pay any 2018 annual incentive awards to the named executive officers who departed during 2018.

Strategic Incentive Awards

In recognition of the management team’s efforts through March 2018, and to incentivize management’s effort and focus on execution of the complex Spin-off transaction during 2018, the Committee awarded one-time “Strategic Implementation Awards” to various senior executives, including Messrs. McNally, Lushko, Schlosser and Ashcroft and Ms. Smith, in March 2018.  These awards included both a cash and equity component.  The cash component is reflected in the Bonus column of the Summary Compensation Table below.  See the “Long-Term Incentives – Strategic Incentive Awards” section below for further discussion of both the cash and equity component of these awards.

2019 Target Annual Incentive Awards

2019 annual incentives will be funded, structured and determined similarly to the 2018 annual incentives.  After consideration of the factors used to establish prior annual incentive programs, in December 2018, the Committee selected adjusted 2019 EBITDA relative to the Company’s business plan as the applicable performance measure for purposes of the 2019 plan year of the Executive STIP.  Consistent with the 2018 annual incentive program, adjusted 2019 EBITDA (see Appendix A to this CD&A for the definition of, and additional information about, this non-GAAP measure) will be calculated consistent with GAAP line

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items but will use constant commodity prices and exclude certain items (e.g., large acquisitions and dispositions, debt repurchases and impairments). Under the Executive STIP, the pool available for all executive officer incentive awards will be funded based upon adjusted 2019 EBITDA relative to the 2019 business plan consistent with the funding schedule for the 2018 plan year.  Also consistent with 2018 and prior years, after determining the pool available for distribution for 2019, the Committee will determine the value of the award to each named executive officer who remains with the Company at such time based upon consideration of the individual’s 2019 target award and 2019 performance on Company, business unit, and individual value drivers, and subject to the Committee’s ability to exercise downward discretion to reduce actual payouts.

Long-Term Incentives

Overview of 2018 Long-Term Incentive Awards

The Committee aims for a balanced set of awards that motivate operational achievement, risk management, and a commitment to excellence, all of which the Committee believes ultimately contribute to long-term value creation for shareholders.

The 2018 long-term incentive compensation structure for the named executive officers was more complex than in prior years due to the senior executive leadership changes that occurred during 2018, coupled with the Company’s ordinary timing for deciding and awarding long-term incentives.  Specifically, the Committee typically completes the long-term incentive program design in late Fall of the preceding year, approving target long-term incentive awards in December with a January 1 grant date.

As a result, in January 2018, Messrs. McNally, Jenkins, Schlotterbeck, Schlosser and Ashcroft and Ms. Smith received the long-term incentive awards designed for our most senior executive officers, while Mr. Lushko and Ms. Centofanti received the long-term incentive awards designed for senior leaders in the executive level immediately below most executive officers (next tier senior leadership).

In connection with the promotions of Mr. Lushko and Mses. Smith and Centofanti to senior executive leadership positions in late 2018, the Committee considered, but elected not to grant, “true up” grants that would otherwise have raised their target opportunities commensurate with their increased levels of executive responsibilities.

In developing the 2018 long-term incentive program, the Committee designed a program that the Committee believed would align the interests of the named executive officers with the interests of shareholders, drive appropriate performance, be market competitive, be effective for retention purposes, be tax efficient, minimize earnings volatility, and result in a portfolio approach to performance metrics.  The Committee’s considerations also included:

•                             market data regarding the long-term incentive design at the 2017 peer group;

•                             the appropriate way to incentivize executives toward the success of the Company and, prior to the Spin-off, EQGP and EQM;

•                             the portfolio of existing long-term incentive programs and their combined influence on focusing executive behavior on critical activities;

•                             feedback received from shareholders during the Company’s annual outreach program and in conjunction with the announcement of the Rice Transaction;

•                             the availability of EQT shares under the Company’s 2014 2014 LTIP; and

•                             the views of the larger proxy advisory services.

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The process involved consideration of the pros and cons of multiple variations of long-term incentive programs.

2018 Long-Term Incentive Award Mix

As a result of its analysis, with input from Pay Governance, the 2018 long-term incentive compensation program designed by the Committee for most executive officers and for next tier senior leadership was as follows:

TYPE OF AWARD	PERCENT OF AWARDED VALUE – MOST SENIOR EXECUTIVE OFFICERS	PERCENT OF AWARDED VALUE – NEXT TIER SENIOR LEADERSHIP	RATIONALE AND DESCRIPTION
Stock Options	25%	None

EQT stock options encourage executives to focus broadly on behaviors that the Committee believes should lead to a sustained long-term increase in the price of EQT shares, which benefits all shareholders.

Stock options cliff vest after three years and have a 10-year term.

Restricted Share Awards	25%	25%

EQT restricted share and unit awards are a strong retention tool for executives that also align their interests with the long-term interests of shareholders, though such awards contain less leverage than options and performance units. The Committee retained this element in the long-term incentive program design for 2018 after considering market data showing the continued prevalence of restricted shares/units used as a retention tool by many members of the 2017 peer group.

Restricted share awards cliff vest after three years.

2018 Incentive PSU Program	50%	25%

2018 Incentive PSU Program performance units drive long-term value directly related to EQT performance by using operating efficiency, development efficiency, return on capital employed, and relative stock performance as performance metrics.  All metrics utilize a three-year performance period.

In prior years, the comparable performance program focused on relative stock performance and absolute natural gas sales volume growth; however, volume metrics were removed in response to shareholder feedback and replaced by efficiency and return metrics to align with our strategic plan.

2018 Value Driver PSU Program	None	50%

2018 Value Driver PSU Program performance units drive the focus of next tier senior leadership on activities aligned with the Company’s business plan and on Company, business unit, and individual value drivers, which activities the Committee believes are critical to EQT’s long-term success.

Value Driver PSUs are earned based on the achievement of a pre-set adjusted EBITDA goal and vest ratably over two years.

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The award mix for the 2018 long-term incentive program for its senior executive officers at the beginning of the year, composed of stock options, time-based restricted shares and other performance-based awards, reaffirms the Committee’s desire to incorporate time-based restricted shares on a limited basis while continuing the Committee’s historic emphasis on performance-based incentive compensation.  Similarly, the allocation of the 2018 long-term incentive program for its next tier senior leadership at the beginning of the year among time-based restricted share units and performance-based awards reflects the Committee’s commitment to performance-based, at-risk compensation, coupled with its focus on market data for comparably situated executives.

The Committee believes that the overall mix of award types for both groups of executives provides a balanced set of incentives that motivate operational achievement, risk management, and a commitment to excellence, all of which the Committee believes ultimately contribute to long-term value creation for shareholders.

2018 Long-Term Incentive Award Performance Measures

In developing the performance measures for the 2018 long-term incentive program, the Committee worked to identify performance metrics designed to focus employees on the efficient development of the Company’s vast resources that would replace absolute natural gas sales volume growth in the Company’s long-term incentive programs.

Further, following the announcement of the Rice Transaction, some shareholders raised concerns about the Company’s prior focus on volumes and expressed a desire for the Company to include a return metric within the long-term programs.  This shareholder input was considered by the Committee and reflected in the design of the 2018 program.

2018 Incentive PSU Program

The Committee strongly supported management’s vision to shift employee focus to maintaining an industry-leading cost structure, as evidenced by its discussion of the specific metrics and appropriate performance targets and weighting over multiple meetings.  The resulting performance measures and their weighting under the 2018 Incentive PSU Program, based on the Company’s performance over the period January 1, 2018 through December 31, 2020, consist of the following:

PERFORMANCE MEASURE	WEIGHTING	DESCRIPTION AND RATIONALE
Relative TSR	50%

•                 Measures TSR relative to the 2018 peer group of companies over the performance period.

•                 Forges a direct link to shareholder performance on a relative rather than absolute basis.

•                 The Committee believes this metric is an important indicator of the Company’s success in achieving its strategic objectives.

•                 Performance goal and payout factor set forth on Appendix C to this proxy statement.

Operating Efficiency	25%	• Measures the Company’s efficiency (on a per Mcfe produced basis) in operating expenses (selling, general and administrative expenses, production expense (less

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PERFORMANCE MEASURE	WEIGHTING	DESCRIPTION AND RATIONALE
		production taxes) and operation and maintenance expense) over the performance period.

•                 The baseline was set to the Company’s forecasted 2017 operation efficiency and adjusted for the synergies committed to in the Rice Transaction.

•                 Focuses employee attention on achieving the anticipated synergies in conjunction with the Rice Transaction and managing costs so that the Company continues to have an industry-leading cost structure.

•                 Performance goal and payout factor set forth on Appendix C to this proxy statement.

Development Efficiency	25%

•                 Measures the Company’s efficiency (on a per Mcfe developed basis) in capital spending on wells SPUD and turned-in-line over the performance period.

•                 The baseline was set to the forecasted 2017 development efficiency plus the synergies committed to in the Rice Transaction.

•                 Focuses employee attention on achieving the anticipated synergies in conjunction with the Rice Transaction and managing costs so that the Company continues to have an industry-leading cost structure.

•                 Performance goal and payout factor set forth on Appendix C to this proxy statement.

Return on Capital Employed	+/- 10% Modifier

•                 Measures the Company’s return over the performance period and modifies overall performance by up to 10% either upward or downward.

•                 Ensures participants are focused on overall return to shareholders.

•                 This metric was added in direct response to shareholder feedback following the announcement of the Rice Transaction.

•                 Performance goal and modifier set forth on Appendix C to this proxy statement.

In establishing the payout matrices for the 2018 Incentive PSU Program, the Committee considered their alignment with the Company’s historical and projected growth and synergy targets related to the Rice Transaction.  The analysis behind the selection of the 2018 peer group is described above under “Benchmarking.”  Following discussion with its independent compensation consultant, the Committee concluded that the payout matrices (which are disclosed as set forth in Appendix C to this proxy statement) would provide rewards appropriate to performance and were appropriately rigorous.

2018 Value Driver PSU Program

The performance measure for the 2018 Value Driver PSU Program (in which only Ms. Centofanti and Mr. Lushko participated, in light of their participation prior to being promoted in 2018) was the

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Company’s adjusted 2018 EBITDA compared to the 2018 business plan.  The payout opportunity under the 2018 Value Driver Program was:

•                 no payout if the adjusted 2018 EBITDA was less than the Company’s business plan; or

•                 three times the number of target awards granted if the adjusted 2018 EBITDA equaled or exceeded the business plan, subject to the Committee’s discretion to determine that a lower performance multiple applied.  In exercising its discretion, the Committee was to consider and be guided by performance on Company, business unit, and individual value drivers.

In connection with the Spin-off, the Committee deemed the adjusted 2018 EBITDA performance measure to be satisfied for purposes of the 2018 Value Driver PSU Program, as reflected in the terms of the Employee Matters Agreement, dated November 12, 2018, between the Company and ETRN.  However, as described above, the Committee exercised downward discretion to confirm for each of Ms. Centofanti and Mr. Lushko a below-maximum award based upon the individual’s 2018 target award and 2018 performance on Company, business unit, and individual value drivers (which included, in the case of Ms. Centofanti, taking into account the Company’s third quarter 2018 capital expenditures and operational performance relative to business plan).

2018 Stock Options and Restricted Shares

The stock options granted in January 2018 have a term of ten years and were granted with an exercise price of $56.92 per share (which was adjusted to $29.30 per share pursuant to the Spin-off – see “Stock Options” under “Treatment of Equity-Based Compensation in the Spin-off” below).  These options will vest on January 1, 2021, contingent upon continued service with the Company through such date.

The restricted shares granted in January 2018 will vest on January 1, 2021, contingent upon continued service with the Company through such date.

2018 Target Long-Term Incentive Awards

The Committee’s considerations in determining the appropriate targets for each named executive officer for the 2018 long-term incentive awards are described above under the caption “Making Executive Compensation Decisions – Determining Target Total Direct Compensation.”  The resulting long-term incentive award to Mr. Schlotterbeck was at 80% of the market median (based on the 2018 peer group) for his position as President and Chief Executive Officer.  For 2018, long-term incentive awards to the other named executive officers at such time averaged 87% of the market median (based on the 2018 peer group).

The number of stock options, restricted shares and target units under the 2018 Incentive PSU Program awarded to the named executive officers were as follows:

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NAMED EXECUTIVE OFFICER	2018 OPTIONS	2018 RESTRICTED SHARES	2018 INCENTIVE PSU PROGRAM	2018 VALUE DRIVER PSU PROGRAM
R.J. McNally	40,200	12,030	24,060	-
J.S. Smith	6,800	2,030	4,060	-
E.R. Centofanti	-	2,270	2,270	4,530
D.M. Jenkins	8,800	2,640	5,280	-
J.M. Lushko	-	2,040	2,040	4,080
D.L. Porges	-	-	-	-
S.T. Schlotterbeck	108,500	32,510	65,010	-
D.E. Schlosser, Jr.	41,900	12,550	25,090	-
J.J. Ashcroft	41,900	12,550	25,090	-

As described above under the caption “Making Executive Compensation Decisions – Determining Target Total Direct Compensation,” the Committee determined in early 2018 that the target 2018 long-term incentive awards for each named executive officer serving as an executive officer at such time would be subject to a 13.5% reduction in the event the anticipated Rice Transaction first-year operating or development synergies are not achieved.  The entirety of any reduction would be taken from the 2018 Incentive PSU Program awards to avoid the accounting costs associated with turning the options or restricted shares into performance-based awards. As a result, the 2018 Incentive PSU Program awards identified above are subject to a potential 27% reduction in the event such first-year synergies are not achieved.

Messrs. Schlosser and Ashcroft vested in their outstanding long-term equity awards in connection with their termination of employment and will receive the benefit, if any, of the 2018 Incentive PSUs to the extent and at the same time as other holders thereof.  Mr. Schlotterbeck forfeited the long-term incentive awards that were granted to him in 2018 upon his resignation in March 2018.

Strategic Incentive Awards

The separation of EQT’s upstream and midstream businesses through the Spin-off was an extraordinarily complex transaction, which EQT successfully executed on an expedited timeframe.  This complexity was compounded by EQT’s work to create long-term value for EQT’s shareholders through the integration of its business with the business of Rice Energy.

In determining compensation for 2018, the Committee believed that it was important to have a stable, focused and experienced leadership team throughout this process.  Accordingly, in recognition of the management team’s efforts through March 2018, and to incentivize future efforts, the Committee approved Strategic Implementation Awards for Messrs. McNally, Jenkins, Lushko, Schlosser and Ashcroft and Ms. Smith in March 2018.

With a focus on retaining this team and on incenting future performance, the Strategic Implementation Awards for the named executive officers mentioned above (other than Mr. Lushko, who was not an executive officer at the time of grant) were paid one-third in cash, with the remaining two-thirds granted in the form of additional performance share units (PSUs), which would vest (i) 50% on the later of the first anniversary of the grant date and the date of the Spin-off and (ii) 50% on the second anniversary of the grant date, subject to the earlier completion of the Spin-off.  On February 12, 2019, the Committee certified that the performance condition (i.e., successful closing of the Spin-off) had been satisfied.  The PSUs would have been forfeited in their entirety if the Spin-off had not occurred by the second anniversary of the grant date.  The Strategic Implementation Award for Mr. Lushko was similarly paid one-third in cash; however, consistent with the awards to the next tier senior leadership, Mr. Lushko received the remaining two-thirds of his award in the form of Restricted Stock Units, which vest 50% on

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the first anniversary of the grant date and 50% on the second anniversary of the grant date.  In total, the named executive officers in 2018 received the following amounts under the Strategic Implementation Award Program:

NAMED EXECUTIVE OFFICER	CASH ($)	PSUS (# OF SHARES)	RSUS (# OF SHARES)
R.J. McNally	$250,000	10,060	-
J.S. Smith	33,333	1,350	-
D.M. Jenkins	166,667	6,710	-
J.M. Lushko	66,667	-	2,600
D.E. Schlosser, Jr.	166,667	6,710	-
J.J. Ashcroft	50,000	2,020	-

Certification of Performance Under Previously Awarded Long-Term Incentive Programs

In early 2018, the Committee certified the relevant performance and authorized payout for the 2015 Executive Performance Incentive Program (the “2015 Incentive PSU Program”) (after excluding production from Rice Energy wells producing as of the transaction closing date) and the 2017 Value Driver PSU Program (which by its terms excluded the impact of acquisitions of greater than $100 million).  In early 2019, the Committee certified the relevant performance and authorized payout for the 2016 Incentive PSU Program and the 2018 Value Driver PSU Program.

December 31, 2018 was the natural end of the performance period under the 2016 Incentive PSU Program.  The payout for the 2016 Incentive PSU Program was calculated using a payout multiple of 1.85X based on the Company’s actual TSR ranking and the Company’s compound annual production sales volume growth during the performance period.

2019 Long-Term Incentive Awards

In developing the 2019 long-term incentive program, the Committee designed a program that would align the interests of the Company’s named executive officers with the interests of shareholders, would drive appropriate performance, be market competitive, be effective for retention purposes, be tax efficient, minimize earnings volatility, and result in a portfolio approach to performance metrics.  The Committee’s considerations also included:

•                             market data regarding the long-term incentive design at the 2018 peer group;

•                             the appropriate way to incentivize executives toward the success of the Company;

•                             the portfolio of existing long-term incentive programs and their combined influence on focusing executive behavior on critical activities;

•                             feedback received from shareholders during the Company’s annual outreach program and in conjunction with the announcement of the Rice Transaction;

•                             the availability of EQT shares under appropriately approved plans; and

•                             the views of the larger proxy advisory services.

The process involved consideration of the pros and cons of multiple variations of long-term incentive programs.  As a result of its analysis, and with input from Pay Governance, the 2019 long-term incentive compensation program designed by the Committee for the named executive officers consisted of stock options (25%), restricted share awards (25%), and 2019 Incentive Performance Share Unit Program performance units (50%).

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The allocation of the 2019 long-term incentive program among stock options, time-based restricted shares and other performance-based awards reaffirms the Committee’s desire to incorporate time-based restricted shares on a limited basis while continuing the Committee’s historic emphasis on performance-based incentive compensation.   As noted, the Committee aims for a balanced set of awards that motivate operational achievement, risk management, and a commitment to excellence, all of which the Committee believes ultimately contribute to long-term value creation for shareholders.

Management and the Committee again worked to identify performance metrics designed to focus employees on the efficient development of the Company’s vast resources, as a pure-play natural gas production company.  The Committee continued to strongly support management’s vision to focus employees on achieving operating and capital efficiencies, discussing the specific metrics and appropriate performance targets and weighting over multiple meetings, and obtaining feedback from the Operating and Capital Efficiency Committee of the Board regarding the appropriate performance measures and metrics.  The resulting performance measures and their weighting under the 2019 Incentive PSU Program are the Company’s performance over the period January 1, 2019 through December 31, 2021 on Relative TSR (weighting of 50%), Operating Efficiency (weighting of 25%), Development Efficiency (weighting of 25%) and a Return on Capital Employed modifier, which modifies the performance on all other metrics by up to 10% based upon performance (see Appendix C to this proxy statement for the performance and payout matrices under the 2019 Incentive PSU Program).

The stock options granted in January 2019 have a term of ten years and an exercise price of $18.89 per share.  The stock options will vest on January 1, 2022, contingent upon continued service with the Company through such date.

The restricted shares granted in January 2019 will vest on January 1, 2022, contingent upon continued service with the Company through such date.

Consistent with 2018, the 2019 long-term incentive programs for its named executive officers contemplate payment in EQT equity, which the Committee believes further aligns the interests of the named executive officers with those of shareholders and allows favorable, non-variable accounting treatment.

In January 2019, each of the Company’s named executive officers who remained employed by the Company received the long-term incentives designed for senior executive officers described above.

The Committee’s considerations in determining the appropriate targets for the 2019 long-term incentive awards are described above under the caption “Making Executive Compensation Decisions – Determining Target Total Direct Compensation.”  The resulting target long-term incentive award to Mr. McNally was at 89% of the market median (i.e., the Company’s 2019 peer group) for his position as President and Chief Executive Officer.   The long-term incentive awards to the other named executive officers who remained with the Company at such time averaged 85% of the market median (i.e., the Company’s 2019 peer group) for each of their comparable positions.   The number of options, restricted shares and target units under the 2019 Incentive PSU Program awarded to the named executive officers at such time were as follows:

NAMED EXECUTIVE OFFICER	2019 OPTIONS	2019 RESTRICTED SHARES	2019 INCENTIVE PSU PROGRAM
R.J. McNally	281,700	84,710	169,410
J.S. Smith	88,100	26,470	52,940
E.R. Centofanti	88,100	26,470	52,940
D.M. Jenkins	88,100	26,470	52,940
J.M. Lushko	51,100	15,360	30,710

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Treatment of Equity-Based Compensation in the Spin-off

In connection with the Spin-off, and consistent with the Committee’s desire to align the interests of all employees with the interests of the Company’s stockholders – who also became stockholders of ETRN by virtue of the Spin-off – the Company’s outstanding equity-based compensation awards were converted into equity-based awards in respect of each of the Company and ETRN, as described below.

Stock Options

Upon the closing of the Spin-off, each outstanding option to purchase shares of the Company’s common stock (other than those held by former employees) was converted into an award of options to purchase both shares of the Company’s common stock and shares of ETRN’s common stock.  Each outstanding option to purchase shares of the Company’s common stock held by a former employee remained an award of options solely to purchase shares of the Company’s common stock. The number of shares and exercise prices of each option award was adjusted in a manner intended to preserve the aggregate intrinsic value of the original stock option as measured immediately before and immediately after the Spin-off, subject to rounding.  The adjusted stock options are subject to substantially the same terms, vesting conditions, post-termination exercise rules and other restrictions that applied to the original stock options immediately before the Spin-off.

Restricted Stock, Restricted Stock Units and Deferred Stock Awards

Upon the closing of the Spin-off, each outstanding award of Company restricted stock, restricted stock units (including all Strategic Implementation Awards denominated in shares of the Company’s common stock), and deferred stock units (including awards granted pursuant to the 2017 Value Driver PSU Program), other than certain performance-based awards described below, was converted into an award in respect of both shares of the Company’s common stock and shares of ETRN’s common stock.  The number of shares of the Company’s common stock subject to each award is the same as the number subject to the award prior to the Spin-off, while the number of shares of ETRN’s common stock subject to the award was determined based on the number of ETRN shares distributed per share of the Company’s common stock in the Spin-off.  The adjusted awards are subject to substantially the same terms, vesting conditions and other restrictions that applied to the original awards immediately before the Spin-off.

Performance-Based Awards

Upon the closing of the Spin-off, each outstanding award of Company restricted stock units granted pursuant to the Incentive PSU Programs for 2016, 2017 and 2018 or pursuant to the 2018 Value Driver PSU Program was converted into an award in respect of both shares of the Company’s common stock and shares of ETRN’s common stock.  The number of shares of the Company’s common stock subject to each award is the same as the number subject to the award prior to the Spin-off, while the number of shares of ETRN’s common stock subject to the award was determined based on the number of shares of ETRN’s common stock distributed per share of the Company’s common stock in the Spin-off.  The adjusted awards are subject to substantially the same terms, vesting conditions and other restrictions that applied to the original awards immediately before the Spin-off, except that:

•                 for awards granted pursuant to the 2018 Incentive PSU Program, one-third of the total number of shares subject to the awards will be earned based on actual performance as of December 31, 2018, after which date such portion of the awards will be subject to solely time-based vesting, and two-thirds of the total number of shares subject to the awards will be earned based on the same performance goals established by the Committee for the 2019 Incentive PSU Program; and

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•                 for awards granted pursuant to the 2018 Value Driver PSU Program, (i) the EBITDA-based performance goal was deemed satisfied as of the Spin-off, and the satisfaction of the business unit value drivers and any other applicable performance goals were determined based on actual performance as of December 31, 2018 or the last date performance can be determined (in the case of awards denominated in respect of the Company’s common stock) or September 30, 2018 (in the case of awards denominated in respect of ETRN common stock), and (ii) one-half of the award vested on December 31, 2018 and one-half of the award will vest on December 31, 2019.

Other Compensation Components

The Company provides modest, customary additional benefits to our named executive officers to enable them to focus on our business and enhance their commitment to us.

Health and Welfare Benefits

The named executive officers participate in the same health and welfare benefit plans offered to other EQT employees, including medical, prescription drug, dental, vision, short- and long-term disability, wellness and employee assistance programs.  The same contribution amounts, deductibles and plan design provisions are generally applicable to all employees.

Retirement Programs

The named executive officers participate in the same defined contribution 401(k) plan as other EQT employees.  The Company has historically contributed an amount equal to 6% of each participant’s base salary to an individual investment account for the employee, subject to applicable tax regulations.  In addition, the Company matches a participant’s elective contribution by contributing to the participant’s individual investment account an amount equal to 50% of each dollar contributed by the employee, subject to a maximum Company contribution of 3% of the employee’s base salary and applicable tax regulations.

Once Company contributions for named executive officers reach the maximum level permitted under the 401(k) plan, Company contributions are continued on an after-tax basis through a retirement annuity product offered by Fidelity Investments Life Insurance Co.  The Company contributions are made in December of each year and the named executive officer must be employed at the time the contribution is made to be eligible.  Under this program, in 2018 the Company contributed to the annuity an amount equal to 11% of each of Mr. McNally’s and Mr. Jenkins’ annual incentive award (the other named executive officers were not eligible due to either the timing of their promotions or due to their not being employed on the contribution date).  The after-tax annuity program contains no vesting requirements.

The Company has no defined benefit retirement plan, supplemental executive retirement plan (SERP) or deferred compensation obligations to any employee.

Perquisites

Consistent with its philosophy of pay for performance, the Company generally aims to provide modest perquisites to its named executive officers that, in number and value, are below median competitive levels for the industry.

Perquisites offered to each named executive officer include the following:  a car allowance, a country club and a dining club membership, executive physical and healthcare services (for the executive and his/her spouse), financial planning, life insurance and accidental death and disability insurance (both of which exceed the level of insurance provided to other employees), and, except for Messrs. McNally and

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Lushko, a reduced monthly lease rate for parking.  The named executive officers may use two tickets purchased by EQT to attend up to four sporting or other events when such tickets are not otherwise being used for business purposes.  The costs of such tickets used for personal purposes are considered de minimis by EQT and are not included as perquisites in the Summary Compensation Table because there are no incremental costs to EQT associated with such use.  Beginning in 2019, Mr. McNally is a beneficiary of, and during 2018 Messrs. Schlotterbeck, Schlosser and Ashcroft were beneficiaries of, a travel security insurance policy.

In connection with Mr. Porges assuming the role of interim President and Chief Executive Officer upon the unanticipated, voluntary departure of Mr. Schlotterbeck in March 2018, the Committee determined to permit Mr. Porges to utilize corporate-chartered aircraft to facilitate travel between the Company’s headquarters and Mr. Porges’ home in Florida.  The Committee believed that making this perquisite available to Mr. Porges was appropriate to secure his experience and engaged leadership in the role of interim President and Chief Executive Officer through the critical period of completion of the Spin-off.  For his services as interim President and Chief Executive Officer, Mr. Porges remained an employee of the Company eligible for continued participation and vesting in its benefit plans and long-term incentive plans and for named executive officer perquisites, plus a base salary.  Mr. Porges did not receive any special cash bonus or equity award, did not receive an annual incentive award payout under the Executive STIP, and did not receive any equity awards under the Long-Term Incentive Plan for 2018.

See footnote (6) to the Summary Compensation Table below for a discussion of the perquisites provided to the named executive officers in 2018.

Agreements with the Named Executive Officers

The Committee believes that severance protections play a valuable role in attracting, motivating and retaining highly talented executives.  Accordingly, the Company provides such protections for the named executive officers under their Confidentiality, Non-Solicitation and Non-Competition Agreements, which are described in detail under the caption “Potential Payments Upon Termination or Change of Control” below.

Importantly, these executive agreements include covenants not to compete with, or solicit employees, customers, potential customers, vendors or independent contractors from, the Company for a specified period of time and to maintain the confidentiality of the Company’s information.  The Committee believes that these covenants are extremely valuable to the Company.

In connection with their promotion or hiring, the Committee:

•                 made no changes to the Confidentiality, Non-Solicitation and Non-Competition Agreements for Messrs. McNally and Jenkins; and

•                 approved the standard executive officer Confidentiality, Non-Solicitation and Non-Competition Agreements for Mses. Smith and Centofanti and Mr. Lushko.

In March 2018, Mr. Schlotterbeck resigned as President and Chief Executive Officer of the Company and Mr. Porges became interim President and Chief Executive Officer, in addition to his role as Chairman of the Board.  Before he resigned, the Committee offered Mr. Schlotterbeck a compensation package consisting of a $900,000 salary, $1,008,000 annual short-term incentive target award and $7,400,000 long-term incentive award.  Mr. Schlotterbeck declined this offer and voluntarily resigned his employment with the Company and his position on the Board.  Because Mr. Schlotterbeck’s resignation was voluntary, he was not entitled to severance or other termination-related benefits under his Confidentiality, Non-Solicitation and Non-Competition Agreement or any other agreement with the

EQT Corporation – 2019 Proxy Statement	84

Company (other than payment for unused vacation); however, he remains subject to the restrictive covenants set forth in his Confidentiality, Non-Solicitation and Non-Competition Agreement.

While serving as Executive Chairman, commencing March 1, 2017, Mr. Porges received a base salary of $850,000 per year.  During this period, he also continued to vest in the long-term incentive awards that he held as of March 1, 2017, but he did not receive any special cash bonus or special equity award, or new short- or long-term incentive opportunity in respect of his service as Executive Chairman.  Effective upon the closing of the Spin-off, Mr. Porges commenced executive alternative work arrangement status.  As discussed above, Mr. Porges was not paid an annual bonus for 2018.

Effective with their departures from full-time employment with the Company, Mr. Ashcroft commenced executive alternative work arrangement status on August 8, 2018 and Mr. Schlosser commenced executive alternative work arrangement status on October 24, 2018.  See “Executive Alternative Work Arrangement” under the caption “Payments to be made Pursuant to Written Agreements with the Named Executive Officers” for a discussion of the benefits to which each of Messrs. Porges, Schlosser and Ashcroft is entitled, and the obligations to which each is subject, while in executive alternative work arrangement status.

The Committee also approved an agreement and release with each of Messrs. Schlosser and Ashcroft in connection with the termination of their employment and their transition to executive alternative work arrangement status pursuant to the terms of their Confidentiality, Non-Solicitation and Non-Competition Agreements.  For each of Messrs. Schlosser and Ashcroft, the agreement and release established their last day of service to EQT, provided for a general release of all claims against the Company and confirmed the benefits to which each was entitled, and the continuing obligations to which each was subject, under the terms of his Confidentiality, Non-Solicitation and Non-Competition Agreement and the Company’s severance pay plan.

See “Potential Payments Upon Termination or Change of Control” below for more detail regarding the Company’s agreement with each named executive officer, including the value of the benefits provided under such agreements.

Excise Tax Provisions

If any compensation to a named executive officer is accelerated or becomes vested, that executive could, in some cases, be considered to have received “parachute payments” within the meaning of Code Sections 280G and 4999.  Pursuant to these tax laws, the executive could be subject to a 20% excise tax on parachute payments that exceed a certain amount, in which case the Company would be denied a tax deduction for such excess parachute payments.  The agreement with each executive officer contains a “best net” provision, pursuant to which any “parachute payments” will be reduced to the extent necessary to avoid triggering the excise tax, unless the executive would have a more favorable after-tax result by receiving the unreduced payments and paying the excise tax himself, without a gross-up from the Company.  Due to the structure of the excise tax, it is not possible to determine in advance which calculation would produce the more tax-efficient result.  If the excise tax is triggered, the Company would not enjoy a tax deduction on the amount of the “excess parachute payments” but in no event would the Company be obligated to pay any portion of the excise tax.

Equity Ownership Guidelines

As of December 31, 2018, for those named executive officers who remained with the Company, the named executive officers’ holdings relative to their equity ownership guidelines were as set forth below:

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NAME (YEAR OF EXECUTIVE OFFICER STATUS)	OWNERSHIP GUIDELINES (MULTIPLE OF BASE SALARY)	ACTUAL MULTIPLE OF BASE SALARY OWNED	VALUE REQUIRED BY OWNERSHIP GUIDELINES	AGGREGATE QUALIFYING VALUE OWNED
R.J. McNally (2016)	8x	2.1	$7,200,000	$1,929,407
J.S. Smith (2018)	3x	1.6	1,389,600	727,236
E.R. Centofanti (2018)	3x	3.2	1,400,400	1,503,779
D.M. Jenkins (2018)	3x	1.5	1,674,225	838,713
J.M. Lushko (2018)	3x	1.8	1,380,000	827,439

Qualifying holdings include EQT Corporation (EQT) and Equitrans Midstream Corporation (ETRN) stock and EQM Midstream Partners, LP (EQM) units owned directly, EQT and ETRN shares held in the Company’s 401(k) plan, time-based restricted shares and units for EQT and ETRN, and EQT and ETRN performance-based awards for which only a service condition remains, but do not include other performance-based awards or options.  Although mandatory, there is no deadline for achieving the ownership guidelines and executives are not required to purchase EQT or ETRN stock or EQM units.  The net shares or units acquired through incentive compensation plans (through the exercise of options, the vesting of restricted shares or similar) must be retained if an executive has not satisfied the executive’s ownership target.  An executive’s failure to meet the equity ownership guidelines may influence an executive’s mix of cash and non-cash compensation.

Tax Matters

For federal income tax purposes, Code Section 162(m) prohibits publicly held companies from deducting compensation, including that which is “performance-based,” paid to certain executive officers to the extent it exceeds $1 million per individual.  While the Committee considers the after-tax cost to the Company in establishing executive compensation programs, both individually and in the aggregate, the Committee also considers the other goals of our executive compensation program in making its compensation decisions and when determining what is in the best long-term interests of the Company, even though compensation in excess of $1 million per person may not be deductible under Code Section 162(m).

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CAUTIONARY STATEMENTS

Disclosures in this proxy statement may contain certain forward-looking statements within the meaning of Section 21E of the Exchange Act and Section 27A of the Securities Act of 1933, as amended.  Statements that do not relate strictly to historical or current facts are forward-looking and usually identified by the use of words such as “anticipate,” “estimate,” “approximate,” “expect,” “intend,” “plan,” “believe” and other words of similar meaning in connection with any discussion of future operating or financial matters.  Without limiting the generality of the foregoing, forward-looking statements contained in this proxy statement include the matters discussed regarding the expectation of performance under compensation plans, anticipated financial and operational performance of the Company and its subsidiaries and reserves estimates.  These statements involve risks and uncertainties that could cause actual results to differ materially from projected results.  Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The Company has based these forward-looking statements on current expectations and assumptions about future events.  Although the Company considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks and uncertainties, many of which are difficult to predict and are beyond the Company’s control.  The risks and uncertainties that may affect the operations, performance and results of the Company’s business and forward-looking statements include, but are not limited to, those set forth in the Company’s Form 10-K for the year ended December 31, 2018.

Any forward-looking statement speaks only as of the date on which such statement is made, and the Company does not intend to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.

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Report of the Management Development and Compensation Committee

We have reviewed and discussed the Compensation Discussion and Analysis (the “CD&A”) with the management of EQT Corporation.  Based on our review and discussions, we recommended to the Board of Directors that the CD&A be included in the EQT Corporation Form 10-K/A and the proxy statement for the 2019 Annual Meeting of Shareholders.

This report is not soliciting material, is not deemed to be filed with the SEC and is not to be incorporated by reference in any filing of EQT Corporation under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

This report has been furnished by the Management Development and Compensation Committee of the Board of Directors.

Lee T. Todd, Jr., Chair
A. Bray Cary, Jr.

William M. Lambert
James E. Rohr

Compensation Policies and Practices and Risk Management

Culminating in early 2019, members of the Company’s senior management, with the assistance of the Committee’s independent compensation consultant, conducted a risk assessment of the Company’s compensation programs for all employees.  The results of such assessment were presented to the Committee.  Based on the assessment, the Company and the Committee believe that the Company’s compensation programs are balanced and do not create risks reasonably likely to have a material adverse impact on the Company.  Important factors taken into account include, but are not limited to, the following:

•                 the Company does not use highly leveraged short-term incentives that drive high-risk investments at the expense of long-term Company value;

•                 the Company’s annual incentive compensation is based on balanced performance measures that promote disciplined progress towards longer-term goals, and payments are capped;

•                 the performance periods and vesting schedules for long-term incentives overlap and, therefore, reduce the motivation to maximize performance in any one period at the expense of performance in other periods;

•                 the Company’s compensation programs reward consistent, long-term performance by heavily weighting compensation to long-term incentives that reward sustainable stock, financial and operating performance;

•                 variations of the Company’s compensation programs have been in place for many years, and the Company has seen no evidence that they encourage excessive risk-taking;

•                 the Committee has authority to exercise downward discretion to reduce or eliminate payouts under all of the Company’s compensation programs;

•                 the Company’s equity ownership guidelines require executives to hold a meaningful equity interest, linking their interests to the interests of shareholders; and

•                 hedging and pledging of EQT securities by EQT executive officers and directors is prohibited under the Company’s policies.

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The Committee will continue to monitor the Company’s compensation policies and practices to determine whether its risk management objectives are being met.

Compensation Tables

The following tables contain information concerning the compensation of the Company’s principal executive officer (including each of Mr. Schlotterbeck, who served as principal executive officer through March 14, 2018, Mr. Porges, who served as principal executive officer from March 14, 2018 through November 12, 2018, and Mr. McNally, who served as principal executive officer for the balance of the year), its principal financial officer, and each of (i) the other three most highly compensated executive officers who was serving as an executive officer at the end of 2018 and (ii) two former executive officers who would have been deemed “named executive officers” under applicable SEC rules, but were no longer serving as executive officers at the end of 2018.  We have excluded compensation for prior years to the extent permitted by applicable SEC rules.  References to named executive officers in this “Compensation Tables” section are to the nine individuals included in the tables below:

Summary Compensation Table

NAME AND PRINCIPAL		SALARY(1)	BONUS(2)	STOCK AWARDS(3)	OPTION AWARDS(4)	NON-EQUITY INCENTIVE PLAN COMPENSATION(5)	ALL OTHER COMPENSATION(6)	TOTAL
POSITION	YEAR	($)	($)	($)	($)	($)	($)	($)
Robert J. McNally	2018	525,048	250,000	3,004,011	618,678	715,500	187,966	5,301,203
President and Chief Executive Officer	2017	466,238	-	2,072,314	511,108	725,000	223,157	3,997,817
	2016	323,550	500,000	3,008,725	692,265	660,000	53,837	5,238,377

Jimmi Sue Smith	2018	268,098	33,333	490,399	104,652	168,000	36,874	1,101,356
Senior Vice President and Chief Financial Officer

Erin R. Centofanti	2018	330,944	-	560,779	-	207,900	23,065	1,122,688
Executive Vice President, Production

Donald M. Jenkins	2018	390,028	166,667	873,139	135,432	406,440	232,052	2,203,758
Executive Vice President, Commercial Business Development, Information Technology and Safety

Jonathan M. Lushko	2018	275,493	66,667	627,998	-	235,680	25,799	1,231,637
General Counsel and Senior Vice President, Government Affairs

David L. Porges	2018	758,870	-	-	-	-	927,986	1,686,856
Former Interim President and Chief Executive Officer	2017	850,000	500,000	-	-	-	402,350	1,752,350
	2016	850,000	-	4,926,468	1,133,118	2,500,000	369,062	9,778,648

Steven T. Schlotterbeck (7)	2018	186,256	-	6,825,684	1,669,815	-	321,399	9,003,154
Former President and Chief Executive Officer	2017	703,945	-	4,208,670	1,042,944	2,000,000	252,526	8,208,085
	2016	519,634	-	3,047,802	701,316	1,300,000	205,944	5,774,696

David E. Schlosser, Jr.	2018	474,351	166,667	2,953,276	644,841	-	2,736,435	6,975,570
Former Senior Vice President and President, Exploration & Production	2017	455,965	-	2,195,427	280,260	675,000	162,385	3,769,037

Jeremiah J. Ashcroft, III	2018	354,330	50,000	2,730,454	644,841	-	2,552,955	6,332,580
Former Senior Vice President and President, Midstream	2017	194,202	500,000	2,150,498	-	-	49,594	2,894,294

(1)       Each named executive officer’s annual base salary is paid over 26 equal pay periods each year.

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(2)       The amount reflected in this column for 2018 for each of Messrs. McNally, Jenkins, Lushko, Schlosser and Ashcroft and for Ms. Smith represents the cash portion of the Strategic Implementation Award granted in March 2018.  See “Strategic Incentive Awards” under the caption “Narrative Disclosure to Summary Compensation Table and 2018 Grants of Plan Based Awards Table” below for further discussion.

(3)       The amounts for 2018 in this column reflect the aggregate grant date fair values determined in accordance with FASB ASC Topic 718 using the assumptions described in Note 13 to EQT’s Consolidated Financial Statements, which is included in our Form 10-K for the fiscal year ended December 31, 2018. Pursuant to SEC rules, the amounts shown in the Summary Compensation Table for awards subject to performance conditions are based on the probable outcome as of the date of grant and exclude the impact of estimated forfeitures.  Assuming, instead, that the highest level of performance conditions would be achieved, the grant date fair values of the awards granted in 2018 would have been:  $6,686,634 for Mr. McNally; $1,111,822 for Ms. Smith; $908,225 for Ms. Centofanti; $1,681,296 for Mr. Jenkins; $1,404,707 for Mr. Lushko; $6,793,551 for Mr. Schlosser; and $6,570,729 for Mr. Ashcroft.

See “Narrative Disclosure to Summary Compensation Table and 2018 Grants of Plan-Based Awards Table” below for further discussion of the 2018 Incentive PSU Program, the 2018 Value Driver PSU Program, and the 2018 Restricted Share and Unit Awards.

(4)       The amounts for 2018 in this column reflect the grant date fair values of option awards granted on January 1, 2018 calculated using a Black-Scholes option pricing model using the assumptions described in Note 13 to the Company’s Consolidated Financial Statements, which is included in our Form 10-K for the fiscal year ended December 31, 2018.

See “Option Awards – 2018 Options” under the caption “Narrative Disclosure to Summary Compensation Table and 2018 Grants of Plan-Based Awards Table” below for further discussion of the 2018 options.

(5)       This column reflects the dollar value of annual incentive compensation earned under the Executive STIP, in the case of Messrs. McNally and Jenkins and Ms. Smith, and under the Regular STIP, in the case of Ms. Centofanti and Mr. Lushko, for the applicable plan year.  The awards were paid to the named executive officers in cash in the first quarter of the following year.  See the section “Non-Equity Incentive Plan Compensation” under the caption “Narrative Disclosure to Summary Compensation Table and 2018 Grants of Plan-Based Awards Table” below for further discussion of the Executive STIP and the Regular STIP, respectively, for the 2018 plan year.

(6)       This column includes the dollar value of premiums paid by the Company for group life, accidental death and dismemberment insurance, the Company’s contributions to the 401(k) plan and the 2006 Payroll Deduction and Contribution Program, perquisites, and, for Messrs. Porges, Schlosser and Ashcroft, amounts paid in lieu of unused vacation, for Messrs. Porges and Schlosser, amounts paid pursuant to their respective executive alternative work arrangements, and for Messrs. Schlosser and Ashcroft, payments required under their respective release agreements in connection with their termination of employment.  See the section “Potential Payments Upon Termination or Change of Control” for further information regarding the payments made to Messrs. Schlosser and Ashcroft pursuant to their release agreements.  For 2018, these amounts were as follows:

NAME	INSURANCE ($)	401(K) CONTRIBUTIONS ($)	2006 PAYROLL DEDUCTION AND CONTRIBUTION PROGRAM ($)	PERQUISITES (SEE BELOW) ($)	OTHER ($)	TOTAL ($)
R.J. McNally	2,052	24,750	102,254	58,910	-	187,966
J.S. Smith	1,058	24,129	-	11,687	-	36,874
E.R. Centofanti	1,065	22,000	-	-	-	23,065
D.M. Jenkins	1,275	24,750	57,103	148,924	-	232,052
J.M. Lushko	1,049	24,750	-	-	-	25,799
D.L. Porges	1,777	24,750	55,000	707,517	138,942	927,986
S.T. Schlotterbeck	449	23,714	220,000	-	77,236	321,399
D.E. Schlosser, Jr.	1,062	24,488	74,250	58,170	2,578,465	2,736,435
J.J. Ashcroft	850	21,545	55,000	36,665	2,438,895	2,552,955

(a)         Once 401(k) contributions for Messrs. McNally, Jenkins, Porges, Schlotterbeck, Schlosser and Ashcroft reached the maximum level permitted under the 401(k) plan, EQT contributions were continued on an after-tax basis by an annual deposit during December 2018.  The named executive officer must be employed on the deposit date to receive the payment under the 2006 Payroll Deduction and Contribution Program through an annuity program offered by Fidelity Investments Life Insurance Co.  Each year, EQT also contributes an amount equal to 11% of the annual incentive award for each named executive officer.

(b)         Amounts in the perquisite column include the following:

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•                  for each executive, an amount intended to cover the annual cost of acquiring, maintaining and insuring a car;

•                  for Messrs. McNally, Jenkins, Porges, Schlosser and Ashcroft, the entire cost of country and dining club dues, although EQT believes that only a portion of the cost represents a perquisite. For Mr. Jenkins, $111,909 for country club initiation fees and dues;

•                  for Messrs. McNally, Jenkins, Porges and Schlosser and Ms. Smith, the actual cost to EQT of providing financial planning and tax preparation services (capped at a maximum of $15,000 per individual);

•                  for Messrs. Jenkins, Porges, Schlotterbeck and Schlosser and Mses. Smith and Centofanti, a reduced monthly lease rate for parking;

•                  for each executive, the actual cost to EQT for providing the executive physical and healthcare services to the executive and his or her spouse;

•                  for Mr. Porges, $658,215 for use of corporate-chartered aircraft to facilitate travel between the Company’s headquarters and Mr. Porges’ home in Florida during the period in which Mr. Porges served as the Company’s interim President and Chief Executive Officer; and

•                  for Messrs. Schlotterbeck, Schlosser and Ashcroft, the actual cost to EQT in connection with travel assistance services procured by EQT for the benefit of the executives and their families.

(7)       Upon his voluntary resignation in March 2018, Mr. Schlotterbeck forfeited the long-term incentive awards (i.e., the stock options, stock awards and 2018 Incentive PSU awards) that were granted to him in early 2018.

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2018 Grants of Plan-Based Awards Table

										ALL OTHER	ALL OTHER		GRANT
										STOCK	OPTION		DATE FAIR
										AWARDS:	AWARDS:	EXERCISE	VALUE OF
				ESTIMATED FUTURE PAYOUTS UNDER						NUMBER OF	NUMBER OF	OR BASE	STOCK
				NON-EQUITY INCENTIVE PLAN			ESTIMATED FUTURE PAYOUTS UNDER			SHARES OF	SECURITIES	PRICE OF	AND
	TYPE OF	GRANT	APPROVAL	AWARDS			EQUITY INCENTIVE PLAN AWARDS			STOCK OR	UNDERLYING	OPTION	OPTION
NAME	AWARD	DATE	DATE	THRESHOLD	TARGET	MAXIMUM	THRESHOLD	TARGET	MAXIMUM	UNITS	OPTIONS	AWARDS	AWARDS
	(1)			($)	($) (2)	($) (2)	(#)	(#) (3)	(#) (3)	(#) (4)	(#)	($/SH)	($)
R.J. McNally	ESTIP	-	-	-	477,000	5,000,000	-	-	-	-	-	-	-
	PSU	1/1/18	12/5/2017	-	-	-	-	24,060	72,180	-	-	-	1,841,312
	SIA – PSU	3/15/18	3/15/2018	-	-	-	-	10,060	-	-	-	-	477,951
	SO	1/1/18	12/5/2017	-	-	-	-	-	-	-	40,200	56.92	618,678
	RS	1/1/18	12/5/2017	-	-	-	-	-	-	12,030	-	-	684,748

J. S. Smith	ESTIP	-	-	-	112,000	5,000,000	-	-	-	-	-	-	-
	PSU	1/1/18	12/5/2017	-	-	-	-	4,060	12,180	-	-	-	310,712
	SIA – PSU	3/15/18	3/7/2018	-	-	-	-	1,350	-	-	-	-	64,139
	SO	1/1/18	12/5/2017	-	-	-	-	-	-	-	6,800	56.92	104,652
	RS	1/1/18	12/5/2017	-	-	-	-	-	-	2,030	-	-	115,548

E.R. Centofanti	RSTIP	-	-	-	138,600	-	-	-	-	-	-	-	-
	PSU	1/1/18	12/5/2017	-	-	-	-	2,270	6,810	-	-	-	173,723
	RS	1/1/18	12/5/2017	-	-	-	-	-	-	2,270	-	-	129,208
	VDA	1/1/18	12/5/2017	-	-	-	-	4,530	13,590	-	-	-	257,848

D.M. Jenkins	ESTIP	-	-	-	203,220	5,000,000	-	-	-	-	-	-	-
	PSU	1/1/18	12/5/2017	-	-	-	-	5,280	15,840	-	-	-	404,078
	SIA – PSU	3/15/18	3/7/2018	-	-	-	-	6,710	-	-	-	-	318,792
	SO	1/1/18	12/5/2017	-	-	-	-	-	-	-	8,800	56.92	135,432
	RS	1/1/18	12/5/2017	-	-	-	-	-	-	2,640	-	-	150,269

J.M. Lushko	RSTIP	-	-	-	117,840	-	-	-	-	-	-	-	-
	PSU	1/1/18	12/5/2017	-	-	-	-	2,040	6,120	-	-	-	156,121
	SIA – RS	3/7/18	3/7/2018	-	-	-	-	2,600	-	-	-	-	123,526
	RS	1/1/18	12/5/2017	-	-	-	-	-	-	2,040	-	-	116,117
	VDA	1/1/18	12/5/2017	-	-	-	-	4,080	12,240	-	-	-	232,234

D.L. Porges	-	-	-	-	-	-	-	-	-	-	-	-	-

S.T. Schlotterbeck (5)(6)	ESTIP	-	-	-	1,008,000	5,000,000	-	-	-	-	-	-	-
	PSU	1/1/18	12/5/2017	-	-	-	-	65,010	195,030	-	-	-	4,975,215
	SO	1/1/18	12/5/2017	-	-	-	-	-	-	-	108,500	56.92	1,669,815
	RS	1/1/18	12/5/2017	-	-	-	-	-	-	32,510	-	-	1,850,469

D.E. Schlosser, Jr.(6)	ESTIP	-	-	-	513,500	5,000,000	-	-	-	-	-	-	-
	PSU	1/1/18	12/5/2017	-	-	-	-	25,090	75,270	-	-	-	1,920,138
	SIA – PSU	3/15/18	3/7/2018	-	-	-	-	6,710	-	-	-	-	318,792
	SO	1/1/18	12/5/2017	-	-	-	-	-	-	-	41,900	56.92	644,841
	RS	1/1/18	12/5/2017	-	-	-	-	-	-	12,550	-	-	714,346

J.J. Ashcroft (6)	ESTIP	-	-	-	513,500	5,000,000	-	-	-	-	-	-	-
	PSU	1/1/2018	12/5/2018	-	-	-	-	25,090	75,270	-	-	-	1,920,138
	SIA – PSU	3/15/2018	3/15/2018	-	-	-	-	2,020	-	-	-	-	95,970
	SO	1/1/2018	12/5/2018	-	-	-	-	-	-	-	41,900	56.92	644,841
	RS	1/1/2018	12/5/2018	-	-	-	-	-	-	12,550	-	-	714,346

(1)        Type of Award:

ESTIP                              =                       Executive STIP for the 2018 Plan Year

RSTIP                             =                       Regular STIP for the 2018 Plan Year
PSU                                          =                       2018 Incentive PSU Program Awards

SIA – PSU        =                       Strategic Implementation Award Performance Share Unit

SO                                                 =                       2018 Stock Options

RS                                                 =                       2018 Restricted Share and Unit Awards

SIA – RSU      =                       Strategic Implementation Award Restricted Share Unit

VDA                                      =                       2018 Value Driver PSU Program Awards

(2)       These columns reflect the annual incentive award target and maximum amounts payable under the Executive STIP and the Regular STIP, as applicable (each as defined and described under the caption “Narrative Disclosure to Summary Compensation Table and 2018 Grants of Plan-Based Awards Table” below), for the 2018 plan year.  The awards were paid to the named executive officers in cash in the first quarter of the following year.  See the sections “Non-Equity Incentive Plan Compensation—Executive STIP” and “Non-Equity Incentive Plan Compensation—Regular STIP,” under the caption “Narrative Disclosure to Summary Compensation Table and

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2018 Grants of Plan-Based Awards Table” below for further discussion of the Executive STIP and Regular STIP for the 2018 plan year.

(3)        These columns reflect the target and maximum number of units payable under the 2018 Incentive PSU Program, the 2018 Value Driver PSU Program and the Strategic Implementation Awards granted to certain executive officers in March 2018.  Under the 2018 Incentive PSU Program, the performance measures are TSR over the period January 1, 2018 through December 31, 2020, as ranked among the comparably measured TSR of the applicable peer group, as well as operating efficiency and development efficiency over the same period. The payout amounts for the 2018 Incentive PSU Program could range from 0% of units granted, to 100% of units granted (target), to 300% of units granted (maximum), dependent upon the satisfaction of the performance measures over the performance period.  Under the 2018 Value Driver PSU Program, the performance metric is adjusted 2018 EBITDA compared to the business plan.  The 2018 Value Driver PSU Program payout amounts could range from 0% of awards granted, to 100% of awards granted (target), to 300% of awards granted (maximum), dependent upon the company’s adjusted 2018 EBITDA compared to 2018 business plan.  For years when the maximum is achieved under value-driver type programs, the Committee typically exercises its discretion downward in determining the actual payment. Under the 2018 Strategic Implementation Award PSUs, vesting of the PSUs was subject to the successful completion of the Spin-off transaction prior to the second anniversary of the grant date, with 50% of the award vesting on the first anniversary of the grant date and 50% of the award vesting on the second anniversary of the grant date.  See “Stock Awards – 2018 Incentive PSU Program,” “Stock Awards – 2018 Value Driver PSU Program,” and “Stock Awards – Strategic Incentive Awards” under the caption “Narrative Disclosure to Summary Compensation Table and 2018 Grants of Plan-Based Awards Table” below for further discussion of these awards.

(4)       This column reflects the number of time-based restricted stock and/or share units granted to the named executive officers.  See “2018 Restricted Share and Unit Awards” under the caption “Narrative Disclosure to Summary Compensation Table and 2018 Grants of Plan-Based Awards Table” below for further discussion of the 2018 Restricted Share and Unit Awards.

(5)       Mr. Schlotterbeck forfeited the long-term incentive awards that were granted to him in 2018 upon his voluntary resignation in March 2018.

(6)       For Messrs. Schlotterbeck, Schlosser and Ashcroft, the target amount reflected in the table for the Executive STIP represents the target 2018 annual incentive award for each that was approved by the Committee in early 2018.  No amount was paid to Mr. Schlotterbeck, Mr. Schlosser or Mr. Ashcroft under the Executive STIP for 2018.

Narrative Disclosure to Summary Compensation Table and 2018 Grants of Plan-Based Awards Table

This discussion should be read in conjunction with the CD&A and the Summary Compensation and 2018 Grants of Plan-Based Awards Tables above.  A reconciliation of each non-GAAP financial measure disclosed below to the most directly comparable GAAP financial measure is set forth in Appendix C to this proxy statement.

Base Salary

The base salary for each named executive officer reflected in the Summary Compensation Table above is the base salary actually earned and reflects a proportionate amount of any increase made during the applicable year.

Non-Equity Incentive Plan Compensation – Executive STIP

The performance measure approved for the Executive STIP for the 2018 plan year was the Company’s adjusted 2018 EBITDA (calculated as set forth in Appendix C), compared to the Company’s 2018 business plan.

The Company’s actual adjusted 2018 EBITDA of $3,527.9 million was 98.9% of its 2018 business plan EBITDA, which resulted in the total 2018 Executive STIP pool for all participants being capped at 1.5% of adjusted 2018 EBITDA.  This would have allowed the Committee to award annual incentives to the Company’s eligible executive officers in an aggregate amount of $52.9 million, subject to a $5 million

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cap per executive officer.  However, as described in the CD&A, the Committee exercised downward discretion to distribute, in the aggregate, less than $1.3 million to the three named executive officers (Messrs. McNally and Jenkins and Ms. Smith) who participated in the Executive STIP for 2018, in the amounts shown in the Summary Compensation Table above.  A detailed description of the 2018 Executive STIP funding pool and payouts is set forth above in the CD&A under “2018 Annual Incentives – Executive STIP.”  The 2018 Executive STIP awards were paid in cash.

Non-Equity Incentive Plan Compensation – Regular STIP

Generally, the Company’s executive officers participate in the Executive STIP (see “Non-Equity Incentive Plan Compensation—Executive STIP” above).  For 2018, Ms. Centofanti and Mr. Lushko each participated in the Regular STIP (rather than the Executive STIP) because neither became an executive officer until the fourth quarter of 2018.  A detailed description of the 2018 Regular STIP funding pools and payouts is set forth in the CD&A under “2018 Annual Incentives – Regular STIP.”  The 2018 Regular STIP awards to Ms. Centofanti and Mr. Lushko were made, in cash, in the amounts shown in the Summary Compensation Table above.

Stock Awards

As further described below and in the CD&A, amounts shown under this column for 2018 consist of (i) performance share units granted under our 2018 Incentive PSU Program, (ii) performance units granted under our 2018 Value Driver PSU Program, (iii) time-based restricted share and restricted share unit awards, and (iv) performance share unit and restricted share unit awards granted under the Strategic Implementation Award Program.  Mr. Schlotterbeck forfeited all equity awards that were unvested at the time of his resignation in March 2018.

Stock Awards – 2018 Incentive PSU Program

Awards under the 2018 Incentive PSU Program were granted on January 1, 2018, payout of which is contingent upon the achievement of the performance measures described in the CD&A above. The payout matrix for the 2018 Incentive PSU Program is set forth in Appendix D.  If earned, and contingent upon continued service with the Company on the payment date, the performance share units granted to Ms. Centofanti and Mr. Lushko are expected to be distributed in cash in an amount equal to the target award (including accrued dividends) multiplied by the applicable payout multiple and based on the closing price of the Company’s common stock on December 31, 2020. Additionally, the performance share units granted to Messrs. McNally and Jenkins and Ms. Smith are expected to be distributed in shares of Company common stock equal to the target award (including accrued dividends) multiplied by the applicable payout multiple.

Messrs. Schlosser and Ashcroft each vested in his outstanding long-term equity awards in connection with his termination of employment and will receive the benefit, if any, of the 2018 Incentive PSUs to the extent and at the same time as other participants.

Stock Awards – 2018 Value Driver PSU Program

Awards under the 2018 Value Driver PSU Program were granted to Ms. Centofanti and Mr. Lushko on January 1, 2018.  The performance measure for the 2018 Value Driver PSU Program was the Company’s adjusted 2018 EBITDA compared to the 2018 business plan.  The payout opportunity under the 2018 Value Driver Program was:

•                 no payout if the adjusted 2018 EBITDA was less than the Company’s business plan; or

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•                 three times the number of target awards granted if the adjusted 2018 EBITDA equaled or exceeded the business plan, subject to the Committee’s discretion to determine that a lower performance multiple applied.  In exercising its discretion, the Committee was to consider and be guided by performance on Company, business unit, and individual value drivers.

In connection with the Spin-off, the Committee determined that the adjusted 2018 EBITDA performance measure was deemed to have been satisfied for purposes of the 2018 Value Driver PSU Program, as reflected in the terms of the Employee Matters Agreement, dated November 12, 2018, between the Company and ETRN.  As described in the CD&A above, the Committee exercised downward discretion to confirm for each of Ms. Centofanti and Mr. Lushko a lesser amount based upon the individual’s 2018 target award and 2018 performance on Company, business unit, and individual value drivers.

Fifty percent of the confirmed performance units (including accrued dividends) vested and were distributed in cash in the first quarter of 2019, and the remainder is expected to vest and be distributed in cash in the first quarter of 2020, contingent upon continued service with the Company through such date.

Stock Awards - 2018 Restricted Share and Unit Awards

On January 1, 2018, restricted share awards were granted to each of the named executive officers, other than Ms. Centofanti and Mr. Lushko, who received an award of restricted share units. These awards will vest on the third anniversary of the applicable grant date, contingent upon continued service with the Company through such date.  If earned, (i) the restricted share awards will be distributed in shares of Company common stock (including accrued dividends), in amounts based on the closing price of the Company’s common stock on the business day preceding the vesting date, and (ii) the restricted share unit awards will be distributed in cash in amounts equal to the number of awarded units (including accrued dividends) multiplied by the closing price of the Company’s common stock on the business day preceding the vesting date.

Messrs. Schlosser and Ashcroft each vested in his outstanding long-term equity awards, including the 2018 Restricted Shares, in connection with his termination of employment and these awards were paid out at such time.

Strategic Incentive Awards

As more fully discussed in the CD&A above, Strategic Implementation Awards were granted to certain of the named executive officers in 2018. The awards (other than the award granted to Mr. Lushko) were made one-third in cash, with the remaining two-thirds granted in the form of additional performance share units (PSUs), which would vest (i) 50% on the later of the first anniversary of the grant date and the Spin-off date and (ii) 50% on the second anniversary of the grant date, subject to the earlier completion of the Spin-off. The PSUs would have been forfeited if the Spin-off had not occurred by the second anniversary of the grant date.  The Strategic Implementation Award for Mr. Lushko was similarly paid one-third in cash; however, Mr. Lushko received the remaining two-thirds of his award in the form of time-based restricted stock units, which vest ratably on the first and second anniversaries of the grant date. Messrs. Schlosser and Ashcroft each vested in his outstanding Strategic Implementation Award PSUs in connection with his termination of employment and these awards were paid out at such time.

The cash portions of the Strategic Implementation Awards are shown in the “Bonus” column of the Summary Compensation Table, while the PSUs and restricted stock units granted under the Strategic Implementation Award Program are shown in the “Stock Awards” column of the Summary Compensation Table.

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Option Awards – 2018 Options

Options were awarded to the named executive officers (other than Ms. Centofanti and Mr. Lushko) on January 1, 2018 with an exercise price of $56.92 (which was adjusted to $29.30 per share pursuant to the Spin-off – see “Stock Options” under “Treatment of Equity-Based Compensation in the Spin-off” above).  The options granted on January 1, 2018 expire on January 1, 2028 and vest on January 1, 2021.  In all cases, vesting is contingent upon continued service with the Company through the vesting date.

Messrs. Schlosser and Ashcroft each vested in his outstanding long-term equity awards, including the 2018 Options, in connection with his termination of employment.

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Outstanding Equity Awards at Fiscal Year-End

	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS EXERCISABLE	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS UNEXERCISABLE (1)(2)	OPTION EXERCISE PRICE (2)	OPTION EXPIRATION	NUMBER OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (3)	MARKET VALUE OF SHARES OR UNITS OF STOCK THAT HAVE NOT VESTED (4)	EQUITY INCENTIVE PLAN AWARDS: NUMBER OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (5)	EQUITY INCENTIVE PLAN AWARDS: MARKET OR PAYOUT VALUE OF UNEARNED SHARES, UNITS OR OTHER RIGHTS THAT HAVE NOT VESTED (6)
NAME	(#)	(#)	($)	DATE	(#)	($)	(#)	($)
R.J. McNally	-	39,489	32.60	3/21/2026	7,692	145,296	107,301	2,026,925
	-	25,633	33.67	1/1/2027	844	15,946	46,148	871,742
	-	2,870	30.83	3/1/2027	12,071	228,025	5,035	95,103
	-	39,785	29.30	1/1/2028	-	-	72,424	1,368,080
	-	-	-	-	-	-	10,088	190,561
J.S. Smith	-	6,729	29.30	1/1/2028	2,515	47,499	3,022	57,079
	-	-	-	-	3,609	68,174	4,343	82,046
	-	-	-	-	1,448	27,348	12,221	230,856
	-	-	-	-	2,037	38,478	1,354	25,572
E.R. Centofanti	-	-	-	-	4,200	79,338	8,189	154,684
	-	-	-	-	1,749	33,046	5,248	99,139
	-	-	-	-	2,278	43,025	6,833	129,075
	-	-	-	-	-	-	13,636	257,582
D.M. Jenkins	-	8,709	29.30	1/1/2028	4,426	83,614	16,105	304,231
	-	-			2,292	43,301	6,877	129,907
	-	-			2,649	50,040	15,893	300,227
	-	-			-	-	6,729	127,104
J.M. Lushko	-	-	-	-	1,635	30,880	3,928	74,203
	-	-	-	-	654	12,345	1,961	37,035
	-	-	-	-	2,139	40,411	6,141	115,997
	-	-	-	-	2,607	49,250	12,281	231,994
	-	-	-	-	2,047	38,666	-	-
D.L. Porges	104,710	-	28.21	1/1/2022	-	-	210,851	3,982,971
	91,448	-	30.36	1/1/2023	-	-	-	-
	47,109	-	46.21	1/1/2024	-	-	-	-
	53,344	-	38.97	1/1/2025	-	-	-	-
	-	77,394	26.84	1/1/2026	-	-	-	-
S.T. Schlotterbeck	87,041	-	28.21	1/1/2022	-	-	-	-
	85,681	-	30.36	1/1/2023	-	-	-	-
	51,098	-	46.21	1/1/2024	-	-	-	-
	54,789	-	38.97	1/1/2025	-	-	-	-
D.E. Schlosser, Jr.	33,612	-	30.83	3/1/2027	-	-	15,864	299,665
	81,407	-	29.30	1/1/2028	-	-	6,756	127,628
	-	-	-	-			30,479	575,745
	-	-	-	-			75,524	1,426,647
J.J. Ashcroft	81,407	-	29.30	1/1/2028	-	-	75,524	1,426,647

(1)       The options reflected in this column vest according to the following schedule:  the options expiring in 2026 vested on January 1, 2019, the options expiring on January 1, 2027 will vest on January 1, 2020, the options expiring on January 1, 2028 will vest on January 1, 2021, and the options expiring on March 1, 2028 will vest on March 1, 2021, except that Mr. Schlosser’s outstanding unvested options vested on October 24, 2018 and Mr. Ashcroft’s outstanding unvested options vested on August 8, 2018, in each case pursuant to his separation agreement.  The vesting of option awards may accelerate.  See “Potential Payments Upon Termination or Change of Control” below for a discussion of, among other things, a revised vesting schedule and circumstances under which the vesting of an award will accelerate.

(2)  In connection with the Spin-off of ETRN on November 12, 2018, each outstanding EQT stock option award was converted into an award of options to purchase both shares of the Company’s common stock and shares of ETRN’s common stock. The number of underlying shares and exercise prices of each Company stock option award were adjusted (based in part on the volume-weighted average per-share price of the Company’s common stock during each of the first ten full NYSE trading sessions commencing November 13, 2018) in a manner intended to preserve the aggregate intrinsic value of the original Company stock option. The table reflects the

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adjustments made to the underlying shares and exercise prices of the Company stock option awards.  The ETRN stock option awards are not reflected in the table above.  In light of their status as former employees, stock option awards for each of Messrs. Schlotterbeck, Schlosser and Ashcroft remained an award of options solely to purchase shares of the Company’s common stock, and were adjusted in a manner intended to preserve the aggregate intrinsic value of the original stock option as measured immediately before the Spin-off.  See “Treatment of Equity-Based Compensation in the Spin-off” in the CD&A above.

(3)       This column reflects the 2017 and 2018 Restricted Share and Unit Awards and the second tranche of the 2017 Value Driver Performance Share Unit Award Program (2017 Value Driver PSU Program), for which performance was completed by December 31, 2018 (including in each case accrued dividends), as well as Restricted Share Unit portion of the Strategic Implementation Award granted to Mr. Lushko on March 7, 2018.  The 2017 Restricted Share and Unit Awards were granted on January 1, March 1, and August 7, 2017 and are expected to vest on January 1, March 1, and August 7, 2020, respectively, contingent upon continued service with the Company through such date.  The 2018 Restricted Share and Unit Awards were granted on January 1, 2018 and are expected to vest on January 1, 2021.  Performance awards under the 2017 Value Driver PSU Program were confirmed as of January 31, 2018, and the second tranche of such awards converted to time–based restricted share units and vested and were paid on February 14, 2019. The vesting of the 2017 and 2018 Restricted Share and Unit Awards and the second tranche of the 2017 Value Driver PSU Program may accelerate.  See “Potential Payments Upon Termination or Change of Control” below for a discussion of, among other things, circumstances under which the vesting of an award will accelerate.

(4)       This column reflects the payout values at December 31, 2018 of the Restricted Share Unit portion of Mr. Lushko’s Strategic Implementation Award, the 2017 and 2018 Restricted Share and Unit Awards and the second tranche of the 2017 Value Driver PSU Program (including in each case accrued dividends) determined by multiplying the number of shares or units, as applicable, shown in the column to the left by $18.89, the closing price of the Company’s common stock on December 31, 2018. The actual payout value depends upon the Company’s stock price: (i) on December 31, 2019 for the 2017 Restricted Unit Awards and (ii) the day prior to vesting for the 2017 Restricted Share Awards.

(5)       This column reflects performance units awarded but that had not yet vested at December 31, 2018 pursuant to the 2016 Incentive Performance Share Unit Program (2016 Incentive PSU Program), the 2017 Incentive Performance Share Unit Program (the 2017 Incentive PSU Program), the 2018 Incentive PSU Program (the 2018 Incentive PSU Program), and the 2018 Value Driver PSU Program (including in each case accrued dividends).  The number of performance units for all programs reflect maximum award levels because, through December 31, 2018, payout was projected above the target level for each program.  Awards under the first tranche of the 2018 Value Driver PSU Program and 2016 Incentive PSU Program vested and were paid on February 14, 2019.  Prior to that date, payment of such awards might have accelerated.  Awards under the 2017 Incentive PSU Program, the 2018 Incentive PSU Program, and the second tranche of the 2018 Value Driver PSU Program do not vest until payment following the end of the respective performance periods, contingent upon continued service with the Company through such date, and such vesting may accelerate.  See “Potential Payments Upon Termination or Change of Control” below for a discussion of, among other things, circumstances under which the vesting of an award will accelerate.

(6)       This column reflects the payout values at December 31, 2018 of unearned performance units granted under the 2016 Incentive PSU Program, the 2017 Incentive PSU Program, the 2018 Incentive PSU Program, and the 2018 Value Driver PSU Program (including in each case accrued dividends).  The payout values were determined by multiplying the number of units as shown in the column to the left by $18.89, the closing price of the Company’s common stock on December 31, 2018.  The actual payout values under the programs depends upon, among other things, the Company’s actual performance through the end of the applicable performance periods and the Company’s closing stock price on: (i) the day prior to vesting for the portions of the 2016 Incentive PSU Program, the 2017 Incentive PSU program and the 2018 Incentive PSU Program that will be distributed in Company shares; (ii) December 31, 2018, with respect to the first tranche of the 2018 Value Driver PSU Program; (iii) December 31, 2019 with respect to the second tranche of the 2018 Value Driver PSU Program and

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the portion of the 2017 Incentive PSU Program that will be distributed in cash; and (iv) December 31, 2020 for the portion of the 2018 Incentive PSU Program that will be distributed in cash.

Option Exercises and Stock Vested

	STOCK AWARDS
NAME	NUMBER OF SHARES ACQUIRED ON VESTING (#) (1)	VALUE REALIZED ON VESTING ($) (2)
R.J. McNally	-	-
J.S. Smith	6,464	359,155
E.R. Centofanti	12,861	702,711
D.M. Jenkins	21,372	1,158,876
J.M. Lushko	5,553	299,691
D.L. Porges	98,676	5,014,718
S.T. Schlotterbeck	51,555	2,620,008
D.E. Schlosser, Jr.	56,394	2,609,584
J.J. Ashcroft	49,120	2,481,719

(1)       This column reflects the aggregate number of performance awards (including accrued dividends) that vested in 2018 under (i) the 2015 Executive Performance Incentive Program (2015 Incentive PSU Program) for each named executive officer, other than Messrs. McNally and Ashcroft, (ii) the first tranche of the 2017 Value Driver PSU Program for Messrs. Jenkins, Lushko and Schlosser and Mses. Smith and Centofanti, (iii) the second tranche of the 2016 Value Driver Performance Share Unit Award Program (2016 Value Driver PSU Program) for Messrs. Jenkins, Lushko and Schlosser and Mses. Smith and Centofanti and (iv) the second tranche of the 2017 Value Driver PSU Program for Mr. Schlosser (which payment was accelerated in connection with his departure).   The performance awards under the 2015 Incentive PSU Program vested and were distributed in Company common stock, while the second tranche of the 2016 Value Driver PSU Program, the first tranche of the 2017 Value Driver PSU Program and, solely in the case of Mr. Schlosser, the second tranche of the 2017 Value Driver PSU Program vested and were distributed in cash.  This column also reflects the aggregate number of restricted shares (including accrued dividends) that were accelerated and distributed under restricted share, restricted share unit and performance share unit awards for Messrs. Schlosser and Ashcroft.

(2)       This column reflects the value realized upon the vesting of awards under the 2015 Incentive PSU Program, the first tranche of the 2017 Value Driver PSU Program and, in the case of Mr. Schlosser, the second tranche of the 2017 Value Driver PSU Program, the second tranche of the 2016 Value Driver PSU Program and the restricted share awards that were accelerated and distributed for Messrs. Schlosser and Ashcroft (including in each case accrued dividends).  In the case of the 2015 Incentive PSU Program, the second tranche of the 2016 Value Driver PSU Program and the restricted share awards that were held by Messrs. Schlosser and Ashcroft, the value realized on vesting is calculated based upon the number of awards that vested and the closing price of the Company’s common stock on the date of vesting.  In the case of the 2017 Value Driver PSU Program, the value realized on vesting is calculated based upon the number of awards that vested and the closing price of the Company’s common stock on December 29, 2017.  The stock price for the restricted share unit awards (including, in the case of Mr. Ashcroft, performance shares under his Strategic Implementation Award), is based on the closing price of the Company’s common stock on the last trading day of the month prior to termination.

Pension Benefits and Non-qualified Deferred Compensation

The Company does not maintain a defined benefit pension plan or a deferred compensation plan for employees, and there are no deferred compensation balances.

Potential Payments Upon Termination or Change of Control

The Company maintains certain plans and has entered into certain agreements that require the Company to provide compensation to the named executive officers in the event of a termination of employment or a change of control of the Company.  These plans and agreements are summarized below, and such

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summaries are qualified in their entirety by reference to the full text of such plans and agreements.  The 2014 LTIP, the 2016 Incentive PSU Program, the 2017 Incentive PSU Program, the 2018 Incentive PSU Program, the 2017 Value Driver PSU Program, the 2018 Value Driver PSU Program, the 2017 Restricted Share and Unit Awards, the 2018 Restricted Share and Unit Awards, the Executive STIP, the forms of stock option agreements, and the other written agreements described below have been filed with the SEC as exhibits to, or incorporated by reference in, our Form 10-K for the fiscal year ended December 31, 2018.

Payments to be Made Pursuant to Written Agreements with the Named Executive Officers

Confidentiality, Non-Solicitation and Non-Competition Agreements

The Company currently has Confidentiality, Non-Solicitation and Non-Competition Agreements with each of the named executive officers.

In each agreement, the named executive officer agrees, among other things, to the following restrictive covenants:

•                             restrictions on competition (24 months for the named executive officers);

•                             restrictions on customer solicitation (24 months for the named executive officers); and

•                             restrictions on employee, consultant, vendor or independent contractor recruitment (36 months for the named executive officers).

The agreements provide for severance payments and benefits to the named executive officers in the event of a termination of employment by the Company without “cause” or by the named executive officer for “good reason” (each as defined below), regardless of whether that termination occurs before or after a change of control.  In such an event, the named executive officer will be entitled to receive the following severance benefits:

•                             Severance payment. A lump sum cash severance payment equal to the sum of the following amounts:

▪                             24 months of base salary;

▪                             two times the average annual incentive earned for the three full years prior to the named executive officer’s termination (with appropriate accommodations for executives with shorter tenure); and

▪                             $200,000.

•                             Benefits payment. A lump sum cash payment equal to the monthly COBRA rate for family coverage, multiplied by 12.

•                             Vesting of time-based equity awards. Stock options, restricted stock, restricted share units, and other stock awards with time-based vesting restrictions will become immediately vested and exercisable in full and any restrictions on such awards shall lapse.

•                             Vesting of performance-based equity awards. Value driver based performance-based equity awards will become immediately vested at target if prior to the Committee’s confirmation of the performance level and at actual if following the Committee’s confirmation.  All other performance-based equity awards will remain outstanding and will be earned, if at all, based on actual performance through the end of the performance period as if the named executive officer’s employment had not been terminated.

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“Cause” is defined as the named executive officer’s (i) conviction of a felony, a crime of moral turpitude or fraud or the executive having committed fraud, misappropriation or embezzlement in connection with the performance of his duties; (ii) willful and repeated failures to substantially perform assigned duties; or (iii) violation of any provision of a written employment-related agreement or express significant policies of the Company.

“Good reason” is defined as the named executive officer’s resignation within 90 days after:  (i) a reduction in the named executive officer’s base salary of 10% or more (unless the reduction is applicable to all similarly situated employees); (ii) a reduction in the named executive officer’s annual short-term bonus target of 10% or more (unless the reduction is applicable to all similarly situated employees); (iii) a significant diminution in the named executive officer’s job responsibilities, duties or authority; (iv) a change in the geographic location of the named executive officer’s primary reporting location of more than 50 miles; and/or (v) any other action or inaction that constitutes a material breach by the Company of the agreement.

In the case of Messrs. McNally and Jenkins, in the event that their employment is terminated by the Company under qualifying circumstances, they are also entitled to the benefits provided to all employees under the Company’s severance plan.  In order to receive severance benefits under a non-competition agreement, the named executive officer must execute and deliver to the Company a general release of claims.

The agreements do not provide for any tax gross-ups. In the event the named executive officer would be subject to the 20% excise tax under Section 4999 of the Internal Revenue Code (imposed on individuals who receive compensation in connection with a change of control that exceeds certain specified limits), the payments and benefits to the named executive officer would be reduced to the maximum amount that does not trigger the excise tax unless the named executive officer would retain greater value (on an after-tax basis) by receiving all payments and benefits and paying all excise and income taxes.

In March 2018, Mr. Schlotterbeck resigned as President and Chief Executive Officer of the Company and Mr. Porges became interim President and Chief Executive Officer, in addition to his role as Chairman of the Board.  Because Mr. Schlotterbeck’s resignation was voluntary, he did not become entitled to severance or other termination-related benefits under his Confidentiality, Non-Solicitation and Non-Competition Agreement or any other arrangement with the Company; however, he remains subject to the restrictive covenants set forth in his Confidentiality, Non-Solicitation and Non-Competition Agreement.

Executive Alternative Work Arrangement

Each eligible named executive officer has elected to participate in an executive alternative work arrangement pursuant to which the named executive officer would provide no less than 100 hours of service to the Company for one year following the relinquishment of full-time status.  Under the arrangement, each participating named executive officer has also agreed to be available for up to 300 additional hours of service per year upon request of the Company.  In no event will a named executive officer work more than 400 hours per year.  Once commenced, the arrangement will automatically renew for four successive annual terms unless terminated by either party.

Notwithstanding an election to participate in the arrangement, participation is contingent on (i) the executive being an executive officer in good standing with the Company at the time of the move to part-time status; (ii) the executive’s employment being terminated by the Company without cause, or the executive providing the Company with at least 90 days’ advance written notice of his intention to discontinue employment; and (iii) the executive not terminating his employment for good reason.  Additionally, an executive may elect out of the executive alternative work arrangement within the 30-day period following an eligible termination (in which case the non-competition restriction period under that

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executive’s non-competition agreement would be extended for a period of three additional months beyond the period specified therein).

In consideration for a participating named executive officer’s agreement to provide services to the Company under the arrangement, each named executive officer will be paid at an established hourly rate.  The named executive officer will also receive the following benefits which, unless otherwise noted, will extend for the term of the arrangement or, if the arrangement is terminated by the Company without cause, for five years:

•                             the right to purchase health benefits at 100% of the Company’s premium (or premium equivalent) rates during the term of the arrangement and, under certain circumstances, until age 70;

•                             continuance of service credit for purposes of the named executive officer’s medical savings account during the term of the arrangement only;

•                             reimbursement for monthly dues for one country club and one dining club membership;

•                             executive level physicals and related health and wellness services for the executive and his or her spouse (up to a maximum annual benefit of $15,000);

•                             smartphone service and reasonable access to the Company’s service desk; and

•                             tax, estate and financial planning services not to exceed $15,000 per calendar year.

Under the terms of the arrangement, the covenants as to non-competition and non-solicitation contained in each participating named executive officer’s Confidentiality, Non-Solicitation and Non-Competition Agreement remain in effect throughout the alternative work arrangement and for a period thereafter of not less than the time frames established in the Confidentiality, Non-Solicitation and Non-Competition Agreements.

Cause and good reason under the arrangements have the same meaning as under the Confidentiality, Non-Solicitation and Non-Competition Agreements.

Payments to be Made Pursuant to Company Plans

2014 LTIP

Awards granted under the 2014 LTIP provide that a participant would be entitled to the benefits described below in the termination scenarios described below:

Termination for “Good Reason” or Without “Cause”

Upon termination for “good reason” or without “cause,” all awards under the 2014 LTIP will vest as required by the Confidentiality, Non-Solicitation and Non-Competition Agreements described above.  “Good reason” and “cause” have the meaning set forth in such agreements.

Voluntary Termination for Any Reason Other Than Good Reason

Generally, upon a voluntary termination of employment for any reason other than good reason, all unvested options, restricted shares and units and performance awards are forfeited. Unexercised vested options held on the date of termination would be exercisable for the remaining original term of the options.

If following a voluntary termination (other than for good reason) the participant remains on the Company’s Board of Directors, for the 2016 Incentive PSU Program, the 2017 Incentive PSU Program and the 2018 Incentive PSU Program, the 2017 Value Driver PSU Program, the 2018 Value Driver PSU Program, the 2017

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Restricted Share and Unit Awards, the 2018 Restricted Share and Unit Awards, the 2016 Options, the 2017 Options, or the 2018 Options, then the participant’s awarded share units continue to vest for so long as the participant remains on such board.

Termination for “Cause”

Upon termination of employment for “cause,” all unvested options, restricted shares and units and performance awards, and all unexercised vested options, are forfeited.

Termination Resulting from Death or Disability

If a participant’s employment is terminated as a result of disability, all unvested restricted shares and restricted units would vest as follows:

2017 AND 2018 RESTRICTED SHARES AND RESTRICTED UNITS
TERMINATION DATE	PERCENT VESTED
Prior to first anniversary of grant date	0%
On or after first anniversary of grant date and prior to the second anniversary of grant date	25%
On or after the second anniversary of grant date and prior to the third anniversary grant date	50%

Upon a participant’s death, all of the participant’s unvested 2017 restricted shares and restricted share units would vest as set forth in the table above, and 100% of the participant’s unvested 2018 restricted shares and restricted share units would vest immediately.

If a participant’s employment is terminated as a result of disability, all unvested options would vest as follows:

2016 OPTIONS
TERMINATION DATE	PERCENT VESTED
On or after January 1, 2018 and prior to January 1, 2019	50%

2017 OPTIONS
TERMINATION DATE	PERCENT VESTED
On or after January 1, 2018 – prior to January 1, 2019	25%
On or after January 1, 2019 and prior to January 1, 2020	50%

2018 OPTIONS
TERMINATION DATE	PERCENT VESTED
Prior to January 1, 2019	0%
On or after January 1, 2019 and prior to January 1, 2020	25%
On or after January 1, 2020 and prior to January 1, 2021	50%

Upon a participant’s death, all of the participant’s 2016 and 2017 options would vest as set forth in the table above, and 100% of the participant’s unvested 2018 options would vest immediately.  Unexercised vested options held on the date of death or disability are exercisable for one year after the termination of employment.

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A participant who becomes disabled before payment may receive payment for a percentage of the participant’s awarded performance share units, contingent upon achievement of the performance conditions, as follows:

2016 INCENTIVE PSU PROGRAM
TERMINATION DATE	AWARDED SHARE UNITS
January 1, 2018– December 31, 2018	50%

2017 INCENTIVE PSU PROGRAM
TERMINATION DATE	AWARDED SHARE UNITS
January 1, 2018 – December 31, 2018	25%
January 1, 2019 – December 31, 2019	50%
After December 31, 2019	100%

2018 INCENTIVE PSU PROGRAM
TERMINATION DATE	AWARDED SHARE UNITS
Prior to January 1, 2019	0%
January 1, 2019 – December 31, 2019	25%
January 1, 2020 – December 31, 2020	50%
After December 31, 2020	100%

2017 VALUE DRIVER PSU PROGRAM
TERMINATION DATE	CONFIRMED PERFORMANCE AWARDS
January 1, 2018 to Confirmation Date	50% of target
Confirmation Date to December 31, 2018	50% of confirmed awards
January 1, 2019 and thereafter	100% of confirmed awards

2018 VALUE DRIVER PSU PROGRAM
TERMINATION DATE	CONFIRMED PERFORMANCE AWARDS
Prior to January 1, 2019	0% of target
January 1, 2019 to Confirmation Date	50% of target
Confirmation Date to December 31, 2019	50% of confirmed awards
January 1, 2020 and thereafter	100% of confirmed awards

A participant who dies before payment may receive payment for a percentage of the participant’s 2016 and 2017 awarded performance share units in accordance with the tables above, and for 100% of the participant’s 2018 awarded performance share units, in each case contingent upon achievement of the performance conditions.

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Change of Control Under the 2014 LTIP

In 2014, the Company adopted and the Company’s shareholders approved the 2014 LTIP, which provides, as a default, “double trigger” vesting of awards, provided that such awards are assumed by an acquirer in a change of control transaction or equitably converted in the transaction.  In other words, vesting of awards granted under the 2014 LTIP generally accelerates only if the participant’s employment is involuntarily terminated or the participant resigns for good reason within two years after a qualifying change of control.  The Company believes “double trigger” vesting of equity awards enhances shareholder value by encouraging executive retention during and following a change of control transaction, enhancing post-change of control integration with an acquirer, and aligning executive incentives with the interests of the Company’s shareholders.

In the event of a change of control of the Company, the treatment of awards outstanding under the 2014 LTIP, including the 2016 Incentive PSU Program, the 2017 Incentive PSU Program, the 2018 Incentive PSU Program, the 2017 Value Driver PSU Program, the 2018 Value Driver PSU Program, the 2017 Restricted Share and Unit Awards and the 2018 Restricted Share and Unit Awards, depends on whether the awards are assumed by an acquirer in a change of control or equitably converted in the transaction.  If the awards are assumed by the acquirer or equitably converted in the transaction and the participant’s employment is involuntarily terminated or the participant resigns for good reason within two years after the qualifying change of control, then, upon such termination or resignation:

•        all of participant’s unvested options automatically accelerate and become fully exercisable;

•        all of participant’s time-based vesting restrictions on restricted shares and units lapse; and

•        the performance criteria and other conditions to payment of participant’s outstanding performance awards automatically shall be deemed to have been achieved at the actual performance level achieved as of the end of the calendar quarter immediately preceding the date of termination, and such awards shall be paid on that basis.

However, if the awards are not assumed by the acquirer or equitably converted in the transaction:

•        all unvested options automatically accelerate and become fully exercisable;

•        all of participants time-based vesting restrictions on restricted shares and units lapse; and

•        the performance criteria and other conditions to payment under the outstanding performance awards shall be deemed to have been achieved at the actual performance level achieved as of the end of the calendar quarter immediately preceding the date of the change of control and such awards shall be paid on that basis.

The 2014 LTIP defines change of control to mean, generally, any of the following events:

•        the sale of all or substantially all of the Company’s assets, unless the Company’s shareholders prior to the sale own at least 80% of the acquirer’s stock after the sale;

•        the acquisition by a person or group of beneficial ownership of 20% or more of the Company’s outstanding common stock, subject to enumerated exceptions;

•        the termination of the Company’s business and the liquidation of the Company;

•        the consummation of a merger, consolidation, reorganization, share exchange or similar transaction of the Company, unless the Company’s shareholders immediately prior to the transaction continue to hold more than 60% of the voting securities of the resulting entity, no person beneficially owns 20% or more of the resulting entity’s voting securities and individuals serving on the Company’s Board immediately prior to the transaction constitute at least a majority of the resulting entity’s board; and

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•        a change in the composition of the Board, so that existing Board members and their approved successors do not constitute a majority of the Board.

General

A participant has no rights in respect of awards under the 2016 Incentive PSU Program, the 2017 Incentive PSU Program, the 2018 Incentive PSU Program, the 2017 Value Driver PSU Program, the 2018 Value Driver PSU Program, the 2017 Restricted Share and Unit Awards or the 2018 Restricted Share and Unit Awards prior to payment.

Executive STIP

The Executive STIP contains guidelines to determine awards when the participant’s status changes during the year.  The guidelines provide for no payment in the case of a participant who is terminated for reasons of cause, which has a meaning substantially the same as under the Standard Non-Compete Agreement.  Participants may be considered for a pro-rata payment in the event of termination due to reorganization (and not the fault of the participant), resignation, death or disability, in all such cases contingent upon achievement of the performance criteria and the participant otherwise qualifying for incentive payment, and subject to the Committee’s discretion to pay a lesser amount.

In the event of a change of control (as defined in the 2014 LTIP), the plan year under the Executive STIP will automatically end, the performance goals shall be deemed to have been achieved for the pro-rata portion of the calendar year that elapsed through the date of the change of control at target levels or, if actual performance is greater, at actual levels, and incentive awards will be paid to the participants, subject to terms of the plan and the Committee’s discretion to pay a lesser amount.

Participants have no rights in respect of awards under the Executive STIP prior to payment.

401(k) Plan

Under the Company’s 401(k) plan, unvested Company contributions vest automatically upon a change of control, the involuntary termination of the participant without cause or the termination of the participant’s employment due to the participant’s death or disability.  If the participant’s employment is terminated for any other reason, the unvested Company contributions are forfeited.

Other Plans

The Company maintains a severance pay plan for eligible employees whose employment is terminated by the Company for reasons other than misconduct or performance.  The cash benefit available under the plan depends upon, among other things, the reason for the separation, the term of employment of the individual and whether the individual delivers a release of claims.  The maximum benefit available under the severance pay plan consists of:

•        a lump-sum cash severance payment equal to the individual’s bi-weekly salary (annual salary divided by 26) multiplied by the lesser of 13 or his or her actual years of service;

•        health benefits continuation for a maximum period of six months (or if the individual has waived medical coverage, a $600 waiver payment in lieu thereof); and

•        for individuals with ten or more years of Company service hired before January 1, 2015, and who have not waived medical coverage for the applicable calendar year, an additional cash payment of up to $14,000.

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The Company provides a life insurance benefit equal to one times base salary for all employees.  Each named executive officer receives an additional one times base salary life insurance benefit.

Payments Triggered Upon Hypothetical Termination of Employment or Change of Control on December 31, 2018

The tables below reflect the amount of compensation payable to each named executive officer upon a hypothetical termination of employment or change of control on December 31, 2018.  With respect to each of Messrs. Schlosser, Ashcroft and Schlotterbeck, the narrative set forth below reflects the amount of compensation received by him in connection with his separation during 2018.  For purposes of the analysis, the Company has assumed that:

(i)         any amount payable in the discretion of the Committee will be paid, the amount paid will conform to any guidelines included in an applicable plan, and the amounts constituting benefits and perquisites will be paid at market rates.  These assumptions are not intended to be suggestive of the decisions that the Committee will make in any actual circumstance;

(ii)        each named executive officer will take all action necessary or appropriate for such named executive officer to receive the maximum available benefit, such as the execution of a release of claims or compliance with the covenants described above;

(iii)       no named executive officer will remain on the Company’s Board of Directors following termination of employment;

(iv)       in the event of a change of control, the acquirer does not assume or equitably convert the outstanding long-term incentive awards issued under the 2014 LTIP and therefore such awards accelerate and payout upon the change of control.  Under the terms of the 2014 LTIP, however, an acquirer could elect to allow such awards to remain outstanding or to convert such awards to other awards on an equitable basis.  If such amounts are, in fact, paid upon the occurrence of a change of control, the named executive officer would not be entitled to a duplicate payment upon a subsequent termination of employment for any reason.

The closing price of the Company’s common stock on December 31, 2018 ($18.89 per share) is used where payment amounts or values are dependent upon the Company’s stock price.

Set forth below are additional assumptions that the Company made in the tables below with respect to certain plans and arrangements.

2016 Incentive PSU Program

December 31, 2018 was the natural end of the performance period under the 2016 Incentive PSU Program.  The payout for the 2016 Incentive PSU Program was calculated using a payout multiple of 1.85X based on the Company’s actual TSR ranking and the Company’s compound annual production sales volume growth during the performance period.

2017 Incentive PSU Program and 2018 Incentive PSU Program

In calculating the payments following a termination of employment in respect of the 2017 Incentive PSU Program and the 2018 Incentive PSU Program, the tables below assume that the performance at the end of the applicable performance period (December 31, 2019 and December 31, 2020, respectively) remains unchanged from performance as of December 31, 2018.  The payout for the 2017 Incentive PSU Program was calculated using a payout multiple of 1.9X based on the Company’s TSR ranking and compound annual production sales volume growth through December 31, 2018.  The payout for the 2018 Incentive PSU Program was calculated using a payout multiple of 1.1X based on the Company’s TSR ranking, operating efficiency, development efficiency and return on capital employed, each as defined under the program award agreement, with such

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measures calculated through December 31, 2018.  In an actual termination scenario, the Company’s actual payment obligation would be determined based on actual performance through the end of the performance period and payment would be made to the then-former executive at the same time it is made to all employees, if at all.

In calculating the payments following a change of control in respect of the 2017 Incentive PSU Program and the 2018 Incentive PSU Program, the end of the performance periods under the programs is assumed to have accelerated to December 31, 2018.  The payout for the 2017 Incentive PSU Program was calculated using a payout multiple of 1.9X based on the Company’s TSR ranking and compound annual production sales volume growth through December 31, 2018.  The payout for the 2018 Incentive PSU Program was calculated using a payout multiple of 1.1X based on the Company’s TSR ranking, operating efficiency, development efficiency and return on capital employed, each as defined under the program award agreement, with such measures calculated through December 31, 2018.

2017 Value Driver PSU Program and 2018 Value Driver PSU Program

December 31, 2017 was the natural end of the performance period under the 2017 Value Driver PSU Program. Accordingly, the actual confirmed performance awards that remained outstanding for each participant were used to determine the payouts below.  December 31, 2018 was the natural end of the performance period under the 2018 Value Driver PSU Program.  Although the participant awards were not confirmed by the Committee until February 5, 2019, the payouts below were based upon the actual confirmed performance award for each participant.

Executive STIP or Regular STIP

December 31, 2018 was the natural end of the performance period under each of the Executive STIP and the Regular STIP for the 2018 plan year.  Typically, benefits under the Executive STIP and the Regular STIP are not paid until January or February of the following year.  Each eligible named executive officer’s actual 2018 non-equity incentive award under the Executive STIP or the Regular STIP, as applicable, is included in all termination scenarios below, other than termination for cause.  The Company notes that such inclusion is reflective only of payments that may be made upon termination.

Executive Alternative Work Arrangement

The analysis below assumes that, when eligible, the executive remains in executive alternative work status for five years and receives payment for 100 hours of service each year.

Other Assumptions

The actual amounts to be paid to each named executive officer upon a termination of employment or a change of control may be determined only at the time of the termination of employment or change of control.

For the purposes of the tables below, “good reason” is defined in the named executive officer’s Confidentiality, Non-Solicitation and Non-Competition Agreement.  In all cases, “termination by executive without good reason” includes retirement.

The discussion above and the tables below do not address:

•        vested Company contributions and retirement match to the 401(k) plan;

•        distributions of amounts invested in the Company’s employee stock purchase plan;

•        life insurance in an amount equal to one times base salary;

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•        potential impacts from any accelerations or other payments considered to be “parachute payments” under Code Sections 280G and 4999 (see “Excise Tax Provisions” above under “Agreements with the Named Executive Officers”);

•        payments under the Company’s long-term disability insurance policy; or

•        similar payments;

as these plans and arrangements do not discriminate in favor of the Company’s named executive officers and are available generally to all salaried employees.

In addition, the discussion above and the tables below do not address Company contributions under the 2006 Payroll Deduction and Contribution Program, as these amounts are vested immediately and are therefore unaffected by a termination of employment or a change of control.

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R.J. McNally

Potential Payments Upon a Termination of Employment or Following a Change of Control

Upon a termination of employment on December 31, 2018, Mr. McNally would have been entitled to the following payments:

EXECUTIVE BENEFITS AND PAYMENTS UPON TERMINATION	TERMINATION BY COMPANY WITHOUT CAUSE ($)	TERMINATION BY COMPANY FOR CAUSE ($)	TERMINATION BY EXECUTIVE FOR GOOD REASON ($)	TERMINATION BY EXECUTIVE WITHOUT GOOD REASON ($)	DEATH ($)	DISABILITY ($)
Payments under Agreement	3,403,205	0	3,403,205	0	0	0
Short-Term Incentive	715,500	0	715,500	715,500	715,500	715,500
Executive Alternative Work Arrangement Compensation	473,746	0	0	473,746	0	0
Severance Plan	112,212	0	0	0	0	0
Life Insurance	0	0	0	0	900,000	0
Total (excluding long-term incentive)	4,704,663	0	4,118,705	1,189,246	1,615,500	715,000

In addition, under outstanding long-term incentive programs (and including the intrinsic value of outstanding options), Mr. McNally would have been entitled to cash and stock payments with an aggregate value of $2,943,730 upon a termination of employment by the Company without cause or upon termination by him for good reason, $1,738,579 upon his death, and $1,008,925 upon his disability, assuming, in each case, actual performance through the end of the applicable performance period is consistent with performance through December 31, 2018.  Under those same programs (and again including the intrinsic value of outstanding options), Mr. McNally would have been entitled to $2,943,730 upon the occurrence of a change of control on December 31, 2018.

J.S. Smith

Potential Payments Upon a Termination of Employment or Following a Change of Control

Upon a termination of employment on December 31, 2018, Ms. Smith would have been entitled to the following payments:

EXECUTIVE BENEFITS AND PAYMENTS UPON TERMINATION	TERMINATION BY COMPANY WITHOUT CAUSE ($)	TERMINATION BY COMPANY FOR CAUSE ($)	TERMINATION BY EXECUTIVE FOR GOOD REASON ($)	TERMINATION BY EXECUTIVE WITHOUT GOOD REASON ($)	DEATH ($)	DISABILITY ($)
Payments under Agreement	1,551,271	0	1,551,271	0	0	0
Short-Term Incentive	168,000	0	168,000	168,000	168,000	168,000
Executive Alternative Work Arrangement Compensation	219,246	0	0	219,246	0	0
Severance Plan	0	0	0	0	0	0
Life Insurance	0	0	0	0	464,000	0
Total (excluding long-term incentive)	1,938,517	0	1,719,271	387,246	632,000	168,000

In addition, under outstanding long-term incentive programs (and including the intrinsic value of outstanding options), Ms. Smith would have been entitled to cash and stock payments with an aggregate value of $378,881 upon a termination of employment by the Company without cause or upon termination by her for good reason, $243,961 upon her death, and $120,836 upon her disability, assuming, in each case, actual performance through the end of the applicable performance period is consistent with performance through December 31, 2018.  Under those same programs (and again including the intrinsic value of outstanding options), Ms. Smith would have been entitled to $378,881 upon the occurrence of a change of control on December 31, 2018.

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E.R. Centofanti

Potential Payments Upon a Termination of Employment or Following a Change of Control

Upon a termination of employment on December 31, 2018, Ms. Centofanti would have been entitled to the following payments:

EXECUTIVE BENEFITS AND PAYMENTS UPON TERMINATION	TERMINATION BY COMPANY WITHOUT CAUSE ($)	TERMINATION BY COMPANY FOR CAUSE ($)	TERMINATION BY EXECUTIVE FOR GOOD REASON ($)	TERMINATION BY EXECUTIVE WITHOUT GOOD REASON ($)	DEATH ($)	DISABILITY ($)
Payments under Agreement	1,682,471	0	1,682,471	0	0	0
Short-Term Incentive	207,900	0	207,900	207,900	207,900	207,900
Executive Alternative Work Arrangement Compensation	220,112	0	0	220,112	0	0
Severance Plan	0	0	0	0	0	0
Life Insurance	0	0	0	0	467,000	0
Total (excluding long-term incentive)	2,110,483	0	1,890,371	428,012	674,900	207,900

In addition, under outstanding long-term incentive programs (and including the intrinsic value of outstanding options), Ms. Centofanti would have been entitled to cash and stock payments with an aggregate value of $446,773 upon a termination of employment by the Company without cause or upon termination by her for good reason, $287,535 upon her death, and $111,322 upon her disability, assuming, in each case, actual performance through the end of the applicable performance period is consistent with performance through December 31, 2018.  Under those same programs (and again including the intrinsic value of outstanding options), Ms. Centofanti would have been entitled to $446,773 upon the occurrence of a change of control on December 31, 2018.

D.M. Jenkins

Potential Payments Upon a Termination of Employment or Following a Change of Control

Upon a termination of employment on December 31, 2018, Mr. Jenkins would have been entitled to the following payments:

EXECUTIVE BENEFITS AND PAYMENTS UPON TERMINATION	TERMINATION BY COMPANY WITHOUT CAUSE ($)	TERMINATION BY COMPANY FOR CAUSE ($)	TERMINATION BY EXECUTIVE FOR GOOD REASON ($)	TERMINATION BY EXECUTIVE WITHOUT GOOD REASON ($)	DEATH ($)	DISABILITY ($)
Payments under Agreement	2,198,189	0	2,198,189	0	0	0
Short-Term Incentive	406,440	0	406,440	406,440	406,440	406,440
Executive Alternative Work Arrangement Compensation	852,848	0	0	852,848	0	0
Severance Plan	158,617	0	0	0	0	0
Life Insurance	0	0	0	0	559,000	0
Total (excluding long-term incentive)	3,616,094	0	2,604,629	1,259,288	965,440	406,440

In addition, under outstanding long-term incentive programs (and including the intrinsic value of outstanding options), Mr. Jenkins would have been entitled to cash and stock payments with an aggregate value of $684,025 upon a termination of employment by the Company without cause or upon termination by him for good reason, $454,232 upon his death, and $294,109 upon his disability, assuming, in each case, actual performance through the end of the applicable performance period is consistent with performance through December 31, 2018.  Under those same programs (and again including the intrinsic value of outstanding options), Mr. Jenkins would have been entitled to $684,025 upon the occurrence of a change of control on December 31, 2018.

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J.M. Lushko

Potential Payments Upon a Termination of Employment or Following a Change of Control

Upon a termination of employment on December 31, 2018, Mr. Lushko would have been entitled to the following payments:

EXECUTIVE BENEFITS AND PAYMENTS UPON TERMINATION	TERMINATION BY COMPANY WITHOUT CAUSE ($)	TERMINATION BY COMPANY FOR CAUSE ($)	TERMINATION BY EXECUTIVE FOR GOOD REASON ($)	TERMINATION BY EXECUTIVE WITHOUT GOOD REASON ($)	DEATH ($)	DISABILITY ($)
Payments under Agreement	1,442,205	0	1,442,205	0	0	0
Short-Term Incentive	235,680	0	235,680	235,680	235,680	235,680
Executive Alternative Work Arrangement Compensation	218,477	0	0	218,477	0	0
Severance Plan	0	0	0	0	0	0
Life Insurance	0	0	0	0	460,000	0
Total (excluding long-term incentive)	1,896,362	0	1,677,885	454,157	695,680	235,680

In addition, under outstanding long-term incentive programs (and including the intrinsic value of outstanding options), Mr. Lushko would have been entitled to cash and stock payments with an aggregate value of $360,630 upon a termination of employment by the Company without cause or upon termination by him for good reason, $256,152 upon his death, and $106,622 upon his disability, assuming, in each case, actual performance through the end of the applicable performance period is consistent with performance through December 31, 2018.  Under those same programs (and again including the intrinsic value of outstanding options), Mr. Lushko would have been entitled to $360,630 upon the occurrence of a change of control on December 31, 2018.

D.L. Porges

Payments Upon a Termination of Employment

Mr. Porges ceased to serve as our interim President and Chief Executive Officer effective November 12, 2018, at which time Mr. Porges assumed executive alternative work arrangement status.  During 2018, Mr. Porges received $40,865 pursuant to his executive alternative work arrangement status, and also received $98,077 as payment in lieu of unused vacation.  Mr. Porges did not become entitled to severance or other termination-related benefits under his Confidentiality, Non-Solicitation and Non-Competition Agreement or any other arrangement with the Company.  Mr. Porges’ 2016 Incentive PSU Award remained outstanding at December 31, 2018 and had a value of $2,456,165 as of such date.  This award was paid out in February 2019 to the same extent and at the same time as other participants holding 2016 Incentive PSU Awards.

S.T. Schlotterbeck

Payments Upon a Termination of Employment

Mr. Schlotterbeck voluntarily resigned his employment with the Company effective in March 14, 2018.  Because Mr. Schlotterbeck’s resignation was voluntary, he did not become entitled to severance or any other termination-related benefits under his Confidentiality, Non-Solicitation and Non-Competition Agreement or any other arrangement with the Company, other than $77,236 as payment in lieu of unused vacation paid to him during 2018, and he forfeited the unvested long-term incentive awards that had been granted to him. Information regarding the long-term equity awards in which Mr. Schlotterbeck vested during 2018 can be found above in the Option Exercises and Stock Vested table.

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D.E. Schlosser, Jr.

Payments Upon a Termination of Employment

Mr. Schlosser’s employment with the Company terminated effective as of October 24, 2018, at which time Mr. Schlosser assumed executive alternative work arrangement status. During 2018, Mr. Schlosser received $26,831 pursuant to his executive alternative work arrangement status, and also received $38,099 as payment in lieu of unused vacation.  In connection with his termination, Mr. Schlosser received a lump sum payment of $2,578,465 in accordance with his Confidentiality, Non-Solicitation and Non-Competition Agreement and separation and release agreement.  Upon termination, Mr. Schlosser also vested in his outstanding long-term incentive awards and will receive the benefit, if any, of such awards to the extent and at the same time as other participants.  Such awards have an agreement value of $1,153,366, assuming actual performance through the end of the applicable performance periods is consistent with performance through December 31, 2018.

J.J. Ashcroft

Payments Upon a Termination of Employment

Mr. Ashcroft’s employment with the Company terminated effective as of August 8, 2018, at which time Mr. Ashcroft assumed executive alternative work arrangement status.  Mr. Ashcroft’s executive alternative work arrangement was assumed by ETRN in connection with the Spin-off.  During 2018, Mr. Ashcroft received $45,344 as payment in lieu of unused vacation.  In connection with his termination, Mr. Ashcroft received a lump sum payment of $2,438,895 in accordance with his Confidentiality, Non-Solicitation and Non-Competition Agreement and separation and release agreement.  Upon termination, Mr. Ashcroft also vested in his outstanding long-term incentive awards and will receive the benefit, if any, of such awards to the extent and at the same time as other participants.  Such awards have an agreement value of $522,267, assuming actual performance through the end of the applicable performance periods is consistent with performance through December 31, 2018.

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Pay Ratio Disclosure

The following ratio is a reasonable estimate, calculated in a matter consistent with SEC rules, of the relationship of the annual total compensation of Mr. McNally, our Chief Executive Officer (CEO) on December 31, 2018, and the median of the annual total compensation of our employees, calculated in accordance with the SEC rules.  In making this pay ratio disclosure, other companies may use assumptions, estimates and methodologies different than ours; as a result, the following information may not be directly comparable to the information provided by other companies in our peer group or otherwise.

For 2018:

•                 the total compensation of our CEO (with Mr. McNally’s base salary annualized to reflect his CEO salary) was $5,676,154; and

•                 the median of the annual total compensation of all employees of the Company (other than our CEO) was $114,490.

Based on this information, the ratio of the annualized total compensation of Mr. McNally to the median of the annual total compensation of all other employees was 49.6:1.

The compensation identified above for both Mr. McNally and the median employee was calculated using the same methodology we used for our named executive officers as set forth in the 2018 Summary Compensation Table, except that we annualized Mr. McNally’s base compensation as if he served as CEO for the entirety of 2018.  This resulted in total compensation for 2018 that was somewhat higher than the total reported in the Summary Compensation Table, which reflects Mr. McNally’s compensation for the role of Senior Vice President and Chief Financial Officer prior to his promotion to President and Chief Executive Officer in November 2018.  See “Compensation Discussion and Analysis” above for a discussion of Mr. McNally’s compensation.

In light of the Spin-off in November 2018, which resulted in a significant number of the Company’s former employees transferring employment to ETRN, we updated our analysis to identify the Company’s median employee as of December 31, 2018.

We identified the median employee by selecting total cash compensation as our compensation measure. Total cash compensation is annual base salary plus target annual bonus or, in the case of hourly employees, hourly rate as of the measurement date times expected hours per year plus target annual bonus. We did not make any other assumptions, adjustments, or estimates with respect to total cash compensation. We believe total cash compensation is an appropriate compensation measure because we do not widely distribute annual equity awards to our employee base.  We then selected the median employee, having identified the 2018 total cash compensation for all of our employees (excluding our CEO) on our measurement date, December 31, 2018, the last day of our payroll year.  We included all employees (full-time and part-time) in our calculation, excluding on-site drilling and completion specialists, whose pay is variable to such a significant degree that we could not determine with any reasonable degree of certainty an amount of total cash compensation.  We also note that a significant portion of the Company’s employee population was transferred to ETRN in connection with the Spin-off discussed above and that such former employees were not included in the pay-ratio calculation, which was performed as of December 31, 2018.

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ITEM NO. 2 – APPROVAL OF A NON-BINDING RESOLUTION REGARDING THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS FOR 2017 (SAY-ON-PAY)

(Item No. 2 on the proxy card)

The Board of Directors recommends a vote FOR approval of the compensation of the Company’s named executive officers for 2018.

As discussed in the “Compensation Discussion and Analysis” section above, the Company’s executive compensation program is designed to attract and retain the highest quality named executive officers, directly link pay to Company performance and build value for the Company’s shareholders.  The Company’s program provides total compensation opportunities at levels that are competitive in its industry, ties a significant portion of each named executive officer’s compensation to individual performance and achievement of the Company’s business objectives, and closely aligns the interests of the Company’s named executive officers with the interests of shareholders.  In sum, the Company’s compensation is designed to reward named executive officers when the Company achieves strong results, and the Company believes the 2018 compensation of its named executive officers is consistent with the strong financial and operational results achieved and the strategic actions taken by the Company.

This proposal, commonly known as a “say-on-pay” proposal, gives the Company’s shareholders the opportunity to express their views on the compensation of its named executive officers in accordance with Section 14A of the Exchange Act.  This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s named executive officers and the philosophy, policies and practices described in this proxy statement.

Accordingly, the Board invites you to review carefully the “Compensation Discussion and Analysis” section above and the tabular and other disclosures on compensation under the caption “Executive Compensation” above, and cast a vote to approve the compensation programs for the Company’s named executive officers through the following resolution:

“Resolved, that the shareholders approve the compensation of the Company’s named executive officers for 2018, as discussed and disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the executive compensation tables and any related material disclosed in this proxy statement.”

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee, or the Board of Directors.  The Board and the Compensation Committee value the opinions of the Company’s shareholders and, to the extent any significant vote against the named executive officer compensation occurs, the Board will consider the shareholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

The Board of Directors recommends a vote FOR approval of the compensation of the Company’s named executive officers for 2018.

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ITEM NO. 3 – APPROVAL OF THE EQT CORPORATION

2019 LONG-TERM INCENTIVE PLAN

(Item No. 3 on the proxy card)

Introduction

We are asking you to approve the EQT Corporation 2019 Long-Term Incentive Plan (the “2019 LTIP”) to serve as the successor to the 2014 LTIP.  Over the past five years, the 2014 LTIP has been effective in attracting and retaining highly-qualified employees, including our executive officers, and non-employee directors.  Importantly, we believe that the 2014 LTIP has provided incentives that align the economic interests of plan participants with those of our shareholders.  To enable EQT to continue offering meaningful equity-based incentives to key employees and non-employee directors, the Board believes that it is both necessary and appropriate to increase the number of shares available for these purposes.

As a result, on April 17, 2019, our Board, on the recommendation of the Management Development and Compensation Committee, unanimously approved and adopted the 2019 LTIP, subject to shareholder approval.  If approved by shareholders at the 2019 Annual Meeting, the 2019 LTIP will be effective upon such approval (the “Effective Date”).  If approved by shareholders, the 2019 LTIP will replace the 2014 LTIP, and no further awards will be made under the 2014 LTIP after the Effective Date.  However, each outstanding award under the 2014 LTIP will remain outstanding under the 2014 LTIP and will continue to be governed under its terms and any applicable award agreement.  In addition, if the 2019 LTIP is approved by the shareholders, no future awards will become available for issuance under the Rice Energy Inc. 2014 Long-Term Incentive Plan (the “Rice LTIP”), though the Rice LTIP will continue to govern the terms of currently outstanding awards previously granted under the Rice LTIP.(1)

FOR	The Board of Directors unanimously recommends that you vote FOR approval of the 2019 LTIP.

If the 2019 LTIP is not approved by the Company’s shareholders, the 2014 LTIP and the Rice LTIP will remain in effect as they existed immediately prior to the 2019 annual meeting, and awards may continue to be made thereunder until the 2014 LTIP and the Rice LTIP terminate or are superseded.

Background for Request to Approve a Replacement Plan and Increase the Number of Shares Reserved for Equity Incentive Awards

Equity compensation is a vital component of our executive compensation philosophy, and plays a pivotal role in our ability to continue to attract, retain, and motivate those employees (including our executive officers) and non-employee directors who are critical to our success.  The Board believes it is in the best interests of EQT and its shareholders to approve the 2019 LTIP in order to continue to motivate outstanding performance by our executive officers, other active employees, and non-employee directors. If this proposal is not approved, we believe we would be at a disadvantage against our competitors for recruiting, retaining and motivating those individuals who are critical to our success. We could be forced to increase cash compensation, reducing resources available to meet our business needs.

We are asking shareholders to approve the 2019 LTIP as a successor plan to the 2014 LTIP, and to increase the number of shares of the Company’s common stock reserved for equity incentive awards by 16,000,000 shares.

Without the additional shares, we would need to make significant changes to our long-term incentive program, such as settling most or all awards in cash or other property and/or reducing the size of our program, in order to conserve our remaining share reserve.  The changes to our practices would limit our

(1) The total number of shares available for issuance under the Rice LTIP as of December 31, 2018 was 4,865,051 shares and as of April 25, 2019 was 4,893,322 shares. If the 2019 LTIP is approved by shareholders, no future awards will be available for issuance under the Rice LTIP.

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flexibility to provide competitive compensation and thus our ability to attract, retain and reward the caliber of employees and non-employee directors necessary to achieve superior performance.

The 2019 LTIP reflects corporate governance best practices and shareholder-friendly features, including:

•                 Fungible Share Pool.  The 2019 LTIP uses a fungible share pool under which each stock option and stock appreciation right (SAR) counts as one share against the plan share reserve and each stock-settled full-value award (which includes any stock-settled award other than stock options or SARs) counts as two shares against the plan share reserve.

•                 No Liberal Share Recycling Provisions.  The 2019 LTIP prohibits the re-use of shares withheld or delivered to satisfy the exercise price of a stock option or SAR or to satisfy tax withholding requirements. The 2019 LTIP also prohibits “net share counting” upon the exercise of stock options or SARs and prohibits the re-use of shares purchased on the open market with the proceeds of option exercises.

•                 Limitations on Awards to Non-Employee Directors.  The 2019 LTIP retains a limit on the maximum number of shares (15,000, subject to proportionate adjustment in the event of stock splits and similar events, which is unchanged from the limit under the 2014 LTIP) that may be granted to any single non-employee director of the Company in any calendar year.  Also, grants to non-employee directors under the 2019 LTIP may be made only pursuant to a plan, policy or program or resolutions approved by the Board from time to time, and no other discretionary grants may be made to non-employee directors.

•                 Minimum Vesting Periods.  Under the 2019 LTIP, awards generally may not vest in less than one year from the date of grant.  Awards for up to 500,000 shares (approximately 3.1% of the available share reserve under the 2019 LTIP) may be granted without this one-year minimum vesting restriction.

•                 No Dividends on Unvested Performance Awards.  Like the 2014 LTIP, the 2019 LTIP prohibits the current payment of dividends or dividend equivalent rights on unvested performance awards.

•                 No Discounted Stock Options or Stock Appreciation Rights.  Like the 2014 LTIP, all stock options and SARs granted under the 2019 LTIP must have an exercise price or base price equal to or greater than the fair market value of the underlying common stock on the date of grant (other than awards assumed and converted in connection with the acquisition of another company).

•                 No Repricing.  The 2019 LTIP plan prohibits the repricing of stock options or SARs without shareholder approval.

•                 Limitation on Amendments.  Without the prior approval of shareholders, the 2019 LTIP may not be amended to permit (i) the exercise price or base price of an option or SAR to be reduced, directly or indirectly, (ii) an option or SAR to be cancelled in exchange for cash, other awards or options or SARs with an exercise or base price that is less than the exercise price or base price of the original option or SAR, or (iii) the Company to repurchase an option or SAR for value (in cash or otherwise) from a participant if the current fair market value of the shares underlying the option or SAR is lower than the applicable exercise price or base price.

•                 Compensation Recoupment Policy.  Awards under the 2019 LTIP to all current and former executive officers of the Company are subject to the terms and conditions of a compensation recoupment, or “clawback,” policy, adopted (and as may be amended from time to time) by the Management Development and Compensation Committee.  The Company currently has a compensation recoupment policy applicable to current and former executive officers of the

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Company where the Company may, in certain circumstances, recoup certain annual and long-term incentive compensation paid to the covered individuals in the event of an accounting restatement due to material non-compliance with financial reporting requirements under U.S. securities laws.

•                 Double Trigger Change of Control Vesting.  The 2019 LTIP provides, as a default, “double trigger” vesting of awards in the event of a change of control of the Company, provided that such awards are assumed by the acquiror or equitably converted in the transaction.  In other words, vesting of such awards would accelerate only if the grantee’s employment was involuntarily terminated (including due to death or disability), or the grantee resigned for good reason, within two years after a change of control, rather than upon the occurrence of a change of control alone.

Key Data Relating to Outstanding Awards

The table below provides information, as of April 25, 2019, regarding outstanding equity-based awards, including outstanding awards under the 2014 LTIP.

KEY DATA RELATING TO OUTSTANDING AWARDS
Total shares underlying options outstanding under the 2014 LTIP and prior plans(1)	2,554,729
Weighted average exercise price of outstanding options	$28.37
Weighted average remaining contractual life of outstanding options	6.65

Total shares underlying full-value awards (including 286,349 restricted shares, 270,534 phantom units and 33,398 restricted stock units(2)) outstanding under the 2014 LTIP and prior plans (at target and maximum potential payouts)

	At Target 1,146,017	At Maximum 2,156,769
Total shares available for future grants (notional deficit) under the 2014 LTIP (if outstanding full-value awards in previous row are paid at target vs. paid at maximum)(3)	At Target 1,595,512	At Maximum (425,990)
Total shares underlying deferred stock units outstanding under the Company’s director deferral plans to be settled in Company common stock in connection with deferred director fees(4)	37,826
Total shares available for future issuance under the Company’s director deferral plans (not yet reserved for issuance upon settlement of deferred stock units outstanding)(5)	154,741
Total shares underlying inducement equity awards(6)	At Target 389,580	At Maximum 683,913

(1)              Table includes information as to stock-based awards outstanding under the 2014 LTIP, the 2009 Long-Term Incentive Plan (2009 LTIP), and the 1999 Non-Employee Directors’ Stock Incentive Plan (1999 NEDSIP).  Effective as of April 30, 2014, in connection with the adoption of the 2014 LTIP, the Company ceased making new grants under the 2009 LTIP.  Effective as of April 22, 2009, in connection with the adoption of the 2009 LTIP, the Company ceased making new grants under the 1999 NEDSIP.  The 2009 LTIP and the 1999 NEDSIP remain effective solely for the purpose of issuing shares upon the exercise or payout of awards outstanding under such plans on April 30, 2014 (for the 2009 LTIP) and April 22, 2009 (for the 1999 NEDSIP).

(2)           The 33,398 restricted stock units represent awards outstanding under the Rice LTIP.  These are the only awards outstanding under the Rice LTIP.

(3)           No new awards may be granted under the 2009 LTIP or the other prior plans.  For purposes of counting full-value awards at maximum, the “notional” deficit under the 2014 LTIP results from counting outstanding performance awards under the 2014 LTIP at a 3X multiple assuming maximum performance is achieved under the applicable awards.  The actual number of shares awarded at the end of the applicable performance periods will range between 0% and 300% of the target awards, based upon the Company’s actual performance through the end of the applicable performance periods and the exercise of downward discretion, if any, by the Management Development and Compensation Committee.  However, to the extent insufficient shares remain available for issuance under the 2014 LTIP on the applicable payout dates, the awards are expected to be settled (i) with shares reserved for issuance under the 2019 LTIP, if this proposal is approved by the Company’s shareholders; or (ii) in cash, if this proposal is not approved by the Company’s shareholders.

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(4)              Represents deferred stock units to be settled in Company common stock in connection with deferred director fees outstanding under the 2005 Directors’ Deferred Compensation Plan (“2005 DDCP”) and the 1999 Directors’ Deferred Compensation Plan (“1999 DDCP” and, together with the 2005 DDCP, the “Director Deferral Plans”).

(5)              Additional deferred stock units will be awarded under the Director Deferral Plans only (i) upon any non-employee director’s election to defer future directors’ fees and (ii) in respect of the reinvestment of dividends on deferred stock units outstanding under the Director Deferral Plans.

(6)              Represents inducement grants awarded to one of our executive officers on April 22, 2019, which awards were not made under the 2014 LTIP.

Significant Historical Award Information

Common measures of a stock plan’s cost include equity run rate (or “burn rate”), dilution and overhang.  The equity run rate refers to how fast a company uses the supply of shares authorized for issuance under its stock plan.  Dilution and overhang measure the degree to which our shareholders’ ownership may be diluted by stock-based incentive compensation under the 2014 LTIP, the Rice LTIP, the 2009 LTIP and the 1999 NEDSIP.

We closely monitor our share usage and believe we have been judicious in our use of shares previously authorized by our shareholders, most recently under the 2014 LTIP.  The following table and related footnotes show how our key equity metrics have changed over the past three calendar years, including how the metrics are affected by target versus maximum payout of outstanding performance-based full-value awards.  The actual number of shares awarded at the end of the applicable performance periods for the performance-based awards ranges from 0% to 300% of the target awards, based upon the Company’s actual performance through the end of the applicable performance periods and the exercise of downward discretion, if any, by the Management Development and Compensation Committee.

KEY EQUITY METRICS (AT TARGET)	2018	2017	2016

Equity Run Rate (1)	0.35%	0.13%	0.45%
Dilution (2)	2.93%	2.67%	1.60%
Overhang (3)	4.43%	4.69%	5.11%

(1)              Equity run rate is calculated by dividing the number of shares subject to equity incentive awards granted during the year by the weighted-average number of shares outstanding during the year.  Assuming the performance-based full-value awards would pay out at maximum levels, the equity run rate was 0.49%, 0.20% and 1.03% for 2018, 2017 and 2016, respectively.

(2)              Dilution is calculated by dividing the number of shares subject to equity incentive awards outstanding at the end of the year by the number of shares outstanding at the end of the year.  Assuming the then-outstanding performance-based full-value awards would pay out at maximum levels, the potential dilution was 3.35%, 3.32% and 2.83% for 2018, 2017 and 2016, respectively.

(3)              Overhang is calculated by dividing (i) the sum of (A) the number of shares subject to equity incentive awards outstanding at the end of the year and (B) the number of shares available for future grants under our equity incentive plans, by (ii) the sum of (A) the number of shares outstanding at the end of the year, (B) the number of shares subject to equity incentive awards outstanding at the end of the year and (C) the number of shares available for future grants under our equity incentive plans.  Assuming the then-outstanding performance-based full-value awards would pay out at maximum levels, the overhang was 4.04%, 4.10% and 4.50% for 2018, 2017 and 2016, respectively.

Number of Shares Requested

Several factors were evaluated in determining to request the 16,000,000 shares reserved for the 2019 LTIP:

•                 Assuming performance awards pay out at the maximum levels, the plan share reserve under the 2019 LTIP is estimated to provide a pool that will last for approximately five years from the

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Effective Date.  Our actual share usage will also vary from our estimate based upon changes in market grant values, changes in the number of recipients, changes in our stock price, changes in the structure of our long-term incentive program, changes in our dividend rate and forfeitures of outstanding awards.  We believe that the proposed share reserve reflects an appropriate balance between our desire to allow maximum flexibility in a competitive labor market and shareholder interests of limiting dilution.

•                 As of April 25, 2019, the plan share reserve represented less than 6.2% of our common shares outstanding.

•                 As of April 25, 2019, the total overhang resulting from the share request, including our outstanding awards under our current and prior equity-based plans (including inducement grants) represents approximately 7.3% of our fully-diluted common shares outstanding.

Authorized Shares and Stock Price

Our restated articles of incorporation authorize the issuance of 320 million shares of common stock.  There were 255,284,426 shares of our common stock issued and outstanding as of April 25, 2019, and the closing price of a share of our common stock as of that date was $20.16.

Summary of the 2019 LTIP

The principal features of the 2019 LTIP are summarized below.  The summary is qualified in its entirety by the full text of the 2019 LTIP, which is set forth as Appendix E to this proxy statement.

Purpose and Eligibility

The purpose of the 2019 LTIP is to assist the Company in attracting, retaining and motivating employees and non-employee directors of outstanding ability and to align their interests with those of the shareholders of the Company.

Active employees of the company or any affiliate and non-employee directors of the Company are eligible to participate in and receive awards under the 2019 LTIP.  As of January 31, 2019, the Company and its subsidiaries had 863 employees, including seven executive officers, and the Company had eleven non-employee directors, all of whom would be eligible, under the terms of the 2019 LTIP, to participate in the 2019 LTIP.

Because our executive officers, as employees of the Company, and non-employee directors are eligible to receive awards under the 2019 LTIP, they may be deemed to have a personal interest in the approval of this Proposal 3.

Shares Available for Awards

The aggregate number of shares of the Company’s common stock that may be issued under the 2019 LTIP is 16,000,000 shares, subject to proportionate adjustment in the event of stock splits and similar events.  Such shares may be used for all forms of awards under the 2019 LTIP and may also be used to settle awards outstanding under the 2014 LTIP to the extent shares are not available under the 2014 LTIP.  Shares underlying stock options and SARs will count as one share, and shares underlying all other stock-settled awards will count as two shares, against the number of shares available for issuance under the 2019 LTIP.  Shares subject to awards that terminate or expire unexercised, or are cancelled, forfeited or lapse for any reason, and shares underlying awards that are ultimately settled in cash or property other than shares, will again become available for future grants of awards under the 2019 LTIP.  The following will not be used to replenish the plan share reserve: (i) shares delivered by the participant or withheld

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from an award to satisfy tax withholding requirements, (ii) shares delivered or withheld to pay the exercise price of a stock option, (iii) shares retained by the Company upon the net settlement of a stock option or SAR, and (iv) shares repurchased on the open market with the proceeds of option exercises.  No awards may be granted under the 2019 LTIP after the Company’s annual meeting of shareholders in 2029.

Administration

Except in the case of awards to non-employee directors of the Company, the 2019 LTIP will be administered by the Management Development and Compensation Committee or such other committee of the Board as may be designated by the Board to administer the 2019 LTIP.  Each member of such committee must be a “non-employee director” as defined in Rule 16b-3 under the Exchange Act, and an independent director under the NYSE listing standards.  In the case of awards to non-employee directors, the 2019 LTIP will be administered by the Board.  As used in this proposal, the term “Committee” is used to refer to the Management Development and Compensation Committee in the case of awards to employees or the Board in the case of awards to non-employee directors.

The Committee has full authority, in its discretion, to interpret the 2019 LTIP and to determine the persons who will receive awards and, subject to the limits of the 2019 LTIP, the number of shares to be covered by each award.

Permissible Awards

The 2019 LTIP authorizes the granting of awards in any of the following forms:

•                 market-priced stock options to purchase shares of Company common stock, which may be designated under the Code as nonstatutory stock options (which may be granted to all participants) or incentive stock options (which may be granted to officers and employees but not to non-employee directors), and the term of which may not exceed ten years;

•                 SARs, which give the holder the right to receive the difference (payable in cash or stock, as specified in the award agreement) between the fair market value per share of Company common stock on the date of exercise over the base price of the award (which cannot be less than the fair market value of the underlying stock as of the grant date), and the term of which may not exceed ten years;

•                 restricted stock, which is subject to restrictions on transferability and subject to forfeiture on terms set by the Committee;

•                 restricted stock units, which represent the right to receive shares of common stock (or an equivalent value in cash or other property, as specified in the award agreement) at a designated time in the future;

•                 performance awards, which represent restricted stock, restricted stock units or a right to receive cash, shares of common stock or other property, or any combination thereof, based on the achievement, or the level of achievement, of one or more performance goals during a specified performance period, as established by the Committee;

•                 dividend equivalents, which entitle the participant to payments (or an equivalent value payable in stock or other property) equal to any dividends paid on the shares of common stock underlying an award other than a stock option or SAR, provided that no dividends equivalents may be paid before the underlying award vests;

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•                 other equity-based awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on shares of common stock or equity of the Company’s affiliates, including unrestricted stock grants, purchase rights or other rights or securities that are convertible or exchangeable into shares of common stock or equity of the Company’s affiliates; and

•                 cash-based awards, including performance-based annual incentive awards.

Performance Awards

The Committee may establish performance goals for performance awards based on any criteria selected by the Committee. Such performance goals may be described in terms of Company-wide objectives or in terms of objectives that relate to the participant, one or more subsidiaries or other affiliates, any branch, department, business unit or other portion thereof, and/or upon a comparison of such performance with the performance of a peer group of corporations, prior Company performance or other measures selected or defined by the Committee before, at or after the grant date. Such performance goals may be based on, without limitation, the following criteria: (i) earnings per share; (ii) revenue; (iii) expenses; (iv) return on equity; (v) return on total capital; (vi) return on assets; (vii) earnings (such as net income, EBIT and similar measures); (viii) cash flow (such as EBITDA, EBITDAX, after-tax cash flow and similar measures); (ix) share price; (x) economic value added; (xi) debt reduction; (xii) gross margin; (xiii) operating income; (xiv) volumes metrics (such as volumes sold, volumes produced, volumes transported and similar measures); (xv) land metrics (such as acres acquired, land permitted, land cleared and similar measures); (xvi) drilling and well metrics (such as number of gross or net wells drilled, number of horizontal wells drilled, cost per well and similar measures); (xvii) operating efficiency metrics (such as lease operating expense and other unit operating expense measures, general and administrative expense (“G&A”) per Mcf, G&A per customer and other G&A metrics, lost and unaccounted for gas metrics, days from completed well to flowing gas and similar measures); (xviii) reserves, reserve replacement ratios and similar measures; (xix) customer service measures (such as wait time, on-time service, calls answered and similar measures); and (xx) total shareholder or unitholder return.

Performance goals may be specified in absolute terms, on an adjusted basis, in percentages, or in terms of growth or reduction from period to period or growth or reduction rates over time, as well as measured relative to the performance of a group of comparator companies, or a published or special index, or a stock market index, that the Committee deems appropriate.  Performance goals need not be based upon an increase or positive result under a business criterion and could include, for example, the maintenance of the status quo, the reduction of expenses or the limitation of economic losses (measured, in each case, by reference to a specific business criterion).  Performance measures may but need not be determinable in conformance with generally accepted accounting principles.

Limitations on Individual Awards

Subject to the adjustment provisions of the 2019 LTIP in the case of stock splits and similar events, the following limits apply with respect to individual awards:

•                 The maximum number of shares of common stock for which stock options or SARs may be granted under the 2019 LTIP to any single participant in any calendar year is 1,000,000 shares.

•                 The maximum amount that may be earned by any single participant in any calendar year for performance awards granted under the 2019 LTIP is 800,000 shares for performance awards payable in shares of common stock (or the equivalent value if paid in cash).  For purposes of applying these limits in the case of multi-year performance periods, the amount or number of shares deemed earned in any calendar year is the total amount paid or shares earned for the performance period divided by the number of calendar years in the performance period.  In

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applying this limit, the amount of any cash or the fair market value or number of any shares or other property earned by a participant shall be measured as of the close of the final year of the performance period regardless of the fact that certification by the Committee and actual payment or release of restrictions to the participant may occur in a subsequent calendar year or years.

•                 The maximum aggregate number of shares associated with any award granted under the 2019 LTIP to any single non-employee director of the company in any calendar year is 15,000 shares.

Limitations on Vesting Provisions

Generally, awards granted under the 2019 LTIP have a minimum vesting period of one year, except that (subject to the adjustment provisions of the 2019 LTIP), up to 500,000 shares (or approximately 3.1% of the 2019 LTIP share reserve) may be granted pursuant to awards with no minimum vesting period.

Anti-Dilution Adjustments

In the event of a transaction between the Company and its shareholders that causes the per share value of the Company’s common stock to change (including, without limitation, any stock dividend, stock split, spin-off, rights offering or large nonrecurring cash dividend), the Committee must make such adjustments to the 2019 LTIP and awards as it deems to be necessary, in its sole discretion, to prevent dilution or enlargement of rights immediately resulting from such transaction.  In the event of a stock split, a stock dividend or a combination or consolidation of the outstanding common stock into a lesser number of shares, the authorization limits under the 2019 LTIP will automatically be adjusted proportionately, and the shares then subject to each award will automatically be adjusted proportionately without any change in the aggregate purchase price.  The Committee also has discretion to make certain other adjustments to outstanding awards in the event of corporate events or transactions, such as a determination that awards will be settled in cash rather than shares, that awards will become vested or that awards will be assumed by another party to a transaction or otherwise be equitably converted or substituted in connection with such transaction.

Treatment of Awards Upon a Change of Control

Unless otherwise provided in the award agreement or another operative agreement, the following provisions will apply in the case of a change of control of the Company (as defined in the 2019 LTIP):

With respect to awards assumed by the surviving entity or otherwise equitably converted or substituted in connection with a change of control, if within two years after the effective date of the change of control, a participant’s employment is terminated due to death or disability or without “cause” or the participant resigns for “good reason” (as such terms are defined in the 2019 LTIP), then:

•                 all of the participant’s outstanding stock options and SARs will become fully vested and remain exercisable for a period of 90 days (or such longer period as provided in the award agreement) or until the earlier expiration of the original term of the stock option or stock appreciation right;

•                 all time-based vesting restrictions on the participant’s outstanding awards will lapse as of the date of termination, and payment of such awards will be made within 30 days after the date of the participant’s termination; and

•                 all performance criteria and other conditions to payment of the participant’s outstanding performance awards will be deemed to be achieved or fulfilled, measured at the actual performance level achieved as of the end of the calendar quarter immediately preceding the date of the participant’s termination, and payment of such awards on that basis will be made within 30 days after the date of the participant’s termination.

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Notwithstanding the foregoing, to the extent required by Code Section 409A, an award will vest on the basis described above but remain payable on the date(s) provided in the underlying award agreements.

Upon the occurrence of a change of control in which awards are not assumed by the surviving entity or otherwise equitably converted or substituted in connection with the change of control:

•                 all outstanding stock options and SARs will become fully vested and remain exercisable for a period of 90 days (or such longer period as provided in the award agreement) or until the earlier expiration of the original term of the stock option or stock appreciation right;

•                 all time-based vesting restrictions on outstanding awards will lapse, and payment of such awards will be made at the time of the change in control; and

•                 all performance criteria and other conditions to payment of outstanding performance awards will be deemed to be achieved or fulfilled, measured at the actual performance level achieved as of the end of the calendar quarter immediately preceding the date of the change of control (or as of the time of the change of control, in the case of performance awards in which the performance condition is measured by stock or unit price or total shareholder or unitholder return), and payment of such awards on that basis will be made at the time of the change of control.

Notwithstanding the foregoing, to the extent required by Code Section 409A, an award will vest on the basis described above but remain payable on the date(s) provided in the underlying award agreements.

Prohibition on Repricing

Except as provided in the anti-dilution provisions of the 2019 LTIP, outstanding stock options and SARs cannot be repriced, directly or indirectly, without the prior approval of the Conpany’s shareholders.  The exchange of an “underwater” stock option or stock appreciation right (i.e., a stock option or stock appreciation right having an exercise price or base price in excess of the current market value of the underlying stock) for another award or for cash would be considered an indirect repricing and would, therefore, require the prior approval of the Company’s shareholders.

Limitations on Transfer; Beneficiaries

No right or interest of a participant in any award may be pledged or encumbered to or in favor of any person other than the Company, or be subject to any lien, obligation or liability of the participant to any person other than the Company or an affiliate of the Company.  Except to the extent otherwise determined by the Committee with respect to awards other than incentive stock options, no award may be assignable or transferable by a participant otherwise than by will or the laws of descent and distribution.

Beneficiaries, guardians, legal representatives and other persons claiming rights under the 2019 LTIP from or through any participant are subject to all of the terms and conditions of the 2019 LTIP and any award agreement thereunder as well as any additional restrictions deemed to be necessary or appropriate by the Committee.

Termination and Amendment

The Board may amend, suspend or terminate the 2019 LTIP at any time, except that no amendment, suspension or termination may be made without the approval of the Company’s shareholders if shareholder approval is required by any federal or state law or regulation or by the rules of any stock exchange on which the Company’s common stock may then be listed, or if the amendment, alteration or other change materially increases the benefits accruing to participants, increases the number of shares

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available under the 2019 LTIP or modifies the requirements for participation under the 2019 LTIP, or if the Board in its discretion determines that obtaining such shareholder approval is for any reason advisable. Without the prior approval of the Company’s shareholders, the 2019 LTIP may not be amended to permit the repricing of stock options or SARs, directly or indirectly.

Federal Income Tax Consequences

The U.S. federal income tax discussion with respect to Federal income tax treatment applicable to the Company and 2019 LTIP participants set forth below is intended for general information only and does not purport to be a complete analysis of all of the potential tax effects of the 2019 LTIP.  It is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change.  State, local and foreign income tax consequences are not discussed, and may vary from jurisdiction to jurisdiction.  The LTIP is not subject to the protective provisions of the Employee Retirement Income Security Act of 1974 and is not qualified under Section 401(a) of the Code.

Nonstatutory Stock Options.  There will be no federal income tax consequences to the optionee or to the Company upon the grant of a nonstatutory stock option under the 2019 LTIP.  When the optionee exercises a nonstatutory stock option, however, he or she will recognize ordinary income in an amount equal to the excess of the fair market value of the stock received upon exercise of the stock option at the time of exercise over the exercise price, and the Company will be allowed a corresponding federal income tax deduction , subject to any applicable limitations under Code Section 162(m).  Any gain that the optionee realizes when he or she later sells or disposes of the option shares will be short-term or long-term capital gain, depending on how long the shares were held.

Incentive Stock Options.  There will be no federal income tax consequences to the optionee or to the Company upon the grant of an incentive stock option.  If the optionee holds the option shares for the required holding period of at least two years after the date of grant and one year after exercise, the difference between the exercise price and the amount realized upon sale or disposition of the option shares will be long-term capital gain or loss, and the Company will not be entitled to a federal income tax deduction.  If the optionee disposes of the option shares in a sale, exchange or other disqualifying disposition before the required holding period ends, in general, he or she will recognize taxable ordinary income in an amount equal to the excess of the fair market value of the option shares at the time of exercise over the exercise price (and capital gain on the excess, if any, of the amount realized on the disqualifying disposition over the fair market value of the shares of common stock at the time of exercise), and the Company generally will be allowed a federal income tax deduction equal to such amount, subject to any applicable limitations under Code Section 162(m).  While the exercise of an incentive stock option does not result in current taxable income, the excess of the fair market value of the option shares at the time of exercise over the exercise price will be an item of adjustment for purposes of determining the optionee’s alternative minimum taxable income.

Stock Appreciation Rights.  A participant receiving a SAR under the 2019 LTIP will not recognize income, and the Company will not be allowed a federal income tax deduction, at the time the award is granted.  When the participant exercises the stock appreciation right, the amount of cash and the fair market value of any shares of stock received will be ordinary income to the participant and the Company will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Code Section 162(m).

Restricted Stock.  Unless a participant makes an election to accelerate recognition of the income to the date of grant as described below, a participant will not recognize income, and the company will not be allowed a federal income tax deduction, at the time a restricted stock award is granted, provided that the award is nontransferable and is subject to a substantial risk of forfeiture.  When the restrictions lapse, the participant will recognize ordinary income equal to the fair market value of the stock as of that date (less

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any amount he or she paid for the stock), and the Company will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Code Section 162(m).

If the participant files an election under Code Section 83(b) within 30 days after the date of grant of the restricted stock, he or she will recognize ordinary income as of the date of grant equal to the fair market value of the stock as of that date (less any amount paid for the stock), and the Company will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Code Section 162(m).  Any future appreciation in the stock will be taxable to the participant at capital gains rates.  However, if the stock is later forfeited, the participant will not be able to recover the tax previously paid pursuant to the Code Section 83(b) election.

Restricted Stock Units.  A participant will not recognize income, and the Company will not be allowed a federal income tax deduction, at the time of grant of a restricted stock unit.  Upon receipt of shares of stock (or the equivalent value in cash or other property) in settlement of a restricted stock unit award, the participant will recognize ordinary income equal to the fair market value of the stock or other property as of that date (less any amount he or she paid for the stock or other property), and the Company will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Code Section 162(m).

Performance Awards.  A participant will not recognize income, and the Company will not be allowed a federal income tax deduction, at the time a performance award is granted (for example, when the performance goals are established).  Upon receipt of cash, stock or other property in settlement of a performance award, the participant will recognize ordinary income equal to the cash, stock or other property received, and the Company will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Code Section 162(m).

Code Section 409A.

Section 409A of the Code (Section 409A) applies to compensation that individuals earn in one year but that is not paid until a future year. This is referred to as nonqualified deferred compensation. Section 409A, however, does not apply to qualified plans (such as a Section 401(k) plan) and certain welfare benefits. If deferred compensation covered by Section 409A meets the requirements of Section 409A, then Section 409A has no effect on the individual’s taxes. The compensation is taxed in the same manner as it would be taxed if it were not covered by Section 409A. If a deferred compensation arrangement does not meet the requirements of Section 409A, the compensation is subject to accelerated taxation in the year in which such compensation is no longer subject to a substantial risk of forfeiture and certain additional taxes, interest and penalties, including a 20% additional income tax. Section 409A has no effect on FICA (Social Security and Medicare) tax.

The 2019 LTIP permits the grant of various types of incentive awards, which may or may not be exempt from Section 409A.  If an award is subject to Section 409A, and if the requirements of Section 409A are not met, the taxable events as described above could apply earlier than described, and could result in the imposition of additional taxes and penalties.  Restricted stock awards, and stock options and SARs that comply with the terms of the 2019 LTIP, are designed to be exempt from the application of Section 409A.  Restricted stock units and cash incentive awards granted under the 2019 LTIP, whether time-based or performance-based, would be subject to Section 409A unless they are designed to satisfy the short-term deferral exemption from such law.  If not exempt, such awards must be specially designed to meet the requirements of Section 409A in order to avoid early taxation and penalties.  Notwithstanding, Section 409A of the Code may impose upon a participant certain taxes or interest charges for which the participant is responsible. Section 409A does not impose any penalties on the Company and does limit the Company’s deduction with respect to compensation paid to a participant, though the Company does have an obligation to withhold, remit and report income and related taxes in compliance with the requirements of Section 409A.

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Company Deduction. The Company generally may deduct any compensation or ordinary income recognized by the recipient of an award under the 2019 LTIP when recognized, subject to the limits of Code Section 162(m). Prior to 2018, Code Section 162(m) imposed a $1 million limit on the amount a public company may deduct for compensation paid to a company’s chief executive officer or any of the company’s three other most highly compensated executive officers (other than the chief financial officer) who are employed as of the end of the year. This limitation did not apply to compensation that met Code requirements for “qualified performance-based compensation.”

The performance-based compensation exemption, the last day of the year determination date, and the exemption of the chief financial officer from Code Section 162(m)’s deduction limit have all been repealed under the Tax Cuts and Jobs Act of 2017 (Tax Reform), effective for taxable years beginning after December 31, 2017, such that awards paid under the 2019 Stock Plan to our covered executive officers may not be deductible in future years due to the application of the $1 million deduction limitation.  However, under Tax Reform transition relief, compensation provided under a written binding contract in effect on November 2, 2017 that is not materially modified after that date continues to be subject to the performance-based compensation exception.

As in prior years, while deductibility of executive compensation for federal income tax purposes is among the factors the Committee considers when structuring our executive compensation, it is not the sole or primary factor considered. Our Board and the Committee retain the flexibility to authorize compensation that may not be deductible if they believe it is in our best interests.

Consequences of Change of Control.  If a change of control of the Company causes awards under the LTIP to accelerate vesting or is deemed to result in the attainment of performance goals, the participants could, in some cases, be considered to have received “excess parachute payments,” which could subject participants to a 20% excise tax on the excess parachute payments and could result in a disallowance of the Company’s deductions under Section 280G of the Code.

Tax Withholding.   The Company and its affiliates have the right to deduct or withhold, or require a participant to remit to the Company and its affiliates, an amount sufficient to satisfy federal, state and local taxes (including employment taxes) required by law to be withheld with respect to any exercise, lapse of restriction or other taxable event arising as a result of the 2019 LTIP.

New Plan Benefits

No awards have been granted under the 2019 LTIP. Future awards under the 2019 Stock Plan will be made at the discretion of the Committee and Board, as applicable. Therefore, the benefits and amounts that will be received or allocated under the 2019 LTIP in the future are not determinable at this time.

The Board of Directors recommends a vote FOR approval of the 2019 LTIP.

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Equity Compensation Plan Information

The following table and related footnotes provide information as of December 31, 2018 with respect to shares of the Company’s common stock that may be issued under the Company’s existing equity compensation plans, including the 2014 LTIP, the 2009 LTIP, the 1999 NEDSIP, the Director Deferral Plans, the 2008 Employee Stock Purchase Plan (“2008 ESPP”), and the Rice LTIP:

	Number of Securities To Be Issued Upon Exercise of Outstanding Options, Warrants and Rights (A)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (B)	Number Of Securities Remaining Available For Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected In Column A) (C)
Equity Compensation Plans Approved by Shareholders(1)	4,636,432(2)	$32.43(3)	2,714,195(4)
Equity Compensation Plans Not Approved by Shareholders(5)	33,865(6)	N/A	5,023,753(7)
Total	4,670,297	$32.43	7,737,948

(1)          Consists of the 2014 LTIP, the 2009 LTIP, the 1999 NEDSIP and the 2008 ESPP. Effective as of April 30, 2014, in connection with the adoption of the 2014 LTIP, the Company ceased making new grants under the 2009 LTIP. Effective as of April 22, 2009, in connection with the adoption of the 2009 LTIP, the Company ceased making new grants under the 1999 NEDSIP. The 2009 LTIP and the 1999 NEDSIP remain effective solely for the purpose of issuing shares upon the exercise or payout of awards outstanding under such plans on April 30, 2014 (for the 2009 LTIP) and April 22, 2009 (for the 1999 NEDSIP).

(2)          Consists of (i) 819,115 shares subject to outstanding stock options under the 2014 LTIP; (ii) 2,694,090 shares subject to outstanding performance awards under the 2014 LTIP, inclusive of dividend reinvestments thereon (counted at a 3X multiple assuming maximum performance is achieved under the awards (representing 1,614,294 target and confirmed awards and dividend reinvestments thereon)), (iii) 127,217 shares subject to outstanding directors’ deferred stock units under the 2014 LTIP, inclusive of dividend reinvestments thereon, (iv) 956,314 shares subject to outstanding stock options under the 2009 LTIP; (v) 35,101 shares subject to outstanding directors’ deferred stock units under the 2009 LTIP, inclusive of dividend reinvestments thereon, and (vi) 4,595 shares subject to outstanding directors’ deferred stock units under the 1999 NEDSIP, inclusive of dividend reinvestments thereon.

(3)          The weighted-average exercise price is calculated solely based upon outstanding stock options under the 2014 LTIP and the 2009 LTIP and excludes deferred stock units under the 2014 LTIP, the 2009 LTIP and the 1999 NEDSIP and performance awards under the 2014 LTIP and 2009 LTIP. The weighted average remaining term of the stock options was 5.57 years as of December 31, 2018.

(4)          Consists of (i) 2,185,717 shares available for future issuance under the 2014 LTIP, (ii) 29,924 shares under the 2009 LTIP and (iii) 498,554 shares available for future issuance under the 2008 ESPP. As of December 31, 2018, no shares were subject to purchase under the 2008 ESPP.

(5)          Consists of the 2005 DDCP, the 1999 DDCP and the Rice LTIP, each of which are described below.

(6)          Consists of 33,865 shares invested in the EQT Common Stock Fund, payable in shares of common stock, allocated to non-employee directors’ accounts under the 2005 DDCP and the 1999 DDCP as of December 31, 2018.

(7)   Consists of (i) 4,865,051 shares available for future issuance under the Rice LTIP and (ii) 158,702 shares available for future issuance under the 2005 DDCP, in each case as of December 31, 2018. If the 2019 LTIP is approved by shareholders, no future awards will be available for issuance under the Rice LTIP.

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2005 Directors’ Deferred Compensation Plan

The 2005 DDCP was adopted by the Management Development and Compensation Committee, effective January 1, 2005. Neither the original adoption of the plan nor its amendments required approval by the Company’s shareholders. The plan allows non-employee directors to defer all or a portion of their directors’ fees and retainers. Amounts deferred are payable on or following retirement from the Board unless an early payment is authorized after the director suffers an unforeseeable financial emergency.  In addition to deferred directors’ fees and retainers, the deferred stock units granted to directors on or after January 1, 2005 under the 1999 NEDSIP, the 2009 LTIP and the 2014 LTIP are administered under this plan.

1999 Directors’ Deferred Compensation Plan

The 1999 DDCP was suspended as of December 31, 2004. The plan continues to operate for the sole purpose of administering vested amounts deferred under the plan on or prior to December 31, 2004.  Deferred amounts are generally payable on or following retirement from the Board, but may be payable earlier if an early payment is authorized after a director suffers an unforeseeable financial emergency.  In addition to deferred directors’ fees and retainers and a one-time grant of deferred shares in 1999 resulting from the curtailment of the directors’ retirement plan, the deferred stock units granted to directors and vested prior to January 1, 2005 under the 1999 NEDSIP are administered under this plan.

Rice Energy Inc. 2014 Long-Term Incentive Plan

The board of directors of Rice Energy Inc. adopted the Rice Energy Inc. 2014 Long-Term Incentive Plan (as amended and restated effective as of May 9, 2014), which was assumed by the Company in connection with the Rice Merger for employees and non-employee directors of the Company and any of its affiliates. The Company may issue long-term equity based awards under the plan. Employees and non-employee directors of the Company or any affiliate, including subsidiaries, who were not employed by the Company or its affiliates as of the closing of the Rice Merger are eligible to receive awards under the plan.

The aggregate number of shares that may be issued under the plan is 6,475,000 shares, subject to proportionate adjustment in the event of stock splits, recapitalizations, mergers and similar events. Shares subject to awards that (i) expire or are canceled, forfeited, exchanged, settled in cash, or otherwise terminated; and (ii) are delivered by the participant or withheld from an award to satisfy tax withholding requirements, and delivered or withheld to pay the exercise price of an option, will again be available for awards under the plan.

The plan is administered by the Committee, except to the extent the Board elects to administer the plan.

The plan authorizes the granting of awards in any of the following forms: performance awards, restricted stock units, dividend equivalent rights, market-priced options to purchase stock, SARs, other share-based awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on stock, and cash-based awards.

The Board may amend, alter, suspend, discontinue or terminate the plan at any time, except that no amendment may be made without the approval of the Company’s shareholders if shareholder approval is required by any federal or state law or regulation or by the rules of any exchange on which the stock may then be listed, or if the amendment, alteration or other change increases the number of shares available under the plan, or if the Board in its discretion determines that obtaining such shareholder approval is for any reason advisable.

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Shares to be delivered pursuant to awards under the plan may be shares made available from (i) authorized but unissued shares of stock, (ii) treasury stock, or (iii) previously issued shares of stock reacquired by the Company, including shares purchased on the open market.

If the 2019 LTIP is approved by shareholders, no future awards will become available for issuance under the Rice LTIP, though the Rice LTIP will continue to govern the terms of currently outstanding awards.   If the 2019 LTIP is not approved by the Company’s shareholders, the Rice LTIP will remain in effect as it existed immediately prior to the 2019 annual meeting, and awards may continue to be made thereunder until the Rice LTIP terminates or is superseded.

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REPORT OF THE AUDIT COMMITTEE

The primary role of the Audit Committee is to assist the Board of Directors in its oversight of the Company’s accounting and financial reporting processes.  In doing so, the Audit Committee is responsible for the appointment and compensation of the Company’s independent registered public accounting firm and has oversight for its qualification, independence and performance.  The Audit Committee’s charter guides our duties and responsibilities.  The Audit Committee charter, which was last amended during 2016, is available on the Company’s website at www.eqt.com.  As set forth in the charter, management is responsible for the internal controls and accounting and financial reporting processes of EQT Corporation.  The independent registered public accounting firm is responsible for expressing opinions on the conformity of EQT Corporation’s audited consolidated financial statements with generally accepted accounting principles and on the effectiveness of the Company’s internal control over financial reporting.  Our responsibilities include monitoring and overseeing these processes.

Our Committee is composed of four non-employee, independent members of the Board of Directors.  No member currently serves on more than two other public company audit committees.  The Board of Directors has determined that all of the members of the Audit Committee are financially literate and that each of William M. Lambert, Gerald F. MacCleary and Stephen A. Thorington is an audit committee financial expert, as that term is defined by the SEC.  The members of our Committee are not professionally engaged in the practice of auditing or accounting. The Audit Committee’s considerations and discussions referred to below do not assure that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that the Company’s auditors are in fact “independent.”

In the performance of our oversight function, we have reviewed and discussed the audited financial statements of the Company for the fiscal year ended December 31, 2018 and management’s assessment of the effectiveness of the Company’s internal control over financial reporting with the management of EQT Corporation.  We have met with Ernst & Young LLP, the Company’s independent registered public accounting firm, with and without management present.  We discussed with Ernst & Young LLP the matters required to be discussed under the applicable requirements of the Public Company Accounting Oversight Board (PCAOB) and the SEC and such other matters as we have deemed to be appropriate, including the overall scope and plans for the audit.  We also have received the written disclosures and the letter from Ernst & Young LLP required by the applicable PCAOB requirements regarding the independent accountant’s communications with the Audit Committee concerning independence, and we have discussed with Ernst & Young LLP that firm’s independence from management and the Company.  We also reviewed the amount of fees paid to Ernst & Young LLP for both audit and non-audit services.  In doing so, we considered whether the provision of non-audit services to the Company was compatible with maintaining the independence of Ernst & Young LLP.

Based on the reports and discussions above, we recommended to the Board of Directors that the audited financial statements be included in the EQT Corporation 2018 annual report on Form 10-K.

This report is not soliciting material, is not deemed to be filed with the SEC, and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

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This report has been furnished by the Audit Committee of the Board of Directors.

Stephen A. Thorington, Chair

Philip G. Behrman, Ph.D.

William M. Lambert

Gerald F. MacCleary

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ITEM NO. 4 - RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

(Item No. 4 on the proxy card)

The Board of Directors recommends a vote FOR ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2019.

The Audit Committee evaluates the selection of our independent registered accounting firm each year and has reappointed Ernst & Young LLP as the Company’s independent registered public accounting firm (an independent accounting firm) to examine the consolidated financial statements of the Company and its subsidiaries for the calendar year 2019.  In deciding whether to reappoint Ernst & Young LLP, the Audit Committee considered a number of factors, including, but not limited to:  the quality of services, the effectiveness of communications and the technical expertise and knowledge of the industry.  The Audit Committee is directly involved with the selection of the lead engagement partner, including in connection with the mandated rotation of the independent auditor’s lead engagement partner every five years.

Ernst & Young LLP (including its predecessor) has acted as an independent accounting firm for the Company since 1950.  Although shareholder approval is not required for the appointment of an independent accounting firm, the Audit Committee believes the Company’s shareholders should participate as a matter of good corporate practice.  If the shareholders fail to ratify the selection, it will be considered as a direction to the Board to consider the appointment of another independent accounting firm for the following year.  Even if the selection is ratified, the Audit Committee in its discretion may select a different independent accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

Representatives of Ernst & Young LLP are expected to be present at the annual meeting to respond to appropriate questions and to make a statement if they desire to do so.

The following chart details the fees billed to the Company by Ernst & Young LLP during 2018 and 2017:

	2018 ($)	2017 ($)
Audit Fees (1)	3,545,171	3,131,034
Audit-Related Fees (2)	75,750	101,000
Tax Fees (3)	767,728	21,124
All Other Fees	0	0
Total	4,388,649	3,253,158

(1)              Includes fees for the audit of the Company’s annual financial statements and internal control over financial reporting, reviews of financial statements included in the Company’s quarterly reports, and services that are normally provided in connection with statutory and regulatory filings or engagements, including certain attest engagements and consents.

(2)             Includes fees for audits of, and consents related to, employee benefit plans and attest engagements not required by statute or regulation.

(3)             Includes fees for tax advisory services and tax planning services.

The Audit Committee has adopted a Policy Relating to Services of Registered Public Accountant under which the Company’s independent accounting firm is not allowed to perform any service that may have the effect of jeopardizing the independent accounting firm’s independence.  Without limiting the foregoing, the independent accounting firm may not be retained to perform the following:

•        Bookkeeping or other services related to the accounting records or financial statements

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•        Financial information systems design and implementation

•        Appraisal or valuation services, fairness opinions or contribution-in-kind reports

•        Actuarial services

•        Internal audit outsourcing services

•        Management functions

•        Human resources functions

•        Broker-dealer, investment adviser or investment banking services

•        Legal services

•        Expert services unrelated to the audit

•        Prohibited tax services

All audit and permitted non-audit services for the Company and its subsidiaries must be pre-approved by the Audit Committee.  The Audit Committee has delegated specific pre-approval authority with respect to audit and permitted non-audit services to the Chair of the Audit Committee but only where pre-approval is required to be acted upon prior to the next Audit Committee meeting and where the aggregate audit and permitted non-audit services fees are not more than $75,000.  The Audit Committee encourages management to seek pre-approval from the Audit Committee at its regularly scheduled meetings.  In 2018, 100% of the professional fees reported as audit-related fees and tax fees required to be pre-approved complied with the above policy.  In light of the Spin-off of the Company’s midstream business in November 2018, audit fee information in respect of EQGP, EQM and RMP is not referenced as in prior years.

The Board of Directors recommends a vote FOR ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2019.

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ADDITIONAL INFORMATION

Other Matters

As of the date of this proxy statement, we do not know of any other matters that may be presented for action at the 2019 annual meeting.  However, should other matters properly come before the meeting, the persons named as proxies will vote in a manner as they may, in their discretion, determine.

2018 Annual Report on Form 10-K

The annual report on Form 10-K for the year ended December 31, 2018 is enclosed with this proxy statement.

Websites

Website addresses referenced in this proxy statement are provided for convenience only, and the content on the referenced websites does not constitute a part of this proxy statement.

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APPENDIX A

DIRECTOR COMPENSATION PEER COMPANIES

A.O. Smith Corporation	Covanta Holding Corporation	ITT Inc.	Paychex, Inc.	Total System Services, Inc.
A. Schulman, Inc.	Cracker Barrel Old Country Store, Inc.	Jack in the Box Inc.	PerkinElmer, Inc.	Towers Watson & Co.
A.M. Castle & Co.	Cronos Group Inc.	Jervois Mining Limited	PLC S.p.A.	TransDigm Group Incorporated
Actuant Corporation	Crown Castle International Corp. (REIT)	Kaiser Aluminum Corporation	Plexus Corp.	TreeHouse Foods, Inc.
Acuity Brands, Inc.	Cubic Corporation	Kaman Corporation	Polaris Industries Inc.	TriMax Corporation
Acxiom Holdings, Inc.	Curtiss-Wright Corporation	Kansas City Southern	PolyOne Corporation	Trimble Inc.
Aeropostale, Inc.	Deluxe Corporation	Kennametal Inc.	Red Hat, Inc.	Trinity Industries, Inc.
Akamai Technologies, Inc.	Diebold Nixdorf, Incorporated	KLA-Tencor Corporation	Regal Beloit Corporation	Tupperware Brands Corporation
Albemarle Corporation	Domino’s Pizza, Inc.	Lancaster Colony Corporation	Regis Corporation	Unisys Corporation
Alior Bank S.A.	Donaldson Company, Inc.	Landstar System, Inc.	Republic Airways Holdings, Inc.	Universal Forest Products, Inc.
Alliance Data Systems Corp.	DSW Inc.	LANXESS Solutions US Inc.	Revlon, Inc.	USG Corporation
Amedisys, Inc.	Edwards Lifesciences Corpration	Leggett & Platt, Incorporated	Roper Technologies, Inc.	Valmont Industries, Inc.
American Eagle Outfitters, Inc.	Elizabeth Arden, Inc.	Lennox International Inc.	Ruby Tuesday, Inc.	Varian Medical Systems, Inc.
AMETEK, Inc.	EnerSys	LifePoint Health, Inc.	Sally Beauty Holdings, Inc.	Verisk Analytics, Inc.
Analog Devices, Inc.	Equifax, Inc.	Lincoln Electric Holdings, Inc.	Sanderson Farms, Inc.	Viavi Solutions Inc.
Applied Industrial Technologies, Inc.	Equinix, Inc. (REIT)	Linear Technology Corporation	ScanSource, Inc.	Vulcan Materials Company
AptarGroup, Inc.	Esterline Technologies Corporation	ManTech International Corporation	Schnitzer Steel Industries, Inc.	W.R. Grace & Co.
Barnes Group Inc.	Fastenal Company	Marriott Vacations Worldwide Corporation	Sensient Technologies Corporation	Waters Corporation
Beacon Roofing Supply, Inc.	FLIR Systems, Inc.	Martin Marietta Materials, Inc.	Silgan Holdings Inc.	Watsco, Inc.
Belden Inc.	FMC Corporation	Materion Corporation	Snap-on Incorporated	Watts Water Technologies, Inc.
Boyd Gaming Corporation	Fortune Brands Home & Security, Inc.	Maxim Integrated Products, Inc.	Snyder’s-Lance, Inc.	Weight Watchers International, Inc.
Brady Corporation	FTI Consulting, Inc.	McDermott International, Inc.	Spectrum Brands Holdings Inc.	Werner Enterprises, Inc.
Briggs & Stratton Corporation	Gartner, Inc.	MEDNAX, Inc.	Stepan Company	West Pharmaceutical Services, Inc.
Brinker International, Inc.	GATX Corporation	Mentor Graphics Corporation	Teledyne Technologies Incorporated	Woodward, Inc.
Broadridge Financial Solutions, Inc.	F-III Apparel Group, Ltd.	Meredith Corporation	Teleflex Incorporated	Worthington Industries, Inc.
Brocade Communications Systems, Inc.	Global Payments Inc.	Meritage Homes Corporation	Teradata Corporation
C.R. Bard, Inc.	Griffon Corporation	Mettler-Toledo International Inc.	Teradyne, Inc.
Cabcharge Australia Limited	Guess?, Inc.	Minerals Technologies Inc.	Tetra Tech, Inc.
Cabot Corporation	H.B. Fuller Company	Modine Manufacturing Company	The Brink’s Company
CACI International Inc.	Happy Creek Minerals Ltd.	Molson Coors Brewing Company	The Buckle, Inc.
Cadence Design Systems, Inc.	Harsco Corporation	MSA Safety Incorporated	The Cheesecake Factory Incorporated
Carlisle Companies Incorporated	Herman Miller, Inc.	MSC Industrial Direct Co., inc.	The Children’s Place, Inc.
Carpenter Technology Corporation	Hexcel Corporation	Mueller Industries, Inc.	The Cooper Companies, Inc.
Carter’s, Inc.	HNI Corporation	National Instruments Corporation	The Dun & Bradstreet Corporation
Central Garden & Pet Company	Hologic, Inc.	Nu Skin Enterprises, Inc.	The Finish Line, Inc.
Century Aluminum Company	HSN, Inc.	Nuance Communications, Inc.	The Hain Celestial Group, Inc.
Chico’s FAS, Inc.	Hubbel Incorporated	NVR, Inc.	The Manitowoc Company, Inc.
Ciena Corporation	IDEX Corporation	Olin Corporation	The Scotts Miracle-Gro Company
Cincinnati Bell Inc.	Ingles Markets, Incorporated	Olympic Steel, Inc.	The Toro Company
Citrix Systems, Inc.	International Flavors & Fragrances Inc.	Packaging Corporation of America	The Wendy’s Company
Clear Channel Outdoor Holdings, Inc.	International Game Technology PLC	Panera Bread Company	Thor Industries, Inc.
Convergys Corporation	Intuitive Surgical, Inc.	Papa John’s International, Inc.	Tiffany & Co.
CoreLogic, Inc.	Invacare Corporation	Patterson Companies, Inc.	Titan International, Inc.

Source:  Pay Governance LLC

A-1

APPENDIX B

2017 PEER GROUP –

FINANCIAL METRICS

Company	2015 Net Income (Loss) ($MM)	12/31/15 Market Cap ($MM)	2015 Revenue ($MM)
Antero Resources Corporation	941	6,040	2,430
Cabot Oil & Gas Corporation	(114)	7,321	1,495
Chesapeake Energy Corporation	(14,685)	2,993	13,457
Cimarex Energy Co.	(2,409)	8,452	1,453
Concho Resources Inc.	66	11,992	2,436
CONSOL Energy Inc.	(375)	1,810	2,843
Continental Resources, Inc.	(354)	8,572	2,680
Devon Energy Corporation	(14,459)	13,152	13,145
Energen Corporation	(946)	3,230	763
EOG Resources, Inc.	(4,525)	38,914	8,704
EXCO Resources, Inc.	(1,192)	350	457
Marathon Oil Corporation	(2,204)	8,527	5,596
National Fuel Gas Company	(379)	3,618	1,761
Newfield Exploration Company	(3,362)	5,321	2,062
Noble Energy, Inc.	(2,441)	14,095	4,052
ONEOK, Inc.	245	5,161	7,763
Pioneer Natural Resources Company	(273)	18,729	4,018
QEP Resources, Inc.	(149)	2,368	2,480
Range Resources Corporation	(714)	4,168	1,714
SM Energy Company	(448)	1,336	1,514
Southwestern Energy Company	(4,556)	2,734	3,339
Whiting Petroleum Corporation	(2,219)	1,927	2,092

50% Percentile	(714)	5,321	2,480

EQT Corporation	85	7,952	2,126
EQT Percent Rank	87%	61%	39%

Source:  Pay Governance

2018 PEER GROUP –

FINANCIAL METRICS

Company	2016 Net Income (Loss) ($MM)	December 31, 2016 Market Cap ($MM)	2016 Revenue ($MM)
Anadarko Petroleum Corporation	(3,078)	38,972	7,869
Antero Resources Corporation	(849)	7,428	1,745
Apache Corporation	(1,372)	24,082	5,354
Cabot Oil & Gas Corporation	(417)	10,866	1,156
Chesapeake Energy Corporation	(4,926)	6,154	7,872
Cimarex Energy Co.	(431)	12,906	1,257
Concho Resources Inc.	(1,462)	19,210	1,635
CNX Resources Corporation	(545)	4,183	2,026
Continental Resources, Inc.	(400)	19,096	1,980
Devon Energy Corporation	(3,304)	23,913	12,197
Diamondback Energy, Inc.	(165)	9,110	527
Encana Corporation	(944)	11,581	2,918
EOG Resources, Inc.	(1,097)	58,280	7,651
Hess Corporation	(6,173)	19,542	4,844
Marathon Oil Corporation	(2,140)	14,665	4,650
Newfield Exploration Company	(1,230)	7,989	1,472
Noble Energy, Inc.	(998)	16,316	3,491
Pioneer Natural Resources Company	(556)	30,562	3,824
Range Resources Corporation	(522)	8,378	1,100

50% Percentile	(998)	14,665	2,918

EQT Corporation	(453)	11,298	1,608

EQT Percent Rank	82%	37%	27%

Source:  Pay Governance

2019 PEER GROUP –

FINANCIAL METRICS

Company	2017 Net Income (Loss) ($MM)	December 31, 2017 Market Cap ($MM)	2017 Revenue ($MM)
Chesapeake Energy Corporation	949	3,545	9,496
Encana Corporation	827	16,319	4,443
Southwestern Energy Company	1,046	2,817	3,203
Antero Resources Corporation	615	5,997	3,656
Range Resources Corporation	333	4,166	2,609
Murphy Oil Corporation	(312)	5,358	2,098
Cimarex Energy Co.	494	11,623	1,918
Newfield Exploration Company	427	6,229	1,767
Cabot Oil & Gas Corporation	100	13,228	1,764
QEP Resources, Inc.	269	2,306	1,623
WPX Energy, Inc.	(16)	5,602	1,336
SM Energy Company	(161)	2,465	1,260
CNX Resources Corporation	381	3,283	1,415
Gulfport Energy Corporation	435	2,336	1,320

50% Percentile	$404	$4,762	$1,843

EQT Corporation	$1,509	$15,098	$3,378

EQT Percent Rank	Highest	97%	80%

Source: Pay Governance

APPENDIX C

NON-GAAP FINANCIAL INFORMATION

The Executive STIP and the headquarters portion of the Regular STIP for the 2018 plan year utilized, and the Executive STIP and the Regular STIP for the 2019 plan year utilize, adjusted EBITDA compared to the Company’s business plan as a performance measure and the Production business unit portion of the Regular STIP for the 2018 plan year utilized adjusted business unit EBITDAX compared to EQT’s business plan as a performance measure.

For the 2018 plan year, adjusted EBITDA is defined as the Company’s income from continuing operations (which shall include income attributable to non-controlling interests) before interest, income taxes, depreciation, depletion, amortization and cumulative effect of accounting change for the fiscal year ending December 31, 2018, (i) calculated using the fixed commodity prices set forth in the Company’s 2018 business plan (the 2018 Plan) and adjusted for all cash settled derivatives and all basis and fixed price sales set forth in the 2018 Plan, (ii) excluding the effects of non-cash derivative gains (losses) not included in the 2018 Plan, (iii) excluding gains / losses on derivatives not designated as hedges, (iv) excluding the effects of non-cash impairments, (v) excluding all direct and indirect impacts of acquisitions and/or dispositions during the year in which the total consideration paid, received or assumed is in excess of $100 million to the extent not contemplated by the 2018 Plan, (vi) excluding any charge and benefit associated with the repurchase of debt by the Company, and (vii) to the extent not contemplated by the 2018 Plan, excluding the costs associated with the Company’s analyses of (A) the Company’s “sum-of-the-parts discount” and (B) the structure of the Company’s master limited partnerships, and the implementation of any changes recommended as a result of either of the foregoing.

For the 2019 plan year, adjusted EBITDA is defined as the Company’s income from continuing operations (which shall include income attributable to non-controlling interests) before interest, income taxes, depreciation, depletion, amortization and cumulative effect of accounting change for the fiscal year ending December 31, 2019, (i) calculated using the fixed commodity prices set forth in the Company’s 2019 business plan (the 2019 Plan) and adjusted for all cash settled derivatives and all basis and fixed price sales set forth in the 2019 Plan, (ii) excluding the effects of non-cash derivative gains (losses) not included in the 2019 Plan, (iii) excluding gains / losses on derivatives not designated as hedges, (iv) excluding the effects of non-cash impairments, (v) excluding all direct and indirect impacts of acquisitions and/or dispositions during the year in which the total consideration paid, received or assumed is in excess of $100 million to the extent not contemplated by the 2019 Plan, (vi) excluding any charge and benefit associated with the repurchase of debt by the Company, (vii) to the extent not contemplated by the 2019 Plan, excluding the costs associated with the Company’s analyses of (A) the Company’s “sum-of-the-parts discount” and (B) the structure of the Company’s master limited partnerships, and the implementation of any changes recommended as a result of either of the foregoing, and (viii) excluding realized and unrealized gains and losses on Equitrans Midstream Corporation securities.

For the 2018 plan year, adjusted business unit EBITDAX is defined as total revenues of the applicable business unit, minus total expenses of the applicable business unit, excluding in each case (i) interest, income taxes, depreciation, depletion, amortization and exploration expenses, (ii) non-cash gains/losses on derivatives not designated as hedges and (iii) to the extent charged to the business unit and not contemplated by the business unit’s 2018 business plan, (A) the cumulative effect of accounting change and (B) the 2018 Review Costs, in each case including the components thereof attributable to non-controlling interests.

Adjusted EBITDA and adjusted business unit EBITDAX are non-GAAP supplemental financial measures that the Company’s management uses to assess:  (i) the Company’s performance versus prior periods; (ii) the Company’s operating performance as compared to other companies in its industry; (iii) the ability of the Company’s assets to generate sufficient cash flow to make distributions to its investors; (iv) the Company’s ability to incur and service debt and fund capital expenditures; and (v) the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.  Additionally, management uses adjusted business unit EBITDAX as a measure to assess the Company’s and the applicable business unit’s performance versus prior periods without the impact of production and exploration costs associated with innovative drilling and exploratory wells, which vary from period to period.  Adjusted EBITDA and Adjusted EBITDAX contain certain adjustments that are not included in the Company’s calculation of EBITDA, a separate non-GAAP supplemental financial measure used by external users of the Company’s financial statements, such as industry analysts, investors, lenders and ratings agencies.

Adjusted EBITDA and adjusted business unit EBITDAX should not be considered as an alternative to net income, operating income, or any other measure of financial performance or liquidity presented in accordance with GAAP.  Adjusted EBITDA and adjusted business unit EBITDAX have important limitations as analytical tools because they exclude some, but not all, items that affect net income.  Additionally, because adjusted EBITDA and adjusted business unit EBITDAX may be defined differently by other companies in its industry, the Company’s definition of adjusted EBITDA and adjusted business unit EBITDAX may not be comparable to similarly titled measures of other companies, thereby diminishing its utility.

Adjusted EBITDA was selected as a performance measure under the Executive STIP and the headquarters portion of the Regular STIP for the 2018 and 2019 plan years because adjusted EBITDA growth drives behavior consistent with the shareholders’ interests, and the Company’s business plan embodies the goals and priorities of the Company.  Similarly, adjusted business unit EBITDAX was selected as a performance measure under the business unit portion of the 2018 Regular STIP because adjusted business unit EBITDAX growth drives behavior within the applicable business unit consistent with the shareholders’ interests, and EQT’s business plan embodies the goals and priorities of EQT.

The table below reconciles the Company’s adjusted EBITDA as shown in this CD&A with the Company’s net income, the most comparable financial measure calculated in accordance with GAAP, for the applicable year as set forth in the Company’s 2018 annual report on Form 10-K.

(in millions)
Net income (loss) from continuing operations	$(2,381)
(Deduct)/add back:
Income tax (benefit)	(696)
Interest expense	229
Depreciation, depletion and amortization	1,610
EBITDA	(1,238)
Price adjustment	(20)
Non-cash derivatives	(46)
Acquisitions/divestitures	6
Impairments	3,520
Transaction costs	70
Increase in litigation reserves	52
Unrealized loss on EQT’s investment in ETRN	72
EBITDA attributable to discontinued operations	988
Spin-off related adjustments in calculating Adjusted EBITDA(1)	124
Adjusted EBITDA	$3,528

________________________

(1)              In light of the Spin-off, which closed in November 2018, in measuring adjusted 2018 EBITDA for purposes of the Executive STIP and the headquarters portion of the Regular STIP and adjusted 2018 EBITDAX for purposes of the production portion of the Regular STIP, the Committee determined to measure actual financial results of the Company through October 31, 2018, plus two months (November and December 2018) of forecasted financial results to afford a meaningful comparison to the Company’s 2018 business plan.

The table below reconciles the Company’s production business unit’s adjusted business unit EBITDAX for 2018 with the Company’s net income, the most comparable financial measure calculated in accordance with GAAP, for the applicable year as set forth in the Company’s 2018 annual report on Form 10-K.

(in millions)
Net income (loss) from continuing operations	$(2,381)
(Deduct)/add back:
Income tax (benefit)	(696)
Interest expense	229
Depreciation, depletion and amortization	1,610
EBITDA	(1,238)
Price adjustment	(20)
Non-cash derivatives	(46)
Acquisitions/divestitures	6
Impairments	3,520
Transaction costs	70
Increase in litigation reserves	52
Unrealized loss on EQT’s investment in ETRN	72
EBITDA attributable to discontinued operations	988
Spin-off related adjustments in calculating Adjusted EBITDA(1)	124
Adjusted EBITDA	3,528
Exploration expense	7
Spin-off related adjustments in calculating Adjusted EBITDAX(1)	8
Adjusted EBITDAX	3,543
Midstream business unit EBITDAX	1,232
Production business unit EBITDAX	2,403
Other EBITDAX	(92)

________________________

(1)              In light of the Spin-off, which closed in November 2018, in measuring adjusted 2018 EBITDA for purposes of the Executive STIP and the headquarters portion of the Regular STIP and adjusted 2018. EBITDAX for purposes of the production portion of the Regular STIP, the Committee determined to measure actual financial results of the Company through October 31, 2018, plus two months (November and December 2018) of forecasted financial results to afford a meaningful comparison to the Company’s 2018 business plan.

The 2019 Regular STIP also utilizes free cash flow as a performance measure.  For the 2019 plan year, free cash flow is defined as the Company’s net cash provided by operating activities, excluding from such amount the effects of changes in other assets and liabilities, minus accrual-based capital expenditures (excluding any cash payments or capital expenditures for acquisitions), plus dividends received from Equitrans Midstream Corporation.

Adjusted free cash flow is defined as the Company’s net cash provided by operating activities less changes in other assets and liabilities, less accrual-based capital expenditures attributable to continuing operations.  Adjusted free cash flow is a non-GAAP supplemental financial measure that the Company's management and external users of its consolidated financial statements, such as industry analysts, lenders and ratings agencies use to assess the Company’s liquidity. The Company believes that adjusted free cash flow provides useful information to management and investors in assessing the impact of the Company’s ability to generate cash flow in excess of capital requirements and return cash to shareholders. Adjusted free cash flow should not be considered as an alternative to net cash provided by operating activities or any other measure of liquidity presented in accordance with GAAP.

The Company has not provided projected net cash provided by operating activities or a reconciliation of projected adjusted free cash flow to projected net cash provided by operating activities, the most comparable financial measure calculated in accordance with GAAP. The Company is unable to project net cash provided by operating activities for any future period because this metric includes the impact of changes in operating assets and liabilities related to the timing of cash receipts and disbursements that may not relate to the period in which the operating activities occurred. The Company is unable to project these timing differences with any reasonable degree of accuracy without unreasonable efforts such as predicting the timing of its and customers’ payments, with accuracy to a specific day, months in advance. Furthermore, the Company does not provide guidance with respect to its average realized price, among other items, that impact reconciling items between net cash provided by operating activities and adjusted free cash flow. Natural gas prices are volatile and out of the Company’s control, and the timing of transactions and the income tax effects of future transactions and other items are difficult to accurately predict. Therefore, the Company is unable to provide projected net cash provided by operating activities, or the related reconciliation of projected adjusted free cash flow to projected net cash provided by operating activities, without unreasonable effort.

The table below reconciles the Company’s adjusted free cash flow for the first quarter of 2019 with the Company’s net cash provided by operating activities, the most comparable financial measure calculated in accordance with GAAP, as derived from the Statements of Condensed Consolidated Cash Flows included in the Company's report on Form 10-Q for the quarter ended March 31, 2019.

Three Months Ended March 31, 2019
(Thousands)

Net cash provided by operating activities	$871,287
(Deduct) / add back changes in other assets and liabilities	(223,934)
Operating cash flow	$647,353
(Deduct):
Capital expenditures attributable to continuing operations	(476,022)
Adjusted free cash flow	$171,331

APPENDIX D

INCENTIVE PERFORMANCE SHARE UNIT PROGRAM PAYOUT MATRIX

2018 Program

Relative TSR Ranking (50% Weight)

	Less than Threshold	Threshold	Below Target	Target	Exceeds	Stretch
Performance Goal	18th – 20th rank	17th rank	15th rank	10th rank	5th rank	3rd – 1st rank
Payout Factor	0%	16.7%	50%	100%	200%	300%

Operating Efficiency (25% Weight)

	Greater than Threshold	Threshold	Target	Exceeds	Stretch
Performance Goal	Greater than $.61/Mcfe	$.61/Mcfe	$.45/Mcfe	$.35/Mcfe	$.32/Mcfe
Payout Factor	0%	50%	100%	200%	300%

Development Efficiency (25% Weight)

	Greater than Threshold	Threshold	Target	Exceeds	Stretch
Performance Goal	Greater than $.52/Mcfe	$.52/Mcfe	$.44/Mcfe	$.41/Mcfe	$.38/Mcfe
Payout Factor	0%	50%	100%	200%	300%

Return on Capital Employed* Modifier

After determining the preliminary payout factor as set forth above, the preliminary payout factor is modified based on achievement of return on capital employed over the performance period, by multiplying the preliminary payout factor by a percentage, as set forth in the table below, to determine the final payout factor for the performance share units.  In no event shall the payout factor exceed 300%.

ROCE Achieved	ROCE Modifier
7% or less	0.9 x
9%	1.0 x
11% or more	1.1 x

*Return on Capital Employed is defined in Exhibit 10.02(t) to the Company’s Annual Report on Form 10-K for the year ended December 31, 2017.

D-1

INCENTIVE PERFORMANCE SHARE UNIT PROGRAM PAYOUT MATRIX

2019 Program

Relative TSR Ranking (50% Weight)

	No Value	Threshold	Target	Exceeds	Stretch
Performance Goal	13th – 15th rank	12th rank	7th – 8th rank	5th rank	3rd – 1st rank
Payout Factor	0%	20%	100%	200%	300%

Operating Efficiency (25% Weight)

	Greater than Threshold	Threshold	Target	Exceeds
Performance Goal	$.25/Mcfe	$.23/Mcfe	$.19/Mcfe	$.18/Mcfe
Payout Factor	0%	50%	100%	200%

Development Efficiency (25% Weight)

	Less than Threshold	Threshold	Target	Exceeds
Performance Goal	$.52/Mcfe	$.47/Mcfe	$.41/Mcfe	$.40/Mcfe
Payout Factor	0%	50%	100%	200%

Return on Capital Employed* Modifier

After determining the preliminary payout factor as set forth above, the preliminary payout factor is modified based on achievement of Return on Capital Employed over the Performance Period, by multiplying the preliminary payout factor by a percentage, as set forth in the table below, to determine the final Payout Factor for the Performance Share Units.  In no event shall the Payout Factor exceed 300%.

ROCE Achieved	ROCE Modifier
7% or less	0.9 x
9%	1.0 x
11% or more	1.1 x

*Return on Capital Employed is defined in Exhibit 10.02(bb) to our Form 10-K for the fiscal year ended December 31, 2018.

D-2

APPENDIX E

EQT CORPORATION

2019 LONG-TERM INCENTIVE PLAN

SECTION 1.                        PURPOSES

1.01.                The purpose of the 2019 Long-Term Incentive Plan of EQT Corporation (the “Company”) is to assist the Company in attracting, retaining and motivating employees and Non-Employee Directors (as defined below) of outstanding ability and to align their interests with those of the shareholders of the Company.

SECTION 2.                                    DEFINITIONS; CONSTRUCTION

2.01.                Definitions.  In addition to the terms defined elsewhere in this Plan, the following terms as used in this Plan shall have the following meanings when used with initial capital letters:

2.01.1.                “Affiliate” means (i) any Subsidiary or Parent, or (ii) an entity that directly or through one or more intermediaries controls, is controlled by or is under common control with, the Company, as determined by the Committee.

2.01.2.                “Award” means an award of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Awards, Other Equity-Based Awards or any other right or interest relating to Shares or cash granted to a Participant under this Plan.

2.01.3.                “Award Agreement” means a written document, in such form as the Committee prescribes from time to time, setting forth the terms and conditions of an Award.  Award Agreements may be in the form of individual award agreements or certificates or a program document describing the terms and provisions of an Award or series of Awards under this Plan.  The Committee may provide for the use of electronic, internet or other non-paper Award Agreements, and the use of electronic, internet or other non-paper means for the acceptance thereof and actions thereunder by a Participant.

2.01.4.                “Board” means the Company’s Board of Directors.

2.01.5.                “Cause,” unless otherwise determined by the Committee, or otherwise provided in an Award Agreement or Individual Agreement, when used with respect to the termination of employment of a Participant who is an employee of the Company or an Affiliate, includes:

(i)                                              the conviction of a felony, a crime of moral turpitude or fraud or having committed fraud, misappropriation or embezzlement in connection with the performance of his duties;

(ii)                                          willful and repeated failures to substantially perform his assigned duties; or

(iii)                                      a violation of any express significant policies of the Company.

For purposes of this Section 2.01.5, no act, or failure to act, on the Participant’s part shall be considered “willful” unless done, or omitted to be done, by the Participant in bad faith and without reasonable belief that such action or omission was in the best interest of the Company.  Notwithstanding the foregoing, a Participant who at the time of his termination was an executive officer shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of a majority of the members of the Board at a duly-held meeting of the Board finding that, in the good faith opinion of the Board, the Participant is guilty of the conduct set forth above in clauses (i), (ii) or (iii) of this Section 2.01.5.

2.01.6.                “Change of Control” has the meaning provided in Section 9.02.

2.01.7.                “Code” means the Internal Revenue Code of 1986, as amended from time to time, together with rules, regulations and interpretations promulgated thereunder.  References to particular sections of the Code shall include any successor provisions.

2.01.8.                “Committee” means (i) with respect to Participants who are employees, the Board or the Management Development and Compensation Committee or such other committee of the Board as may be designated by the Board to administer this Plan, as referred to in Section 3.01, provided, however, that any member of the Committee participating in the taking of any action under this Plan shall qualify as (A) a “non-employee director” as then defined under Rule 16b-3 of the Exchange Act or any successor rule and (B) an “independent” director under the rules of the New York Stock Exchange; or (ii) with respect to Participants who are Non-Employee Directors, the Board.

2.01.9.                “Common Stock” means shares of the Company’s common stock, without par value.

2.01.10.        “Disability” of a Participant means that the Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Participant’s employer; provided, however, to the extent necessary to avoid tax penalties under Section 409A of the Code, “Disability” means “disability” as defined in Section 409(a)(2)(C) of the Code.  If the determination of Disability relates to an Incentive Stock Option, Disability means Permanent and Total Disability as defined in Section 22(e)(3) of the Code.

2.01.11.        “Effective Date” has the meaning provided in Section 13.

2.01.12.        “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

2.01.13.        “Fair Market Value” of shares of any stock, including Common Stock, or units of any other securities (herein “shares”), shall be the closing price per share for the date as of which the Fair Market Value is to be determined in the principal market in which such shares are traded, as quoted in the printed or the electronic version of The Wall Street Journal (or in such other reliable printed or electronic publication as the Committee, in its discretion, may determine to rely upon).  If the Fair Market Value of shares on any date cannot be determined on the basis set forth in the preceding sentence, or if a determination is required as to the Fair Market Value on any date of property other than shares, the Committee shall determine the Fair Market Value of such shares or other property on such date by such method as the Committee determines in good faith to be reasonable and in compliance with Section 409A of the Code.  The Fair Market Value shall be determined without regard to any restriction other than a restriction that, by its terms, will never lapse.

2.01.14.        “Good Reason” (or a similar term denoting constructive termination) has the meaning, if any, assigned to such term in the Individual Agreement, if any, between a Participant and the Company or an Affiliate; provided, however, that if there is no such Individual Agreement in which such term is defined, “Good Reason” shall have the meaning, if any, given to such term in the applicable Award Agreement.  If not defined in either such document, the term “Good Reason” as used herein shall not apply to a particular Award.

2.01.15.        “Grant Date” of an Award means the first date on which all necessary corporate action has been taken to approve the grant of the Award as provided in this Plan, or such later date as is determined and specified as part of that authorization process.  Notice of the grant shall be provided to the grantee within a reasonable time after the Grant Date.

2.01.16.        “Incentive Stock Option” means an Option that is intended to meet the requirements of Section 422 of the Code and is designated as such in the Award Agreement relating thereto.  If all of the requirements of Section 422 of the Code are not met, the Option shall automatically become a Nonstatutory Stock Option.

2.01.17.        “Independent Director” means a member of the Board who qualifies at any given time as an “independent” director under the applicable rules of each stock exchange on which the Shares are listed.

2.01.18.        “Individual Agreement” shall mean an employment, consulting, severance or similar agreement between a Participant and the Company or any of its Subsidiaries or Affiliates, and, after a Change of Control, a change of control or salary continuation agreement between a Participant and the Company or any of its Subsidiaries or Affiliates.  If a Participant is a party to both an employment agreement and a change of control or salary continuation agreement, the employment agreement shall be the relevant “Individual Agreement” prior to a Change of Control, and, the change of control or salary continuation agreement shall be the relevant “Individual Agreement” after a Change of Control.

2.01.19.        “Non-Employee Director” means a member of the Board who is not a common law employee of the Company or any of its Subsidiaries or Affiliates.

2.01.20.        “Non-Exempt Deferred Compensation” has the meaning provided in Section 12.02.

2.01.21.        “Nonstatutory Stock Option” means an Option that is not an Incentive Stock Option.

2.01.22.        “Option” means a right, granted under Section 6.02, to purchase Shares at a specified price during specified time periods.  An Option may be either an Incentive Stock Option or a Nonstatutory Stock Option.

2.01.23.        “Other Equity-Based Award” means an Award, granted under Section 6.07, that is denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares or other equity of the Company or its Affiliates.

2.01.24.        “Outstanding Prior Plan Awards” mean Awards that were granted under a Prior Plan that remain outstanding as of the Effective Date.

2.01.25.        “Parent” means a corporation, limited liability company, partnership or other entity that owns or beneficially owns a majority of the outstanding voting stock or voting power of the Company.  Notwithstanding the foregoing, with respect to an Incentive Stock Option, Parent shall have the meaning set forth in Section 424(e) of the Code.

2.01.26.        “Participant” means an employee or a Non-Employee Director of the Company or any Affiliate, who is granted an Award under this Plan; provided, however, that in the case of the death of a Participant, the term “Participant” refers to any legal guardian or other legal representative acting in a fiduciary capacity on behalf of the Participant under applicable state law and court supervision.

2.01.27.        “Performance Award” means any Award granted under this Plan that has performance-related vesting conditions.

2.01.28.        “Plan” means the EQT Corporation 2019 Long-Term Incentive Plan, as amended from time to time.

2.01.29.        “Prior Plans” means the EQT Corporation 2009 Long-Term Incentive Plan, as amended from time to time, the EQT Corporation 2014 Long-Term Incentive Plan, as amended from time to time, and the Rice Energy Inc. 2014 Long-Term Incentive Plan, as amended from time to time.

2.01.30.        “Restricted Stock” means Shares, granted under Section 6.04, that are subject to certain restrictions and to risk of forfeiture.

2.01.31.        “Restricted Stock Unit” means the right granted to a Participant under Section 6.05 to receive Shares (or the equivalent value in cash or other property if the Committee so provides) in the future, which right is subject to certain restrictions and to risk of forfeiture.

2.01.32.        “Share Reserve” has the meaning provided in Section 4.01.

2.01.33.        “Shares” mean shares of Common Stock.  If there has been an adjustment or substitution with respect to the Shares (whether or not pursuant to Section 8), the term “Shares” shall also include any shares of stock or other securities that are substituted for Shares or into which Shares are adjusted.

2.01.34.        “Stock Appreciation Right” means an Award granted under Section 6.03.

2.01.35.        “Subsidiary” means any corporation, limited liability company, partnership or other entity in an unbroken chain of entities beginning with the Company, if each of the entities other than the last entity in the chain owns stock or other ownership interests possessing at least fifty percent (50%) of the total combined voting power in one (1) of the other entities in the chain.  Notwithstanding the foregoing, with respect to an Incentive Stock Option, Subsidiary shall have the meaning set forth in Section 424(f) of the Code.

2.02                    Construction.  For purposes of this Plan, the following rules of construction shall apply:

2.02.1.                The word “or” is disjunctive but not necessarily exclusive.

2.02.2.                Whenever the words “include,” “includes” or “including” are used in this Plan, they shall be deemed to be followed by the words “but not limited to”.

2.02.3.                Words in the singular include the plural; words in the plural include the singular; words in the neuter gender include the masculine and feminine genders; and words in the masculine or feminine gender include the other and neuter genders.

2.02.4.                The titles and headings of the Sections in this Plan are for convenience of reference only, and in the event of any conflict, the text of this Plan, rather than such titles or headings, shall control.

SECTION 3.                                    ADMINISTRATION

3.01                    General.  This Plan shall be administered by the Committee.  References hereinafter to the Committee shall mean the Management Development and Compensation Committee of the Board (or other appointed committee) with respect to employee Participants and the Board with respect to Non-Employee Director Participants.

3.02                    Powers of the Committee.  The Committee shall have full and final authority to take the following actions, in each case subject to and consistent with the provisions of this Plan:

(i)                                              to designate Participants;

(ii)                                          to determine the type or types of Awards to be granted to each Participant;

(iii)                                      to determine the number of Awards to be granted, the number of Shares or amount of cash or other property to which an Award will relate, the terms and conditions of any Award (including any exercise price, grant price or purchase price, any limitation or restriction, any schedule for lapse of limitations, forfeiture restrictions or restrictions on exercisability or transferability, and accelerations or waivers thereof, in each case based on such considerations as the Committee shall determine), and all other matters to be determined in connection with an Award;

(iv)                                      to determine whether, to what extent and under what circumstances an Award may be settled in, or the exercise price of an Award may be paid in, cash, Shares, other Awards or other property, or an Award may be accelerated, vested, canceled, forfeited, exchanged or surrendered;

(v)                                          to interpret and administer this Plan and any instrument or agreement relating to, or Award made under, this Plan;

(vi)                                      to prescribe the form of each Award Agreement, which need not be identical for each Participant;

(vii)                                  to adopt, amend, suspend, waive and rescind such rules and regulations as the Committee may deem necessary or advisable to administer this Plan;

(viii)                              to correct any defect, supply any omission or reconcile any inconsistency, and to construe and interpret this Plan, the rules and regulations, any Award Agreement or other instrument entered into or Award made under this Plan;

(ix)                                      to establish any “blackout” period that the Committee in its sole discretion, deems necessary or advisable;

(x)                                          to make all other decisions and determinations as may be required under the terms of this Plan or as the Committee may deem necessary or advisable for the administration of this Plan;

(xi)                                      to make such filings and take such actions as may be required from time to time by appropriate state, regulatory and governmental agencies; and

(xii)                                  to adopt such modifications, procedures and subplans as may be necessary or desirable to comply with provisions of the laws of non-U.S. jurisdictions in which the Company or any of its Affiliates may operate, in order to assure the viability of the benefits of

Awards granted to Participants located in such other jurisdictions and to meet the objectives of this Plan.

Notwithstanding any of the foregoing, grants of Awards to Non-Employee Directors hereunder shall (i) be subject to the applicable award limits set forth in Section 4.03, and (ii) be made only in accordance with the terms, conditions and parameters of a plan, program or policy for or resolution regarding the compensation of Non-Employee Directors as in effect from time to time that is approved by the Board, upon the recommendation of a committee of the Board consisting solely of Independent Directors.

Any action of the Committee with respect to this Plan shall be final, conclusive and binding on all persons, including the Company, Affiliates, Participants, any person claiming any rights under this Plan from or through any Participant, employees, directors and shareholders, and shall be given the maximum deference permitted by applicable law.  The express grant of any specific power to the Committee, and the taking of any action by the Committee, shall not be construed as limiting any power or authority of the Committee.  Each member of the Committee shall be entitled to, in good faith, rely or act upon any report or other information furnished to him by an officer, manager or other employee of the Company or any of its Affiliates, the Company’s independent certified public accountants, or any executive compensation consultant or other professional retained by the Company and/or the Committee to assist in the administration of this Plan.

3.03                    Delegation.  The Committee may delegate, including, in the case of the Board, delegation to the Corporate Governance Committee, within limits and subject to the terms it may establish from time to time, the authority to perform administrative functions under this Plan.  The Committee may, by resolution, expressly delegate to a special committee, consisting of one or more directors who may but need not be members of the Committee (including the Chief Executive Officer in his capacity as a director), the authority, within specified parameters as to the number and terms of Awards, to (i) designate officers and/or employees of the Company or any of its Affiliates to be recipients of Awards under this Plan, and (ii) determine the number of such Awards to be received by any such Participants; provided, however, that such delegation of duties and responsibilities to a special committee may not be made with respect to the grant of Awards to eligible Participants who are subject to Section 16 of the Exchange Act at the Grant Date.  The acts of such delegates shall be treated hereunder as acts of the Board, and such delegates shall report regularly to the Committee regarding the delegated duties and responsibilities and any Awards so granted.

SECTION 4.                                    SHARES SUBJECT TO THIS PLAN

4.01                    Shares Authorized.  The maximum number of Shares that may be issued in respect of Awards granted under this Plan shall be 16,000,000 Shares, subject to adjustment as provided in Section 8 (collectively, the “Share Reserve”).  The Share Reserve may be used for all forms of Awards hereunder and may also be used to settle Outstanding Prior Plan Awards to the extent Shares are not available under the applicable Prior Plan.  Each Share issued under this Plan pursuant to an Award, or to settle an Outstanding Prior Plan Award, other than (i) an Option or other purchase right for which the Participant pays the Fair Market Value for such Share measured as of the Grant Date, or (ii) a Stock Appreciation Right having a base price equal to the Fair Market Value of a Share as of the Grant Date, shall reduce the Share Reserve by two (2) Shares.  From and after the Effective Date, no further awards shall be granted under the Prior Plans and the Prior Plans shall remain in effect only so long as Outstanding Prior Plan Awards shall remain outstanding.

4.02                    Share Counting.  For purposes of Section 4.01, the number of Shares to which an Award relates shall be counted against the Share Reserve at the Grant Date of the Award, unless such number of Shares cannot be determined at that time, in which case the number of Shares actually distributed pursuant to the Award shall be counted against the Share Reserve at the time of distribution; provided, however, that Awards related to or retroactively added to, or granted in tandem with, substituted for or converted into, other Awards shall be counted or not counted against the Share Reserve in accordance with procedures adopted by the Committee or its designee so as to ensure appropriate counting but avoid double counting.

If any Shares to which an Award relates are forfeited, or payment is made to the Participant in the form of cash, cash equivalents or other property other than Shares, or the Award otherwise terminates without payment being made to the Participant in the form of Shares, any Shares counted against the Share Reserve with respect to such Award shall, to the extent of any such forfeiture, alternative payment or termination, be added back to the Share Reserve.  Notwithstanding the foregoing, the following Shares shall not be added back to the Share Reserve: (i) Shares previously owned or acquired by the Participant that are delivered to the Company, or withheld from an Award, to pay the exercise price of an Award, (ii) Shares that are delivered or withheld for purposes of satisfying a tax withholding obligation, (iii) Shares not issued or delivered as a result of the net settlement of an outstanding Option or Stock Appreciation Right, or (iv) Shares repurchased on the open market with the proceeds of the exercise price of an Option.  Subject to applicable stock exchange requirements, shares available under a shareholder-approved plan of a company acquired by the Company (as appropriately adjusted to Shares to reflect the transaction) may be issued under this Plan pursuant to Awards granted to individuals who were not employees of the Company or its Affiliates immediately before such transaction and shall not count against the Share Reserve.  Any Shares distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or of treasury Shares, including Shares repurchased by the Company for purposes of this Plan.

4.03                    Limitation on Awards.  Notwithstanding any provision in this Plan to the contrary (but subject to adjustment as provided in Section 8):

(i)                                              Incentive Stock Options.  The maximum aggregate number of Shares subject to Incentive Stock Options granted under this Plan over the term of this Plan to all Participants shall be 16,000,000.

(ii)                                          Options or Stock Appreciation Rights.  The maximum aggregate number of Shares subject to Options or Stock Appreciation Rights granted under this Plan in any calendar year to any one (1) Participant shall be 1,000,000.

(iii)                                      Performance Awards.  In any one (1) calendar year, the maximum amount that may be earned by any single Participant for Performance Awards shall be 800,000 Shares (or the equivalent value if paid in cash).  For purposes of applying these limits in the case of multi-year performance periods, the amount or number of Shares deemed earned in any one (1) calendar year is the total amount paid or Shares earned for the performance period divided by the number of calendar years in the performance period.  In applying this limit, the amount of any cash or the Fair Market Value or number of any Shares or other property earned by a Participant shall be measured as of the close of the final year of the performance period regardless of the fact that certification by the Committee and actual payment or release of restrictions to the Participant may occur in a subsequent calendar year or years.

(iv)                                      Awards to Non-Employee Directors.  The maximum aggregate number of Shares associated with any Award granted under this Plan in any calendar year to any one (1) Non-Employee Director shall be 15,000.

4.04.                Minimum Vesting Provisions.  No Award or portion thereof shall have a scheduled vesting period of less than one (1) year; provided, however, that, subject to adjustment as provided in Section 8, up to 500,000 Shares may be granted pursuant to Awards with no minimum vesting period.

SECTION 5.                                    ELIGIBILITY

Awards may be granted only to individuals who are active employees (including employees who also are directors or officers) or Non-Employee Directors of the Company or any of its Affiliates; provided, however, that Incentive Stock Options may be granted only to eligible Participants who are employees of the Company or a Parent or Subsidiary as defined in Sections 424(e) and (f) of the Code.  Eligible Participants who are service providers to an Affiliate may be granted Options or Stock Appreciation Rights under this Plan only if the Affiliate qualifies as an “eligible issuer of service recipient stock” within the meaning of §1.409A-1(b)(5)(iii)(E) of the final regulations under Section 409A of the Code.

SECTION 6.                                    SPECIFIC TERMS OF AWARDS

6.01                    General.  Subject to the terms of this Plan and any applicable Award Agreement, Awards may be granted as set forth in this Section 6.  In addition, the Committee may impose on any Award or the exercise thereof, before, at or after the Grant Date (subject to the terms of Section 10), such additional terms and conditions, not inconsistent with the provisions of this Plan, as the Committee shall determine, including separate escrow provisions and terms requiring forfeiture of Awards in the event of termination of employment or service of the Participant.  Except as required by applicable law, Awards may be granted for no consideration other than prior and/or future services.

6.02                    Options.  The Committee is authorized to grant Options to Participants on the following terms and conditions:

(i)                                              Exercise Price.  The exercise price per Share of an Option (other than an Option issued as a substitute for an award granted by a company acquired by the Company) shall not be less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date of such Option.

(ii)                                          Option Term.  The term of each Option shall be determined by the Committee, except that no Option (other than Nonstatutory Stock Options granted to Participants outside the United States) shall be exercisable after the expiration of ten (10) years from the Grant Date.  Each Option shall be evidenced by a form of Award Agreement and subject to the terms thereof.

(iii)                                      Times and Methods of Exercise.  The Committee shall determine the time or times at which an Option may be exercised in whole or in part (subject to Section 4.04), the methods by which the exercise price may be paid or deemed to be paid and the form of such payment.  As determined by the Committee before, at or after the Grant Date, payment of the exercise price of an Option may be made, in whole or in part, in the form of (A) cash or cash equivalents, (B) delivery (by either actual delivery or attestation) of previously-acquired Shares based on the Fair Market Value of the Shares on the date the Option is exercised, (C) withholding of Shares from the Option based on the Fair Market Value of the Shares on the date the Option is exercised, (D) broker-assisted market sales, or (E) any other “cashless exercise” arrangement.

(iv)                                      Incentive Stock Options.  The terms of any Incentive Stock Options granted under this Plan must comply with the requirements of Section 422 of the Code.  Without limiting the foregoing, any Incentive Stock Option granted to a Participant who at the Grant Date owns more than ten percent (10%) of the voting power of all classes of shares of the Company must have an exercise price per Share of not less than one hundred ten percent (110%) of the Fair Market Value per Share on the Grant Date and an Option term of not more than five years.  If all of the requirements of Section 422 of the Code (including the above) are not met, the Option shall automatically become a Nonstatutory Stock Option.

Notwithstanding any other provision contained in this Plan or in any Award Agreement, but subject to the possible exercise of the Committee’s discretion contemplated in the last sentence of this Section 6.02(iv), the aggregate Fair Market Value, determined as of the Grant Date, of the Shares with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year under all plans of the corporation employing such employee, any parent or subsidiary corporation of such corporation and any predecessor corporation of any such corporation shall not exceed $100,000.  If the date on which one (1) or more of such Incentive Stock Options could first be exercised would be accelerated pursuant to any provision of this Plan or any Award Agreement, and the acceleration of such exercise date would result in a violation of the restriction set forth in the preceding sentence, then, notwithstanding any such provision, but subject to the provisions of the next succeeding sentence, the exercise dates of such Incentive Stock Options shall be accelerated only to the date or dates, if any, that do not result in a violation of such restriction and, in such event, the exercise dates of the Incentive Stock Options with the lowest exercise prices shall be accelerated to the earliest such dates.  The Committee may, in its discretion, authorize the acceleration of the exercise date of one (1) or more Incentive Stock Options even if such acceleration would violate the $100,000 restriction set forth in the first sentence of this paragraph and even if such Incentive Stock Options are thereby converted in whole or in part to Nonstatutory Stock Options.

(v)                                          Termination of Employment.  In the case of Participants who are employees, unless otherwise determined by the Committee and reflected in the Award Agreement or an Individual Agreement:

(A)                                       If a Participant shall die while employed by the Company or any of its Affiliates or during a period following termination of employment during which an Option otherwise remains exercisable under this Section 6.02(v) or terminates employment due to Disability, Options granted to the Participant, to the extent exercisable at the time of the Participant’s death or termination of employment due to Disability, may be exercised within one (1) year after the date of the Participant’s death or termination due to Disability, but not later than the expiration date of the Option, by the Participant, the executor or administrator of the Participant’s estate, or the person or persons to whom the Participant shall have transferred such right by will, by the laws of descent and distribution or, if permitted by the Committee, by inter vivos transfer.

(B)                                        If the employment of a Participant with the Company or any of its Affiliates shall be involuntarily terminated under circumstances that would qualify the Participant for benefits under any Company severance plan or arrangement, Options granted to the Participant, to the extent exercisable at the date of the Participant’s termination of employment, may be exercised within ninety (90) days after the date of termination of employment, but not later than the expiration date of the Option.

(C)                                        Subject to Section 9, if the Participant voluntarily terminates employment with the Company or any of its Affiliates for any reason, including retirement, Options granted to the Participant, whether exercisable or not, shall terminate immediately upon the termination of employment of the Participant.

(D)                                       Except to the extent an Option remains exercisable under paragraph (A) or (B) above or under Section 9, any Option granted to a Participant shall terminate immediately upon the termination of employment of the Participant with the Company and/or any of its Affiliates.

(vi)                                      Prohibition on Repricing.  Except as otherwise provided in Section 8, without the prior approval of shareholders of the Company:  (A) the exercise price of an Option may not be reduced, directly or indirectly, (B) an Option may not be cancelled in exchange for cash, other Awards, or Options or Stock Appreciation Rights with an exercise or base price that is less than the exercise price of the original Option, and (C) the Company may not repurchase an Option for value (in cash or otherwise) from a Participant if the current Fair Market Value of the Shares underlying the Option is lower than the exercise price per share of the Option.

(vii)                                  Code Section 409A Limits.  Notwithstanding anything in this Plan or any Award Agreement, no Option shall provide for dividend equivalents or have any feature for the deferral of compensation other than the deferral of recognition of income until the exercise or disposition of the Option.

(viii)                              Reload Rights.  No Option shall be granted with reload rights.

6.03                    Stock Appreciation Rights.  The Committee is authorized to grant Stock Appreciation Rights on the following terms and conditions:

(i)                                              Base Price.  The base price for Stock Appreciation Rights shall be such price as the Committee, in its sole discretion, shall determine, but the base price for a Stock Appreciation Right (other than one issued as a substitute for an award granted by a company acquired by the Company) shall not be less than one hundred percent (100%) of the Fair Market Value per share of the Common Stock covered by the Stock Appreciation Right on the Grant Date.

(ii)                                          Payment of Stock Appreciation Rights.  Stock Appreciation Rights shall entitle the Participant upon exercise to receive the amount by which the Fair Market Value of a share of Common Stock on the date of exercise exceeds the base price of the Stock Appreciation Right, multiplied by the number of Shares in respect of which the Stock Appreciation Right shall have been exercised.  In the sole discretion of the Committee, the Company may pay all or any part of its obligation arising out of a Stock Appreciation Right exercise in cash, Shares or any combination thereof.  Payment shall be made by the Company upon the date of exercise.

(iii)                                      Term and Exercise of Stock Appreciation Rights.  The term of any Stock Appreciation Right granted under this Plan shall be for such period as the Committee shall determine, but (except for those granted to Participants outside the United States) no Stock Appreciation Right shall be exercisable for more than ten (10) years from the Grant Date thereof.  Each Stock Appreciation Right shall be subject to earlier termination under the rules applicable to Options as provided in Section 6.02(v).  Each Stock Appreciation Right granted under this Plan shall be exercisable on such date or dates during the term thereof and for such number of Shares as may be provided in the Award Agreement.

(iv)                                      Prohibition on Repricing.  Except as otherwise provided in Section 8, without the prior approval of shareholders of the Company: (A) the base price of a Stock Appreciation Right may not be reduced, directly or indirectly, (B) a Stock Appreciation Right may not be cancelled in exchange for cash, other Awards, or Options or Stock Appreciation Rights with an exercise or base price that is less than the base price of the original Stock Appreciation Right, and (C) the Company may not repurchase a Stock Appreciation Right for value (in cash or otherwise) from a Participant if the current Fair Market Value of the Shares underlying the Stock Appreciation Right is lower than the base price per share of the Stock Appreciation Right.

(v)                                          Code Section 409A Limits.  Notwithstanding anything in this Plan or any Award Agreement, no Stock Appreciation Right shall provide for dividend equivalents or have any feature for the deferral of compensation other than the deferral of recognition of income until the exercise or disposition of the Stock Appreciation Right.

6.04                    Restricted Stock.  The Committee is authorized to grant Restricted Stock to Participants on the following terms and conditions:

(i)                                              Issuance and Restrictions.  Subject to Section 4.04, Restricted Stock shall be subject to such restrictions on transferability and other restrictions as the Committee may impose (including limitations on the right to vote Restricted Stock or the right to receive dividends thereon), which restrictions may lapse separately or in combination at such times, under such circumstances, in such installments or otherwise, as the Committee shall determine before, at or after the Grant Date.

(ii)                                          Forfeiture.  Except as otherwise determined by the Committee before, at or after the Grant Date, upon termination of employment or service during the applicable restriction period or upon failure to satisfy a performance condition during the applicable restriction period, Restricted Stock that is at that time subject to restrictions shall be forfeited and reacquired by the Company for no consideration; provided, however, that the Committee may provide, by rule or regulation or in any Award Agreement, that restrictions on Restricted Stock shall be waived in whole or in part in the event of terminations resulting from specified causes.

(iii)                                      Certificates for Shares.  Restricted Stock granted under this Plan may be evidenced in such manner as the Committee shall determine, including issuance of certificates representing Shares, which may be held in escrow or recorded in book entry form.  Certificates representing Shares of Restricted Stock, if any, shall be registered in the name of the Participant and shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Stock.

(iv)                                      Dividends on Restricted Stock.  The Committee may provide that ordinary cash dividends declared on the Shares of Restricted Stock before they are vested will be forfeited, accrued or reinvested in additional Shares (subject to Share availability under Section 4.01).  Dividends accrued or reinvested in additional Shares shall be subject to the same vesting provisions applicable to the underlying Award.  In no event shall dividends with respect to Restricted Stock be paid or distributed until the vesting provisions of such Restricted Stock lapse.  To the extent that dividends are deemed to be reinvested in additional Shares, such additional Shares shall, at the time of such deemed reinvestment, be included in the number of Shares as to which the underlying Award relates for purposes of the share limits under Sections 4.01, 4.03 and 4.04.  Unless otherwise provided in the applicable Award Agreement, any dividends accrued on Shares of Restricted Stock will be paid or distributed no later than the fifteenth day of the third month following the later of (i) the calendar year in which the corresponding dividends were paid to shareholders, or (ii) the first calendar year in which the Participant’s right to such dividends is no longer subject to a substantial risk of forfeiture.

6.05                    Restricted Stock Units.  The Committee is authorized to grant Restricted Stock Units to Participants on the following terms and conditions:

(i)                                              Issuance and Restrictions.  An Award of Restricted Stock Units represents the right to receive Shares (or the equivalent value in cash or other property if the Committee so provides) in the future.  Any vesting restrictions placed on the Award shall be subject to Section 4.04.

(ii)                                          Forfeiture.  Except as otherwise determined by the Committee before, at or after the Grant Date, upon termination of employment or service during the applicable restriction period or upon failure to satisfy a performance condition during the applicable restriction period, Restricted Stock Units that at that time are subject to restrictions shall be forfeited; provided, however, that the Committee may provide, by rule or regulation or in any Award Agreement, that restrictions on Restricted Stock Units shall be waived in whole or in part in the event of terminations resulting from specified causes.

(iii)                                      Payment.  Unless otherwise determined by the Committee and provided in an Award Agreement, during the two and one-half (2 ½) months following the end of the calendar year in which vesting occurs, the Company shall pay to the Participant in cash an amount equal to the number of Restricted Stock Units vested multiplied by the Fair Market Value of a Share of the Common Stock on such date.  Notwithstanding the foregoing sentence, the Committee shall have the authority, in its discretion, to determine that the obligation of the Company shall be paid in Shares or part in cash and part in Shares.

6.06                    Performance Awards.  The Committee is authorized to grant any Award under this Plan, including cash-based Awards and Other Equity-Based Awards, with performance-based vesting criteria, on such terms and conditions as may be selected by the Committee.  Performance Awards are subject to the following terms and conditions:

(i)                                              Terms.  The Committee shall have the complete discretion to determine the number of Performance Awards granted to each Participant, subject to Section 4.03, and to designate the terms and conditions of such Performance Awards as provided in Section 3.02.  All Performance Awards shall be evidenced by an Award Agreement.

(ii)                                          Performance Goals.  The Committee may establish performance goals for Performance Awards based on any criteria selected by the Committee.  Such performance goals may be described in terms of Company-wide objectives or in terms of objectives that relate to the performance of the Participant, one or more Subsidiaries or other Affiliates, any branch, department, business unit or other portion thereof, and/or upon a comparison of such performance with the performance of a peer group of corporations, prior Company performance or other measures selected or defined by the Committee before, at or after the Grant Date.  Such performance goals may be based on, without limitation, the following criteria:

•                 earnings per share

•                 revenue

•                 expenses

•                 return on equity

•                 return on total capital

•                 return on assets

•                 earnings (such as net income, EBIT and similar measures)

•                 cash flow (such as EBITDA, EBITDAX, after-tax cash flow and similar measures)

•                 share price

•                 economic value added

•                 debt reduction

•                 gross margin

•                 operating income

•                 volumes metrics (such as volumes sold, volumes produced, volumes transported and similar measures)

•                 land metrics (such as acres acquired, land permitted, land cleared and similar measures)

•                 drilling and well metrics (such as number of gross or net wells drilled, number of horizontal wells drilled, cost per well and similar measures)

•               operating efficiency metrics (such as lease operating expense and other unit operating expense measures, general and administrative expense (“G&A”) per

Mcf, G&A per customer and other G&A metrics, , lost and unaccounted for gas metrics, days from completed well to flowing gas and similar measures)

•                 reserves, reserve replacement ratios and similar measures

•                 customer service measures (such as wait time, on-time service, calls answered and similar measures)

•                 total shareholder or unitholder return

Performance goals may be specified in absolute terms, on an adjusted basis, in percentages, or in terms of growth or reduction from period to period or growth or reduction rates over time, as well as measured relative to the performance of a group of comparator companies, or a published or special index, or a stock market index, that the Committee deems appropriate.  Performance goals need not be based upon an increase or positive result under a business criterion and could include, for example, the maintenance of the status quo, the reduction of expenses or the limitation of economic losses (measured, in each case, by reference to a specific business criterion).  Performance measures may but need not be determinable in conformance with generally accepted accounting principles.

(iii)                                      Permitted Adjustments.  If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company or the manner in which the Company or any of its Affiliates conducts its business has occurred, or other events or circumstances have rendered performance goals to be unsuitable, the Committee may modify such performance goals, in whole or in part, as the Committee deems appropriate.  If a Participant is promoted, demoted or transferred to a different business unit or function during a performance period, the Committee may determine that the performance goals or performance period are no longer appropriate and may (A) adjust, change or eliminate the performance goals or the applicable performance period as it deems appropriate to make such goals and period comparable to the initial goals and period, or (B) make a cash payment to the Participant in an amount determined by the Committee.

6.07                    Other Equity-Based Awards.  The Committee is authorized, subject to limitations under applicable law, to grant to Participants such other Awards that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Shares or other equity of the Company or its Affiliates, as deemed by the Committee to be consistent with the purposes of this Plan, including purchase rights, awards of Shares or other equity of the Company or its Affiliates that are not subject to any restrictions or conditions (but only within the limits imposed in Section 4.04), convertible securities, exchangeable securities or other rights convertible or exchangeable into Shares or other equity of the Company or its Affiliates, as the Committee in its discretion may determine.  In the discretion of the Committee, such Other Equity-Based Awards, including Shares, or other types of Awards authorized under this Plan, may be used in connection with, or to satisfy obligations of the Company or any of its Affiliates under, other compensation or incentive plans, programs or arrangements of the Company or any of its Affiliates for eligible Participants.  The Committee shall determine the terms and conditions of Other Equity-Based Awards.

6.08                    Dividend Equivalents.  The Committee is authorized to grant dividend equivalents with respect to any Awards granted hereunder (other than Options or Stock Appreciation Rights), subject to such terms and conditions as may be selected by the Committee; provided, however, that, no dividend equivalents shall be paid or distributed in advance of the vesting of the underlying Award.  For the avoidance of doubt, dividend equivalents shall only be earned and paid if and to the extent that the underlying Award vests or is earned.  Dividend equivalents shall entitle the Participant to receive payments equal to dividends with respect to all or a portion of the number of Shares subject to the Award, as determined by the Committee.  The Committee may provide that dividend equivalents will be deemed to have been reinvested in additional Shares (subject to Share availability under Section 4.01).  To the extent that dividend equivalents are deemed to be reinvested in additional Shares with respect to an Award, such additional Shares shall, at the time of such deemed reinvestment, be included in the number of Shares as to which the underlying Award relates for purposes of the share limits under Sections 4.01, 4.03 and 4.04.  Unless otherwise provided in the applicable Award Agreement, any dividend equivalents granted with respect to an Award hereunder (other than Options or Stock Appreciation Rights, which shall have no dividend equivalents) shall be paid or distributed no later than the fifteenth day of the third month following the later of (i) the calendar year in which the corresponding dividends were paid to shareholders, or (ii) the first calendar year in which the Participant’s right to such dividends equivalents is no longer subject to a substantial risk of forfeiture.

SECTION 7.                                    PROVISIONS APPLICABLE TO ALL AWARDS

7.01                    Stand-Alone, Tandem and Substitute Awards.  Awards granted under this Plan may, in the discretion of the Committee, be granted either alone or in addition to, or in tandem with, any other Award granted under this Plan or any award granted under any other plan, program or arrangement of the Company or any of its Affiliates (subject to the terms of Section 10) or any business entity acquired or to be acquired by the Company or any of its Affiliates, except that an Incentive Stock Option may not be granted in tandem with other Awards or awards.  Awards granted in addition to or in tandem with other Awards or awards may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

7.02                    Forfeiture Events.  Awards under this Plan shall be subject to any compensation recoupment policy that the Company may adopt from time to time that is applicable by its terms to the Participant.  In addition, the Committee may specify in an Award Agreement that the Participant’s rights, payments and benefits with respect to an Award shall be subject to reduction, cancellation, forfeiture or recoupment upon the occurrence of certain specified events, in addition to any otherwise applicable vesting or performance conditions of an Award.

7.03                    Form of Payment of Awards.  Subject to the terms of this Plan and any applicable Award Agreement, payments or substitutions to be made by the Company upon the grant, exercise or other payment or distribution of an Award may be made in such forms as the Committee shall determine before, at or after the Grant Date (subject to the terms of Section 10), including cash, Shares, or other property or any combination thereof, in each case in accordance with rules and procedures established, or as otherwise determined, by the Committee.

7.04                    Limits on Transfer of Awards; Beneficiaries.  No right or interest of a Participant in any Award shall be pledged, encumbered or hypothecated to or in favor of any person other than the Company, or shall be subject to any lien, obligation or liability of such Participant to any person other than the Company or any of its Affiliates.  Except to the extent otherwise determined by the Committee with respect to Awards other than Incentive Stock Options, no Award and no rights or interests therein shall be assignable or transferable by a Participant otherwise than by will or the laws of descent and distribution.  A beneficiary, guardian, legal representative or other person claiming any rights under this Plan from or through any Participant shall be subject to all the terms and conditions of this Plan and any Award Agreement applicable to such Participant as well as any additional restrictions or limitations deemed necessary or appropriate by the Committee.

7.05                    Registration and Listing Compliance.  No Award shall be paid and no Shares or other securities shall be distributed with respect to any Award except in a transaction that complies with the registration requirements (or an exemption therefrom) under the Securities Act of 1933, as amended, and any state securities law and the listing requirements under any listing agreement between the Company and any national securities exchange.  No Award shall confer upon any Participant rights to such payment or distribution until such laws and contractual obligations of the Company have been complied with in all material respects.  Except to the extent required by the terms of an Award Agreement or another contract between the Company and the Participant, neither the grant of any Award nor anything else contained herein shall obligate the Company to take any action to comply with any requirements of any such securities laws or contractual obligations relating to the registration (or exemption therefrom) or listing of any Shares or other securities, whether or not necessary in order to permit any such payment or distribution.

7.06                    Evidence of Ownership; Trading Restrictions.  Shares delivered under the terms of this Plan may be recorded in book entry or electronic form or issued in the form of certificates.  Shares delivered under the terms of this Plan shall be subject to such stop-transfer orders and other restrictions as the Committee may deem advisable under federal or state securities laws, rules and regulations thereunder, and the rules of any national securities exchange or automated quotation system on which Shares are listed or quoted.  The Committee may cause a legend or legends to be placed on any such certificates or issue instructions to the transfer agent to make appropriate reference to such restrictions or any other restrictions or limitations that may be applicable to Shares.  In addition, during any period in which Awards or Shares are subject to restrictions or limitations under the terms of this Plan or any Award Agreement, the Committee may require any Participant to enter into an agreement providing that certificates representing Shares issuable or issued pursuant to an Award shall remain in the physical custody of the Company or such other person as the Committee may designate.

SECTION 8.                                    ADJUSTMENT PROVISIONS

8.01                    Mandatory Adjustments.  In the event of a nonreciprocal transaction between the Company and its shareholders that causes the per-share value of the Shares to change (including any stock dividend, stock split, spin-off, rights offering or large nonrecurring cash dividend), the Committee shall make such adjustments to this Plan and Awards as it deems necessary, in its sole discretion, to prevent dilution or enlargement of rights immediately resulting from such transaction.  Action by the Committee may include:  (i) adjustment of the number and kind of shares that may be delivered under this Plan; (ii) adjustment of the number and kind of shares subject to outstanding Awards; (iii) adjustment of the exercise price of outstanding Awards or the measure to be used to determine the amount of the benefit payable on an Award; and (iv) any other adjustments that the Committee determines to be equitable.  The Committee’s determination need not be uniform and may be different for different Participants whether or not such Participants are similarly situated.

Without limiting the foregoing, in the event of a subdivision of the outstanding Shares (stock-split), a declaration of a dividend payable in Shares, or a combination or consolidation of the outstanding Shares into a lesser number of Shares, the authorization limits under Sections 4.01, 4.03 and 4.04 shall automatically be adjusted proportionately, and the Shares then subject to each Award shall automatically, without the necessity for any additional action by the Committee, be adjusted proportionately without any change in the aggregate purchase price therefor.

8.02                    Discretionary Adjustments.  In the event of any corporate event or transaction involving the Company (including any merger, reorganization, recapitalization, combination or exchange of Shares, or any transaction described in Section 8.01), the Committee may make such adjustments to this Plan and Awards as it deems appropriate or equitable, in its sole discretion.  Action by the Committee may include:  (i) adjustment of the number and kind of shares that may be delivered under this Plan; (ii) adjustment of the number and kind of shares subject to outstanding Awards; (iii) adjustment of the exercise price of outstanding Awards or the measure to be used to determine the amount of the benefit payable on an Award; and (iv) any other adjustments that the Committee determines to be equitable.  Without limiting the generality of the foregoing, the Committee may provide that (A) Awards will be settled in cash or other property rather than Shares, (B) Awards will become immediately vested and non-forfeitable and exercisable (in whole or in part) and will expire after a designated period of time to the extent not then exercised, (C) Awards will be assumed by another party to a transaction or otherwise be equitably converted or substituted in connection with such transaction, (D) outstanding Awards may be settled by payment in cash or cash equivalents equal to the excess of the Fair Market Value of the underlying Shares, as of a specified date associated with the transaction (or the per-share transaction price), over the exercise or base price of the Award, (E) performance goals and performance periods for Performance Awards will be modified, or (F) any combination of the foregoing.  The Committee’s determination need not be uniform and may be different for different Participants whether or not such Participants are similarly situated.

8.03                    General.

(i)                                              Incentive Stock Options.  To the extent that any adjustments made pursuant to this Section 8 would cause Incentive Stock Options to cease to qualify as Incentive Stock Options, or cause a modification, extension or renewal of such Options within the meaning of Section 424 of the Code, the Committee may (but need not) elect that such adjustment or substitution not be made but rather shall use reasonable efforts to effect such other adjustment of each then outstanding Option as the Committee, in its discretion, shall deem equitable and that will not result in any disqualification, modification, extension or renewal (within the meaning of Section 424 of the Code) of such Incentive Stock Options.

(ii)                                          Code Section 409A.  All adjustments shall be made in a manner compliant with Section 409A of the Code.  Without limiting the foregoing, the Committee shall not make any adjustments to outstanding Options or Stock Appreciation Rights that would constitute a modification or substitution of the stock right under Treas. Reg. §1.409A-1(b)(5)(v) that would be treated as the grant of a new stock right or change in the form of payment for purposes of Section 409A of the Code.

SECTION 9.                                    CHANGE OF CONTROL PROVISIONS

9.01                    Treatment of Awards Upon a Change of Control.  The provisions of this Section 9 shall apply in the case of a Change of Control, unless otherwise provided in the Award Agreement or Individual Agreement, the operative transaction agreements related to the Change of Control, or any separate agreement with a Participant governing an Award.

(i)                                              Awards Assumed or Substituted by Surviving Entity.  With respect to Awards assumed by the surviving entity of the Change of Control (the “Surviving Entity”) or otherwise equitably converted or substituted in connection with a Change of Control, if within two (2) years after the effective date of the Change of Control, a Participant’s employment or service is terminated due to death or Disability or without Cause or the Participant resigns for Good Reason, then:

(A)                                       all of the Participant’s outstanding Options, Stock Appreciation Rights and other outstanding Awards (including Awards equitably converted or substituted in connection with a Change of Control) pursuant to which the Participant may have exercise rights shall become fully exercisable as of the date of such termination, and shall thereafter remain exercisable until the earlier of (1) the expiration of the original term of the Award and (2) the later of (i) ninety (90) days from the termination of employment or service and (ii) such longer period provided by the applicable Award Agreement;

(B)                                        all time-based vesting restrictions on the Participant’s outstanding Awards shall lapse as of the date of the Participant’s termination, and such Awards shall be settled or paid within thirty (30) days after the date of the Participant’s termination; and

(C)                                        all performance criteria and other conditions to payment of the Participant’s outstanding Performance Awards shall be deemed to be achieved or fulfilled, measured at the actual performance level achieved as of the end of the calendar quarter immediately preceding the date of the Participant’s termination, and payment of such

Awards on that basis shall be made or otherwise settled or paid within thirty (30) days after the date of the end of the Participant’s termination;

provided, however, that if such Awards constitute deferred compensation under Section 409A of the Code, the Awards shall vest on the basis described above but shall be settled or paid on the date(s) provided in the underlying Award Agreements to the extent required by Section 409A of the Code.

With regard to each Award, a Participant shall not be considered to have resigned for Good Reason unless either (i) the Award Agreement includes such provision or (ii) the Participant is party to an employment, severance or similar agreement with the Company or an Affiliate that includes provisions in which the Participant is permitted to resign for Good Reason.  To the extent that this provision causes Incentive Stock Options to cease to qualify as Incentive Stock Options, such Options shall be deemed to be Nonstatutory Stock Options.

(ii)                                          Awards not Assumed or Substituted by Surviving Entity.  Upon the occurrence of a Change of Control, and except with respect to any Awards assumed by the Surviving Entity or otherwise equitably converted or substituted in connection with the Change of Control in a manner approved by the Committee or the Board:

(A)                                       all outstanding Options, Stock Appreciation Rights and other outstanding Awards pursuant to which Participants may have exercise rights shall become fully exercisable as of the time of the Change of Control, and shall thereafter remain exercisable for a period of ninety (90) days or until the earlier expiration of the original term of the Award;

(B)                                        all time-based vesting restrictions on outstanding Awards shall lapse as of the time of the Change of Control, and such Awards shall be settled or paid at the time of the Change of Control; and

(C)                                        all performance criteria and other conditions to payment of outstanding Performance Awards shall be deemed to be achieved or fulfilled, measured at the actual performance level achieved as of the end of the calendar quarter immediately preceding the date of the Change of Control (or as of the time of the Change of Control, in the case of Performance Awards in which the performance condition is measured by stock or unit price or total shareholder or unitholder return), and payment of such Awards on that basis shall be made or otherwise settled at the time of the Change of Control;

provided, however, that if such Awards constitute deferred compensation under Section 409A of the Code, the Awards shall vest on the basis described above but shall be settled or paid on the date(s) provided in the underlying Award Agreements to the extent required by Section 409A of the Code.

To the extent that this provision causes Incentive Stock Options to cease to qualify as Incentive Stock Options, such Options shall be deemed to be Nonstatutory Stock Options.

9.02                    Definition of Change of Control.  For purposes of this Plan, a “Change of Control” of the Company shall mean any of the following events:

(i)                                              The sale or other disposition by the Company of all or substantially all of its assets to a single purchaser or to a group of purchasers, other than to a corporation with respect to which, following such sale or disposition, more than eighty percent (80%) of, respectively, the then outstanding Shares and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of the Board is then owned beneficially, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding Common Stock and the combined voting power of the then outstanding voting securities immediately prior to such sale or disposition in substantially the same proportion as their ownership of the outstanding Common Stock and voting power immediately prior to such sale or disposition;

(ii)                                          The acquisition in one or more transactions by any person or group, directly or indirectly, of beneficial ownership of twenty percent (20%) or more of the outstanding Shares or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of the Board; provided, however, that the following shall not constitute a Change of Control: (A) any acquisition by the Company or any of its Subsidiaries, or any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its Subsidiaries and (B) an acquisition by any person or group of persons of not more than forty percent (40%) of the outstanding Shares or the combined voting power of the then outstanding voting securities of the Company if such acquisition resulted from the issuance of capital stock by the Company and the issuance and the acquiring person or group was approved in advance of such issuance by at least two-thirds (2/3) of the Continuing Directors (as defined below) then in office;

(iii)                                      The Company’s termination of its business and liquidation of its assets;

(iv)                                      There is consummated a merger, consolidation, reorganization, share exchange or similar transaction involving the Company (including a triangular merger), in any case, unless immediately following such transaction: (A) all or substantially all of the persons who were the beneficial owners of the outstanding Common Stock and outstanding voting securities of the Company immediately prior to the transaction beneficially own, directly or indirectly, more than sixty percent (60%) of the outstanding Shares and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from such transaction (including a corporation or other person which as a result of such transaction owns the Company or all or substantially all of the Company’s assets through one or more subsidiaries (a “Parent Company”)) in substantially the same proportion as their ownership of the Common Stock and other voting securities of the Company immediately prior to the consummation of the transaction, (B) no person (other than (1) the Company, any employee benefit plan sponsored or maintained by the Company or, if reference was made to equity ownership of any Parent Company for purposes of determining whether the foregoing clause (A) is satisfied in connection with the transaction, such Parent Company, or (2) any person or group that satisfied the requirements of the foregoing Section (ii)(B)) beneficially owns, directly or indirectly, twenty percent (20%) or more of the outstanding Shares or the combined voting power of the voting securities entitled to vote generally in the election of directors of the corporation resulting from such transaction and (C) individuals who were members of the Board immediately prior to the consummation of the transaction constitute at least a majority of the members of the board of directors resulting from such transaction (or, if reference was made to equity ownership of any Parent Company for purposes of determining whether the foregoing clause (A) is satisfied in connection with the transaction, such Parent Company); or

(v)                                          The following individuals (sometimes referred to herein as “Continuing Directors”) cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the entire Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the Effective Date or whose appointment, election or nomination for election was previously so approved.

SECTION 10.                            AMENDMENTS TO AND TERMINATION OF THIS PLAN

The Board may amend, alter, suspend, discontinue or terminate this Plan without the consent of shareholders or Participants, except that, without the approval of the shareholders of the Company, no amendment, alteration, suspension, discontinuation or termination shall be made if shareholder approval is required by any federal or state law or regulation or by the rules of any stock exchange on which the Shares may then be listed, or if the amendment, alteration or other change materially increases the benefits accruing to Participants, increases the number of Shares available under this Plan or modifies the requirements for participation under this Plan, or if the Board in its discretion determines that obtaining such shareholder approval is for any reason advisable; provided, however, that, without the consent of the Participant, no amendment, alteration, suspension, discontinuation or termination of this Plan may materially and adversely affect the rights of such Participant under any Award theretofore granted to him.  The Committee may, consistent with the terms of this Plan, waive any conditions or rights under, amend any terms of, or amend, alter, suspend, discontinue or terminate, any Award theretofore granted, prospectively or retrospectively; provided, however, that, without the consent of a Participant, no amendment, alteration, suspension, discontinuation or termination of any Award may materially and adversely affect the rights of such Participant under any Award theretofore granted to him.  Without the prior approval of the shareholders of the Company, this Plan may not be amended to permit: (i) the exercise price or base price of an Option or Stock Appreciation Right to be reduced, directly or indirectly, (ii) an Option or Stock Appreciation Right to be cancelled in exchange for cash, other Awards, or Options or Stock Appreciation Rights with an exercise or base price that is less than the exercise price or base price of the original Option or Stock Appreciation Right, or (iii) the Company to repurchase an Option or Stock Appreciation Right for value (in cash or otherwise) from a Participant if the current Fair Market Value of the Shares underlying the Option or Stock Appreciation Right is lower than the exercise price or base price of the Option or Stock Appreciation Right.

SECTION 11.                            GENERAL PROVISIONS

11.01            No Right to Awards; No Shareholder Rights.  No Participant, employee or director shall have any claim to be granted any Award under this Plan, and there is no obligation for uniformity of treatment of Participants, employees and directors, except as provided in any other compensation, fee or other arrangement with the Participant, employee or director.  No Award shall confer on any Participant any of the rights of a shareholder of the Company unless and until Shares are in fact issued to such Participant in connection with such Award.

11.02            Withholding.  The Company or any of its Affiliates shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company or such Affiliate, an amount sufficient to satisfy federal, state and local taxes (including the Participant’s FICA obligation) required by law to be withheld with respect to any exercise, lapse of restriction or other taxable event arising as a result of this Plan.  The obligations of the Company under this Plan shall be conditioned on such payment or arrangements and the Company or such Affiliate shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant.  Unless otherwise determined by the Committee at the time the Award is granted or thereafter, any such withholding requirement may be satisfied, in whole or in part, by withholding from the Award a number of such Shares having a Fair Market Value on the date of withholding equal to the minimum amount (and not any greater amount) required to be withheld for tax purposes, all in accordance with such procedures as the Committee or its designee establishes.  All such elections shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.

11.03            No Right to Employment or Continuation of Service.  Nothing contained in this Plan or any Award Agreement shall confer, and no grant of an Award shall be construed as conferring, upon any Participant any right to continue in the employ or service of the Company or to interfere in any way with the right of the Company or, as applicable, shareholders to terminate a Participant’s employment or service at any time or increase or decrease his compensation, fees or other payments from the rate in existence at the time of granting of an Award, except as provided in any Award Agreement or other compensation, fee or other arrangement with the Participant.

11.04            Unfunded Status of Awards; Creation of Trusts.  This Plan is intended to constitute an “unfunded” plan for incentive compensation.  With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in this Plan or any Award Agreement shall give any such Participant any rights that are greater than those of a general unsecured creditor of the Company; provided, however, that the Committee may authorize the creation of trusts or make other arrangements to meet the Company’s obligations under this Plan to deliver cash, Shares or other property pursuant to any Award, which trusts or other arrangements shall be consistent with the “unfunded” status of this Plan unless the Committee otherwise determines.  This Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended.

11.05            Relationship to Other Benefits.  No payment under this Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or benefit plan of the Company or any of its Affiliates unless provided otherwise in such other plan.  Nothing contained in this Plan shall prevent the Company from adopting other or additional compensation arrangements (which may include, without limitation, employment agreements with executives and arrangements that relate to Awards under this Plan), and such arrangements may be either generally applicable or applicable only in specific cases.  Notwithstanding anything in this Plan to the contrary, the terms of each Award shall be construed so as to be consistent with such other arrangements in effect at the time of the Award.

11.06            Fractional Shares.  Unless the Committee determines otherwise, fractional Shares shall be issuable pursuant to this Plan or any Award.  The Committee may determine on a case-by-case basis that fractional Shares shall be eliminated by rounding up or down; provided, however, that if such rounding would constitute a modification or substitution of an Option or Stock Appreciation Right under Treas. Reg. §1.409A-1(b)(5)(v) or disqualify an Incentive Stock Option under Section 424 of the Code, the Committee shall determine whether cash, other Awards or other property shall be issued or paid in lieu of fractional Shares or whether such fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

11.07            Governing Law.  The validity, interpretation, construction and effect of this Plan and any rules and regulations relating to this Plan shall be governed by the laws of the Commonwealth of Pennsylvania (without regard to the conflicts of laws thereof), and applicable federal law.

11.08            Severability.  If any provision of this Plan or any Award is or becomes or is deemed invalid, illegal or unenforceable in any jurisdiction, or would disqualify this Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws.  If such provision cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of this Plan or Award, it shall be deleted and the remainder of this Plan or Award shall remain in full force and effect; provided, however, that, unless otherwise determined by the Committee, the provision shall not be construed or deemed amended or deleted with respect to any Participant whose rights and obligations under this Plan are not subject to the law of such jurisdiction or the law deemed applicable by the Committee.

11.09            No Limitation on Rights of the Company.  The grant of any Award shall not in any way affect the right or power of the Company to make adjustments, reclassifications or changes in its capital or business structure or to merge, consolidate, dissolve, liquidate, sell or transfer all or any part of its business or assets.  This Plan shall not restrict the authority of the Company, for proper corporate purposes, to grant or assume awards, other than under this Plan, to or with respect to any person.  If the Committee so directs, the Company may issue or transfer Shares to any of its Affiliates, for such lawful consideration as the Committee may specify, upon the condition or understanding that the Affiliate will transfer such Shares to a Participant in accordance with the terms of an Award granted to such Participant and specified by the Committee pursuant to the provisions of this Plan.

SECTION 12.                            SPECIAL PROVISIONS RELATED TO SECTION 409A OF THE CODE

12.01            General.  It is intended that the payments and benefits provided under this Plan and any Award shall either be exempt from the application of, or comply with, the requirements of Section 409A of the Code.  This Plan and all Award Agreements shall be construed in a manner that effects such intent.  Nevertheless, the tax treatment of the benefits provided under this Plan or any Award is not warranted or guaranteed.  Neither the Company, its Affiliates nor their respective directors, officers, employees or advisers shall be held liable for any taxes, interest, penalties or other monetary amounts owed by any Participant or other taxpayer as a result of this Plan or any Award.

12.02            Definitional Restrictions.  Notwithstanding anything in this Plan or in any Award Agreement to the contrary, to the extent that any amount or benefit that would constitute non-exempt “deferred compensation” for purposes of Section 409A of the Code (“Non-Exempt Deferred Compensation”) would otherwise be payable or distributable, or a different form of payment (e.g., lump sum or installment) would be effected, under this Plan or any Award Agreement by reason of the occurrence of a Change of Control, or the Participant’s Disability or separation from service, such amount or benefit shall not be payable or distributable to the Participant, and/or such different form of payment shall not be effected, by reason of such circumstance unless the circumstances giving rise to such Change of Control, Disability or separation from service meet any description or definition of “change in control event”, “disability” or “separation from service”, as the case may be, in Section 409A of the Code and applicable regulations (without giving effect to any elective provisions that may be available under such definition).  This provision does not prohibit the vesting of any Award upon a change of control, disability or separation from service, however defined.  If this provision prevents the payment or distribution of any amount or benefit, such payment or distribution shall be made at the time and in the form that would have applied absent the non-409A-conforming event.

12.03            Six-Month Delay in Certain Circumstances.  Notwithstanding anything in this Plan or in any Award Agreement to the contrary, if any amount or benefit that would constitute Non-Exempt Deferred Compensation would otherwise be payable or distributable under this Plan or any Award Agreement by reason of a Participant’s separation from service during a period in which the Participant is a Specified Employee (as defined below), then, subject to any permissible acceleration of payment by the Committee under Treas. Reg. §1.409A-3(j)(4)(ii) (domestic relations order), (j)(4)(iii) (conflicts of interest), or (j)(4)(vi) (payment of employment taxes): (i) the amount of such Non-Exempt Deferred Compensation that would otherwise be payable during the six-month period immediately following the Participant’s separation from service shall be accumulated through and paid or provided on the first day of the seventh month following the Participant’s separation from service (or, if the Participant dies during such period, within thirty (30) days after the Participant’s death) (in either case, the “Required Delay Period”); and (ii) the normal payment or distribution schedule for any remaining payments or distributions shall resume at the end of the Required Delay Period.  For purposes of this Plan, the term “Specified Employee” has the meaning given such term in Section 409A of the Code and the final regulations thereunder; provided, however, that, as permitted in such final regulations, the Company’s Specified Employees and its application of the six-month delay rule of Section 409A(a)(2)(B)(i) of the Code shall be determined in accordance with rules adopted by the Board or any committee of the Board, which shall be applied consistently with respect to all nonqualified deferred compensation arrangements of the Company, including this Plan.

12.04            Installment Payments.  If, pursuant to an Award, a Participant is entitled to a series of installment payments, such Participant’s right to the series of installment payments shall be treated as a right to a series of separate payments and not to a single payment.  For purposes of the preceding sentence, the term “series of installment payments” has the meaning provided in Treas.  Reg. §1.409A-2(b)(2)(iii) (or any successor thereto).

12.05            Timing of Release of Claims.  Whenever an Award conditions a payment or benefit on the Participant’s execution and non-revocation of a release of claims, such release must be executed and all revocation periods shall have expired within sixty (60) days after the date of termination of the Participant’s employment or service; failing which such payment or benefit shall be forfeited.  If such payment or benefit is exempt from Section 409A of the Code, the Company may elect to make or commence payment at any time during such sixty (60)-day period.  If such payment or benefit constitutes Non-Exempt Deferred Compensation, then, subject to Section 12.03 above, (i) if such sixty (60)-day period begins and ends in a single calendar year, the Company may make or commence payment at any time during such period at its discretion, and (ii) if such sixty (60)-day period begins in one calendar year and ends in the next calendar year, the payment shall be made or commence during the second such calendar year (or any later date specified for such payment under the applicable Award), even if such signing and non-revocation of the release occur during the first such calendar year included within such sixty (60)-day period.  In other words, a Participant is not permitted to influence the calendar year of payment based on the timing of signing the release.

12.06            Permitted Acceleration.  The Company (acting through the Committee) shall have the sole authority to make any accelerated distribution permissible under Treas. Reg. §1.409A-3(j)(4) to Participants of deferred amounts, provided that such distribution(s) meets the requirements of Treas. Reg. §1.409A-3(j)(4).

12.07            Allocation Among Possible Exemptions.  If any one or more Awards granted under this Plan to a Participant could qualify for any separation pay exemption described in Treas. Reg. §1.409A-1(b)(9), but such Awards in the aggregate exceed the dollar limit permitted for the separation pay exemptions, the Company (acting through the Committee or the Senior Vice President, Human Resources (or officer holding an equivalent position)) shall determine which Awards or portions thereof will be subject to such exemptions.

SECTION 13.                            EFFECTIVE DATE AND TERM OF THIS PLAN

The effective date and date of adoption of this Plan shall be the date of the Company’s Annual Meeting of Shareholders in 2019 (the “Effective Date”), provided that this Plan has been adopted by the Board and is approved by a majority of the votes cast at such Annual Meeting at which a quorum representing a majority of the outstanding voting stock of the Company is, either in person or by proxy, present and voting.  Absent additional shareholder approval, (i) no Incentive Stock Option may be granted under this Plan subsequent to January 15, 2029 and (ii) no other Award may be granted under this Plan subsequent to the Company’s Annual Meeting in 2029.

[End of Plan Document]

APPENDIX F

SUPPLEMENTAL INFORMATION REGARDING PARTICIPANTS

The following tables (“Directors and Nominees” and “Executive Officers and Employees”) list the name and business address of the directors of the Company, nominees for director, and the name, present principal occupation and business address of the Company’s executive officers and employees who, under SEC rules, are considered to be participants in the Company’s solicitation of proxies from its shareholders in connection with the Annual Meeting (collectively, the “Participants”).

Directors and Nominees

The principal occupations of the Company’s directors and nominees for director are included in the biographies under the section above titled “Item No. 1 – Election of Directors.” The name of each of the Company’s directors and nominees for director is listed below, and the business address for all the of the Company’s directors and nominees for director is c/o EQT Corporation, 625 Liberty Avenue, Pittsburgh, PA 15222.

Name
Philip G. Behrman, Ph.D.
Janet L. Carrig
A. Bray Cary, Jr.
Christina A. Cassotis
William M. Lambert
Gerald F. MacCleary
James T. McManus II
Valerie A. Mitchell
Robert J. McNally
Anita M. Powers
Daniel J. Rice IV
James E. Rohr
Stephen A. Thorington
Lee T. Todd, Jr., Ph.D.
Christine J. Toretti

Executive Officers and Employees

The executive officers and other employees who are considered Participants as well as their positions with the Company, which constitute their respective principal occupations, are listed below. The business address for each person is c/o EQT Corporation, 625 Liberty Avenue, Pittsburgh, PA 15222.

Name	Title
Robert J. McNally	President and Chief Executive Officer
Gary E. Gould	Executive Vice President and Chief Operating Officer
Jimmi Sue Smith	Senior Vice President and Chief Financial Officer
Jonathan M. Lushko	General Counsel and Senior Vice President, Government Affairs
Blake McLean	Vice President, Investor Relations and Strategy

Information Regarding Ownership of Company Securities by Participants

The number of shares of the Company’s common stock beneficially held as of April 1, 2019 by its directors and those executive officers who are Participants appears in the “Equity Ownership of Directors and Executive Officers” section of this proxy statement. Except as described in this Appendix F or otherwise in this proxy statement, none of the persons listed above in “Directors and Nominees” and “Executive Officers and Employees” owns any debt or equity security issued by us of record that he or she does not also own beneficially.

Transactions in the Company’s Securities by Participants—Last Two Years

The following table sets forth information regarding purchases and sales of the Company’s securities by each Participant between April 1, 2017 and April 1, 2019. Unless otherwise indicated, all transactions were in the public market or pursuant to the Company’s equity compensation plans, and no part of the purchase price or market value of those shares is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities.

Name	Transaction Date	# of Shares	Transaction Description
Philip G. Behrman, Ph.D.	01/01/2018	3,430	Grant of phantom units(1)
Philip G. Behrman, Ph.D.	11/16/2018	20,000	Acquisition of common stock(2)
Philip G. Behrman, Ph.D.	12/26/2018	5,331	Acquisition of common stock(3)
Philip G. Behrman, Ph.D.	01/01/2019	9,800	Grant of phantom units(1)
A. Bray Cary, Jr.	06/23/2017	22,627	Acquisition of common stock(2)
A. Bray Cary, Jr.	06/23/2017	5,373	Acquisition of common stock(2)
A. Bray Cary, Jr.	07/03/2017	401	Acquisition of common stock(3)
A. Bray Cary, Jr.	10/02/2017	406	Acquisition of common stock(3)
A. Bray Cary, Jr.	01/01/2018	3,430	Grant of phantom units(1)
A. Bray Cary, Jr.	01/02/2018	558	Acquisition of common stock(3)
A. Bray Cary, Jr.	04/02/2018	558	Acquisition of common stock(3)
A. Bray Cary, Jr.	07/02/2018	476	Acquisition of common stock(3)
A. Bray Cary, Jr.	10/01/2018	593	Acquisition of common stock(3)
A. Bray Cary, Jr.	01/01/2019	9,800	Grant of phantom units(1)
A. Bray Cary, Jr.	01/02/2019	1,390	Acquisition of common stock(3)
A. Bray Cary, Jr.	04/01/2019	1,205	Acquisition of common stock(3)
Christina A. Cassotis	11/13/2018	1,420	Grant of phantom units(1)
Christina A. Cassotis	01/01/2019	9,800	Grant of phantom units(1)
Gary E. Gould	04/22/2019	190,810	Grant of restricted stock
Gary E. Gould	04/22/2019	30,580	Grant of restricted stock
Gary E. Gould	04/22/2019	110,100	Grant of stock option
William M. Lambert	11/13/2018	1,420	Grant of phantom units(1)

Name	Transaction Date	# of Shares	Transaction Description
William M. Lambert	01/01/2019	9,800	Grant of phantom units(1)
Jonathan M. Lushko	02/15/2018	1,240	Vesting of restricted stock units
Jonathan M. Lushko	02/15/2018	(1,240)	Cash settlement of restricted stock units
Jonathan M. Lushko	02/22/2018	2,685	Acquisition of common stock(4)
Jonathan M. Lushko	02/22/2018	(773)	Shares withheld for taxes
Jonathan M. Lushko	03/07/2018	2,603	Grant of restricted stock units
Jonathan M. Lushko	11/16/2018	2,960	Acquisition of common stock(2)
Jonathan M. Lushko	01/01/2019	15,360	Grant of restricted stock

Name	Transaction Date	# of Shares	Transaction Description
Jonathan M. Lushko	01/01/2019	51,100	Grant of stock option
Jonathan M. Lushko	02/14/2019	1,635	Vesting of restricted stock units
Jonathan M. Lushko	02/14/2019	(1,635)	Cash settlement of restricted stock units
Jonathan M. Lushko	02/14/2019	2,422	Acquisition of common stock(4)
Jonathan M. Lushko	02/14/2019	(698)	Shares withheld for taxes
Jonathan M. Lushko	02/14/2019	4,711	Grant of restricted stock unit
Jonathan M. Lushko	02/19/2019	7,903	Acquisition of common stock(2)
Jonathan M. Lushko	03/07/2019	1,306	Vesting of restricted stock units
Jonathan M. Lushko	03/07/2019	(1,306)	Cash settlement of restricted stock units
Gerald F. MacCleary	11/13/2018	1,420	Grant of phantom units(1)
Gerald F. MacCleary	01/01/2019	9,800	Grant of phantom units(1)
Gerald F. MacCleary	01/02/2019	671	Acquisition of common stock(3)
Gerald F. MacCleary	04/01/2019	1,085	Acquisition of common stock(3)
Blake McLean	03/07/2018	2,603	Grant of restricted stock units
Blake McLean	01/01/2019	4,960	Grant of restricted stock
Blake McLean	01/01/2019	16,500	Grant of stock option
Blake McLean	02/14/2019	1,901	Vesting of restricted stock units
Blake McLean	02/14/2019	(1,901)	Cash settlement of restricted stock units
Blake McLean	02/14/2019	2,080	Grant of restricted stock units
Blake McLean	03/07/2019	1,306	Vesting of restricted stock units
Blake McLean	03/07/2019	(1,306)	Cash settlement of restricted stock units
Robert J. McNally	06/21/2017	1,500	Acquisition of common stock(2)
Robert J. McNally	01/01/2018	12,030	Grant of restricted stock
Robert J. McNally	01/01/2018	40,200	Grant of stock option
Robert J. McNally	06/06/2018	4,000	Acquisition of common stock(2)
Robert J. McNally	10/31/2018	15,800	Acquisition of common stock(2)
Robert J. McNally	11/02/2018	2,829	Acquisition of common stock(2)

Name	Transaction Date	# of Shares	Transaction Description
Robert J. McNally	11/16/2018	8,700	Acquisition of common stock(2)
Robert J. McNally	01/01/2019	84,710	Grant of restricted stock
Robert J. McNally	01/01/2019	281,700	Grant of stock option
Robert J. McNally	02/12/2019	10,088	Award of restricted stock units
Robert J. McNally	02/14/2019	66,169	Acquisition of common stock(4)
Robert J. McNally	02/14/2019	(27,083)	Shares withheld for taxes
Robert J. McNally	02/19/2019	1,496	Acquisition of common stock(2)
Robert J. McNally	03/15/2019	5,052	Vesting of restricted stock units
Robert J. McNally	03/15/2019	(5,052)	Cash settlement of restricted stock units
Robert J. McNally	03/29/2019	12,660	Acquisition of common stock(2)
Anita Powers	11/13/2018	1,420	Grant of phantom units(1)
Anita Powers	01/01/2019	9,800	Grant of phantom units(1)
Daniel J. Rice IV	11/13/2017	125,624	Acquisition of common stock(5)
Daniel J. Rice IV	11/13/2017	307,904	Acquisition of common stock(6)
Daniel J. Rice IV	11/13/2017	380	Grant of phantom units(1)
Daniel J. Rice IV	11/22/2017	141,919	Common stock withheld for taxes
Daniel J. Rice IV	12/22/2017	(72,000)	Gift of common stock
Daniel J. Rice IV	01/01/2018	3,430	Grant of phantom units(1)
Daniel J. Rice IV	01/01/2019	9,800	Grant of phantom units(1)
Daniel J. Rice IV	04/01/2019	1,025	Acquisition of common stock(3)

Name	Transaction Date	# of Shares	Transaction Description
James E. Rohr	01/01/2018	3,430	Grant of phantom units(1)
James E. Rohr	11/01/2018	10,000	Acquisition of common stock(2)
James E. Rohr	01/01/2019	9,800	Grant of phantom units(1)
Jimmi Sue Smith	01/01/2018	2,030	Grant of restricted stock
Jimmi Sue Smith	01/01/2018	6,800	Grant of stock option
Jimmi Sue Smith	02/15/2018	1,433	Vesting of restricted stock units
Jimmi Sue Smith	02/15/2018	(1,433)	Cash settlement of restricted stock units
Jimmi Sue Smith	02/15/2018	3,595	Grant of restricted stock units
Jimmi Sue Smith	02/22/2018	1,436	Acquisition of common stock(4)
Jimmi Sue Smith	02/22/2018	410	Shares withheld for taxes
Jimmi Sue Smith	11/02/2018	7,500	Acquisition of common stock(2)
Jimmi Sue Smith	01/01/2019	26,470	Grant of restricted stock
Jimmi Sue Smith	01/01/2019	88,100	Grant of stock option
Jimmi Sue Smith	02/12/2019	1,354	Award of restricted stock units
Jimmi Sue Smith	02/14/2019	3,609	Vesting of restricted stock units
Jimmi Sue Smith	02/14/2019	(3,609)	Cash settlement of restricted stock units
Jimmi Sue Smith	02/14/2019	1,863	Acquisition of common stock(4)
Jimmi Sue Smith	02/14/2019	(531)	Shares withheld for taxes
Jimmi Sue Smith	03/14/2019	6,000	Acquisition of common stock(2)
Jimmi Sue Smith	03/15/2019	678	Vesting of restricted stock units
Jimmi Sue Smith	03/15/2019	(678)	Cash settlement of restricted stock units
Stephen A. Thorington	01/01/2018	3,430	Grant of phantom units(1)
Stephen A. Thorington	01/01/2019	9,800	Grant of phantom units(1)
Lee T. Todd, Jr., Ph.D.	01/01/2018	3,430	Grant of phantom units(1)
Lee T. Todd, Jr., Ph.D.	01/01/2019	9,800	Grant of phantom units(1)
Christine J. Toretti	01/01/2018	3,430	Grant of phantom units(1)
Christine J. Toretti	01/01/2019	9,800	Grant of phantom units(1)

(1)  Reflects an award of phantom units under the Company’s 2005 Directors’ Deferred Compensation Plan.  Awards represent compensation that is deferred until retirement.

(2)  Reflects an acquisition of common stock through one or more open market purchases.

(3)  Reflects an acquisition of common stock in open market purchase upon election of deferral of annual fees into the 2005 Directors’ Deferred Compensation Plan.

(4)  Reflects an acquisition of common stock upon vesting of performance awards.

(5)  Reflects common stock received upon conversion of shares common stock of Rice Energy Inc. pursuant to the Agreement and Plan of Merger dated as of June 19, 2017, by and among Rice Energy Inc., the Company and Eagle Merger Sub I, Inc.

(6)  Reflects common stock received upon conversion of performance stock units of Rice Energy Inc. pursuant to the Agreement and Plan of Merger dated as of June 19, 2017, by and among Rice Energy Inc., the Company and Eagle Merger Sub I, Inc.

Miscellaneous Information Regarding Participants

Except as described in the proxy statement or this Appendix F, to the Company’s knowledge: none of the Participants (i) beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act), directly or indirectly, any shares or other securities of the Company or any of the Company’s subsidiaries, (ii) has purchased or sold any of such securities within the past two years, or (iii) is, or within the past year was, a party to any contract, arrangement or understanding with any person with respect to any such securities. Except as disclosed in this Appendix F or the proxy statement, no associates of a “participant” beneficially owns, directly or indirectly, any of our securities. Other than as disclosed in this Appendix F or the proxy statement, neither we nor any of the “participants” have a substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the Annual Meeting. In addition, neither the Company nor any of the Participants has been within the past year party to any contract, arrangement or understanding with any person with respect to any of our securities, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits or the giving or withholding of proxies.  During the past ten years, no participant has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors).

Other than as set forth in Appendix F or this proxy statement, none of the Participants or any of their associates have (i) any arrangements or understandings with any person with respect to any future employment by the Company or the Company’s affiliates or with respect to any future transactions to which the Company or any of its affiliates will or may be a party or (ii) a direct or indirect material interest in any transaction or series of similar transactions since the beginning of the Company’s last fiscal year or any currently proposed transactions, to which the Company or any of its subsidiaries was or is to be a party in which the amount involved exceeded $120,000.

PRELIMINARY PROXY MATERIALS SUBJECT TO COMPLETION DATED MAY 8, 2019 PLEASE VOTE TODAY! SEE REVERSE SIDE FOR THREE EASY WAYS TO VOTE. 6TO VOTE BY MAIL, PLEASE DETACH HERE, SIGN AND DATE PROXY CARD, AND RETURN IN THE POSTAGE-PAID ENVELOPE PROVIDED6 EQT Corporation 2019 Annual Meeting of Shareholders THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY Timothy C. Lulich and Nicole H. King Yohe, each with full power to act alone and with full power of substitution, are each hereby appointed as a proxy of the undersigned to vote all shares which the undersigned is entitled to vote at the Annual Meeting of Shareholders of EQT Corporation (the G O L D Company) to be held on Wednesday, July 10, 2019, at [ ] Eastern Time, at [ ], and at any adjournment or postponement of such meeting. This Proxy is solicited on behalf of the Board of Directors of the Company and may be revoked prior to its exercise. This Proxy Card when properly executed will be voted in the manner directed herein. If you vote for less than twelve nominees. If no direction is made, the proxies will vote in accordance with the Board of Directors’ recommendations on all matters listed on this proxy, and in accordance with their judgment on such other matters as may properly come before the meeting and any adjournments thereof. YOUR VOTE IS VERY IMPORTANT — PLEASE VOTE TODAY P R O X Y (continued and to be signed on the reverse side)

EQT CORPORATION YOUR VOTE IS IMPORTANT Please take a moment now to vote your shares of EQT Corporation common stock for the upcoming Annual Meeting of Shareholders YOU CAN VOTE TODAY USING ANY OF THE FOLLOWING METHODS: Vote by Internet Please access https://www.proxyvotenow.com/eqt (please note you must type an “s” after “http”). Then, simply follow the easy instructions on the voting site. You will be required to provide the unique Control Number printed below. Vote by Telephone Please call toll-free in the U.S. or Canada at 1-866-530-2996, on a touch-tone telephone. (If outside the U.S. or Canada, call 1-646-880-9093.) Then, simply follow the easy voice prompts. You will be required to provide the unique Control Number printed below. CONTROL NUMBER: Vote by Mail Please complete, sign, date and return the proxy card in the envelope provided to: EQT Corporation, c/o Innisfree M&A Incorporated, FDR Station, P.O. Box 5155, New York, NY 10150-5155. 6TO VOTE BY MAIL, PLEASE DETACH HERE, SIGN AND DATE PROXY CARD, AND RETURN IN THE POSTAGE-PAID ENVELOPE PROVIDED6 Please mark vote as in this sample THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH COMPANY NOMINEE LISTED IN ITEM 1 (A-L) AND FOR ITEMS 2, 3 AND 4. 1. Election of directors for a term expiring in 2020: Vote FOR only twelve individuals in total. If you vote FOR more than twelve individuals, all of your votes on Proposal 1 will be invalid and will not be counted. FOR AGAINST ABSTAIN 2. Approval of a Non-Binding Resolution Regarding the Compensation of the Company’s Named Executive Officers for 2018 (Say-on-Pay) 3. Approval of the EQT Corporation 2019 Long-Term Incentive Plan 4. Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2019 ELECTION OF COMPANY NOMINEES 1A. Philip G. Behrman, Ph.D. 1B. Janet L. Carrig 1C. Christina A. Cassotis 1D. William M. Lambert 1E. Gerald F. MacCleary 1F. James T. McManus II 1G. Valerie A. Mitchell 1H. Robert J. McNally 1I. Anita M. Powers 1J. Daniel J. Rice IV 1K. Stephen A. Thorington 1L. Christine J. Toretti ELECTION OF RICE GROUP NOMINEES 1M. Lydia I. Beebe 1N. Lee M. Canaan 1O. Jay C. Graham 1P. Dr. Kathryn J. Jackson 1Q. D. Mark Leland 1R. John F. McCartney 1S. Daniel J. Rice IV 1T. Toby Z. Rice 1U. Hallie A. Vanderhider FOR WITHHOLD FOR WITHHOLD Please sign and date this GOLD proxy card below. Date: , 2019 Signature Signature (if jointly held) Title(s) NOTE: Please sign exactly as name appears hereon. If more than one owner, each should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in full partnership name by authorized person. X You may vote by telephone or Internet 24 hours a day, 7 days a week. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had marked, signed and returned a proxy card.